As filed with the Securities and Exchange Commission on August 4, 2021
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Payoneer Global Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code Number)	86-1778671 (I.R.S. Employer Identification Number)
150 W 30th St
New York, New York, 10001
(212) 600-9272
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Scott Galit
Chief Executive Officer and Director
Payoneer Global Inc.
150 W 30th St
New York, New York, 10001
(212) 600-9272
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Byron B. Rooney
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
(212) 450-4000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)
Common Stock, par value $0.01 per share	234,252,145 shares	$9.38	$2,197,285,120.10	$239,723.81

(1)
Consists of 214,397,876 shares of common stock issued and outstanding and issuable upon the exercise of certain equity compensation awards, 18,061,275 Earn-Out Shares (as defined herein) and 1,792,994 shares of our common stock that are issuable upon the exercise of the New Payoneer Private Warrants (as defined herein).

(2)
These figures are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock on July 30, 2021, as reported on the Nasdaq Global Market.

(3)
Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion, Dated August 4, 2021
PRELIMINARY PROSPECTUS
234,252,145 Shares
Payoneer Global Inc.
Common Stock

This prospectus relates to the offer and sale from time to time of up to 234,252,145 shares of our common stock by the selling stockholders named in this prospectus, which includes 30,000,000 shares issued in the PIPE Placement (as defined herein), 18,061,275 Earn-Out Shares (as defined herein) and up to 1,792,994 shares of our common stock that are issuable upon the exercise of the New Payoneer Private Warrants (as defined herein). The registration of the shares of common stock to which this prospectus relates does not require the selling stockholders to offer or sell those shares. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. We are filing the registration statement pursuant to contractual obligations that exist with the selling stockholders.
We are not offering for sale any shares of common stock in the registration statement of which this prospectus is part. We will not receive any proceeds from the sale of our common stock by the selling stockholders, but will incur expenses. The selling stockholders from time to time may offer and sell the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Market, or Nasdaq, under the symbol “PAYO.” On July 30, 2021, the closing sales price of our common stock as reported on the Nasdaq as $9.44 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 10.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and will therefore be subject to reduced reporting requirements.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Preliminary Prospectus dated August 4, 2021

i

ABOUT THIS PROSPECTUS
In this prospectus, “Payoneer,” “Payoneer Global Inc.,” ‘‘New Payoneer,’’ ‘‘ParentCo,’’ the “company,” “we,” “us” and “our” refer to Payoneer Global Inc. and its consolidated subsidiaries. Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.
On June 25, 2021 (the “Closing Date”), FTAC Olympus Acquisition Corp., a Delaware corporation (both prior to and after the Closing Date, “FTOC”) consummated the previously announced reorganization (the “Reorganization”) with Payoneer Inc., a Delaware corporation. Pursuant to the Reorganization Agreement (as defined below), prior to the Closing Date and prior to the Reorganization, FTOC changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). In connection with the closing of the Reorganization, the registrant changed its name from New Starship Parent, Inc. (“ParentCo”) to Payoneer Global Inc. (“New Payoneer”). Following the Reorganization, New Payoneer became a publicly traded company, with Payoneer Inc., a subsidiary of New Payoneer, continuing the existing business operations.
References to the Reorganization Agreement shall mean that certain Agreement and Plan of Reorganization (as amended on February 16, 2021, on May 10, 2021 and June 22, 2021, the “Reorganization Agreement”), by and among FTOC, ParentCo, Starship Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of ParentCo, Starship Merger Sub II Inc., a Delaware corporation and wholly owned subsidiary of ParentCo, and Payoneer Inc.

ii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and the notes to those statements.
Payoneer Global Inc.
Our Business
Payoneer is a global payment and commerce-enabling platform powering the growth of millions of digital businesses. We started Payoneer more than fifteen years ago with the idea that modern technology and the internet would transform commerce and make it possible for anyone, anywhere to build and grow a digital business. We believed that if we could democratize access to global payments for small and large businesses, then we could increase the velocity of commerce around the world and enable more businesses to participate and succeed in the digital economy.
To deliver on this mission, we have built a global financial platform that connects the world and makes global commerce local for businesses of all sizes. In 2020, Payoneer supported transactions in over 7,000 unique trade corridors as global digital commerce continues to expand to all corners of the world. Over the past fifteen years we have developed a robust global platform that delivers bank-grade security, stability and redundancy combined with modern digital capabilities that interconnect the world on a single platform. We enable local settlement and redundancy in more than 100 countries and process more than 300,000 new customer applications a month. All of this runs through our platform which is built on a modern technology infrastructure offering a broad product suite, supported by a global operations team, and leveraging data and machine learning capabilities to manage risk and support our customers.
We found early success providing cross-border payment solutions that supported an ecosystem of marketplaces and marketplace sellers around the world. Our payment solutions made it possible for a US marketplace to pay their sellers in over 190 countries and territories by simply connecting to Payoneer APIs and making a local payment in the US. For our sellers, our payment solutions allowed them to get paid quickly, reliably, and cost-effectively. To support our solutions, we have a secure, regulated payment infrastructure platform that offers a global, multi-currency account to businesses of any size from almost every country. When a marketplace connects to Payoneer, they are done and Payoneer connects them to the world.
While other providers of global payment services were focused on offering a limited set of services to large enterprises, Payoneer recognized the importance of offering services to both sides of two-sided commerce networks. We knew that marketplace sellers were small and midsize businesses (SMBs) that would need much more than just payment solutions in order to grow — they had all the same needs as other more traditional businesses, including managing their operations and employees, sourcing from suppliers, accessing capital, and acquiring customers. They needed to do all this in a geographically broad and increasingly complex digital environment.
We have built a broad ecosystem of marketplaces, sellers, gig workers, merchants, manufacturers, banks, suppliers, buyers and more. We have served over 5 million SMBs and thousands of digital enterprises. This ecosystem expands in many different ways. For example, Payoneer receives inbound requests from new marketplaces because Payoneer customers are requesting these marketplaces add Payoneer as a method of payment. Our partners are often keen to collaborate with us across a variety of categories, including ERP systems, logistics providers, sourcing platforms, tax providers and more. These partners provide value-added services relevant for network participants and often accept payments directly from our customers’ Payoneer accounts, simplifying cross-border trade. In addition, in 2020 we introduced Payoneer for Banks, a way for banks, mobile wallets and payment companies around the world to integrate to Payoneer APIs and embed Payoneer in their local online banking and mobile platforms for their customers.
We have built a meaningful brand in the global digital commerce ecosystem. As of December 2020, Payoneer was ranked as one of the top 1,000 most-trafficked websites in the world, according to Alexa

Internet, Inc. (a provider of internet traffic rankings). This awareness gives us greater leverage with our marketing efforts. We receive more than 300,000 applications a month from SMBs, the majority of which come organically, via our partners, marketplaces, and platforms, or through referrals from other customers. This reduces our cost of customer acquisition, improving the efficiency of our sales and marketing efforts.
We have sales teams that build enterprise relationships and acquire larger SMB customers from key markets around the world, host dozens of events annually that attract tens of thousands of businesses to help them connect and learn about new growth opportunities, and market online in targeted channels. We measure the effectiveness of our spending by evaluating the “payback period” — the amount of time it takes for the revenues less the transaction expenses for a cohort of small business customers to exceed the sales and marketing expense to acquire those customers. On average, our payback period has been less than 12 months.
We have grown rapidly since our founding and continue to find new vectors for future growth. In the first quarter of 2021, our volume increased by 61% compared to the first quarter of 2020 to $13.3 billion, and accordingly our revenue grew by 23% over this period. For the year ended December 31, 2020, our total volume grew to $44 billion, up 53% from the year ending December 31, 2019 and our revenues grew to $346 million, up 9% from the year ending December 31, 2019. In 2019, our total revenues grew to $318 million, up 22% from the prior year. Nonetheless, (i) the COVID-19 pandemic has also adversely affected the business of our customers’ travel marketplaces as the volume associated with the travel customer base has decreased during the first quarter of 2021 compared to the first quarter of 2020 and (ii) our interest income on customer underlying funds decreased by 85% over this period due to lower interest rates gained on our deposited funds. When excluding the revenues attributable to our major travel marketplace customers and interest income from each period, our revenue increased by 31% during the year ended December 31, 2020 and by 46% during the three months ended March 31, 2021.
Recent Developments
Business Combination with FTAC Olympus Acquisition Corp.
On June 25, 2021, FTAC Olympus Acquisition Corp., a Delaware corporation consummated the previously announced Reorganization with Payoneer Inc., a Delaware corporation . Pursuant to the Reorganization Agreement (as defined above), prior to the Closing Date and prior to the Reorganization, FTOC changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In connection with the closing of the Reorganization, the Company changed its name from New Starship Parent, Inc. to Payoneer Global Inc. Following the Reorganization, Payoneer Global Inc. became a publicly traded company, with Payoneer Inc., a subsidiary of Payoneer, continuing the existing business operations.
Immediately after giving effect to the Reorganization, the following equity securities of the Company were issued and outstanding: (i) 77,081,294 shares of the Company’s common stock issued to the holders of FTOC Class A ordinary shares and FTOC Class B ordinary shares that automatically convert into FTOC Class A ordinary shares upon the occurrence of a “business combination” in accordance with FTOC’s amended and restated memorandum and articles of association as consideration in the Reorganization, (ii) 231,260,867 shares of the Company’s common stock issued to the stockholders of Payoneer Inc. as consideration in the Reorganization (including 47,122,318 shares underlying options to purchase shares of the Company common stock issuable to Payoneer Inc. option holders and 3,200,258 shares underlying the Company’s restricted stock units (“RSUs”) issuable to holders of Payoneer Inc. restricted stock units), (iii) 25,158,125 warrants to purchase shares of the Company’s common stock issued upon conversion of warrants to purchase FTOC Class A ordinary shares in connection with the Reorganization (“New Payoneer Public Warrants”), (iv) 1,792,994 shares of our common stock that are issuable upon conversion of warrants to purchase Payoneer Inc. common stock (“New Payoneer Private Warrants”) and (v) 30,000,000 shares of common stock of the Company issued to the PIPE Investors in the PIPE Financing (each as defined below). The Company’s common stock and New Payoneer Public Warrants commenced trading on The Nasdaq Global Market under the symbols “PAYO” and “PAYOW,” respectively, on June 28, 2021.

Private Placement
In connection with the execution of the Reorganization Agreement, FTOC and the Company entered into subscription agreements (the “Subscription Agreements”) with investors (the “PIPE Investors”), pursuant to which, among other things, the Company agreed to issue and sell in a private placement an aggregate of 30,000,000 shares of the Company’s common stock to the PIPE Investors for a purchase price of $10.00 per share and an aggregate purchase price of $300.0 million (the “PIPE Placement”).
The shares issued to the Subscribers in the PIPE Placement immediately prior to the Closing Date were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated under the Securities Act. The Company is filing this registration statement to satisfy certain of its obligations under the Subscription Agreements to register the shares of common stock issued in the PIPE Placement.
Registration Rights Agreement
On the Closing Date, in connection with the Reorganization as contemplated by the Reorganization Agreement, the Company entered into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”), with FTAC Olympus Sponsor, LLC, a Delaware limited liability company, FTAC Olympus Advisors, LLC, a Delaware limited liability company, and certain other initial equityholders of the Company requiring the Company to, among other things, file a resale registration statement on behalf of certain equityholder parties within 15 calendar days as of the date thereof. The Company is filing this registration statement to satisfy certain of its obligations under the A&R Registration Rights Agreement. See “Description of Capital Stock — Registration Rights Agreement.”
Earn-Out Shares
On the Closing Date, holders of outstanding equity securities of Payoneer Inc. became eligible to receive, on a pro rata basis, 18,061,275 shares of New Payoneer (the “Earn-Out Shares”), (a) 50% of which will be issued if at any time during the first 30 months following the Closing Date, the closing trading price of the shares of New Payoneer common stock is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period and (b) the remaining 50% of which will be issued if at any time during the first 60 months following the Closing Date, the closing trading price of the shares of New Payoneer common stock is greater than or equal to $17.00 over any 20 trading days within any 30 trading day period.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of our consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of FTOC’s initial public offering, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Corporate Information
Payoneer Inc. was founded in 2005 and Payoneer Global Inc. was incorporated in the state of Delaware in 2021. Our principal executive offices are located at 150 W 30th St, New York, New York, 10001 and our telephone number is (212) 600-9272. Our Internet site is payoneer.com. Our website and the information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

SUMMARY RISK FACTORS
The following is a summary of select risks and uncertainties that could materially adversely affect Payoneer and its business, financial condition and results of operations. Before you invest in our common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”
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Our business depends on its strong and trusted brand, and failure to maintain and protect its brand, or any damage to its reputation, or the reputation of its partners, could adversely affect its business, financial condition or results of operations.

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Our success depends on its ability to develop products and services to address the rapidly evolving markets that it serves, and if it is not able to implement successful enhancements and new features for its products and services, it could lose customers or have trouble attracting new customers, and its ability to grow may be limited.

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Substantial and increasingly intense competition in the worldwide financial services and payments industry, including on pricing and payment alternatives, could adversely affect our margins, business and results of operations. Competitive activity by its partners and enterprise clients that insource payment services or directly compete against its services could adversely affect its business.

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If we are unable to renew marketplace and enterprise client contracts at favorable terms or it loses a significant enterprise client or marketplace, or if an e-commerce marketplace were to prevent its customers from using its services to receive payments from such marketplace, its results of operations and financial condition may be adversely affected.

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Declines in e-commerce utilization generally, including as a result of the recovery of brick-and-mortar sales following the COVID-19 pandemic, could have a material adverse effect on Our business, financial condition and its results of operations.

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Failure to effectively deal with bad, fraudulent or fictitious transactions and material internal or external fraud could negatively impact Our business.

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Use of our payments services for illegal purposes could harm its business.

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Any factors that reduce cross-border trade or cross-border digital commerce, make such trade or commerce more difficult or diminish e-commerce sales and/or limit activity of e-commerce marketplaces could harm our business.

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We are subject to risks relating to the availability of capital for our Working Capital products, as well as risk of losses relating to its Working Capital products.

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Because we rely on third parties to provide services, it could be adversely impacted if they fail to fulfill their obligations, become subject to regulatory action or if its arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

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If we fail to comply with the applicable rules and policies of the payment network card schemes or the terms of a payment network card scheme license, they could seek to fine it, suspend it or terminate its participation license, which could adversely affect our business. If we fail to comply with the applicable requirements of its counterparty financial institutions and banking partners, they could seek to suspend or terminate its accounts, which could adversely affect its business.

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Unauthorized disclosure, destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise, or disruption of our services, could expose us to liability and/or damage its reputation.

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Our systems and its third-party providers’ systems may be subject to system failures or capacity constraints and resulting interruptions in the availability of its platform, products, or services, including the accessibility of its solutions through mobile devices, could harm its business.

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Our business is subject to laws, rules, regulations, policies and legal interpretations in the markets in which it operates, including (but not limited to) those governing deposit taking, factoring, stored value, cross-border and domestic money transmission, foreign exchange, privacy, data protection, banking secrecy and payment services (including payment processing and settlement services). The legal and regulatory requirements applicable to us are extensive, complex, frequently changing, and increasing in number, and may impose overlapping and/or conflicting requirements or obligations. Failure to comply with anti-money laundering, anti-bribery, economic and trade sanctions regulations and similar laws, could subject us to penalties and other adverse consequences.
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Our results of operations may be adversely affected as a result of any decrease in revenue from customers operating in China as a result of regulatory changes or occurrences under other risk factors discussed herein. As a significant portion of its revenue is generated from China, any negative impact to its ability to serve customers based in China could exacerbate the other risks set forth herein.

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Our failure to manage its customer funds properly could harm its business.

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The trading market for our common stock has existed only for a short period of time, and the market price and trading volume of our common stock may fluctuate significantly.

THE OFFERING
We are registering 234,252,145 shares of our common stock to be issued by the selling stockholders. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 10 of this prospectus.
Common stock offered by us
None.
Common stock offered for resale by the selling stockholders
234,252,145 shares.
Use of proceeds
We will not receive any proceeds from the sale of common stock by the selling stockholders. We will receive up to an aggregate of approximately $3,209,459 from the exercise of the New Payoneer Private Warrants, assuming the exercise in full of all such warrants for cash.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes.
Lock-up Agreements
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Description of Capital Stock — Lock-up Agreements” for further discussion.
Dividend Policy
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the board of directors at such time.
Nasdaq stock symbol
PAYO.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PAYONEER
The summary statement of operations data of Payoneer Inc. for the years ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 and 2019 were derived from the audited historical consolidated financial statements of Payoneer Inc. included elsewhere in this prospectus.
The summary statement of operations data of Payoneer Inc. for the three months ended March 31, 2021 and March 31, 2020 and the balance sheet data as of March 31, 2021 were derived from the unaudited interim condensed consolidated financial statements of Payoneer Inc. included elsewhere in this prospectus.
The unaudited interim consolidated financial data presented was prepared on a basis consistent with Payoneer Inc.’s audited consolidated financial statements, except for Payoneer Inc.’s early adoption of ASC‑842, starting January 1, 2021. In the opinion of Payoneer management, such unaudited consolidated financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.
The information below is only a summary and should be read in conjunction with the sections entitled “Payoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with Payoneer’s consolidated financial statements, and the notes related thereto, which are included elsewhere in this prospectus.
Balance Sheet Data:
In thousands $, except for share data	as of March 31, 2021	as of December 31, 2020	as of December 31, 2019	as of December 31, 2018
Cash and cash equivalents	104,676	102,988	114,896	104,011
Customer funds	3,324,684	3,346,722	1,686,778	1,394,079
Total assets	3,671,932	3,669,684	1,960,710	1,577,487
Outstanding operating balances	3,324,684	3,346,722	1,686,778	1,394,079
Current portion of long-term debt	15,000	13,500	—	—
Long-term debt	49,026	26,525	60,000	—
Total liabilities	3,481,958	3,479,850	1,811,273	1,439,151
Redeemable Convertible preferred stock, $0.01 par value, 111,452,020 shares authorized; 111,452,020 shares issued and outstanding; aggregate liquidation preference of $216,574, $213,484, and $201,368 and $189,971 at March 31, 2021, December 31, 2020, and December 31, 2019 respectively.	154,800	154,800	154,800	154,800
Redeemable preferred stock, $0.01 par value, 3,500 shares authorized; 3,500 shares issued and outstanding; aggregate liquidation preference of $37,451 and $36,520 at March 31, 2021 and December 31, 2020, respectively.	10,735	10,735	—	—
Total shareholders’ equity (deficit)	24,439	24,299	(5,363)	(16,464)

Statement of Operations Data:
In thousands $, except for share data	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Revenues	$100,606	$81,959	$345,592	$317,750	$260,135
Transaction costs	20,155	24,793	97,040	94,665	81,368
Other operating expenses	26,614	19,852	81,976	82,295	68,883
Research and development expenses	16,653	10,574	52,301	34,772	29,383
Sales and marketing expenses	23,139	17,829	76,846	61,020	50,165
General and administrative expenses	10,517	7,826	37,629	31,016	24,389
Depreciation and amortization	4,677	4,166	17,095	10,341	7,874
Total Operating Expenses	101,755	85,040	362,887	314,109	262,062
Operating income (loss)	(1,149)	(3,081)	(17,295)	3,641	(1,927)
Financial income (expenses), net	(622)	(1,803)	2,012	524	(2,173)
Income (loss) before taxes on income	(1,771)	(4,884)	(15,283)	4,165	(4,100)
Income tax	1,731	2,573	8,320	4,709	3,089
Share in losses of associated company	6	22	143	81	—
Net loss	$(3,508)	$(7,479)	$(23,746)	$(625)	$(7,189)
Per Share Data
Net loss per share attributable to common stockholders – basic and diluted	$(0.31)	$(0.47)	$(1.50)	$(0.63)	(1.05)
Weighted average common shares outstanding – basic and diluted	29,185,545	22,045,779	25,004,093	19,210,017	17,046,120
As explained elsewhere in this prospectus, the financial information contained in this section relates to Payoneer Inc., prior to and without giving pro forma effect to the impact of the Reorganization and, as a result, the results reflected in this section may not be indicative of the results of the Company going forward.
Key Performance Indicators
Payoneer reports the following financial and operational key performance indicators, which are used by management to assess its performance:
Adjusted EBITDA.    We define and calculate Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense and depreciation and amortization, as further adjusted for the following items: stock-based compensation, transaction-related costs, litigation, settlement and related costs and certain other non-recurring, non-cash and non-core items. See “Payoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Metrics and Non-GAAP Financial Measures” for important information about the limitations of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated in accordance with U.S. GAAP.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this prospectus. Any of the risks we set forth herein or therein could cause our business, financial condition and results of operations to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment.
Risks Related to Our Business and Industry
Our business depends on our strong and trusted brand, and failure to maintain and protect our brand, or any damage to our reputation, or the reputation of our partners, could adversely affect our business, financial condition or results of operations.
We have developed a strong and trusted brand that has contributed significantly to the success of our business. We believe that maintaining and promoting our brand in a cost-effective manner is critical to achieving widespread acceptance of our products and services and expanding our base of customers.
Maintaining and promoting our brand will depend largely on our ability to continue to provide useful, reliable, secure, and innovative products and services, as well as our ability to maintain trust and remain a global payments leader. We may introduce, or make changes to, features, products, services, privacy practices, or terms of service that customers do not like, which may materially and adversely affect our brand. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business could be materially and adversely affected.
We rely on relationships with marketplaces and enterprise clients to obtain and maintain customers. Our ability to acquire new customers could be materially harmed if we are unable to enter into or maintain these relationships on terms that are commercially reasonable to us, or at all.
Harm to our brand can arise from many sources, including failure by us or our partners and service providers to satisfy expectations of service and quality, inadequate protection or misuse of personally identifiable information (“PII”), compliance failures and claims, litigation and other claims, and misconduct by our partners or other counterparties. We have been, from time to time and, may in the future be, the target of incomplete, inaccurate, and misleading or false statements about our company and our business that could damage our brand and deter customers from adopting our services. Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our ability to effectively manage and resolve customer complaints, our privacy, data protection, and information security practices, litigation, regulatory licensing and infrastructure, and the experience of our customers with our products or services could adversely affect our reputation and the confidence in and use of our products and services. If we do not successfully maintain a strong and trusted brand, our business could be materially and adversely affected.
Our success depends on our ability to develop products and services to address the rapidly evolving markets that we serve, and if we are not able to implement successful enhancements and new features for our products and services, we could lose customers or have trouble attracting new customers, and our ability to grow may be limited.
The markets for our products and services are characterized by constant and rapid technological changes, frequent introduction of new products and services, and increasing customer expectations. Our ability to enhance our current products and services and to develop and introduce innovative products and services will significantly affect our future success. We may not be successful in developing, marketing or selling new products and services that meet these demands or achieve market acceptance. We must anticipate and respond to these changes in order to remain competitive within our relevant markets. For example, our ability to provide innovative technology to our customers could have an impact on our pricing and the continued use of our platform, and new services and technologies that we develop may be impacted by industry-wide solutions and standards related to safety and security technologies and various regulatory requirements.

If we are unable to anticipate or respond to technological or regulatory changes or evolving industry standards on a timely basis, our ability to remain competitive could be materially adversely affected. In addition, the success of certain of our products and services relies, in part, on marketplaces and other third parties offering or allowing the use of our products and services by their customers. If we are unsuccessful in offering products or services that gain market acceptance and compete effectively, or if marketplaces cease to offer or allow our products and services to their merchants or refuse to pay their merchants through our products and services, it would likely have a material adverse effect on our ability to retain existing customers, to attract new ones and to grow profitably.
Substantial and increasingly intense competition in the worldwide financial services and payments industry, including on pricing and payment alternatives, could adversely affect our margins, business and results of operations. Competitive activity by our partners and enterprise clients that insource payment services or directly compete against our services could adversely affect our business.
The global payments industry is highly competitive, rapidly changing, highly innovative, and increasingly subject to regulatory scrutiny and oversight. We compete against a wide range of businesses, including those that are larger than we are, have greater name recognition, longer operating histories, or a dominant or more secure position, or offer other products and services to customers that we do not offer, as well as smaller or younger companies that may be more agile in responding quickly to regulatory and technological changes. Many of the areas in which we compete evolve rapidly with changing and disruptive technologies, shifting user needs, and frequent introductions of new products and services. Competition also may intensify as businesses enter into business combinations and partnerships, and established companies in other segments expand to become competitive with different aspects of our business.
In addition, our competitors that are financial institutions or are affiliated with financial institutions may not incur banking fees in connection with providing our services. Accordingly, these competitors may be able to offer more attractive fees to our current and prospective customers or other services that we do not provide. Competition could result in a loss of existing customers, and greater difficulty attracting new customers. Furthermore, if competition causes us to reduce the fees we charge in order to attract or retain customers, there is no assurance we can successfully control our costs in order to maintain our profit margins. One or more of these factors could have a material adverse effect on our business, financial condition and results of operations.
There are a number of payment service providers that offer global payment services, including global treasury banks that serve large corporate accounts; small local banks that focus on serving local SMBs; FX companies that focus on serving SMB importers and exporters; global digital payment platforms like PayPal or Ant Group; global card networks; Neobanks; SMB-focused B2B payment providers like Bill.com; Mass Payout service providers that specialize in providing services to enterprises and marketplaces, SMB AP/AR SaaS providers; merchant service providers that sell services to marketplaces like Adyen, Braintree and Stripe; and local payment service providers that focus on enabling SMBs in one or more local markets to sell on digital marketplaces globally. For example, in China we face competition from a number of local payment providers.
We are also facing new competitive pressure from non-traditional payments service providers and other parties entering the payments industry, such as Google, Apple, Alibaba, Amazon and Facebook, who may compete in one or more of the functions performed on our payment platform. These companies have significant financial resources and robust networks and are highly regarded by consumers. If these companies gain a greater share of total e-commerce payment transactions or if we are unable to successfully react to changes in the industry spurred by the entry of these new market participants, it could have a material adverse effect on our business, financial condition and results of operations. In addition, cryptocurrencies like Bitcoin and Etherium; blockchain based payment systems like Ripple; and central bank digital currencies, all have the potential to be used to support cross-border payments and could offer alternatives to businesses and other users and become more significant competition in the future.
If we are not able to differentiate our products and services from those of our competitors, drive value for our customers, or effectively and efficiently align our resources with our goals and objectives, we may not be able to compete effectively in the market.

If we are unable to renew marketplace and enterprise client contracts at favorable terms or we lose a significant enterprise client or marketplace, or if an e-commerce marketplace were to prevent our customers from using our services to receive payments from such marketplace, our results of operations and financial condition may be adversely affected.
We experience customer attrition as a result of several factors, including business closures, transfers of customer accounts to our competitors and account closures that we initiate. We cannot predict the level of attrition in the future and our revenues could decline as a result of higher than expected attrition, which could have a material adverse effect on our business, financial condition and results of operations. For example, the payments our small business customers received from Amazon marketplaces around the world generated an estimated 26% of our revenues during the three months ended March 31, 2021, and accordingly, should Amazon change its requirements, impose restrictions on sellers on its platform, or alter our status as an approved payment service provider, our financial condition and results of operations may be adversely impacted. Moreover, to the extent we do renew our existing customer contracts, such renewals may be on less favorable terms than our existing customer contracts, which may result in a decline in revenue.
In addition, our growth to date has been partially driven by the growth of our customers’ businesses. Should the rate of growth of our customers’ business slow or decline, this could have an adverse effect on volumes processed and therefore an adverse effect on our results of operations. Furthermore, should we not be successful in selling additional solutions, we may fail to achieve our desired rate of growth.
We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability in the future.
We incurred net losses of $3.5 million and $7.5 million in the three months ended March 31, 2021 and 2020 respectively, and net losses of $23.7 million, $0.6 million and $7.2 million in the years ended December 31, 2020, 2019 and 2018, respectively. We intend to continue to make significant capital and marketing investments in our business to support and drive growth. Each initiative may not result in increased revenue or growth on a timely basis or at all. Such initiatives include increasing spending on new and existing products and services. If we are unable to generate adequate revenue growth and manage our expenses, our results of operations and operating metrics may fluctuate and we may continue to incur significant losses, which could cause the market price of our common stock to decline.
The extent to which the COVID-19 pandemic and measures taken in response thereto impact our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted.
Global health concerns relating to the COVID-19 pandemic and related government actions taken to reduce the spread of the virus have been weighing on the macroeconomic environment, and the pandemic has significantly increased economic uncertainty and reduced economic activity. Small businesses, which constitute a large part of our customers, have been impacted particularly hard. The pandemic has resulted in government authorities and businesses implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place or total lock-down orders, school closures, and business limitations and shutdowns. Such measures have significantly contributed to rising unemployment and negatively impacted consumer and business spending.
The outbreak has adversely impacted, and is likely to continue to adversely impact, our operations and the operations of our customers and business partners. For example, our volumes on travel-related platforms such as Airbnb have decreased as a result of travel restrictions imposed as a result of the pandemic. The pandemic has caused us to modify our business practices to help minimize the risk of the virus to our employees, our customers, and the communities in which we participate, which could negatively impact our business. These measures include temporarily requiring employees to work remotely, suspending all non-essential business travel for our employees, limiting external guests from visiting our offices, postponing, or holding meetings and events virtually. Given the continually evolving situation, there is no certainty that the measures we have taken will be sufficient to mitigate the risks posed by the virus.
The extent to which the COVID-19 outbreak impacts our business, results of operations, and financial condition will depend on developments that continue to be highly uncertain and difficult to predict, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 pandemic has subsided, we may experience material and adverse impacts to our business as a result of the virus’s global economic impact, including the availability of credit, increased losses associated with our Working Capital products, bankruptcies or insolvencies of customers, and recession or economic downturn. We do not yet know the full extent of the impacts on our business, our operations, or the global economy as a whole. However, the effects could have a material impact on our results of operations and heighten many of the known risks described throughout this Risk Factors section.
Declines in e-commerce utilization generally, including as a result of the recovery of brick-and-mortar sales following the COVID-19 pandemic, could have a material adverse effect on our business, financial condition and our results of operations.
We generate volumes by processing online payments from marketplaces and e-commerce platforms to merchants and from merchants’ utilization of payments they receive. Any decline in e-commerce utilization could adversely affect our business. There are a variety of factors that could lead to a decrease in e-commerce utilization, including general macroeconomic trends, changes in government regulation, users’ access to the internet, user preference, actual or perceived online security concerns or the effects of widespread health epidemics. For example, as a result of restrictions on brick-and-mortar businesses related to the outbreak of the COVID-19 pandemic, e-commerce sales increased significantly in 2020. As these COVID-19 restrictions are lifted and brick-and-mortar sales recover, e-commerce utilization may decline which could have a material adverse effect on our business, financial condition and results of operations.
As our revenue has increased, our growth rate has slowed at times in the past and may slow or decline in the future. Future revenue growth depends on our ability to retain existing customers, attract new customers, and increase sales to both new and existing customers.
Our rate of revenue growth has slowed at times in the past and may decline in the future, and it may slow or decline more quickly than we expect for a variety of reasons, including as a result of the risks described herein. Our customers have no obligation to continue to use our services, and we cannot assure you that they will. The difficulty and costs associated with switching to a competitor may not be significant for many of the services we offer. Our customers’ payment processing activity with us may decrease for a variety of reasons, including customers’ level of satisfaction with our products and services, our pricing and the pricing and quality of competing products or services, the effects of global economic conditions, or reductions in the level of buyers transacting with our customers.
In addition, the growth of our business depends in part on existing customers expanding their use of our products and services. If we are unable to encourage customers to broaden their use of our services, our growth may slow or stop, and our business may be materially and adversely affected. The growth of our business also depends on our ability to attract new customers, to encourage larger customers to use our products and services, and to introduce successful new products and services. We have invested and will continue to invest in improving our platform in order to offer better or new features, products and services, but if those features, products and services fail to be successful, our growth may slow or decline.
Failure to effectively deal with bad, fraudulent or fictitious transactions and material internal or external fraud could negatively impact our business.
We have been, and may in the future be, subject to liability for fraudulent transactions, including electronic payments and card transactions or credits initiated by customers. Examples of fraud include when a party knowingly uses a stolen or counterfeit credit, debit or prepaid card, card number or other credentials to record a false sales transaction, processes an invalid card or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. In addition, we are subject to the risk that our employees, counterparties or third-party service providers commit fraudulent activity against the Company or our customers. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting, account takeover and fraud. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud, or otherwise effectively administer our chargeback responsibilities, would increase our chargeback liability, exposure to fines or other liabilities.

Increases in chargebacks, fines or other liabilities could have a material adverse effect on our business, results of operations and financial condition.
Use of our payments services for illegal purposes could harm our business.
Our payment system is susceptible to potentially illegal or improper uses, including money laundering, terrorist financing, illegal online gambling, fraudulent sales of goods or services, illegal sales of marijuana and related business products, pharmaceuticals, cigarettes, weapons, obscene or pornographic materials, or the facilitation of other illegal activity. The use of our payment system for illegal or improper uses may from time to time subject us to fines, claims, or government and regulatory investigations, inquiries, or requests that could result in liability and reputational harm for us. Moreover, certain activity that may be legal in one jurisdiction may be illegal in another jurisdiction, and a customer may be found responsible for intentionally or inadvertently importing or exporting illegal goods, resulting in liability for us. Changes in law have increased the penalties for intermediaries providing payment services for certain illegal activities, and government authorities may consider additional payments-related proposals from time to time. Owners of intellectual property or government authorities may seek to bring legal action against providers of payments solutions, including Payoneer, that are peripherally involved in the sale of products that actually or allegedly infringe, misappropriate or otherwise violate intellectual property. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.
Any factors that reduce cross-border trade or cross-border digital commerce, make such trade or commerce more difficult or diminish e-commerce sales and/or limit activity of e-commerce marketplaces could harm our business.
Cross-border trade (i.e., transactions where the merchant and consumer are in different countries) is an important source of our revenue and profits. Cross-border transactions generally provide higher revenues and operating income than similar transactions that take place within a single country or market.
Cross-border trade also represents our primary (and in some cases, our only) presence in certain important markets. Cross-border trade is subject to, and may be negatively impacted by, foreign currency exchange rate fluctuations. In addition, the interpretation and application of laws of multiple jurisdictions (e.g., the jurisdiction of the merchant and of the consumer) are often extremely complicated in the context of cross-border trade and foreign exchange. Changes to or the interpretation and/or application of laws and regulations applicable to cross-border trade and foreign exchange could impose additional requirements and restrictions, increase costs, and impose conflicting obligations. Any factors that increase the costs of cross-border trade for us or our customers or that restrict, delay, or make cross-border trade more difficult or impractical, such as trade policy or higher tariffs, could reduce our cross-border transactions and volume, negatively impact our revenues and profits and harm our business.
We are subject to risks relating to the availability of capital for our Working Capital products, as well as risk of losses relating to our Working Capital products.
We fund our Working Capital product offering through a mix of balance sheet cash and bank credit facilities. Maintaining and growing our Working Capital products is dependent on institutional third-parties providing financing for the Working Capital products we offer at interest rates and/or terms that will allow us to profitably offer these products. If such third parties were to fail to continue to provide financing or change the terms of such financing in a way that is disadvantageous to us, then we would need to reduce Working Capital product offerings and or fund the offering of additional Working Capital products from our own resources, or the financial performance of our Working Capital products could be harmed. We then may have to reduce the scale of our Working Capital products, which could have a direct impact on our ability to grow this portion of our business. Additionally, in any financing for our Working Capital products we may have certain customary obligations that apply if we breach certain representations and warranties or servicing covenants.
The Working Capital products we provide are generally in the form of “merchant capital advances,” which are purchases of receivables expected to be received by a customer in the future. They are not guaranteed or secured in any way. Adverse changes in macroeconomic conditions or performance of our customers’ business could cause some of our customers who utilize our Working Capital products to cease operating or to experience a decline in their payment receipts, thereby rendering the receivables lower than the amount advanced and/or causing the repayment period to be extended beyond the original settlement term. With a merchant capital advance, the speed of settlement determines our effective yield, so any extension of settlement periods would be expected to reduce the effective yield we receive on such product.
In addition, adverse changes in macroeconomic conditions could lead to a decrease in the number of our customers who are eligible for our Working Capital products and strain our ability to correctly identify such customers or manage the risk of non-settlement or fraud on such products. Similarly, if we fail to correctly predict the likelihood of timely settlement of the Working Capital products or correctly price our fees to customers utilizing our Working Capital products, our ability to collect customer payments may be inhibited and our business may be materially and adversely affected.
Currently, our Working Capital products are offered in the form of merchant capital advances. Merchant capital advances are subject to limited regulatory scrutiny in most jurisdictions, but there has been, and may continue to be, regulatory interest in and/or litigation challenging merchant capital advances. If the regulatory interest in and/or litigation challenging merchant capital advance products increases, including if regulatory bodies take the view that merchant capital advances should be treated as a lending product or additional licensing is required for us to continue to offer merchant capital advances, and we are not able to comply with any such additional requirements that would result therefrom, or if the terms upon which we were able to offer merchant capital advances were required to be changed in order to comply with any requirements imposed by a regulatory body, we may need to pursue an alternative model for providing our Working Capital products, all of which may be time-consuming and costly and/or lead to a loss of financing from institutional third-parties, and as a result this portion of our business may be materially and adversely affected.
We intend to continue to explore other products, models, and structures for our Working Capital products. Some of those models or structures may require, or be deemed to require, additional data, procedures, partnerships, licenses, regulatory approvals, or capabilities that we have not yet obtained or developed. Licenses that may be required in connection with our Working Capital products could subject us to reporting requirements, bonding requirements, and inspection by applicable regulatory agencies. Should we fail to expand and evolve our Working Capital products in this manner, or should these new products, models or structures, or new regulations or interpretations of existing regulations, impose requirements on us that are impractical or that we cannot satisfy, the future growth and success of our Working Capital products may be materially and adversely affected.
Because we rely on third parties to provide services, we could be adversely impacted if they fail to fulfill their obligations or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.
We depend on third-party service providers and vendors for certain products and services, including components of our computer systems, software, data centers, risk tools and telecommunications networks, to conduct our business. Any changes in these systems that degrade the functionality of our products and services, impose additional costs or requirements, or give preferential treatment to competitors’ services, including their own services, could materially and adversely affect usage of our products and services. We are also dependent on our relationships with a number of third-party financial institutions and payment processors for services such as payment, processing and clearing and settlement for the transactions we service. In the event our agreement with a third-party financial institution or non-financial institution is terminated, or if upon its expiration we are unable to renew the contract on terms favorable to us, or at all, it may be difficult for us to replace these services which may adversely affect our operations and profitability. Some of these organizations and third-party service providers provide similar services and technology to our competitors, and we do not have long-term or exclusive contracts with them.
Our systems and operations or those of our third-party service providers and software partners could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism or sabotage, financial insolvency, bankruptcy and similar events. In addition, we may be unable to renew our existing contracts with our most significant service providers or they may stop providing or otherwise supporting the products and services we obtain from them, and we may not be able to obtain these or similar products or services on the same or similar terms as our existing arrangements, if at all. The failure of our third-party service providers to perform their obligations and provide the products and services we obtain from them in a timely manner for any reason could adversely affect our operations and profitability due to, among other consequences:
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loss of revenues;

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loss of customer data, including PII;

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fines imposed by payment networks;

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harm to our business or reputation resulting from negative publicity;

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exposure to fraud losses or other liabilities;

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additional operating and development costs; or

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diversion of management, technical and other resources.

If we fail to comply with the applicable rules and policies of the payment network card schemes or the terms of a payment network card scheme license, they could seek to fine us, suspend us or terminate our participation license, which could adversely affect our business.
In order to provide card issuing services, certain of our subsidiaries are registered with Mastercard and other networks as members or service providers for member institutions. As such, we are subject to card association and network rules that could subject us or to a variety of fines or penalties that may be levied by the card associations or networks for certain acts or omissions by us. In addition, we are subject to the Payment Card Industry (“PCI”) Data Security Standard enforced by the major card brands.
If we fail to comply with these rules, we could be fined and our member registrations or certifications could be suspended or terminated. The suspension or termination of our member registrations or certifications, or any changes to the association and network rules, that we do not successfully address, or any other action by the card networks to restrict our ability to process transactions over such networks, could limit our ability to provide transaction processing services to customers and result in a reduction of revenue or increased costs of operation, which, in either case, could have a material adverse effect on our business and results of operations. Our removal from networks’ lists of Security Standard compliant service providers could mean that existing customers, partners or other third parties may cease using or referring our services. Also, prospective customers, partners or other third parties may choose not to consider us for their processing needs. In addition, the card networks could refuse to allow us to process through their networks. Any of the foregoing could materially adversely impact our business, financial condition or results of operations.
Changes to these network rules or how they are interpreted could have a significant impact on our business and financial results. For example, from time to time, card associations and debit networks, including the card networks which we operate under, increase the processing and other fees (including what is commonly known as “interchange fees”) that they charge. It is possible that competitive pressures will result in us absorbing a portion of such increases in the future, or result in us not being able to increase our own fees, which would increase our operating costs, reduce our profit margin, limit our growth, and adversely affect our business, results of operations and financial condition. In addition, the various card associations and networks prescribe certain capital requirements. Any increase in the capital level required would further limit our use of capital for other purposes. Future changes to or interpretations of the network rules that are inconsistent with the way we currently operate may require us to make changes to our business that could be costly or difficult to implement. If we fail to make such changes, the networks could pass on fines and assessments in respect of fraud or chargebacks related to our customers or disqualify us from processing transactions if satisfactory controls are not maintained, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on counterparty financial institutions and payment service providers to support our operations. If one or more of our counterparty financial institutions or payment service providers default on their financial or performance obligations to us, change their business strategy or requirements, become subject to regulatory action, or fail, our results of operations and financial condition may be adversely affected and we may incur significant losses.
We have significant amounts of cash, cash equivalents, receivables outstanding, and other investments on deposit or in accounts with banks or other financial institutions in the United States and other countries in which we operate. We regularly monitor our exposure to counterparty credit risk, and actively manage this exposure to mitigate the associated risk. Despite these efforts, we may be exposed to the risk of default by, or deteriorating operating results or financial condition or failure of, these counterparty financial institutions. The risk of counterparty default, deterioration, or failure may be heightened during economic downturns and periods of uncertainty in the financial markets. If one or more of our counterparties were to become insolvent or file for bankruptcy, our ability to recover losses incurred as a result of default or to access or recover our assets that are deposited, held in accounts with, or otherwise due from, such counterparty may be limited by the counterparty’s liquidity or the applicable laws governing the insolvency or bankruptcy proceedings. For example, Wirecard Card Solutions Limited was a licensed Mastercard issuer of our pre-paid card programs offered to our customers. In 2020, the U.K. Financial Conduct Authority forced Wirecard Card Solutions, subsidiary of Wirecard AG, to cease its regulated activities for a number of days due to scrutiny of Wirecard Card Solution’s regulatory compliance in connection with the opening of insolvency proceedings of Wirecard AG, and as a result during those days our customers’ were unable to access funds on their cards issued by Wirecard Card Solutions. While such access was restored, and while we have transitioned the issuance services of these cards to a Payoneer licensed entity, in the event of default or failure of one or more of our counterparties, we could incur significant losses or suffer reputational damage, which could negatively impact our results of operations and financial condition.
If we fail to comply with the applicable requirements of our counterparty financial institutions and banking partners, they could seek to suspend or terminate our accounts, which could adversely affect our business.
In the United States and certain other markets, Mastercard and other payment network rules require us to be sponsored by a member bank in order to process electronic payment transactions. Because we are not a United States bank, we are unable to directly access these payment networks in the United States. We are currently registered with the Mastercard and other payment networks through our partnering bank in the United States, in connection with our virtual digital purchasing cards in the United States. Our current agreement with our partnering bank expires in 2025.
In addition, we rely on agreements with banks and other financial institutions in jurisdictions in which we serve customers to collect, hold and disburse our customers’ funds. These agreements with banks and financial institutions may give them substantial discretion in approving certain aspects of our business practices, including our application and qualification procedures for customers and require us to comply with certain legal requirements. Our financial institution partners’ discretionary actions under these agreements could impose material limitations to, or have a material adverse effect on, our business, financial condition and results of operations. Without these relationships, we would not be able to process payments or settle transactions in relevant markets, which would have a material adverse effect on our business, financial condition and results of operations. For example, following the opening of insolvency proceedings of Wirecard AG in Germany and the sale of assets by its subsidiary, Wirecard Bank AG, to Banco Santander, in October 2020 Wirecard Bank notified Payoneer Europe of its intention to terminate its accounts with the bank. Following discussions between Payoneer Europe and Wirecard Bank it was agreed that certain of the virtual collection accounts under Payoneer Europe’s accounts with the Bank would cease to be active on agreed dates and the rest would be closed at the end of May 2021, pursuant to a negotiated agreement. Furthermore, our financial results could be adversely affected if our costs associated with such relationships materially change or if any penalty or claim for damages is imposed as a result of our breach of the agreement with them or their other requirements.

Our business may be adversely affected by geopolitical and other risks associated with global operations. As we continue to expand internationally, including within emerging markets, we may become more susceptible to these risks.
Our business is subject to risks associated with doing business internationally. Operating in foreign countries, including in Israel, Asian countries, the U.K. and the European Union countries, subjects us to multiple risks, including:
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differing local product preferences and product requirements;

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geopolitical events, including natural disasters, public health issues, acts of war, nationalism and terrorism, social unrest or human rights issues;

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partial or total expropriation of international assets;

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trade protection measures, including tariffs or import-export restrictions;

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differing enforceability and protection of intellectual property and contract rights;

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different, uncertain, or more stringent user protection, data protection, privacy, and other laws; and

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potentially negative consequences from changes in or interpretations of tax laws or policies.

For example, as a result of the COVID-19 pandemic, travel-related commerce declined significantly which reduced our volumes on travel-related platforms such as Airbnb. Additionally, a significant number of our employees, including certain management members, are employed by our Israel subsidiary, Payoneer Research & Development Ltd., and, accordingly, political, economic and regional conflict conditions in Israel and the surrounding region may directly affect our business and operations.
Violations of the complex foreign and United States laws, rules and regulations that apply to our international operations may result in fines, criminal actions, or sanctions against us, our officers, or our colleagues; prohibitions on the conduct of our business; and damage to our reputation. Although we have implemented policies and procedures designed to promote compliance with these laws, violations by our colleagues, contractors, vendors or agents could nevertheless occur. These risks are inherent in our international operations and expansion may increase our costs of doing business internationally, and could harm our business and reputation. In addition, we may in the future undertake projects and make investments in countries in which we have little or no previous investment or operating experience. We may not be able to fully or accurately assess the risks of investing in such countries, or may be unfamiliar with the laws and regulations in such countries governing its investments and operations. As a result, we may be unable to effectively implement our strategy in new jurisdictions. Investment opportunities in certain jurisdictions also may be restricted by legal limits on foreign investment in local assets or classes of assets.
We are dependent upon consumers’ continued and unimpeded access to the internet, and upon their willingness to use the internet for commerce.
Our success depends upon the general public’s ability to access the internet and its continued willingness to use the internet as a means to pay for purchases, communicate, research and conduct commercial transactions, including through mobile devices. The adoption of any laws or regulations that adversely affect the growth, popularity or use of the internet, including changes to laws or regulations impacting internet neutrality, could decrease the demand for our products, increase our operating costs, or otherwise adversely affect our business. Given uncertainty around these rules, we could experience discriminatory or anticompetitive practices that could impede both our and our merchants’ growth, increase our costs or adversely affect our business. If consumers or merchants become unable, unwilling or less willing to use the internet for commerce for any reason, including lack of access to high-speed communications equipment, congestion of traffic on the internet, internet outages or delays, disruptions or other damage to merchants’ and consumers’ computers, increases in the cost of accessing the internet and security and privacy risks or the perception of such risks, our business could be adversely affected.
Unauthorized disclosure, destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise, or disruption of our services, could expose us to liability and/or damage our reputation.
We are subject to a number of legal requirements, regulations, contractual obligations and industry standards regarding security, data protection and privacy and any failure to comply with these requirements, regulations, obligations or standards could have an adverse effect on our reputation, business, financial condition and operating results.
In conducting our business, we collect, process, transmit, store, use and share sensitive business information and PII about our marketplace and enterprise clients, customers, financial institution partners, vendors, and other parties. This information may include account access credentials, credit and debit card numbers, bank account numbers, social security numbers, passport/ID numbers, driver’s license numbers, names and addresses and other types of sensitive business information or PII, including copies of documents thereof. Some of this information is also collected, processed, stored, used, shared and transmitted by our software and financial institution partners, third-party service providers to whom we outsource certain functions and other vendors. We have certain responsibilities to payment networks and their member financial institutions for any failure, including the failure of our associated third-party service providers, to protect this information. Information security risks for financial and technology companies such as ours have significantly increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. Because of our position in the payments value chain, we believe that we are likely to continue to be a target of such threats and attacks. Additionally, geopolitical events and resulting government activity could also lead to information security threats and attacks by affected jurisdictions and their sympathizers. If these attempts are successful it could lead to the compromise of sensitive or confidential business information or PII.
In addition, our products and services may themselves be targets of cyberattacks that attempt to sabotage or otherwise disable them, or the defensive and preventative measures we take ultimately may not be able to effectively detect, prevent, or protect against or otherwise mitigate losses from all cyberattacks. Despite significant efforts to create security barriers against such threats, it is virtually impossible for us to eliminate these risks entirely. Any such breach could compromise our platform, creating system disruptions or slowdowns and exploiting security vulnerabilities of our products and services. Additionally, the information stored on our platform could be accessed, publicly disclosed, lost, or stolen, which could subject us to substantial liability and cause us financial harm. These breaches, or any perceived breach, may also result in damage to our reputation, negative publicity, loss of key business relationships and sales, increased costs to remedy any problem (including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies and investigating and remediating any information security vulnerabilities) regulatory inquiries and investigations, customer complaints and costly litigation, and may therefore adversely impact market acceptance of our products and seriously affect our business, financial condition or results of operations.
We have in the past, and may in the future, be the target of malicious third-party attempts to identify and exploit system vulnerabilities, and/or penetrate or bypass our security measures, in order to gain unauthorized access to our platform and systems. If these attempts are successful it could lead to the compromise of sensitive or confidential business information or PII. While we proactively employ multiple methods at different layers of our systems to defend against intrusion and attack and to protect our data, we cannot be certain that these measures are sufficient to counter all current and emerging technology threats.
Our computer systems and the computer systems of our third-party service providers and software partners have been, and in the future could be, subject to breaches, and our data protection measures may not prevent unauthorized access. While we believe the procedures and processes we have implemented to handle an attack are adequate, the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect. In addition, increased remote operations creates an additional risk of attack while decreasing our ability to monitor. Threats to our systems and associated third-party systems can originate from human error, fraud or malice on the part of employees or third-parties, or simply from accidental technological failure. Computer viruses and other malware can be distributed and could infiltrate our systems or those of third-party service providers. In addition, denial of service or other attacks could be launched against us for a variety of purposes, including to interfere with our services or create a diversion for other malicious activities. Our defensive measures may not prevent unplanned downtime, unauthorized access or unauthorized use of sensitive business data or PII. While we maintain cyber errors and omissions insurance coverage that covers certain aspects of cyber risks, our insurance coverage may be insufficient to cover all losses. The successful assertion of one or more large claims against us that exceed our available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation and our business, financial condition and results of operations. We also cannot ensure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims related to a security incident or breach, or that the insurer will not deny coverage as to any future claim. Further, while we select our third-party service providers carefully, we do not control their actions. Any problems experienced by these third-parties, including those resulting from breakdowns or other disruptions in the services provided by such parties or cyber-attacks and security breaches, could adversely affect our ability to service our customers or otherwise conduct our business.
We could also be subject to liability for claims relating to misuse of PII, such as unauthorized marketing purposes and violation of consumer protection or data privacy laws. In addition, federal and state regulations may require us to notify individuals of data security incidents involving certain types of PII or information technology systems. We cannot provide assurance that the contractual requirements related to security and privacy that we impose on our service providers who have access to enterprise clients or customer data will be followed or will be adequate to prevent the unauthorized use or disclosure of such data. In addition, we have agreed in certain agreements to take certain protective measures to ensure the confidentiality of enterprise clients or customer data. The costs of systems and procedures associated with such protective measures may increase and could adversely affect our ability to compete effectively. Any failure to adequately enforce or provide these protective measures could result in liability, protracted and costly litigation, governmental and card network intervention and fines and, with respect to misuse of PII of our customers, lost revenue and reputational harm.
Any type of security breach, attack or misuse of data, whether experienced by us or an associated third-party, could harm our reputation or deter existing or prospective enterprise clients or customers from using our services, increase our operating expenses in order to contain and remediate the incident, expose us to unbudgeted or uninsured liability, disrupt our operations (including potential service interruptions), divert management focus away from other priorities, increase our risk of regulatory scrutiny, result in the imposition of penalties and fines under state, federal and foreign laws or by card schemes and adversely affect our regulatory licenses and banking relationships. Further, if we were to be removed from networks’ lists of Payment Card Industry Data Security Standard, our existing customers, enterprise clients and financial institution partners or other third parties may cease using our services.
Failure to protect, enforce and defend our intellectual property rights may diminish our competitive advantages or interfere with our ability to market and promote our products and services and claims that we infringe, misappropriate or otherwise violate third parties’ intellectual property rights could have a material adverse effect on our business. We also use open-source software and may be subject to claims from licensors related to ownership and use rights.
Our trademarks, trade names, trade secrets, know-how, proprietary technology and other intellectual property are important to our future success. We believe our trademarks and trade names are widely recognized and associated with quality and reliable service. While it is our policy to protect and defend our intellectual property rights vigorously, we cannot predict whether the steps we take to protect our intellectual property will be adequate to prevent infringement, misappropriation, dilution or other potential violations of our intellectually property rights. We also cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology we rely on to conduct our business and differentiate ourselves from our competitors. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our solutions, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. Furthermore, we have in the past and may in the future face claims of infringement, misappropriation or other violation of third-party intellectual property rights that could interfere with our ability to market and promote our brands, products and services. Any litigation to enforce our intellectual property rights or defend ourselves against claims of infringement of third-party intellectual property rights, even those without merit and regardless of the outcome, could be costly, divert attention of management and may not ultimately be resolved in our favor. Moreover, if we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may be prevented from using or required to redesign certain intellectual property pay substantial amounts to satisfy judgments or settle claims or lawsuits, obtain a license to continue commercializing or using the applicable technologies, products and services, pay substantial royalty or licensing fees, satisfy indemnification obligations that we have with certain parties with whom we have commercial relationships, or may be liable for damages, which in turn could materially adversely affect our business, financial condition or results of operations.
While software and other of our proprietary works may be protected under copyright law, we have chosen not to register any copyrights in these works, and instead, primarily rely on protecting our software as a trade secret. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered with the United States Copyright Office. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited.
We attempt to protect our intellectual property and proprietary information by requiring our employees, consultants and certain of our contractors to execute confidentiality and invention assignment agreements. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. The assignment of intellectual property rights under these agreements may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. In addition, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective.
In addition, we use open-source software in connection with our proprietary software and expect to continue to use open-source software in the future. Some open-source licenses require licensors to provide source code to licensees upon request, prohibit licensors from charging a fee to licensees or require licensors to make available any derivative works of the open-source code on unfavorable terms or at no cost, and we may be subject to such terms. While we try to insulate our proprietary code from the effects of such open-source license provisions, we cannot guarantee we will be successful. Accordingly, we may face claims from others claiming ownership of, or seeking to enforce the license terms applicable to such open-source software, including by demanding release of the open-source software, derivative works or our proprietary source code that was developed or distributed with such software. In addition to risks related to license requirements, use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of software. There is little legal precedent in this area and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours.
These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. In addition, if the license terms for the open-source code change, we may be forced to re-engineer our software or incur additional costs.
Our products and services may not function as intended due to errors in our or our third-party providers’ software, hardware, and systems, product defects, or due to security breaches or human error in administering these systems, which could materially and adversely affect our business.
Our services are based on sophisticated software and computer systems and we may encounter delays when developing new applications and services. Further, our or our third-party providers’ software may contain undetected vulnerabilities, errors or defects. In addition, we may experience difficulties in installing or integrating our technology on systems or with other programs used by our third-party providers. Defects in our or our third-party providers’ software, errors or delays in the processing of electronic transactions or other difficulties could result in interruption of business operations, delay in market acceptance, additional development and remediation costs, diversion of technical and other resources, loss of customers or customer data, negative publicity or exposure to liability claims. Although we attempt to limit our potential liability through disclaimers and limitation of liability provisions in our license and other agreements, we cannot be certain that these measures will successfully limit our liability.
Additionally, electronic payment products and services, including ours, have been, and could continue to be in the future, specifically targeted and penetrated or disrupted by hackers. Because the techniques used to obtain unauthorized access to data, products, and services and to disable, degrade, or sabotage them change frequently and may be difficult to detect or remediate for long periods of time, we and our customers may be unable to anticipate these techniques to implement adequate preventative measures to stop them. If we, our customers or third-party service providers are unable to anticipate or prevent these attacks, our customers’ businesses may be harmed, our reputation could be damaged, and we could incur significant liability.
Our systems and our third-party providers’ systems may be subject to system failures or capacity constraints and, resulting interruptions in the availability of our platform, products, or services, including the accessibility of our solutions through mobile devices, could harm our business.
Our systems and those of our third-party providers, including data center facilities, may experience service interruptions, cyberattacks and other security incidents, including as a result of human error, earthquakes, hurricanes, floods, fires, other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, computer viruses, changes in social, political or regulatory conditions or in laws and policies, or other changes or events. Our systems and facilities are also subject to break-ins, sabotage, and acts of vandalism. Some of our systems are not fully redundant, and our disaster-recovery planning is not sufficient for all eventualities. In addition, as a provider of payments solutions and other financial services, we are subject to increased scrutiny by regulators that may require specific business continuity and disaster recovery plans and more rigorous testing of such plans. This increased scrutiny may be costly and time-consuming and may divert our resources from other business priorities.
We have experienced and will likely continue to experience denial-of-service and other cyberattacks, system failures, security incidents, and other events or conditions that interrupt the availability or reduce the speed or functionality of our products and services. These events may result in loss of revenue. In addition, they could result in significant expense to repair or replace damaged equipment and remedy resultant data loss or corruption. A prolonged interruption in the availability or reduction in the speed or other functionality of our products or services could materially harm our reputation and business. Frequent or persistent interruptions in our products and services could cause customers to believe that our products and services are unreliable, leading them to switch to our competitors or to avoid our products and services, and could permanently harm our reputation and business. Moreover, to the extent that any system failure or similar event results in damages to customers or their businesses, these customers could seek compensation from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address.
A significant natural or man-made disaster could have a material and adverse impact on our business. The insurance we maintain may not be sufficient to compensate us for the potentially significant losses that could result from disruptions to our services. Significant natural or other disasters could also have a material and adverse impact on our sellers, which, in the aggregate, could in turn adversely affect our results of operations.
Our risk management framework, including our counterparty risk management, may not be fully effective in mitigating our risk exposure against all types of risks.
We operate in a rapidly changing industry. Accordingly, our risk management policies and procedures may not be fully effective to identify, monitor and manage all risks our business encounters. In addition, when we introduce new services, focus on new business types, or begin to operate in markets where we have a limited history of fraud loss, we may be less able to forecast and reserve accurately for those losses. If our policies and procedures are not fully effective or we are not successful in identifying and mitigating all risks to which we are or may be exposed, we may suffer uninsured liability, harm to our reputation or be subject to litigation or regulatory actions that could adversely affect our business, financial condition or results of operations. For example, if our security measures do not succeed, our business may be adversely affected. In addition, bad actors around the world use increasingly sophisticated methods to engage in illegal activities involving personal data, such as unauthorized use of another’s identity or payment information, account takeover, unauthorized acquisition or use of credit or debit card details and other fraudulent use of another’s identity or information.
We offer our payments services to a large number of customers. We are responsible for vetting and monitoring these customers and determining whether the transactions we process for them are lawful and legitimate. When our products and services are used to process illegitimate transactions, and we settle those funds to recipients and are unable to recover them, we suffer losses and liability. These types of illegitimate, as well as unlawful, transactions can also expose us to governmental and regulatory sanctions in various jurisdictions (including U.S. anti-money laundering and economic sanctions violations). The highly automated nature of, and liquidity offered by, our payments services make us a target for illegal or improper uses, including fraudulent or illegal sales of goods or services, money laundering, and terrorist financing. Identity thieves and those committing fraud using stolen or fabricated credit card or bank account numbers, or other deceptive or malicious practices, including the hacking of bank accounts, can potentially steal significant amounts of money from businesses like ours. In configuring our payments, digital banking and credit services, we face an inherent trade-off between security and customer convenience. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. As a greater number of larger merchants use our services, we expect our exposure to material losses from a single merchant, or from a small number of merchants, to increase. In addition, when we introduce new services, focus on new business types, or begin to operate in markets in which we have a limited history of fraud loss, we may be less able to forecast and reserve accurately for those losses. Moreover, we rely on third-party service providers, such as non-financial institutions and payment service providers, and our risk management policies and processes may not be sufficient to monitor compliance by such third parties with applicable laws and regulations, including anti-money laundering laws. We may incur significant costs with respect to monitoring third-party service providers. Furthermore, if our risk management policies and processes contain errors or are otherwise ineffective, we may suffer large financial losses, we may be subject to civil and criminal liability, and our business may be materially and adversely affected.
Our results of operations may be adversely affected by changes in foreign currency exchange rates.
We are subject to risks related to changes in currency rates as a result of our investments in foreign operations and from revenues generated in currencies other than the United States dollar. Revenues and profit generated by such international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. From time to time, we utilize foreign currency forward contracts and other hedging instruments to mitigate the market value risks associated with foreign currency-denominated transactions and investments. These hedging strategies may not, however, eliminate all of the risks related to foreign currency translation, and we may forgo the benefits we would otherwise experience if currency exchange rates were to change in our favor. In addition, we may become subject to exchange control regulations that restrict or prohibit the conversion of our foreign revenue currencies into United States dollars. Any of these factors could decrease the value of revenues and earnings we derive from our international operations and have a material adverse effect on our business.
Changes and evolving requirements in tax laws or their interpretation, including as applied to us and our customers, could adversely affect our business.
As a multinational organization, operating in multiple jurisdictions, including but not limited to the US, the EU, UK, Israel and Hong Kong, we may be subject to increasingly complex tax laws and taxation in several jurisdictions, the application of which can be uncertain. The amount of taxes we are required to pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws, or revised interpretations of existing tax laws, potential disputes around transfer prices implemented and precedents, which could have a material adverse effect on our business. Such material adverse effect may include the value of any tax loss carryforwards, tax credits recorded on our balance sheet, the amount of our cash flow, our liquidity, financial condition and results of operations.

Many of the jurisdictions in which we conduct business have detailed transfer pricing rules, which require contemporaneous documentation establishing that all transactions with non-resident related parties be priced using arm’s length pricing principles. Tax authorities in these jurisdictions could challenge our related party transfer pricing policies and, consequently, the tax treatment of corresponding expenses and income. If any tax authority were to be successful in challenging our transfer pricing policies, we may be liable for additional corporate income tax, withholding tax, indirect tax and penalties and interest related thereto, which may have a significant impact on our results of operations and financial condition.
We are subject to regular review and audit by the relevant tax authorities in the jurisdictions we operate and as a result, the authorities in these jurisdictions could review our tax returns and impose additional significant taxes, interest and penalties, challenge the transfer pricing policies adopted by us, claim that our operation constitutes a taxable presence in different jurisdiction and/or that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could materially affect our income tax provision, net income, or cash flows in the period or periods for which such determination is made.
In addition, tax benefits we currently receive in certain jurisdictions require us to meet several conditions and may be challenged or terminated or reduced in the future, which would increase our taxes, possibly with a retroactive effect.
Furthermore, companies in the electronic payments industry, including us, may become subject to incremental taxation in various tax jurisdictions. The cost to comply with such laws or regulations could be significant. Taxing jurisdictions have not yet adopted uniform positions on this topic. We could be required to collect additional sales, use, value added, digital services, equalization levy or other similar taxes, either direct and indirect, or be subject to other liabilities that may increase the costs our customers would have to pay for our products and adversely affect our results of operations. If we are required to be responsible for payment of such additional taxes and are unable to pass such taxes or expenses through or collect them from our customers, our costs would increase, and our net income would be reduced.
In addition, the failure by our customers to comply with reporting obligations in connection with transactions on our platform could result in regulatory inquiry, reputational damage and potential enforcement actions and additional reporting and withholding requirements.
Our indebtedness may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.
Our Loan and Security Agreement contains, and the agreements evidencing or governing any other future indebtedness may contain, financial restrictions on us and our subsidiaries, including restrictions on our and our subsidiaries’ ability to, among other things:
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sell assets;

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incur additional indebtedness;

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make certain investments and other distributions;

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engage in certain transactions with affiliates;

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change the nature of our business; and

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place liens on our or our subsidiaries’ assets.

A failure by us or our subsidiaries to comply with the covenants contained within our Loan and Security Agreement or to maintain the required financial ratio contained in the Loan and Security Agreement could result in an event of default, which could adversely affect our ability to respond to changes in our business and manage our operations.

Regulatory Risks Related to Payoneer
Our business is subject to laws, rules, regulations, policies and legal interpretations in the markets in which we operate, including (but not limited to) those governing deposit taking, factoring, stored value, cross-border and domestic money transmission, foreign exchange, privacy, data protection, banking secrecy and payment services (including payment processing and settlement services). The legal and regulatory requirements applicable to us are extensive, complex, frequently changing, and increasing in number, and may impose overlapping and/or conflicting requirements or obligations.
Financial and political events have increased the level of regulatory scrutiny on the payments industry, and regulatory agencies may view matters or interpret laws and regulations differently than they have in the past and in a manner adverse to our business. Our success and increased visibility may result in increased regulatory oversight and tighter enforcement of rules and regulations that may apply to our business. Governments may impose new regulatory requirements in a range of areas that:
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Prohibit, restrict, and/or impose taxes or fees on our services, including to or from certain countries or with certain individuals, and entities;

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Impose additional customer identification and due diligence requirements;

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Impose additional reporting or record keeping requirements, or require enhanced transaction monitoring;

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Limit the types of entities capable of providing money transmission services, or impose additional licensing or registration requirements;

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Impose minimum capital or other financial requirements;

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Limit or restrict the revenue that may be generated from transmitting money, processing payments, or factoring receivables, including interest earned on customer funds, transaction fees, and revenue generated from foreign exchange transactions;

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Require enhanced disclosures to customers;

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Limit the number or principal amount of money transmission transactions that may be sent to or from a jurisdiction, whether by an individual or in the aggregate; and

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Restrict or limit the ability of firms to process transactions using a centralized record keeping system located outside of the jurisdiction in which the customer is located, requiring that data associated be localized in the same jurisdiction as the customer.

Any failure or perceived failure to comply with existing or new laws and regulations (including changes to or expansion of the interpretation of those laws and regulations), including those discussed in this risk factor, may subject us to significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, and other enforcement actions in one or more jurisdictions; result in additional compliance and licensure requirements; increase regulatory scrutiny of our business; restrict our operations; force us to change our business practices, make product or operational changes or delay planned product launches or improvements. The foregoing could, individually or in the aggregate, expose us to significant liability, impose significant costs, require us to expend substantial resources, increase the cost and complexity of compliance, damage our brand and business, make our products and services less attractive, result in the loss of customers, limit our ability to grow the business, adversely affect our results of operations, and harm our reputation. The complexity of existing U.S. federal and state and foreign regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving U.S. and international regulatory environment, could result in a single event giving rise to a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions. We have implemented policies and procedures designed to help ensure compliance with applicable laws, and regulations, but there can be no assurance that our employees, contractors, or agents will not violate such laws and regulations.
We have obtained licenses to operate in multiple jurisdictions around the world. We hold licenses in the United States, Europe, Japan, Australia, and Hong Kong. From time to time, we interact with our regulators concerning the interpretation or application of certain regulatory requirements. In addition, we are obligated to self-report when we exceed the parameters or constraints of our licenses. In the past, these matters have not had a material adverse effect on our business but no assurance can be given that future disagreements or disputes will not have a material adverse of our business.
In the United States, we are licensed as a money transmitter (or its equivalent) in the states where it is required, as well as in the District of Columbia and Puerto Rico. As a licensed money transmitter, we are subject to restrictions with respect to its investment of customer funds, reporting requirements, bonding requirements and inspection by state regulatory agencies. Accordingly, if we violate these laws or regulations, we could be subject to liability and/or additional restrictions, forced to cease doing business with residents of certain states, forced to change our business practices or be required to obtain additional licenses or regulatory approvals that could impose substantial costs.
We provide our services to customers in the European Economic Area through our Irish subsidiary, Payoneer Europe Limited (“Payoneer Europe”). Payoneer Europe is licensed by the Central Bank of Ireland as an e-money institution and has completed the “passport” notification processes in all European Economic Area countries. Accordingly, we are subject to significant fines or other enforcement action if we violate the disclosure, reporting, anti-money-laundering, capitalization, fund management, corporate governance, privacy, data protection, information security, banking secrecy, taxation, sanctions, or other requirements imposed on Irish e-money institutions. The regulators in any country in which we operate could seek to persuade the regulators that have granted us a license to require us to operate through a local branch. In addition, European Union laws and regulations are typically subject to different and potentially inconsistent interpretations by the countries that are members of the European Union. Such actions can make compliance more costly and operationally difficult to manage.
In Japan, we provide our services through Payoneer Japan Ltd. (“Payoneer Japan”). Payoneer Japan is licensed as a Registered Fund Transfer Service Provider. Accordingly, we are subject to significant fines or other enforcement action if we violate the disclosure, reporting, anti-money-laundering, capitalization, fund management, corporate governance, privacy, data protection, information security, banking secrecy, taxation, sanctions, or other requirements imposed on Japanese fund transfer service providers.
In Australia, we serve our customers through Payoneer Australia Pty. Ltd. (“Payoneer Australia”), which is licensed by the Australian Securities and Investments Commission as a provider of a non-cash payment product. Accordingly, Payoneer Australia is subject to significant fines or other enforcement action if it violates the product disclosure, reporting, anti-money laundering, capitalization, privacy, corporate governance or other requirements imposed on Australian providers of non-cash payment products.
In Hong Kong, Payoneer Hong Kong Limited (“Payoneer Hong Kong”) is licensed as a Licensed Money Service Operator. Accordingly, Payoneer Hong Kong is subject to significant fines or other enforcement action if it violates the product disclosure, reporting, anti-money laundering, capitalization, privacy, corporate governance or other requirements imposed on Hong Kong money service operators.
In India, we are registered as an Online Payment Gateway Service Provider, approved by the Reserve Bank of India, for the purpose of facilitating certain import and export payments for Indian residents. We are required to periodically renew our registration as an Online Payment Gateway Service Provider.
In many of the markets in which we do business, we serve our customers through a company licensed in a different jurisdiction. It is unclear and uncertain whether our services are subject only to the jurisdictions in which they are licensed or if our services are subject to the law in which our customer is based. We have been and expect to continue to be required to apply for various licenses, certifications and regulatory approvals in countries other than ones in which we have already obtained a license. There can be no assurance that we will be able to obtain such licenses in the future, and the failure to obtain such licenses could have material adverse effect on our business. Even if we can obtain such licenses, there are substantial costs and potential product changes involved in maintaining such licenses, and we could be subject to fines or other enforcement action if we are found to violate disclosure, reporting, anti-money laundering, capitalization, or corporate governance requirements.
In many other countries it may not be clear whether we are required to be licensed as a payment services provider, financial institution or otherwise. In such markets, we may rely on local banks to process payments and conduct foreign exchange in local currency. Local regulators may use their power to slow or halt payments to our customers in those jurisdictions. Such regulatory actions or the need to obtain licenses, certifications or other regulatory approvals could impose substantial costs and involve considerable delay in the provision or development of our services in a given market, or could require significant and costly operational changes or prevent us from providing any services in a given market.
As we expand and localize our international activities, we are increasingly becoming obligated to comply with the laws of the countries or markets in which we operate. In addition, because our services are accessible worldwide and we facilitate sales of goods and provide services to customers worldwide, one or more jurisdictions may claim that we or our customers are required to comply with their laws.
Our results of operations may be adversely affected as a result of any decrease in revenue from customers operating in China as a result of regulatory changes or occurrences under other risk factors discussed herein. As a significant portion of our revenue is generated from China, any negative impact to our ability to serve customers based in China could exacerbate the other risks set forth herein.
Our operations in China generated approximately 39% of our revenue for the three months ended March 31, 2021. This geographic concentration in our business creates exposure to local economies and politics, and regional downturns. As a result, the Company’s business is currently more susceptible to regional conditions in China than the operations of more geographically diversified competitors, and the Company is vulnerable to economic downturns or changing political landscapes in China and the Hong Kong Special Administrative Region. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect the Company’s financial condition or results of operations.
We currently support customers from China through our partnerships with banks and licensed payment providers that are regulated by the People’s Republic of China and are licensed by the People’s Bank of China (the “PBOC”) and the State Administration of Foreign Exchange. As a result, we do not currently hold a license to operate in China. However, given the importance of Chinese customers to our business and our desire to establish a robust platform in the region, in 2019 our Israeli subsidiary, Payoneer Research & Development Ltd., established a joint venture company with Chinese partners to further enhance our regulatory infrastructure in relation to customers operating in China. The joint venture company is in the process of applying for a domestic license as a payment service provider with the PBOC. There is no guarantee that the PBOC will grant a license to our joint venture and to the extent the PBOC does grant a license, the scope or duration of any such license may be limited. In the future the PBOC may require foreign companies that provide services to Chinese businesses to have a local license, and should that be required a failure by us to secure such a license or to secure a license for our joint venture could have a material adverse effect on our business. Even if we can obtain such license, there are substantial costs and potential product changes involved in maintaining such license, and we could be subject to fines or other enforcement action if we are found to violate disclosure, reporting, anti-money laundering, capitalization, or corporate governance requirements. Any change in regulation or legal requirements in China that restricts the services we can provide to customers operating in China may lead to a decrease in revenue and adversely affect our results of operation and financial condition.
Failure to comply with anti-money laundering, anti-bribery, economic and trade sanctions regulations and similar laws, could subject us to penalties and other adverse consequences.
We are subject to various anti-money laundering, anti-bribery, economic and trade sanctions regulations and similar laws, and our failure to comply with such laws and regulations could subject us to could subject us to penalties and other adverse consequences.
U.S. and other regulators globally continue to increase their scrutiny of compliance with these obligations, which requires us to continually monitor and update our compliance program, including the procedures we use to verify the identity of our customers and to monitor international and domestic transactions. Many countries in which we operate also have anti-money laundering and counter-terrorist financing laws and regulations, and we have been and continue to be required to make changes to our compliance program in various jurisdictions in response. The European Commission, for example, has proposed revisions to the Anti-Money Laundering Directives, which could make compliance more costly and operationally difficult to manage. Regulators regularly re-examine the transaction volume thresholds at which we must obtain and keep applicable records or verify identities of customers and any change in such thresholds could result in greater costs for compliance.
We rely on technical programs and third-party providers to monitor our compliance with the laws and regulations to which we are subject. Such technical programs require us to timely update the programs to account for any relevant changes in laws or regulations. If we fail to update the technical programs correctly or in a timely manner, the technical programs may fail to flag conduct that violates existing laws or regulations, which may subject us to government investigation, fines or reputational damage and could have a material adverse effect on our business, financial condition and results of operations.
We routinely report to the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) on payments we have rejected or blocked pursuant to OFAC sanctions regulations and on any possible violations of those regulations. Any transactions we process in violation of OFAC sanctions regulations could result in claims or actions against us including litigation, injunctions, damage awards, fines or penalties, or require us to change our business practices that could result in a material loss, require significant management time, result in the diversion of significant operational resources or otherwise harm our business. Violation of OFAC sanctions regulations that OFAC determines to be egregious can result in significant statutory penalties in addition to harm to our reputation. We have made in the past, and may make in the future, disclosures related to potential violations of OFAC sanctions regulations. For example, in February 2016, we submitted a disclosure to OFAC about certain payments to the Crimea region of Ukraine and other OFAC target countries, which has since been under OFAC’s review. We recently entered into a settlement with OFAC relating to the foregoing matter which included a monetary settlement.
We may operate our business in foreign countries where companies often engage in business practices that are prohibited by United States and other regulations applicable to us. We are subject to anti-corruption laws and regulations, including the Foreign Corrupt Practices Act (“FCPA”) and other laws that prohibit the making or offering of improper payments to foreign government officials and political figures, including anti-bribery provisions enforced by the Department of Justice. These laws prohibit improper payments or offers of payments to foreign governments and their officials and political parties by the United States and other business entities for the purpose of obtaining or retaining business. We have implemented policies, procedures, systems, and controls designed to identify and address potentially impermissible transactions under such laws and regulations; however, there can be no assurance that all of our employees, consultants and agents, including those that may be based in or from countries where practices that violate U.S. or other laws may be customary, will not take actions in violation of our policies, for which we may be ultimately responsible.
Our failure to manage our customer funds properly could harm our business.
We hold a substantial amount of funds belonging to our customers, including balances in customer accounts and funds being remitted to our customers as sellers of goods and services. In certain jurisdictions where we operate, we hold, and in certain jurisdictions are required to hold and segregate, eligible liquid assets equal to at least 100% of the aggregate amount of all customer balances held by our licensed entity in such jurisdiction. Our ability to manage and accurately account for the assets underlying our customer funds and comply with applicable liquid asset requirements and applicable regulations requires a high level of internal controls. As our business continues to grow and we expand our product offerings, we must continue to strengthen our associated internal controls. Our success requires our customers’ confidence in our ability to properly manage customer balances and handle large and growing transaction volumes and amounts of customer funds. Any failure to maintain the necessary controls or to appropriately manage our customer funds in compliance with applicable regulatory requirements could result in reputational harm, lead customers to discontinue or reduce their use of our products, and result in significant penalties and fines and additional restrictions, which could materially harm our business.
Our business is subject to complex and evolving regulations and oversight, in relation to privacy and data protection. Failure to comply with applicable data protection laws and regulations could subject us to fines and reputational harm.
As part of our business, we collect PII, also referred to as personal data or personal information, and other potentially sensitive and/or regulated data from our customers and the vendors we work with. Laws and regulations in the United States, Europe and around the world restrict how personal information is collected, processed, stored, transferred, used and disclosed, as well as set standards for its security, implement notice requirements regarding privacy practices, and provide individuals with certain rights regarding the use, disclosure and sale of their protected personal information. Several foreign jurisdictions, including the European Economic Area (EEA) member states and the United Kingdom, have laws and regulations which are more restrictive in certain respects than those in the United States. For example, the EU General Data Protection Regulation, or GDPR, which came into force on May 25, 2018, implemented stringent operational requirements for the use of personal data. In addition, the European e-Privacy Directive currently requires EEA member states to regulate marketing by electronic means and the use of web cookies and other tracking technology. Each EEA member state has transposed the requirements of these directives into its own national data privacy regime, and therefore the laws may differ between jurisdictions. This directive is under reform and is expected to be replaced by a regulation which should provide consistent requirements across the EU.
The GDPR (and GDPR as it forms part of retained European law (as defined in the European Union (Withdrawal) Act 2018) (UK GDPR)), introduced more stringent requirements (which will continue to be interpreted through guidance and decisions over the coming years) and requirements on organizations to erase or rectify an individual’s information upon request, implement mandatory data breach notifications and applies new obligations on service providers and strict protections on how data may be transferred outside of the EEA. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. Most recently, on July 16, 2020, the Court of Justice of the EU struck down a permitted personal data transfer mechanism between the EEA and the United States, invalidating the use of the EU-U.S. Privacy Shield Framework and further casting doubt on the use of another main transfer mechanism, the EU standard contractual clauses. Subsequently, on June 4, 2021, the European Commission published new standard contractual clauses for the transfer of personal data from EEA member states, which, in order to address the above ruling, includes the requirement to conduct data transfer impact assessments to determine whether law and practice in a receiving jurisdiction would prevent the recipient from meeting its obligations under the new standard contractual clauses, in addition to the requirement to conduct periodic reviews to identify change of laws and practices in the receiving jurisdiction.
In addition, up until recently transfers from the EU to the UK were covered by the EU-UK Trade and Cooperation Agreement which provided a 6 month ‘bridging period’ to allow continued transfers to the UK without the need for additional measures. As of June 28, 2021, the European Commission adopted adequacy decisions for the United Kingdom allowing the free flow of personal data from the EU to the United Kingdom, where it benefits from an essentially equivalent level of protection to that guaranteed under EU law. However, the adequacy decisions will automatically expire after four years and after that period, they might be renewed if the UK continues to ensure an adequate level of data protection.
In the United States, both the federal and various state governments have adopted or are considering, laws, guidelines or rules for the collection, distribution, use and storage of information collected from or about consumers or their devices. For example, California enacted the California Consumer Privacy Act, or CCPA, which became enforceable by the California Attorney General on July 1, 2020, and requires new disclosures to California consumers, imposes new rules for collecting or using information about minors, and affords consumers new abilities to opt out of certain disclosures of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The effects of the CCPA, its implementing regulations, and uncertainties about the scope and applicability of exemptions that may apply to our business, are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply. Additionally, a ballot initiative from privacy rights advocates that augments and expands CCPA was passed by California voters during the November 2020 election, which will strengthen privacy laws in California and create a new privacy regulatory agency in the state. In addition, Virginia and Colorado adopted new data privacy laws to become effective on January 1, 2023 and July 1, 2023 (respectively), both adding rights to consumers and compliance obligations for businesses. Nevada also amended its privacy law to become effective October 2021 adding consumer rights in relation to the sale of personal data.
As these and other laws and regulations may continue to evolve and be enacted, or new interpretation of existing laws and regulations apply, it may require us to modify our data processing practices, agreements and policies and to incur substantial costs in order to comply with this ever evolving regulatory landscape. Restrictions on the collection, use, sharing or disclosure of PII or additional requirements and liability for security and data integrity could require us to modify our solutions and features, possibly in a material manner, could limit our ability to develop new services and features and could subject us to increased compliance obligations and regulatory scrutiny. We take a variety of technical and organizational security measures and other measures to protect the data we process, including data pertaining to our customers, employees and business partners. Despite measures we put in place, we may be unable to anticipate or prevent unauthorized access to such data.
Non-compliance with data protection and privacy requirements may result in regulatory fines (which for certain breaches of the GDPR are up to the greater of 20 million Euros or 4% of total global annual turnover), regulatory investigations, reputational damage, orders to cease/ change our processing of our data, enforcement notices, and/or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.
General Risks Related to Payoneer
From time to time we are subject to various legal proceedings which could adversely affect our business, financial condition or results of operations.
We are involved in various litigation matters from time to time. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Our insurance or indemnities may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. If we are unsuccessful in our defense in these litigation matters, or any other legal proceeding, we may be forced to pay damages or fines, enter into consent decrees or change our business practices, any of which could adversely affect our business, financial condition or results of operations.
The failure to attract and retain key personnel could have a material adverse effect on our business.
We depend on the experience, skill and contributions of our senior management and other key employees. If we fail to attract, motivate and retain highly qualified management, technical, compliance and sales personnel, our future success could be harmed. Our senior management provides strategic direction for our company, and if we lose members of our leadership team, our management resources may have to be diverted from other priorities to address this loss. Our products and services require sophisticated knowledge of the financial services industry, applicable regulatory and industry requirements, computer systems, and software applications, and if we cannot hire or retain the necessary skilled personnel, we could suffer delays in new product development, experience difficulty complying with applicable requirements or otherwise fail to satisfy our customers’ demands.
Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect our business, financial condition or results of operations.
Acquisitions, partnerships and joint ventures are part of our growth strategy. We evaluate and expect in the future to evaluate potential strategic acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. We may not be successful in identifying acquisition, partnership and joint venture targets. In addition, we may not be able to successfully finance or integrate any businesses, services or technologies that we acquire or with which we form a partnership or joint venture. We may not be able to identify suitable acquisition candidates or complete acquisitions in the future, which could adversely affect our future growth; or businesses that we acquire may not perform as well as expected or may be more difficult or expensive to integrate and manage than expected, which could adversely affect our business and results of operations. In addition, the process of integrating these acquisitions may disrupt our business and divert our resources.
In addition, acquisitions outside of the United States often involve additional or increased risks including, for example:

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managing geographically separated organizations, systems and facilities;

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integrating personnel with diverse business backgrounds and organizational cultures;

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complying with non-U.S. regulatory requirements;

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fluctuations in currency exchange rates;

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enforcement and protection of intellectual property in some non-U.S. countries;

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difficulty entering new non-U.S. markets due to, among other things, consumer acceptance and business knowledge of these new markets; and

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general economic and political conditions.

These risks may arise for a number of reasons: we may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms; we may face competition for acquisitions from other potential acquirers; we may need to borrow money or sell equity or debt securities to the public to finance acquisitions and the terms of these financings may be adverse to us; changes in accounting, tax, securities or other regulations could increase the difficulty or cost for us to complete acquisitions; we may incur unforeseen obligations or liabilities in connection with acquisitions; we may need to devote unanticipated financial and management resources to an acquired business; we may not realize expected operating efficiencies or product integration benefits from an acquisition; we could enter markets where we have minimal prior experience; and we may experience decreases in earnings as a result of non-cash impairment charges.
We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.
If we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately or timely report our financial condition or results of operations, which may adversely affect our business.
As a private company, we have not been required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes Oxley Act of 2002, or Section 404. As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing, implementing and maintaining effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing whether such controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting.
It is possible that our internal controls over financial reporting are not effective because they cannot detect or prevent material errors at a reasonable level of assurance. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and adversely affect our operating results. In addition, we will be required, pursuant to Section 404, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation and testing. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. In addition, pursuant to Section 404, we will be required to include in the annual reports that we file with the SEC an attestation report on our internal control over financial reporting issued by our independent registered public accounting firm.

Furthermore, as a public company, we may, during the course of our testing of our internal controls over financial reporting, or during the subsequent testing by our independent registered public accounting firm, identify deficiencies which would have to be remediated to satisfy the SEC rules for certification of our internal controls over financial reporting. As a consequence, we may have to disclose in periodic reports we file with the SEC significant deficiencies or material weaknesses in our system of internal controls. The existence of a material weakness would preclude management from concluding that our internal controls over financial reporting are effective, and would preclude our independent auditors from issuing an unqualified opinion that our internal controls over financial reporting are effective. In addition, disclosures of this type in our SEC reports could cause investors to lose confidence in the accuracy and completeness of our financial reporting and may negatively affect the trading price of our common stock, and we could be subject to sanctions or investigations by regulatory authorities. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal controls over financial reporting, it could negatively impact our business, results of operations and reputation.
Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company, we are subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified members of our board.
We continue to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting, and will be required to disclose material changes in internal control over financial reporting on an annual basis.
We will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC.
To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting.
Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.
We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of:
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the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation);

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the last day of the fiscal year following the fifth anniversary of our initial registered offering;

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the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

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the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
In addition, the JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. Accordingly, this election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies. When a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.
Investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our per share trading price may be materially adversely affected and more volatile.
Our ability to use net operating loss carryforwards and certain other tax attributes may be limited
As of December 31, 2020, Payoneer is expected to have accumulated net operating loss carryforwards which may be available to offset and reduce future taxable income.
Net operating losses that were incurred prior to 2018, are generally available and can be carried forward for 20 years. It is possible that Payoneer will not generate taxable income in time to use these net operating loss carryforwards before their expiration.

Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and subsequent years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law.
In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Payoneer has not yet undertaken an analysis of whether the Transaction constitutes an “ownership change” for purposes of Section 382 and Section 383 of the U.S. Tax Code.
Risks Related to Our Common Stock
The trading market for our common stock has existed for only a short period following the closing of the Reorganization, and the market price and trading volume of our common stock may fluctuate significantly.
Prior to the closing of the Reorganization, there was not a public market for shares of our common stock. An active trading market for our common stock commenced only recently following the closing of the Reorganization and may not be sustainable. The trading price of our common stock may be volatile and the trading volume in our common stock may fluctuate and cause significant variation to occur. If the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the purchase price.
The trading price of our common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:
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market conditions in the broader stock market in general, or in our industry in particular;

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actual or anticipated fluctuations in our quarterly financial and operating results;

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introduction of new products and services by us or our competitors;

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issuance of new or changed securities analysts’ reports or recommendations;

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sales of large blocks of our stock;

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additions or departures of key personnel;

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regulatory developments;

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litigation and governmental investigations; and

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economic and political conditions or events.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.
The trading market for our common stock will also be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

The coverage of our business or our securities by securities or industry analysts or the absence thereof could adversely affect our securities and trading volume.
The trading market for our securities will be influenced in part by the research and other reports that industry or securities analysts may publish about us or our business or industry from time to time. We do not control these analysts or the content and opinions included in their reports. As a former shell company, we may be slow to attract equity research coverage, and the analysts who publish information about our securities will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If no or few analysts commence equity research coverage of us, the trading price and volume of our securities would likely be negatively impacted. If analysts do cover us and one or more of them downgrade our securities, or if they issue other unfavorable commentary about us or our industry or inaccurate research, our stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets. Any of the foregoing would likely cause our stock price and trading volume to decline.
If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.
If our existing stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress our market price. Our directors, executive officers and all legacy shareholders of Payoneer Inc. are subject to the lock-up agreements prohibiting the transfer or disposition of our common stock for a period of 180 days from the Closing Date, subject to certain exceptions. After all of these lock-up periods have expired and the holding periods have elapsed, these shares will be eligible for sale in the public market. The market price of shares of our common stock may drop significantly when the restrictions on resale by certain of our existing stockholders lapse. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.
Anti-takeover provisions in our certificate of incorporation and Delaware law could delay or prevent a change in control, limit the price investors may be willing to pay in the future for our common stock and could entrench management.
Provisions within our certificate of incorporation and bylaws may delay or prevent a merger or acquisition that a stockholder may consider favorable by permitting our board of directors to issue one or more series of preferred stock, requiring advance notice for stockholder proposals and nominations and placing limitations on convening stockholder meetings. These provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price. See “Description of Capital Stock.”
Additionally, our certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of our board of directors to (i) prevent the transfer of capital stock, or the exercise of rights with respect to our capital stock, if the effect of such transfer or exercise of rights would result in a stockholder holding more than 9.9% of the total issued and outstanding shares of our capital stock on a fully diluted basis, and (ii) designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of the combined company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.
Our certificate of incorporation and bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder limitation matters, subject to limited exceptions, which could discourage stockholder lawsuits or limit our stockholders’ ability to bring a claim in any judicial forum that they find favorable for disputes against our directors, officers, other employees or stockholders.
Our certificate of incorporation and bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any compliant asserting a clause of action arising under the federal securities laws. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation and bylaws.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the certificate of incorporation and bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our shares.
Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage, if no analysts cover us, or cease coverage of us, the market price and volume for our common stock could be adversely affected.
Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
Currently, our common stock and public warrants are publicly traded on Nasdaq under the symbols PAYO and PAYOW, respectively. We cannot assure you that our securities will continue to be listed on Nasdaq. In order to continue listing our securities on Nasdaq, we will be required to maintain certain financial, distribution and stock price levels. Generally, we will be required to maintain a minimum amount in stockholders’ equity and a minimum number of holders of our securities.
If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a determination that our common stock is a “penny stock” which will require brokers trading in common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since our common stock and public warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.
The New Payoneer Public Warrants will be accounted for as a warrant liability and will be recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.
As of the date of this prospectus, we accounted for an aggregate of 25,158,125 New Payoneer Public Warrants in accordance with the guidance contained in Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40). Such guidance provides that our public warrants do not meet the criteria for equity treatment thereunder, and therefore each New Payoneer Public Warrant must be recorded as a liability. Accordingly, we will classify each New Payoneer Public Warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in our statement of operations and therefore our reported earnings. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Payoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.” You should specifically consider the numerous risks outlined under “Risk Factors.”
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS
All of the common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. The Company will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $3,209,459 from the exercise of the New Payoneer Private Warrants, assuming the exercise in full of all such warrants for cash.
The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
Market Price and Ticker Symbol
Our common stock and warrants are currently listed on Nasdaq under the symbols “PAYO,” and “PAYOW,” respectively.
The closing price of the common stock and warrants on July 30, 2021, was $9.44 and $1.91, respectively.
Holders
As of July 16, 2021, there were 151 holders of record of our common stock, 1 holder of record of the New Payoneer Private Warrants and 1 holder of record of the New Payoneer Public Warrants. Such numbers do not include beneficial owners holding our securities through nominee names.
Dividend Policy
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time.
Securities Authorized for Issuance under Our Omnibus Incentive Equity Plan and Employee Stock Purchase Plan
As of July 16, 2021, there were 38,016,011 shares of our common stock reserved for awards issued pursuant to our Omnibus Incentive Equity Plan and 7,603,202 shares of our common stock reserved for awards issued pursuant to our Employee Stock Purchase Plan. The number of shares of our common stock reserved for issuance under the Omnibus Equity Incentive Plan will automatically increase on the first day of each fiscal year, beginning in 2022, by the lesser of (i) 4% of the total number of outstanding shares of our common stock on December 31st of the preceding calendar year and (ii) such smaller number of shares of our common stock as determined by the compensation committee of our board of directors. The number of shares of our common stock reserved for issuance under the Employee Stock Purchase Plan will automatically increase on the first day of each calendar year, commencing on January 1, 2022, by the least of (i) 3,801,601 shares of our common stock, (ii) 1% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year and (iii) such smaller number of shares of our common stock as determined by our board of directors.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The selected statement of operations data of Payoneer Inc. for the years ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 and 2019 were derived from the audited historical consolidated financial statements of Payoneer Inc. included elsewhere in this prospectus.
The selected statement of operations data of Payoneer Inc. for the three months ended March 31, 2021 and March 31, 2020 and the balance sheet data as of March 31, 2021 were derived from the unaudited interim condensed consolidated financial statements of Payoneer Inc. included elsewhere in this prospectus.
The unaudited interim consolidated financial data presented was prepared on a basis consistent with Payoneer Inc.’s audited consolidated financial statements, except for Payoneer Inc.’s early adoption of ASC-842, starting January 1, 2021. In the opinion of Payoneer Inc. management, such unaudited consolidated financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.
The information below is only a summary and should be read in conjunction with the sections entitled “Payoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Payoneer Inc.’s consolidated financial statements, and the notes related thereto, which are included elsewhere in this prospectus.
Balance Sheet Data:
In thousands $, except for share data	as of 31 March, 2021	as of 31 December, 2020	as of 31 December, 2019	as of 31 December, 2018
Cash and cash Equivalents	104,676	102,988	114,896	104,011
Customer funds	3,324,684	3,346,722	1,686,778	1,394,079
Total assets	3,671,932	3,669,684	1,960,710	1,577,487
Outstanding operating balances	3,324,684	3,346,722	1,686,778	1,394,079
Current portion of long-term debt	15,000	13,500	—	—
Long-term debt	49,026	26,525	60,000	—
Total liabilities	3,481,958	3,479,850	1,811,273	1,439,151
Redeemable Convertible preferred stock, $0.01 par value, 111,452,020 shares authorized; 111,452,020 shares issued and outstanding; aggregate liquidation preference of $216,574, $213,484, and $201,368 and $189,971 at March 31, 2021, December 31, 2020, and December 31, 2019 respectively.	154,800	154,800	154,800	154,800
Redeemable preferred stock, $0.01 par value, 3,500 shares authorized; 3,500 shares issued and outstanding; aggregate liquidation preference of $37,451 and $36,520 at March 31, 2021 and December 31, 2020, respectively.	10,735	10,735	—	—
Total shareholders’ equity (deficit)	24,439	24,299	(5,363)	(16,464)

Statement of Operations Data:
In thousands $, except for share data	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Revenues	$100,606	$81,959	$345,592	$317,750	$260,135
Transaction costs	20,155	24,793	97,040	94,665	81,368
Other operating expenses	26,614	19,852	81,976	82,295	68,883
Research and development expenses	16,653	10,574	52,301	34,772	29,383
Sales and marketing expenses	23,139	17,829	76,846	61,020	50,165
General and administrative expenses	10,517	7,826	37,629	31,016	24,389
Depreciation and amortization	4,677	4,166	17,095	10,341	7,874
Total operating expenses	101,755	85,040	362,887	314,109	262,062
Operating income (loss)	(1,149)	(3,081)	(17,295)	3,641	(1,927)
Financial income (expenses), net	(622)	(1,803)	2,012	524	(2,173)
Income (loss) before taxes on income	(1,771)	(4,884)	(15,283)	4,165	(4,100)
Income tax	1,731	2,573	8,320	4,709	3,089
Share in losses of associated company	6	22	143	81	—
Net loss	$(3,508)	$(7,479)	$(23,746)	$(625)	$(7,189)
Per Share Data
Net loss per share attributable to common stockholders – basic and diluted	$(0.31)	$(0.47)	$(1.50)	$(0.63)	$(1.05)
Weighted average common shares outstanding – basic and diluted	29,185,545	22,045,779	25,004,093	19,210,017	17,046,120

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Reorganization occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 presents pro forma effect to the Reorganization as if it had been completed on January 1, 2020.
The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Reorganization occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
This information should be read together with FTAC Olympus Acquisition Corp.’s and Payoneer’s audited and unaudited financial statements and related notes, the sections titled “FTOC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Payoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Reorganization will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.
Description of the Transactions
The following unaudited pro forma condensed combined financial statements present the combination of the financial information of FTAC Olympus Acquisition Corp. and Payoneer Inc., adjusted to give effect to:
•
The impact of the business combination, including the domestication; the merging of First Merger Sub merged with and into FTOC, with FTOC surviving as a direct wholly owned subsidiary of ParentCo; the merging of Second Merger Sub merged with and into Payoneer, with Payoneer surviving as a direct wholly owned subsidiary of ParentCo; and upon consummation of the transactions contemplated by the Reorganization Agreement, ParentCo was renamed “Payoneer Global Inc.”

•
The issuance of consideration to existing Legacy Payoneer stockholders, consisting of shares of New Payoneer common stock, cash and the commitment to provide up to an additional 30.0 million shares of New Payoneer common stock if certain share price targets are met during the five-year period following the consummation of the Business Combination;

•
The issuance of consideration to existing FTOC shareholders, consisting of shares of New Payoneer common stock;

•
The impacts of the Sponsor Share Surrender and Share Restriction Agreement, including the immediate forfeiture of 1,941,109 FTOC Class B ordinary shares held by the Sponsor and 723,333 private placement warrants;

•
The conversion of all outstanding Public Warrants into warrants with the right to receive a number of New Payoneer common stock with the same terms.

•
The conversion of all outstanding Payoneer options and warrants into options and warrants exercisable for shares of New Payoneer common stock with the same terms except for the number of shares exercisable and the exercise price, each of which were adjusted using the Exchange Ratio;

•
the impact of the Subscription Agreements, including the proceeds of $300 million from the issuance of 30,000,000 shares of New Payoneer common stock to investors; and

•
the redemption of 18,033,066 shares of FTOC Class A ordinary shares for an aggregate redemption payment of $180.3 million.

Consideration
	Purchase Price	Shares Issued
	(in thousands, except share amounts)
Share Consideration to FTAC Olympus Acquisition Corp(a)	$596,113	77,081,295
PIPE(a)	$300,000	30,000,000

(a)
The value of FTOC Class A ordinary shares and the common shares to be issued to the PIPE investors is $10 per share.

Ownership
	Shares	%
Total Payoneer
FTAC Olympus Acquisition Corp(a)	77,081,295	22.7%
Existing Payoneer Shareholders(b)	231,263,364	68.4%
PIPE Shares	30,000,000	8.9%
Total Company Common Stock Outstanding at Closing (excluding unvested common stock, Payoneer Earn-Out Shares and Management Transaction Bonus Plan Pool)	338,344,659	100%
Payoneer Earn-Out Shares(c)	30,000,000
Management Transaction Bonus Plan Pool(d)	1,000,000
Total Company Common Stock Outstanding at Closing (excluding unvested common stock)	369,344,659

(a)
FTAC Olympus Acquisition Corp: based on outstanding shares, as of the Closing Date, of 59,611,310 FTOC Class A ordinary shares (following the redemption of 18,033,066 shares); 5,823,328 FTOC Class B ordinary shares which are not subject to restrictions; and 11,646,656 FTOC Class B ordinary share (the “Founder Shares”) which are subject to restriction per section 1.2 of the Sponsor Share Surrender and Share Restriction Agreement. Founder Shares holders shall not Transfer, or permit the Transfer of, a number equal to 50% of the Founder Shares, until the first date that New Payoneer common stock price equals or is greater than $15.00 per share for any 20 Trading Days within any 30 Trading Day period; and FTOC Class B shareholders shall not Transfer, or permit the Transfer of, a number equal to 50% of the Founder Shares, until the first date that the New Payoneer common stock price equals or is greater than $17.00 per share for any 20 Trading Days within any 30 Trading Day period.

(b)
Existing Payoneer Shareholders — represents the number of New Payoneer shares issued to Legacy Payoneer stockholder, based on (i) 111,452,020 preferred shares; (ii) 31,143,179 outstanding shares as of the Closing Date; and (iii) 1,562 RSUs vested at the Closing Date, the sum of which is reduced by 19,584,328 shares that were subject to cashout, and multiplied by the Exchange Ratio of 1.88.

(c)
Payoneer Earn-Out Shares — per section 3.10(a) to the Reorganization — these shares are subject to earn-out based on market price of New Payoneer common stock price following the Closing date. If at any time during the 30 months following the Closing Date the closing share price of the New Payoneer common stock is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period, one-half of the Earn-Out Shares shall be issued; and if at any time during the 60 months following the Closing Date the closing share price of the New Payoneer common stock is greater than or equal to $17.00 over any 20 Trading Days within any 30 Trading Day period, one-half of the Earn-Out Shares shall be issued.

(d)
Management Transaction Bonus Plan Pool — per section 7.18(c) to the Reorganization Agreement.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of FTAC Olympus Acquisition Corp. and Payoneer. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands)
	as of March 31, 2021			as of March 31, 2021
	Payoneer (Historical)	FTAC Olympus Acquisition Corp. (Historical)	Transaction Accounting Adjustments	Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$104,676	$4,003	$476,241(A)	$584,920
Restricted cash	26,449	—	—	26,449
Customer funds	3,324,684	—	—	3,324,684
Accounts receivable, net	4,722	—	—	4,722
CA receivables, net	72,032	—	—	72,032
Other current assets	18,273	383	—	18,656
Total current assets	3,550,836	4,386	476,241	4,031,463
NON-CURRENT ASSETS:
Property, equipment and software, net	11,903	—	—	11,903
Goodwill	21,796	—	—	21,796
Intangible assets, net	34,506	—	—	34,506
Restricted cash	6,196	—	—	6,196
Deferred taxes	2,630	—	—	2,630
Investment in associated company	6,836	—	—	6,836
Severance pay fund	1,837	—	—	1,837
ROU assets	17,042	—	—	17,042
Marketable securities held in trust account	—	754,788	(754,788)(B)	—
Other assets	18,350	—	(1,700)(E)	16,650
Total assets	$3,671,932	$759,174	$(280,247)	$4,150,859
LIABILITIES, REDEEMABLE PREFERRED STOCK AND REDEEMABLE CONVERTIBLE PREFERRED STOCK
CURRENT LIABILITIES:
Trade payables	13,215	2,133	—	15,348
Outstanding operating balances	3,324,684	—	—	3,324,684
Current portion of long-term debt	15,000	—	—	15,000
Other payables	58,093	—	93,300(F)	151,393
Total current liabilities	3,410,992	2,133	93,300	3,506,425
NON-CURRENT LIABILITIES:
Long-term debt	49,026	—	—	49,026
Warrant liability	—	55,127	(1,541)(P)	53,587
Deferred underwriting fee payable	—	30,285	(30,285)(H)	—
Other long-term liabilities	21,940	—	—	21,940
Total liabilities	3,481,958	87,545	61,474	3,630,977

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021 — (Continued)
(in thousands)
	as of March 31, 2021			as of March 31, 2021
	Payoneer (Historical)	FTAC Olympus Acquisition Corp. (Historical)	Transaction Accounting Adjustments	Pro Forma Combined
Redeemable convertible preferred stock, $0.01 par value, 111,452,020 shares authorized; 111,452,020 shares issued and outstanding; aggregate liquidation preference of $216,574 at March 31, 2021. Pro forma 0 Shares Authorized, Issued and outstanding as of March 31, 2021	154,800	—	(154,800)(I)	—
Redeemable preferred stock, $0.01 par value, 3,500 shares authorized; 3,500 shares issued and outstanding; aggregate liquidation preference of $37,451 at March 31, 2021	10,735	—	—	10,735
Common stock subject to possible redemption 66,662,879 shares at $10.00 per share redemption value; Pro forma 0 shares at $10.00 per share redemption value	—	666,629	(666,629)(J)	—
SHAREHOLDERS’ EQUITY:				—
Common stock; Payoneer historical Common stock of $0.01;
173,274,443 Shares authorized as of March 31, 2021; 26,435,097
Shares issued and outstanding as of March 31, 2021; FTAC
Olympus Acquisition Corp (historical) Class A ordinary shares,
$0.0001 par value; 500,000,000 shares authorized; 10,981,497 shares issued and outstanding (excluding 66,662,879 shares
subject to possible redemption); Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 19,411,094 shares issued and outstanding; Pro Forma Combined, Class A ordinary shares,
$0.0001 par value; 0 shares authorized issued and outstanding;
Class B ordinary shares, $0.0001 par value; 0 shares authorized issued and outstanding; Pro Forma Combined Common stock of
$0.01; 3,800,000,000 Shares authorized as of March 31, 2021;
338,344,659 Shares issued and outstanding as of
March 31, 2021
	264	3	3,116(N)	3,383
Additional paid-in capital	84,765	23,199	462,777(K)	570,741
Accumulated other comprehensive income	2,985	—	—	2,985
Accumulated deficit	(63,575)	(18,202)	13,815(L)	(67,962)
Total shareholders’ equity	24,439	5,000	479,708	509,147
Total liabilities, redeemable preferred stock, redeemable convertible preferred stock and shareholders’ equity	$3,671,932	$759,174	$(280,247)	$4,150,859

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)
	For the three months ended March 31, 2021
	Payoneer (Historical)	FTAC Olympus Acquisition Corp. (Historical)	Transaction Accounting Adjustments	Pro Forma Combined
Revenues	$100,606	—	—	$100,606
Operating Expenses:
Transaction costs	20,155	—	—	20,155
Other operating expenses	26,614	—	—	26,614
Research and development expenses	16,653	—	—	16,653
Sales and marketing expenses	23,139	—	—	23,139
General and administrative expenses	10,517	3,115	—	13,632
Depreciation and amortization	4,677	—	—	4,677
Total operating expenses	101,755	3,115	—	104,870
Operating loss	(1,149)	(3,115)	—	(4,264)
Financial income (loss), net	(622)	(5,934)	147(AA)	(6,409)
Loss before taxes on income	(1,771)	(9,049)	147	(10,673)
Taxes on Income	1,731	—	—	1,731
Share in losses of associated company	6	—	—	6
Net Loss	$(3,508)	$(9,049)	$147	$(12,410)
Net loss per share attributable to common stockholders, basic and diluted	$(0.31)	$(0.42)
Weighted average common shares outstanding, basic and diluted	29,185,545	21,581,094
Pro forma net loss per share attributable to common stockholders, basic and diluted				$(0.04)
Pro forma weighted average common shares outstanding, basic and diluted				335,209,072

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)
	For the year ended December 31, 2020
	Payoneer (Historical)	FTAC Olympus Acquisition Corp. (Historical, As Restated)	Transaction Accounting Adjustments	Pro Forma Combined
Revenues	$345,592	—	—	$345,592
Operating Expenses:
Transaction costs	97,040	—	—	97,040
Other operating expenses	81,976	—	—	81,976
Research and development expenses	52,301	—	—	52,301
Sales and marketing expenses	76,846	—	—	76,846
General and administrative expenses	37,629	685	—	38,314
Depreciation and amortization	17,095	—	—	17,095
Total operating expenses	362,887	685	—	363,572
Operating loss	(17,295)	(685)	—	(17,980)
Financial income (loss), net	2,012	(8,469)	141(AA)	(6,316)
Loss before taxes on income	(15,283)	(9,154)	141	(24,296)
Taxes on income	8,320	—	—	8,320
Share in losses of associated company	143	—	—	143
Net Loss	$(23,746)	$(9,154)	$141	$(32,759)
Net loss per share attributable to common stockholders, basic and diluted	$(1.50)	$(0.44)
Weighted average common shares outstanding, basic and diluted	25,004,093	20,766,410
Pro forma net loss per share attributable to common stockholders, basic and diluted				$(0.10)
Pro forma weighted average common shares outstanding, basic and diluted				328,516,886

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of Payoneer and FTAC Olympus Acquisition Corp. For the purposes of this section, “Legacy Payoneer” refers to Payoneer Inc. prior to the Reorganization. The transaction accounting adjustments for the transaction consist of those necessary to account for the transaction.
The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.
Payoneer and FTAC Olympus Acquisition Corp. did not have any historical relationship prior to the Reorganization. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021, assumes that the Reorganization occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 presents pro forma effect to the Reorganization as if it had been completed on January 1, 2020.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
FTAC Olympus Acquisition Corp.’s unaudited condensed balance sheet as of March 31, 2021, and the related notes for the three months ended March 31, 2021; and

•
Payoneer’s unaudited condensed consolidated balance sheet as of March 31, 2021, and the related notes for the three months ended March 31, 2021.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
FTAC Olympus Acquisition Corp.’s unaudited condensed statement of operations for the three months ended March 31, 2021; and

•
Payoneer’s unaudited condensed consolidated statements of operations for the three months ended March 31, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:
•
FTAC Olympus Acquisition Corp.’s audited statement of operations for the period from June 2, 2020 (inception) through December 31, 2020, as restated, and the related notes included in the prospectus; and

•
Payoneer’s audited consolidated statements of operations for the year ended December 31, 2020 and the related notes included in the prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Reorganization.
The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Reorganization taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Payoneer. They should be read in conjunction with the historical financial statements and notes thereto of FTAC Olympus Acquisition Corp. and Payoneer.
2
Accounting Policies

Concurrently with the consummation of the Business Combination, management is performing a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Payoneer. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
3.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Reorganization and has been prepared for informational purposes only.
The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Payoneer filed consolidated income tax returns during the periods presented.
The unaudited condensed combined pro forma statements of operations do not contain any adjustment for the related effect on income tax expense for the three months ended March 31, 2021 and the year ended December 31, 2020 applied to the reduction in interest and any transaction costs expense as none of the companies currently believe that a tax deduction would be realizable.
The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of New Payoneer’s shares outstanding, assuming the Reorganization occurred on January 1, 2020.
In addition, certain holders have the right to receive additional shares of Common Stock if certain share price thresholds are achieved within five years of the Closing Date. The Company is currently finalizing its accounting analysis of the Earn-Out Shares, and specifically, whether the Earn-Out shares are earned based on events that are indexed to the common stock of New Payoneer. The potential effect of these Earn-Out Shares, which will be treated as equity or as a liability, upon completion of its accounting analysis, has currently been excluded from these unaudited proforma condensed combined financial information. Additionally, the Company will analyze its accounting of the Founder Shares as a result of the proposed Reorganization. The Founder Shares have been classified within equity in this Unaudited Pro Forma Condensed Combined financial information.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:
(A)
Represents pro forma adjustments to the cash balance to reflect the following:

	(in thousands)
Reclassification of Marketable securities held in Trust Account	$754,788	(B)
Redemption of FTOC ordinary shares	(180,345)	(Q)
Cash distribution	(398,202)	(C)
Proceeds from PIPE	300,000	(D)
	$476,241	(A)

(B)
Reflects the reclassification of $754.8 million of marketable securities held in the Trust Account.

(C)
Represents the cash distribution of $398.2 million to Payoneer stockholders as part of merger consideration; comprised of $368.7 million to shareholders of Legacy Payoneer as of the Closing Date, and $29.5 to holders of Legacy Payoneer outstanding vested options holders.

(D)
Reflects the proceeds of $300.0 million from the issuance and sale of 30,000,000 shares of common stock at $10.00 per share in a private placement pursuant to the Subscription Agreements.

(E)
Represents elimination of an amount of $1.7 million of transaction costs already recorded on the balance sheet.

(F)
Represents estimated transaction costs of approximately $95.0 million dollars consisting of $64.7 million incurred by Legacy Payoneer and FTOC in consummating the transaction (See G) and approximately $30.3 million of Deferred Underwriting Fee Payable (see H) classified to short term liability. The adjustment reflects the $95.0 million net of the $1.7 million already recorded on the balance sheet.

(G)
Represents transaction costs of approximately $64.7 million incurred by Legacy Payoneer and FTOC in consummating the transaction. The transaction costs incurred by Legacy Payoneer and FTOC are partly related to the issuance of New Payoneer Warrants, based on the fair value of the warrants as of March 31, 2021; an amount equal to $60.3 is attributed to the issuance of New Payoneer common stock, and was accordingly recognized as a decrease to additional paid-in capital; an amount equal to $3.9 million is attributed to the issuance of New Payoneer Warrants, and was accordingly recognized as accumulated deficit; and an amount equal to $0.5 million is attributed to the Cash Consideration, and was also recognized as accumulated deficit.

(H)
Represents the reclassification of $30.3 million of Deferred Underwriting Fee Payable (see F) to short term liability.

(I)
Reflects the conversion of 111,452,020 shares of Legacy Payoneer convertible preferred stock into 111,452,020 shares of Legacy Payoneer common stock.

(J)
Reflects the reclassification of $666.6 million related to FTOC ordinary shares subject to possible redemption.

(K)
Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

Payment of transaction fees for Legacy Payoneer	$(60,328)	(G)
Issuance of common stock to the PIPE investors	300,000	(D)
Conversion of Legacy Payoneer preferred stock to Legacy Payoneer common stock	154,800	(I)
Reclassification of FTOC ordinary shares subject to redemption	666,629	(J)
Redemption of ordinary shares	(180,345)	(Q)
Surrender of Private Placement Warrants	1,541	(P)
Cash distribution	(398,202)	(C)
Reclassification of FTAC Olympus Acquisition Corp. accumulated deficit	(18,202)	(M)
Adjustment of Par value of shares	(3,116)	(N)

$462,777	(K)

(L)
Represents pro forma adjustments to accumulated deficit to reflect the following:

Reclassification of FTAC Olympus Acquisition Corp. accumulated deficit	18,202	(M)
Transaction expenses not capitalized	(550)	(O)
Transaction expenses related to issuance of New Payoneer Warrants	(3,837)	(H)
	$13,815	(L)

(M)
Represents the amount of the formation and operating costs recorded in FTAC Olympus Acquisition Corp as well as the revaluation of warrants and related transaction costs.

(N)
Represents pro forma adjusted common stock based on the total outstanding shares as per the Ownership table above minus the total amount of shares outstanding as of the Closing Date:

Shares
Conversion of Legacy Payoneer preferred stock to Legacy Payoneer common stock	111,452,020
Additional Stock issued to Payoneer as per consideration(1)	93,376,247
Reclassification of FTOC Class A ordinary share(2)	48,629,813
Forfeiture of FTOC Class B ordinary share(3)	(1,941,109)
PIPE	30,000,000
Total pro-forma adjusted common stock	281,516,971

(1)
Calculated as the sum of 69,965,880 additional shares issued to Legacy Payoneer preferred stockholders and 18,700,723 issued to Legacy Payoneer Common Stockholders as the Per Share Stock Consideration, and 4,709,644 Legacy Payoneer Common Stock issued between March 31, 2021 and the Closing Date.

(2)
Represents 66,662,879 FTOC Class A ordinary shares subject to possible redemption minus 18,033,066 redeemed shares.

(3)
Represents Founder Shares which the Sponsor has agreed to forfeit (see note (e) to Ownership table above).

(O)
Represents $550 thousand of transaction expenses that would not be capitalized.

(P)
Represents the Sponsor’s forfeiture and surrender, for no consideration, of 723,333 Private Placement Warrants.

(Q)
Represents redemption of 18,033,066 shares of FTOC Class A ordinary shares , an aggregate of $180.3 million, at a redemption price of approximately $10.0 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
(AA)
Represents the pro forma adjustment to Financial Income (loss), net, as follows:

	Three months ended March 31, 2021	Year ended December 31, 2020
Interest earned on Trust Account	$(25)	$(19)	(BB)
Surrender of Private Placement Warrants	166	166	(CC)
	$141	$147	(AA)

(BB)
Represents interest earned on money in Trust Account that has been cancelled.

(CC)
Reflects the reversal of the loss recognized by FTOC for the three months ended March 31, 2021 and for the year ended December 31, 2020 from the change in fair value of the warrant liability attributable to the surrendered Private Placement Warrants, as described in adjustment (P) above.

4.
Loss per Share

Net loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Reorganization, assuming the shares were outstanding since January 1, 2020. As the Reorganization is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Reorganization have been outstanding for the entire period presented.
The unaudited pro forma condensed combined financial information has been prepared for the three months ended March 31, 2021 and the year ended December 31, 2020:
NEW PAYONEER
	Three months ended March 31, 2021	Year ended December 31, 2020
Pro forma net loss (in thousands)	$(12,410)	$(32,759)
Weighted average shares outstanding – basic and diluted	335,209,072	328,516,886
Net loss per share – basic and diluted	$(0.04)	$(0.10)
Weighted average shares outstanding – basic and diluted
FTAC Olympus Acquisition Corp(a)	77,081,295	77,081,295
PIPE Investors	30,000,000	30,000,000
Legacy Payoneer stockholders(b)(d)	46,709,877	40,017,691
Legacy Payoneer Converted preferred shares(c)	181,417,900	181,417,900
	335,209,072	328,516,886

(a)
FTAC Olympus Acquisition Corp: based on current outstanding shares of 59,611,310 FTOC Class A ordinary shares, following the redemption of 18,033,066 shares, 5,823,328 FTOC Class B ordinary shares which are not subject to restrictions, and 11,646,656 Founder Shares. The pro forma basic and diluted shares of FTAC Olympus Acquisition Corp. stockholders exclude 25,158,125 million warrants, as these are not deemed a participating security and their effect is antidilutive.

(b)
Calculated as the weighted average outstanding shares for each period multiplied by the number of shares to be issued per each Payoneer outstanding common stock in the execution of the Reorganization.

(c)
Based on 111,452,020 outstanding shares of Legacy Payoneer as of the Closing Date, reduced by 14,953,137 shares that were subject to cashout, and multiplied by the Exchange Ratio of 1.88.

(d)
The pro forma basic and diluted shares of Legacy Payoneer stockholders exclude 50.3 million unexercised employee stock options and unvested RSUs and 1.8 million warrants, as these are not deemed a participating security and their effect is antidilutive.

PAYONEER’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Throughout this section, unless otherwise noted, “we”, “us”, “our”, “Payoneer”, and the “Company” refer to Payoneer Inc.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Historical Consolidated Financial Data” and the consolidated financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis, including information with respect to our future performance, liquidity and capital resources, and general and administrative functions, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Company Overview
Payoneer Global Inc. is a global payment and commerce-enabling platform, powering growth for millions of digital businesses by providing global payments and other services via APIs as well as web, mobile applications and machine learning infrastructure. These global payment services enable our customers to connect once to Payoneer and pay or get paid globally with a broad set of localized and global payment methods.
We were founded in 2005 with the idea that technology and the internet were transforming commerce and making it possible for anyone anywhere to build and grow a digital business. We recognized the importance of offering services to both sides of two-sided commerce networks. We knew that small businesses would need a partner to help them navigate the complexity of our digital world so they could capitalize on the opportunities and grow their business and we knew that digital enterprises and marketplaces faced challenges supporting increasingly large and globally distributed groups of sellers. Since our founding, we have been building and extending our platform, working collaboratively with enterprises and SMBs that have been at the forefront of digital commerce. Over the past 16 years, we have built a secured, regulated platform that offers a global, multi-currency account to businesses of any size from more than 190 countries and providing a global payment infrastructure to pay and get paid globally as easily as locally. Our products and services are built to scale so sellers can grow with us and utilize more sophisticated tools and services across their lifecycle.
Our platform enables enterprises to make Mass Payouts to the entire world using a broad set of localized payment methods in addition to be able to pay Payoneer small business customers. We enable our small business customers to get paid from marketplaces and their B2B customers into their Payoneer Global Multi-currency Account. We provide additional services to our customers, focused on helping them manage and grow their business.
We have achieved our rapid growth through a combination of building strong brand and presence in marketplace ecosystems, entering into partnerships, investing in new products and global infrastructure and by pursuing strategic acquisitions. We have built a meaningful brand in the global digital commerce ecosystem supporting over 7,000 unique trade corridors over the last twelve months ended March 31, 2021. As of March 31, 2021, more than 5 million Marketplaces, Enterprises and SMBs from around the world have become Payoneer customers, which generated over $13.3 billion in volume during the three months ended March 31, 2021.
We seek to become an industry-leading global payment and commerce-enabling platform by being a great partner for our customers, democratizing access to financial services and driving growth for millions digital businesses of all sizes from around the world. Looking forward, we intend to continue to invest actively to grow our global platform, expand product development, extend our regulatory footprint, invest in automation, increase new customer growth and make more acquisitions to accelerate our ability to deliver more value to customers around the world. As a result, we intend to incur net losses while we reinvest significantly back into the business.

Our revenues are driven by the volume of transactions processed through our platform. Volume refers to the total dollar value of transactions successfully completed on or enabled by our platform, not including payment orchestration transactions. For a customer that both receives and later sends payments, we count the volume only once. Volume serves as a key metric for overall business activity, as growing volume is the primary driver for our revenue growth. See “Key Metrics and Non-GAAP Financial Measures” for additional information.
As a result of the Reorganization, and upon consummation of the Reorganization and the other transactions contemplated by the Reorganization, FTOC and Payoneer Inc. each became wholly owned subsidiaries of Payoneer Global Inc., and the securityholders of FTOC and Payoneer Inc. becoming securityholders of Payoneer Global Inc. The merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Payoneer has been determined to be the accounting acquirer, as it holds the majority voting rights, majority composition of the board of directors and executive management, and greater in overall asset, revenue and employee size following the Reorganization. As a consequence of the Reorganization, our common stock was registered under the Exchange Act and listed on a U.S. national stock exchange, which will require Payoneer to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees, which we expect will result in an increase general and administrative expense by approximately $10 million per year, beginning in 2021.
Impact of the COVID-19 Pandemic
Shelter-in-place orders, social distancing measures and travel restrictions following the extraordinary spread of COVID-19 have fundamentally shifted commerce and the way buyers and sellers transact, accelerating digitalization and e-commerce trends.
In response to the COVID-19 pandemic, we have implemented measures to focus on the safety of our employees, including implementing additional remote working capabilities, further strengthening connectivity between an already global workforce in 30 locations across 26 countries.
Starting in January 2020, COVID-19 impacted our teams, customers and supply chains in China. Starting in March, due to broader travel restrictions, global travel and tourism slowed, negatively impacting our travel customer base. Furthermore, the Federal Reserve cut interest rates to zero in mid-March, impacting our interest income revenues, associated with underlying customer accounts. The global travel slowdown and interest rate cuts, coupled with general uncertainty and wavering business and consumer confidence, began to impact our financial results more significantly in March; we immediately took the following actions to closely monitor and enhance our financial position:
•
Instituted a temporary company-wide hiring freeze, which was lifted in June 2020;

•
Renegotiated contracts and pricing with certain vendors;

•
Temporarily slowed sales and marketing activities, specifically marketing, which we gradually restored back to 2019 levels beginning in June 2020; and

•
Prioritized profitability enhancement projects.

Following weaker than expected financial results in April 2020 driven by dramatic reductions in travel activity and overall soft economic activity, we saw a strong recovery in May 2020 as consumer buying shifted from brick and mortar to e-commerce, leading to a reacceleration in our e-commerce customer base throughout the end of the second quarter of 2020 and into the third quarter of 2020. During the second quarter of 2020 transaction volume was up 27% vs. the first quarter of 2020, with strong e-commerce and B2B activity offsetting the material declines we saw in our travel customer base. The acceleration of digital commerce has created tailwinds that have further strengthened our positioning as an enabler of global commerce, resulting in 9% total revenue growth in 2020. When adjusting for the reduction in our travel customer base and the decline in interest income, our revenue grew by 31% for the year ended December 31, 2020 compared to the year ended December 31, 2019.

This trend continued in the first quarter of 2021, resulting in 23% total revenue growth in the three months ended March 31, 2021 compared to the three months ended March 31, 2020. When adjusting for the reduction in our two largest travel Marketplaces and decline in interest income, our revenue grew by 46% for the three months ended March 31, 2021 compared to the three months ended March 31, 2020.
We will continue to evaluate the nature and extent of the potential impact of COVID-19 on our business, consolidated results of operations, and liquidity.
Seasonality
We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns and high-travel seasons. Historically, our revenues have been strongest during the fourth quarter of every year, primarily as a result of higher e-commerce sales during the holiday season. Additionally, in a typical year, we see revenue fluctuations related to peak travel periods, specifically in the late second quarter into the third quarter of every year, within the northern hemisphere markets and the late fourth quarter into the first quarter of every year, within the southern hemisphere markets. Adverse events that occur during these months, such as COVID-19 which has had an impact to our 2020 results, could have a disproportionate effect on our revenue results for the entire fiscal year.
Key Factors Affecting Our Performance
Continued Growth of Digital Commerce.   Growth of digital commerce has accelerated due to the COVID-19 pandemic, shifting buying preferences to online from offline. As more economic activity moves to the digital world, we expect to see more businesses adapting and moving online, broadening the number of potential customers we can offer services. For the year ended December 31, 2020, total volume increased by 53% compared to the year ended December 31, 2019, and increased by 61% during the three months ended March 31, 2021, compared to the three months ended March 31, 2020.
Acquiring New Customers.   Maintaining our growth requires new customers to continue adopting our platform and products. We will continue to invest in our go-to-market strategy as we further penetrate our addressable markets. Our financial performance will depend in large part on the overall global demand for our platform.
Continue to Grow Within Existing Customers.   Our revenue grows as we meet more needs of our customers around the world. Our customers tend to utilize more of our services as their needs grow and as they understand the benefits Payoneer can provide to their business. Sustaining our growth will depend on our ability to continue meeting our customers’ needs and persuading them to use more of our platform.
Network-Effects Drive Low-Cost Customer Acquisition.   We support a two-sided network, providing services to buyers and suppliers, marketplaces and marketplace sellers and connecting them all on a single platform. We leverage this unique position in the middle of two-sided networks to cost-effectively acquire customers, ranging from some of the most valuable companies in the world to small sole proprietors in emerging markets. These network effects have allowed us to increase our volume from new customer cohorts by more than 700% when comparing the first quarter of 2014 to the first quarter of 2021 and to foster relationships with some of the largest marketplaces around the world. As our customers sell more goods and services online through digital channels, our volume increases — we grow our volume as our customers grow their volume. Our customer cohorts have grown consistently over time, resulting in more than 100% net volume retention by cohort. We continue to innovate, to connect digital businesses to more digital businesses and deliver new products and services for our customers, such as Working Capital and Merchant Services, which we expect will increase the growth and lifetime value of our customer base.
Expand Our Partnership Network.   We collaborate with many partners around the world, which enables us to integrate Payoneer services into software platforms, banks and other offerings actively used by small businesses. These integrated partnerships enable us to offer better service to our customers and to cost-effectively acquire new customers. These partnerships cover a broad range of third parties, including SaaS platforms, sourcing platforms, banks, tax providers and accounting software providers. Our ability to innovate and grow is dependent, in part, on our ability to maintain and grow our partnership base.

Investment in new services to drive growth
We will continue to make significant investments in both existing and new products and services, including B2B AP/AR, Working Capital and Merchant Services. By delivering more services to our customers, we can improve their ability to manage and grow their businesses. These investments in product development are necessary to achieve our long-term growth and profitability.
Acquisitions
In 2020, we acquired optile GmbH, or optile, a leading, next-generation payment orchestration technology platform, that empowers merchants to be in control of their online consumer payments and optimize for quality, cost and consumer choice, while unifying reconciliation and reporting. optile’s technology enabled us to expand our product suite to improve the way merchants of all size manage their online payments from consumers. We believe there are additional opportunities to deliver value to more customers through targeted acquisitions.
Economic conditions and resulting business trends
Our results of operations are impacted by the relative strength of the overall economy and its effect on business investment, unemployment, consumer spending behavior, and business and consumer demand. Our customers’ underlying business activities are also linked to the macroeconomic and geopolitical environment.
Components of Results of Operations
The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document.
Revenue
The majority of our revenues are generated from transaction fees, which are generally driven by transaction volumes. Volume refers to the total dollar value of transactional funds received by Payoneer. Transaction fee revenue principally consists of fees charged when customers use their funds, either to withdraw their funds from our platform or to use the funds to make payments.
To a lesser extent, the Company generates revenue through collection fees, which mainly refers to fees charged when payments are made into a customer’s account, and also bank transfer fees, which are fees charged when one of Payoneer’s Enterprise customers uses Payoneer to send a payment directly into the bank account of a small business.
The majority of the Company’s revenue is recognized and collected upon the completion of the underlying transaction. In some cases, revenues are collected through intermediaries such as issuing banks, which are typically settled on a monthly basis. For more information on our revenue recognition policies, see note 2.q. of our audited consolidated financial statements included elsewhere in this prospectus.
Transaction costs
Transaction costs mainly consist of fees paid to the banks, processors and networks that process payments to and from the Payoneer platform, costs to acquire currencies, card supply costs and losses related to certain of the Company’s services. These costs are net of any rebate programs with banks and processors, such as volume rebates. Transaction costs are primarily driven by volume and number of transactions and generally increase as volume and number of transactions increase.
The Company is exposed to potential transaction losses such as credit cards collections losses, ACH (“Automated Clearing House”) returns, prepaid card negative balances and chargebacks. These costs are included in transaction costs. The Company also records an allowance for estimated losses arising from doubtful capital advances. The allowance is monitored quarterly and is updated based on actual claims data.

Other operating expenses
Other operating expenses mainly include compensation for the Company’s employees and subcontractors who support customer service calls, customer approvals, banking infrastructure implementations, transaction monitoring and liquidity management as well as indirect costs incurred for fraud detection, compliance operations, regulatory services and maintenance costs related to the Company’s customer call center infrastructure. Going forward, the Company expects to grow its customer-facing operations and therefore experience a corresponding growth in employees and outsourced personnel compensation expenses. In addition, the Company is investing in automation to reduce the amount of resources required to support customers.
Research and development expenses
Research and development expenses consist primarily of employee compensation and related costs, professional services and consulting expenses, and non-capitalized costs associated with the development of new technologies. Such non-capitalized costs are charged to the statement of operations as incurred.
Sales and marketing expenses
Sales and marketing expenses consist of costs for business development, customer success, product launch costs, marketing and advertising costs, retention costs and certain customer acquisition costs. This also includes employee compensation and related costs to support the sales and marketing process.
General and administrative expenses
General and administrative expenses consist primarily of compensation, benefits and overhead expenses associated with corporate management. We expect our general and administrative expenses will increase as a result of becoming a public company, as we will hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We also expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees. We expect to incur an additional one-time expense related to management transaction pool vesting as a result of becoming a public company.
Depreciation and amortization
Depreciation and amortization consist primarily of amortization of intangible assets, internally developed software, and depreciation of our investments in property, equipment, and software. We depreciate and amortize our assets on a straight-line basis in accordance with our accounting policies. The useful lives are 3-5 years for computers, software and peripheral equipment, 6-16 years for furniture and office equipment, and the lesser of the asset useful life or remaining lease term for leasehold improvements. Capitalized development costs and current technology acquired as part of the optile acquisition are amortized over the period of estimated benefit, using the straight-line method and estimated useful lives of 3-6 years. We expect amortization expenses to increase going forward as a result of the optile acquisition and our increased investment in research and development.
Financial income, net
Financial income, net primarily includes gains (losses) from foreign exchange fluctuations. The Company conducts transactions worldwide and settles accounts with its financial intermediaries in various currencies. Interest income (expense) from cash and cash equivalents deposited in its accounts is also included under financial income, net, which vary based on cash and cash equivalents balances, and based on market rates.
Income tax
The Company is in a loss position in the US and has a full valuation allowance. The Company is profitable in foreign jurisdictions for which there are income taxes recorded.

Share in losses of associated company
Investments in entities where the Company has the ability to exercise significant influence, but not control, over the investee and investment in joint ventures, are accounted for using the equity method of accounting. For such investments, the Company’s share of the investee’s results of operations is included as share in losses of associated companies on the consolidated statements of income.
Results of Operations
The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document. We have derived this data from our interim and annual consolidated financial statements included elsewhere in this prospectus.
Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020
	Three Months Ended March 31,
(in thousands)	2021	2020	$ Change	% Change
Revenues	$100,606	$81,959	$18,647	23%
Transaction costs	20,155	24,793	(4,638)	-19%
Other operating expenses	26,614	19,852	6,762	34%
Research and development expenses	16,653	10,574	6,079	57%
Sales and marketing expenses	23,139	17,829	5,310	30%
General and administrative expenses	10,517	7,826	2,691	34%
Depreciation and amortization	4,677	4,166	511	12%
Total operating expenses	101,755	85,040	16,715	20%
Operating loss	(1,149)	(3,081)	1,932	62%
Financial expense, net	622	1,803	(1,181)	-66%
Loss before taxes on income	(1,771)	(4,884)	3,113	64%
Income tax	1,731	2,573	(842)	-33%
Share in losses of associated company	6	22	(16)	-73%
Net loss	$(3,508)	$(7,479)	$3,971	53%
Revenues
Revenues were $100.6 million for the three months ended March 31, 2021, an increase of $18.7 million, or 23%, compared to $82.0 million for the three months ended March 31, 2020. Our volume grew by $5.0 billion, or 61%, compared to the three months ended March 31, 2020 as we experienced continued growth in digital commerce stemming from the shift in consumer buying behavior towards e-commerce due to COVID-19. The COVID-19 pandemic has adversely affected the volume associated with our travel customer base and also negatively impacted our interest income on underlying customer funds, which decreased by 85% over this period due to lower interest rates gained on our deposited funds. When excluding the revenues attributable to our two biggest travel marketplaces and interest income from each period, our revenue increased by 46% during the period ended March 31, 2021 when compared to the period ended March 31, 2020.
Transaction costs
Transaction costs were $20.2 million for the three months ended March 31, 2021, a decrease of $4.6 million, or 19%, compared to $24.8 million for the period ended March 31, 2020. This decrease partially relates to an increase in non-recurring payment network incentives of $4.2 million earned by achieving certain volume-related milestones. In addition, while volume increased by 61% during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, there was no significant corresponding increase in transaction costs during the same period due to improved commercial terms, internal platform optimizations, and cost structure benefits from increased transaction volumes. When excluding the transaction costs attributable to our two biggest travel marketplaces from each period, our transaction costs decreased by 5% during the period ended March 31, 2021 when compared to the period ended March 31, 2020.
Other operating expenses
Other operating expenses were $26.6 million for the three months ended March 31, 2021, representing an increase of $6.7 million compared to $19.9 million, or 34%, for the three months ended March 31, 2020. This increase was driven primarily by an increase of $4.0 million relating to employee compensation, benefits and other employee-related expenses partly as a result of an increase in the headcount compared to the three months ended March 31, 2020, and $2.0 million related to independent consultant expenses to support our growing volume and business requirements.
Research and development expenses
Research and development expenses were $16.7 million for the three months ended March 31, 2021, representing an increase of $6.1 million, or 57%, compared to $10.6 million for the three months ended March 31, 2020. This increase was driven primarily by an increase of approximately $4.9 million in research and development employee compensation as a result of an increase in the headcount compared to the three months ended March 31, 2020 with a corresponding increase of $0.5 million in overhead expenses allocated to the research and development department.
Sales and marketing expenses
Sales and marketing expenses were $23.1 million for the three months ended March 31, 2021, an increase of $5.3 million, or 30%, compared to $17.8 million for the three months ended March 31, 2020. This increase was driven largely by an increase of $3.6 million in employee compensation, benefits and other employee-related expenses, partly as a result of an increase in the headcount compared to the three months ended March 31, 2020, and an increase of $1.1 million in employee and third-party commissions which corresponds to our revenue growth during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020.
General and administrative expenses
General and administrative expenses were $10.5 million for the three months ended March 31, 2021, an increase of $2.7 million, or 34%, compared to $7.8 million for the three months ended March 31, 2020. This increase was driven mainly by an increase of $3 million in compensation, benefits and other employee-related expenses partly as a result of an increase in the headcount compared to the three months ended March 31, 2020.
Depreciation and amortization expenses
Depreciation and amortization expenses were $4.7 million for the three months ended March 31, 2021 compared to $4.2 million for the three months ended March 31, 2020, representing an increase of $0.5 million, or 12%. This increase was driven primarily by $0.9 million increase in amortization of internal use software costs during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 which was offset by $0.6 million impairment of internal use software that occurred during the three months ended March 31, 2020.
Financial expenses, net
Financial expense, net was $0.6 million for the three months ended March 31, 2021, a decrease of $1.2 million, or 66%, compared to $1.8 million for the three months ended March 31, 2020. This decrease was driven largely by revaluation of foreign currency balances during the three months ended March 31, 2021.

Income tax
Income tax expense was $1.7 million for the three months ended March 31, 2021, a decrease of $0.9 million, or 33%, compared to an expense of $2.6 million for the three months ended March 31, 2020. The decrease was primarily the result of taxes associated with our foreign subsidiaries.
Net loss
For a discussion regarding the Company’s net loss position please refer to the Liquidity and Capital Resources section below.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
	Year Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Revenues	$345,592	$317,750	$27,842	9%
Transaction costs	97,040	94,665	2,375	3%
Other operating expenses	81,976	82,295	(319)	—%
Research and development expenses	52,301	34,772	17,529	50%
Sales and marketing expenses	76,846	61,020	15,826	26%
General and administrative expenses	37,629	31,016	6,613	21%
Depreciation and amortization	17,095	10,341	6,754	65%
Total operating expenses	362,887	314,109	48,778	16%
Operating Income (loss)	(17,295)	3,641	(20,936)	-575%
Financial income, net:	2,012	524	1,488	284%
Income (loss) before taxes on income	(15,283)	4,165	(19,448)	-467%
Income tax	8,320	4,709	3,611	77%
Share in losses of associated company	143	81	62	77%
Net loss	$(23,746)	$(625)	$(23,121)	3,699%
Revenues
Revenues were $345.6 million for the year ended December 31, 2020, an increase of $27.8 million, or 9%, compared to $317.8 million for the year ended December 31, 2019. Our volume grew by $15.4 billion, or 53%, compared to the year ended December 31, 2019 as we experienced continued growth in digital commerce stemming from the shift in consumer buying behavior towards e-commerce due to COVID-19. The COVID-19 pandemic has adversely affected the volume associated with our travel customer base and also negatively impacted our interest income on underlying customer funds, which decreased by 65% over this period due to lower interest rates gained on our deposited funds. When excluding the revenues attributable to our two biggest travel marketplace customers and interest income from each period, our revenue increased by 31% during the year ended December 31, 2020.
Transaction costs
Transaction costs were $97 million in the year ended December 31, 2020, representing an increase of $2.3 million, or 3%, compared to $94.7 million in the year ended December 31, 2019. This increase is correlated with the increase in volume as described above, as well as an increase of $3.0 million in lost funds and chargebacks due to the higher volume and an increase in fraudulent transactions during the second quarter of 2020. This trend was partially offset by a decrease of $5.3 million in fees paid to banks and other financial institutions due to improved commercial terms negotiated during the year ended December 31, 2020. Transaction costs as a percentage of Revenue were 28% in the year ended December 31, 2020, representing a decrease of 2% compared to 30% in the year ended December 31, 2019.

Other operating expenses
Other operating expenses were $82 million for the year ended December 31, 2020, representing a decrease of $0.3 million compared to $82.3 million for the year ended December 31, 2019. During the year ended December 31, 2020, the Company recorded a recovery of a reserve amounting to $3.6 million relating to one of the Company’s issuing banks, who entered into a liquidation process, and for which the Company had provisioned for doubtful debts during 2018. In addition, operating expenses were impacted by a $2 million decrease relating to operational regulatory services. The described decrease was offset by an increase of $3.4 million in employee compensation, benefits and other employee-related expenses and by a $2.3 million expense for new software.
Research and development expenses
Research and development expenses were $52.3 million for the year ended December 31, 2020, representing an increase of $17.5 million, or 50%, compared to $34.8 million for the year ended December 31, 2019. This increase was driven primarily by an increase of approximately $14.1 million in research and development employee compensation, as a result of an increase in the headcount compared to the year ended December 31, 2019, with a corresponding increase of $3.6 million in overhead expenses allocated to the research and development department. $2.5 million of the increase in employee compensation was related to additional headcount as a result of the optile acquisition.
Sales and marketing expenses
Sales and marketing expenses were $76.8 million for the year ended December 31, 2020, an increase of $15.8 million, or 26%, compared to $61 million for the year ended December 31, 2019. This increase was driven largely by an increase of $9.4 million in employee compensation, benefits and other employee-related expenses and an increase of $3.3 million in commissions expenses mainly relating to amortization of capitalized expenses, which was partially offset by a decrease of $2.1 million in travel expenses which were lower due to the COVID-19 pandemic. $2.5 million of the increase in employee compensation was related to additional headcount as a result of the optile acquisition.
General and administrative expenses
General and administrative expenses were $37.6 million for the year ended December 31, 2020, an increase of $6.6 million, or 21%, compared to $31 million for the year ended December 31, 2019. This increase was driven mainly by an increase of $8.2 million in compensation, benefits and other employee-related expenses, and an increase of $3.3 million in professional services received (including legal and financial services), part of which are related to the acquisition of optile. This was offset by a recovery of a reserve amounting to an additional $1.5 million relating to one of the Company’s issuing banks, who entered into a liquidation process, and for which the Company had provisioned for doubtful debts during 2018. $4 million of the increase in employee compensation is related to additional headcount as a result of the optile acquisition.
Depreciation and amortization expenses
Depreciation and amortization expenses were $17.1 million for the year ended December 31, 2020 compared to $10.3 million for the year ended December 31, 2019, representing an increase of $6.8 million, or 65%. This increase was driven primarily by an increase in amortization of capitalized expenses of software developed by the Company, of which $3.3 million related to the optile acquisition.
Financial income and expenses, net
Financial income, net was $2 million for the year ended December 31, 2020, an increase of $1.5 million, or 284%, compared to $0.5 million for the year ended December 31, 2019. This increase was driven largely by revaluation of foreign currency balances during the year ended on December 31, 2020.

Income tax
Income tax expense was $8.3 million for the year ended December 31, 2020, an increase of $3.6 million, or 77%, compared to an expense of $4.7 million for the year ended December 31, 2019. The increase was primarily the result of taxes associated with our foreign subsidiaries.
Net loss
For a discussion regarding the Company’s net loss position please refer to the Liquidity and Capital Resources section below.
Year ended December 31, 2019 Compared to Year Ended December 31, 2018
The following table sets forth our consolidated statements of operations data in US dollars for the periods indicated:
	Year Ended December 31,
(in thousands)	2019	2018	$ Change	% Change
Revenues	$317,750	$260,135	$57,615	22%
Transaction costs	94,665	81,368	13,297	16%
Other operating expenses	82,295	68,883	13,412	19%
Research and development expenses	34,772	29,383	5,389	18%
Sales and marketing expenses	61,020	50,165	10,855	22%
General and administrative expenses	31,016	24,389	6,627	27%
Depreciation and amortization	10,341	7,874	2,467	31%
Total operating expenses	314,109	262,062	52,047	20%
Operating Income (loss)	3,641	(1,927)	5,568	289%
Financial income (loss), net:	524	(2,173)	2,697	124%
Income (loss) before taxes on income	4,165	(4,100)	8,265	202%
Income tax	4,709	3,089	1,620	52%
Share in losses of associated company	81	—	81	NM%
Net loss	$(625)	$(7,189)	$6,564	91%
Revenues
Revenues were $317.8 million for the year ended December 31, 2019, an increase of $57.7 million, or 22%, compared to $260.1 million for the year ended December 31, 2018, primarily due to an increase in volumes. Our volume grew by $7.5 billion, or 35%, compared to the year ended December 31, 2018 driven by the continued growth in e-commerce, customer acquisition and products expansion and enhancements.
Transaction costs
Transaction costs were $94.7 million for the year ended December 31, 2019, an increase of $13.3 million, or 16%, compared to $81.4 million for the year ended December 31, 2018. This increase is correlated with the increase in volume as described above. During the period, the Company was able to improve terms with vendors leading to greater efficiency. Transaction costs as a percentage of Revenue were 30% in the year ended December 31, 2020, representing a decrease of 1% compared to 31% in the year ended December 31, 2019.
Other operating expenses
Other operating expenses were $82.3 million for the year ended December 31, 2019, compared to $68.9 million for the year ended December 31, 2018, an increase of $13.4 million or 19%. This increase was driven primarily by an increase of approximately $7.7 in compensation to operation supporting employees, mainly as a result of increase in headcount, and a $2.5 million increase in expenses for operation supporting software. This was partially offset by a decrease of $3.6 million in other expenses, which included a write-off of a deposited fund , which was deposited with a processor that entered a liquidation process recorded during the year ended in December 31, 2018.
Research and development expenses
Research and development expenses were $34.7 million for the year ended December 31, 2019, an increase of $5.3 million, or 18%, compared to $29.4 million for the year ended December 31, 2018. This increase was driven primarily by an increase of approximately $3.6 million in research and development employee’s compensation, as a result of an increase in headcount to support development of new products and platforms, including B2B AP/AR and Working Capital. The increased headcount was followed by a corresponding increase of $1.8 million in overhead expenses allocated to the research and development department (as allocation of overhead is based primarily on headcount).
Sales and marketing expenses
Sales and marketing expenses were $61.0 million for the year ended December 31, 2019, an increase of $10.8 million, or 22%, compared to $50.2 million for the year ended December 31, 2018. This increase was driven largely by an increase of $5.7 million in compensation, benefits and other employee-related expenses (excluding commissions) as a result of continued growth and expansion of the Company and an increase of $4.1 million in paid commissions. This was partially offset by a decrease of $1.9 million in marketing expenses and a decrease of $1.2 million in the recognized commissions expenses for our sales personnel as a result of capitalization of costs beginning in 2019 as a result of the adoption of ASC 606.
General and administrative expenses
General and administrative expenses were $31 million for the year ended December 31, 2019, an increase of $6.6 million, or 27%, compared to $24.4 million for the year ended December 31, 2018. This increase was driven mainly by a $4.7 million in compensation, benefits and other employee-related expenses. This was partially offset by a decrease of $1.5 million in other expenses, which included a write-off of doubtful accounts, that were deposited with a processor that entered a liquidation process recorded during the year ended in December 31, 2018.
Depreciation and amortization expenses
Depreciation and amortization expenses were $10.3 million for the year ended December 31, 2019, compared to $7.9 million for the year ended December 31, 2018, an increase of $2.4 million, or 31%. This increase was driven primarily by purchases of property, plant and equipment, and amortization of capitalized internal use software expenses.
Financial income and expenses, net
Financial income, net was $0.5 million for the year ended December 31, 2019, an increase of $2.7 million, compared to a net expense position of $2.2 million for the year ended December 31, 2018. This increase was driven largely by revaluation of foreign currency balances, mainly GBP, CNH and CNY.
Income tax
Income tax expense was $4.7 million for the year ended December 31, 2019, an increase of $1.6 million, or 52%, compared to an expense of $3.1 million for the year ended December 31, 2018. The increase was primarily the result of taxes associated with our foreign subsidiaries.
Net loss
For a discussion regarding the Company’s net loss position please refer to the Liquidity and Capital Resources section below.

Liquidity and Capital Resources
The following discussion of our liquidity and capital resources is based on the financial information derived from our audited consolidated financial statements included elsewhere in this prospectus.
Liquidity
The operations of the Company have historically been financed primarily through the issuance of redeemable preferred stock. Refer to Note 12 of the Company’s consolidated financial statements and Note 12 of the Company’s unaudited condensed consolidated financial statements for further information relating to the redeemable preferred stock.
In addition, pursuant to the Company’s Loan and Security Agreement, the Company entered into a second amendment on March 31, 2021, whereby the Company can request advances under a revolving line of credit in an aggregate principal amount equal $70 million. This amendment modified the line of credit from $85 million and the interest on the principal amount to 3.20% subject to certain equity milestone conditions. If these conditions are not met, the interest remains at 3.70%. The revised terms of the agreement became effective April 1, 2021. The Agreement includes reporting, financial covenant and certain restrictive covenants that, subject to certain exceptions, limit the Company’s ability to sell assets, incur additional indebtedness, make certain investments and other distributions, engage in certain transactions with affiliates, change the nature of our business and place liens on our or our subsidiaries’ assets. As of December 31, 2020, and March 31, 2021, the Company was in compliance with these covenants.
As of December 31, 2020, we had $103 million of cash and cash equivalents, which included $40 million of borrowings under our revolving line of credit. As of March 31, 2021, we had $104.7 million of cash and cash equivalents, which included $49 million of borrowings under our revolving line of credit. In connection with the November 2020 amendment to the Company’s Loan and Security Agreement, the Company incurred an additional $15 million under a term loan, payable in 10 equal monthly instalments beginning on April 2021.
In addition, on July 22, 2020, we issued 3,500 shares of our Series 1 Senior Preferred Stock, a warrant to purchase up to 1,477,094 shares of common stock at an exercise price of $10.21 per share, and a warrant to purchase up to 2,954,188 shares of common stock at an exercise price of $0.01 per share for gross proceeds before issuance costs of $35.0 million. On July 23, 2021, Payoneer Inc. completed a full redemption of the Series 1 Senior Preferred Stock for an aggregate redemption price of approximately $39.8 million.
We believe our existing cash and cash equivalents and cash flows from operating activities will be sufficient to meet our operating working capital and capital expenditure requirements for at least the next twelve months. Our future financing requirements will depend on many factors including our growth rate, the timing and extent of spending to support development of our platform and the expansion of sales and marketing activities. Although we currently are not a party to any agreement and do not have any understanding with any third-parties with respect to potential investments in, or acquisitions of, businesses or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. In addition, growth in our Working Capital offering portfolio increases our liquidity needs, and any failure to meet those liquidity needs could adversely affect our business. We continue to evaluate partnerships and third-party sources of funding for our Working Capital offering portfolio. Additional funds may not be available on terms favorable to us or at all.

Cash Flows
The following tables present a summary of cash flows from operating, investing and financing activities for the following comparative periods.
	Three months ended March 31,		Year ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Net cash provided by (used in) operating activities	$(16,468)	$8,915	$9,526	$(14,312)	$(5,988)
Net cash used in investing activities	(8,034)	(15,944)	(66,854)	(20,581)	(11,429)
Net cash provided by financing activities	2,430	32,697	1,673,464	353,743	553,624
Effect of exchange rate changes on cash and cash equivalents	(899)	1,442	636	521	(2,538)
Change in cash	(22,971)	27,110	1,616,772	319,371	533,669
Operating Activities
Net cash provided by (used in) operating activities consists of net loss adjusted for certain non-cash items and changes in other assets and liabilities.
The Company’s net loss for the three months ended March 31, 2021 was $3.5 million after considering non-cash charges primarily consisting of $4.7 million in depreciation and amortization, $4.4 million in share-based compensation expenses as well as other non-cash items.
The Company’s net loss for the year ended December 31, 2020 was $23.7 million after considering non-cash charges primarily consisting of $17.1 million in depreciation and amortization, $11.1 million in share-based compensation expenses as well as other non-cash items.
The Company’s net loss for the year ended December 31, 2019 was $0.6 million after considering non-cash charges primarily consisting of $10.3 million in depreciation and amortization, $9.5 million in share-based compensation expenses as well as other non-cash items.
Net cash used in operating activities was $16.5 million for the three months ended March 31, 2021, a decrease of $25.4 million, compared to cash provided by operating activities of $8.9 million for the three months ended March 31, 2020. This was driven primarily by an increase in outstanding Capital Advances from our Working Capital offering of approximately $33.3 million on net basis ($104.4 million customer advances extended to customers net of $98.4 million collected from customers) during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. This was partially offset by fluctuations in current asset and liability balances particularly within accounts receivable and other payables due to the timing of payments as well as other immaterial uses of cash.
Net cash provided in operating activities was $9.5 million for the year ended December 31, 2020, an increase of $23.8 million, compared to cash used in operating activities of $14.3 million for the year ended December 31, 2019. This was driven by fluctuations in current asset and liability balances particularly within prepaid taxes, accrued expenses and employee related compensation due to the timing of payments. This was partially offset by an increase in outstanding Capital Advances from our Working Capital offering of approximately $6.4 million net ($266.1 million customer advances extended to customers net of $259.8 million collected from customers) and other immaterial uses of cash.
Net cash used in operating activities was $14.3 million for the year ended December 31, 2019, an increase of $8.3 million, or 138%, compared to $6.0 million for the year ended December 31, 2018. The increase in cash used in operating activities was driven predominately from the increase in Capital Advances from our Working Capital offering, which was in line with the expansion of the Company’s Working Capital offering by approximately $43.0 million net ($171.1 million customer advances extended to customers net of $128.1 million collected from customers) during the period and increases in other assets of approximately $8.1 million.

Investment Activities
Net cash used in investing activities was $8.0 million for the three months ended March 31, 2021, a decrease of $7.9 million, or 50%, compared to $15.9 million for the three months March 31, 2020. This was predominantly related to $15.5 million used for the acquisition of optile, net of cash acquired, during the three months ended March 31, 2020, as described within Note 3 of the consolidated financial statements, with no comparable activity during the three months ended March 31, 2020. This change was partially offset by an increase in customer funds in transit of $6.7 million.
Net cash used in investing activities was $66.9 million for the year ended December 31, 2020, an increase of $46.3 million, or 225%, compared to $20.6 million for the year ended December 31, 2019. This was predominantly related to an increase in customer funds in transit of approximately $37.7 million as well as an increase of $15.5 million used for the acquisition of optile, net of cash acquired, as described within Note 3 of the consolidated financial statements. Uses of cash also included increased capitalization of internal use software of approximately $9 million as well as purchases of property, plant and equipment of approximately $5 million.
Net cash used in investing activities was $20.6 million for the year ended December 31, 2019, an increase of $9.2 million, or 81%, compared to $11.4 million for the year ended December 31, 2018. This principally related to purchases of property, plant and equipment of approximately $9.1 million, capitalization of internal use software of approximately $8.1 million and $6.5 million associated with an investment in associated company.
Financing Activities
Net cash provided by financing activities was $2.4 million for the three months ended March 31, 2021, a decrease of $30.3 million, or 93%, compared to $32.7 million for the three months ended March 31, 2020. This predominantly relates to a $22.0 million decrease associated with customer balances during the period ending March 31, 2021 as compared to a $32.5 million increase associated with customer balances during the period ending March 31, 2020. This decrease was offset by net proceeds from long-term debt of $24 million received during the three months ended March 31, 2021.
Net cash provided by financing activities was $1.7 billion for the year ended December 31, 2020, an increase of $1.3 billion, or 368%, compared to $353.7 million for the year ended December 31, 2019. The increase predominantly relates to cash associated with customer balances of approximately $1.7 billion as well as issuance of redeemable preferred stock and warrants for $32.6 million net of issuance costs, offset by repayments of long-term debt of $20.0 million.
Net cash provided by financing activities was $353.7 million for the year ended December 31, 2019, a decrease of $199.9 million, or 36%, compared to $553.6 million for the year ended December 31, 2018. The cash provided by financing activities relates to customer balances of around $292.7 million as well as drawings of $60.0 million under our revolving line of credit.
Customer balances increased period over period as the Company moved from being a program manager to becoming the card issuer, and as such started recording customer balances on the face of the balance sheet and within financial activities on the cash flow statement.
Key Metrics and Non-GAAP Financial Measures
Our management uses a variety of financial and operating metrics to evaluate our business, analyze our performance, and make strategic decisions. We believe these metrics and non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as management. However, these measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for financial measures that have been calculated in accordance with GAAP. We primarily review the following key performance indicators and non-GAAP measures when assessing our performance:

Volume
Volume refers to the value of payments successfully completed or enabled by our platform, not including orchestration transactions. Volume serves as a key metric for overall business activity, as growing volume is the primary driver for our revenue growth.
	Three months ended March 31,		Year ended December 31,
(in millions)	2021	2020	2020	2019	2018
Volume	$13,342	$8,300	$44,419	$28,990	$21,506
Volume grew 61% for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 as we experienced continued growth in digital commerce, further accelerated and amplified by the COVID-19 pandemic which led to a significant boost in e-commerce/seller volume as a result of rapid shift in consumer buying behavior towards e-commerce. Nonetheless, the COVID-19 pandemic has also adversely affected the business of our travel marketplaces as the volume associated with the travel customer base is still below the pre-COVID pandemic levels in the majority of markets around the world.
Volume grew 53% year over year in the year ended December 31, 2020 as a result of continued growth in digital commerce, concurrently with the adverse effect on the business of our customers’ travel marketplaces. Volume grew 35% year over year in 2019 as we saw a continued organic growth in the business.
Revenue
The Company generates revenues mainly from transaction fees, which are generally driven by transaction volumes. Transaction fee revenue principally consists of fees for withdrawals and usage. We believe that Revenue demonstrates our ability to monetize on volumes. Our revenues can be impacted by the following:
(i)
Mix in customer size, products, and services;

(ii)
Mix between domestic and cross-border transactions;

(iii)
Geographic region or country in which a transaction occurs; and

(iv)
Pricing and other market conditions.

Management closely monitors volume and revenue to ensure that we continue to grow funds and business activity that enters the platform, expanding overall scale and reach of business.
Adjusted EBITDA
In addition to our financial results determined in accordance with GAAP, we believe Adjusted EBITDA, as a non-GAAP measure, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing our operating performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison. A reconciliation is provided below for our non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA
	Three months ended March 31,		Year ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Net income, (loss)	$(3,508)	$(7,479)	$(23,746)	$(625)	$(7,189)
Depreciation & amortization	4,677	4,166	17,095	10,341	7,874
Income tax	1,731	2,573	8,320	4,709	3,089
Financial expenses (income), net	622	1,803	(2,012)	(524)	2,173
EBITDA	3,522	1,063	(343)	13,901	5,947
Share in losses of associated company	6	22	143	81	—
Stock based compensation expenses(1)	4,297	2,178	10,892	9,535	6,919
Other non-recurring items(2)	—	—	(4,304)	—	3,158
M&A related expenses(3)	—	—	—	1,098	—
Adjusted EBITDA	7,825	3,263	6,388	24,615	16,024

(1)
Represents non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

(2)
Consists primarily of a non-recurring allowance outside of normal course of business due to liquidation of one of our providers. The year ended December 31, 2018 includes separate recovery of previously written off amount relating to another provider. The year ended December 31, 2020 includes a non-recurring provision in connection with executive separation.

(3)
Represents M&A activity related costs, which, for the periods presented, include legal and professional services.

Off Balance Sheet Obligations
As of the balance sheet dates of March 31, 2021 and December 31, 2020, the Company has not engaged in any off-balance sheet arrangements, as defined by Regulation S-K, that have or are reasonably likely to have a current or future effect on the Company’s financial condition, results of operations or cash flows.
Contractual Obligations, Commitments and Contingencies
The following table summarizes our contractual obligations as of December 31, 2020.
	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$40,025	$13,500	$26,525	$0	$0
Interest on long-term debt	103	103	0	0	0
Operating leases(1)	22,012	10,160	10,886	966
Total	$62,140	$23,763	$37,411	$966	$0

(1)
Consists of offices around the world and cars in Israel.

Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the report amounts of assets, liabilities, revenue, costs and expenses as well as related disclosures. On an ongoing basis, the Company evaluates these estimates and the assumptions used. Actual results may differ from these estimates under different assumptions or conditions.
The Company believes that the critical accounting policies, which are summarized below and further described within Note 2 to the consolidated financial statements in accordance with accounting principles generally accepted in the United States and are critical to aid in understanding and evaluating the consolidated financial condition, results of operations and cash flows.
Capital advance (CA) receivable, net:
The Company enters into transactions with pre-qualified customers in which the Company purchases a designated amount of future receivables for an upfront cash purchase price. The delivery of the future receivables purchased in exchange for the advance cash purchase price is facilitated through the customer’s payment activities with the Company. There is no economic recourse to the customer in the event that the future receivables are not generated. There is also no fixed period of time in which the customer must deliver the purchased future receivables to the Company, as delivery of the purchased future receivables is contingent on the customers’ generation of such receivables. The Company does have certain contractual remedies and in some cases security interests in the event that a customer breaches its agreement with the Company.
Although there is no economic recourse to the customer in the event that the future receivables are not generated, the degree of uncertainty related to this economic benefit is mitigated by the extensive due diligence performed by the Company prior to purchasing the customer’s future receivables and is further mitigated by limited contractual remedies.
The Company’s due diligence includes but is not limited to detailed analyses of the customer’s historical processing volumes, transaction count, chargeback history, growth of the seller, and account longevity with the Company. The Company implements machine-learning algorithms as part of its due diligence of certain customers.
The Company recognizes revenues associated with these fees over the capital advance period, adjusting the amount to reflect an effective interest rate.
Capital advance receivable, net represents the aggregate amount of CA-related receivables owed by customers as of the consolidated balance sheet date, net of an allowance for potential uncollectible amounts in the event of merchant fraud, diversion or default. For the purchased receivables, the Company is generally exposed to advance losses related to uncollectibility, and similar to the allowance for transaction losses, the Company establishes allowance for CA losses (ALCAL). The Company estimates the ALCAL based on an assessment of various factors, including historical experience, customers’ current processing volume, and other factors that may affect the customers’ ability to make future payments on the receivables. Changes to the ALCAL are reflected in transaction costs on the statements of income (loss). Charge-offs from the ALCAL occur when the receivable is greater than 240 days old or there have not been any collections for 90 consecutive days from the third party. Recoveries are reflected as a reduction in the ALCAL when the recovery occurs.
The Company has developed a risk-based methodology that is used to estimate future losses based on historical loss experience as well as the qualitative judgment when historical loss data is not available. For product offerings with sufficient historical loss experience, the Company develops loss estimates based on receivable balance attributes such as account payment status, percentage of collections per day, and length of time from advance to collection. Based on these attributes, a historical loss rate is applied to calculate the allowance for CA losses. For product offerings that do not have significant historical loss data to develop a historical loss percentage, the Company estimates losses by evaluating portfolio factors such as average balance outstanding by customer as well as creating specific identification provisions for known collection risks.
Leases:
The Company has early adopted the new guidance related to accounting for leases on January 1, 2021, using a modified retrospective basis and applied the optional practical expedients related to the transition. The adoption resulted in an increase of approximately $19,280 for the right of use lease assets and $19,566 for lease liabilities associated with our operating leases upon adoption of which $8,636 was classified as short-term within Other payables and $10,930 was classified as long-term within Other long-term liabilities. In addition, the Company elected to apply the practical expedients related to reassessment of existing leases, utilization of hindsight in the determination of lease term and impairment of right-of-use assets, and did not to recognize right-of-use assets and lease liabilities arising from short-term leases.
The Company determines whether an arrangement is a lease for accounting purposes at contract inception. Operating leases are recorded as right-of-use (“ROU”) assets, which are included in right-of-use assets, and lease liabilities, which are included in other payable and other long-term liabilities on the consolidated balance sheets, respectively.
ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Our leases do not provide an implicit rate; we use an incremental borrowing rate for specific terms on a collateralized basis based on the information available on either the ASC 842 transition date or commencement date in determining the present value of lease payments.
The ROU asset calculation includes lease payments to be made and excludes lease incentives. The ROU asset and lease liability may include amounts attributed to options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for operating leases is recognized on a straight-line basis over the lease term. In certain instances, the Company may have lease agreements with lease and non-lease components. In these instances, the Company has elected to apply the practical expedient and account for the lease and non-lease components as a single lease component for all leases. In addition, the Company has elected the practical expedients related to lease classification, hindsight, and land easement. The Company applies a single portfolio approach to account for the ROU assets and lease liabilities.
Internal use software:
The Company accounts for costs incurred to develop software and other applications for internal use to enhance its capabilities as a payment solution provider, in accordance with ASC 350-40 “Internal-Use Software” and are included within Intangible assets, net on the Company’s balance sheet. The Company capitalizes the costs incurred during the application development stage, which include costs to design the software, application configuration, interfaces, coding, installation, and testing. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software are expensed as incurred. Capitalized development costs are amortized over the period of estimated benefit, using the straight-line method and estimated useful lives of three years, and presented under depreciation and amortization. Costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development cost requires considerable judgement by management.
Impairment of long-lived assets:
The Company reviews long-lived assets for their impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of the asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.
Revenue recognition:
On January 1, 2019, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with the Company’s historic revenue recognition methodology under ASC 605, Revenue Recognition.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.
The majority of the Company’s revenue is recognized and collected upon the completion of the underlying transaction. In some cases, collection is through intermediaries such as issuing banks which settle on a monthly basis.
Prepaid Card and Customer Account Revenue:
1)
Transaction fee revenues — the Company’s transaction fee revenue principally consists of usage fees. Revenue may vary based on the size of the transaction, the funding method used, the currency to be ultimately disbursed and the countries to which the funds are transferred. Transaction fee revenues are recognized at a point in time which is the period when the underlying transactions occur, and at this time the amounts are known.

2)
Collection and loading fees — fees are charged to customers upon withdrawal of funds held by Payoneer into a customer’s bank account or utilization of funds loaded or allocated to cards. Fees are recognized at a point in time which is the period that the underlying withdrawal or load to a customer occurs.

3)
Service and maintenance fees — Maintenance and service fees are charged either monthly or annually to customers. Fees charged in advance to customers covering a single reporting period or multiple reporting periods are recognized when the fee is charged as there is no binding contract term and the fee does not represent a material right to the customer.

4)
Cancellations and refunds of fees — the Company records revenue net of transaction cancellation and refunds of fees. Cancellations and refunds of fees are estimated at the time that the underlying transaction occurs and are provided for in advance of the cancellation or refund.

5)
Capital Advance fees — the Company offers customers a cash advance in exchange for a fixed amount of their future receivables. Such customers use Payoneer’s payment services to receive payments from third party online marketplaces for goods and services sold on the marketplaces. For the cash advances in which the Company retains the right to future receivables, the fee is recognized over the advance period.

Global Bank Transfer Revenue:
Revenues generated from bank transfers are recorded at the time the related funds transfer is executed and delivered to the beneficiary. Revenue is deferred until it reaches the beneficiary even if it has been collected by the Company at any point during the bank transfer process. The timing of recognition is dependent on geographic region, and overall reliance on third party processors and financial institutions.
The Company uses third-party processors and financial institutions in executing foreign exchange transactions with third-parties. The Company acts as the principal in these transactions and recognizes revenue as it relates to these transactions on a gross basis as the Company controls the service to the end customer and directs third party processors and other financial institutions to perform the specified services on the Company’s behalf. To the extent revenues are recorded on a gross basis, any commissions or other payments to third-parties are recorded as transaction costs so that the net amount (gross revenue less transaction costs) is reflected in operating income.
The types of fees that are recognized by the Company are the following:
1)
Transfer fees — the Company charges transfer fees on its global bank transfer services.

2)
Foreign exchange conversion fees — the Company generates revenues from funds that were transferred to the Company in one currency and are transferred to a beneficiary in another currency through international transactions. The revenue is calculated as the difference between the rate the Company charges its customers and the foreign exchange market rate at the time of the transaction.

Interest income on underlying customer balances:
The assets underlying the customer balances being held on the Company’s consolidated balance sheets as customer funds are maintained in interest and non-interest bearing accounts. The interest earned on these assets is included in total revenue on the consolidated statements of loss and comprehensive loss because the collecting, holding, and remitting of these funds are critical components of the Company’s operations.
Customer acquisition costs
The Company recognizes an asset for incremental costs to obtain a contract such as sales commissions and other customer incentives. The asset is amortized on a systematic basis over the expected customer relationship period, which is estimated as of December 31, 2020 to be 2.35 years and is consistent with the pattern of recognition of the associated revenue.
Income taxes:
Income taxes are accounted for using an asset and liability approach as required under U.S. GAAP. The asset and liability approach require the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the relevant tax law; the effects of future changes in tax laws or rates are not anticipated. Deferred taxes have not been provided on the amount of unremitted earnings from foreign subsidiaries retained for reinvestment in the Company. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. Valuation allowances are established for deferred tax assets when the likelihood of the deferred tax assets not being realized exceeds the more likely than not criterion. Deferred tax assets and liabilities, along with any related valuation allowance, are classified as non-current assets or non-current liabilities on the balance sheets.
Deferred taxes as of December 31, 2020 were reduced by a valuation allowance relating to net operating losses and share-based compensation. In assessing the likelihood of realizing deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the taxable loss in the United States, management believes it was more likely than not that the deferred tax assets will not be realized in the United States for the next few years.
The Company follows the guidance on accounting for uncertainty in income taxes in accordance with U.S. GAAP. The guidance provides a comprehensive model for the recognition, measurement and disclosure in financial statements of uncertain income tax positions that a company has taken or expects to take on a tax return. Under this guidance, a company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position; otherwise no benefit can be recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Additionally, the Company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. Interest and penalties are classified as taxes on income in the consolidated financial statements. The amount of unrecognized tax benefits as of December 31, 2020 is $5.1 million.
Income tax expense includes U.S. (federal and state) and foreign income taxes. Tax legislation commonly known as the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) includes a mandatory one-time tax on accumulated earnings of foreign subsidiaries, and as a result, all previously unremitted earnings for which no U.S. deferred tax liability had been accrued were subject to U.S. tax. Notwithstanding the U.S. taxation of these amounts, the Company intends to continue to invest most or all of these earnings, as well as its capital in these subsidiaries, indefinitely outside of the U.S. and do not expect to incur any significant, additional taxes related to such amounts.

Share-based compensation:
The Company applies Statement of ASC 718, “Share-based Payment.” ASC 718 requires awards classified as equity awards to be accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as expense over the requisite service period. Forfeitures are accounted as they occur.
The Company measures the compensation cost related to the options awarded on the grant date and recognizes the cost on a straight-line method over the requisite service period of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions.
The Company measures the additional compensation cost of modified awards on the date of modification and recognizes the cost (1) on the modification date for past service periods and (2) on a straight-line method over the future related service period.
The Company early adopted ASU 2018-07 for share-based payments with service providers. Fair value of the equity instrument issued to a non-employee should be measured as of the grant date. The fair value of the awards is recognized over the vesting period, which coincides with the period that the counter-party is providing services to the Company.
The Company recognizes a benefit of share-based compensation in the consolidated statements of loss if an excess tax benefit is realized. If the Company is in a taxable loss position and the excess tax benefit added to a net operating loss carryforward, the excess tax benefit would not be recorded until that net operating loss is utilized.
Determination of Fair Value of Payoneer’s Common Stock
Prior to Closing, as a private company with no active public market for the ordinary shares, Payoneer Inc.’s board of directors periodically determined the fair value of the Company’s common stock at various dates, after considering contemporaneous third-party valuations and input from management.
In determining the fair value of Payoneer Inc.’s common stocks, various objective and subjective factors were considered, including:
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the lack of an active public market for Payoneer Inc.’s common and preferred stocks;

•
the prices at which Payoneer Inc. issued its preferred stock in arm’s-length transactions and the difference between the rights, preferences and privileges of the Company’s preferred and common stocks;

•
the prices at which Payoneer Inc’s common and preferred stocks were purchased in privately arranged secondary transactions as well as the size of the secondary transactions;

•
Payoneer Inc.’s operating results and financial condition;

•
Payoneer Inc.’s stage of development and business strategy;

•
expectations of Payoneer Inc.’s management and investors;

•
the general economic conditions and industry outlook;

•
the market price of publicly traded companies engaged in the same or a similar line of business; and

•
the likelihood of achieving a liquidity event such as an IPO given prevailing market conditions.

Valuations for Payoneer Inc.’s common stocks were performed for the following valuation dates in 2019 and 2020: May 31, 2019; December 31, 2019; and October 31, 2020. In addition, a valuation of Payoneer’s common stock was performed for January 31, 2021. Valuations were prepared in accordance with industry’s best practices including the Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, issued by the American Institute of Certified Public Accountants (the “Practice Guide”). There are significant judgments and estimates inherent in the valuation of Payoneer Inc.’s common stock. These judgments and estimates are management’s best estimates and include assumptions regarding the Company’s future operating performance, the time to completing an IPO or other liquidity event, the related company valuations associated with such events, and the determinations of the appropriate valuation methods.
The May 31, 2019 valuation utilized a hybrid method involving three scenarios: (1) the Option Pricing Method (“OPM”); (2) the fully diluted method; and (3) secondary transaction prices involving the Company’s common stock. For the first two methods, a Discounted Cash Flow method (“DCF”) was first used to estimate the Company’s equity value. The DCF method relies on the premise that the value of a business enterprise is equal to the present value of the income that it can expect to generate going forward. From an investor’s standpoint, these future income streams represent the dividend paying (i.e., distribution-paying) capacity of the Company. The equity value derived using the DCF method was then allocated to the Company’s securities, including its common stock using the OPM and the fully diluted method. The OPM treated Payoneer Inc.’s security classes as call options on the Company’s total equity value and estimates the value allocated to the common stock under an assumed liquidation event. The OPM accounts for the rights and preferences of the Company’s security classes and is best suited for an exit based on a sale of the company. The fully diluted method assumes that the company’s various security classes would share in the company’s equity value equally. This method better reflects early-stage investor expectations and is best suited for an exit based on a public offering of the company where all securities convert into common stock.
The December 31, 2019 valuation is based on four scenarios: (1) the OPM; (2) the fully diluted method; (3) secondary transaction prices involving the company’s common stock; (4) implied common stock price based on the total transacted price of a significant secondary transaction involving both preferred and common stocks. Like the OPM, the implied common stock price was estimated based on the difference in the rights and preferences between the preferred and common stocks.
The October 31, 2020 valuation is based on three scenarios: (1) the OPM; (2) the fully diluted method; and (3) initial public offering (“IPO”). The IPO scenario was supported by the Market approach, specifically the Guideline Public Company method.
The January 31, 2021 valuation is based on three scenarios: (1) the OPM; (2) IPO; and (3) SPAC merger. The SPAC merger scenario is based on the implied equity value from a proposed merger agreement with FTOC. Under the SPAC merger scenario, all of the company’s securities are assumed to convert into common stock. The valuation is valid for the following months.
Recent Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position, result of operations or cash flows is disclosed in Note 2 to our audited consolidated financial statements and our unaudited interim financial statement included elsewhere in this prospectus.
Quantitative and Qualitative Disclosure About Market Risk
We have operations both within the United States and globally, and we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and foreign currency fluctuations. Information relating to quantitative and qualitative disclosures about these market risks is described below.
Interest Rate Sensitivity
Our cash and cash equivalents as of December 31, 2020, were held primarily in cash deposits and money market funds. The fair value of our cash and cash equivalents would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of a majority of these instruments. Additionally, we have the ability to hold these instruments until maturity if necessary, to reduce our risk. Any future borrowings incurred under our credit facility would accrue interest at a floating rate based on a formula tied to certain market rates at the time of incurrence (as described above). A hypothetical 1% increase or decrease in interest rates would not have a material effect on our financial results.
Foreign Currency Risk
Most of our revenue is earned in U.S. dollars, and therefore our revenue is not currently subject to significant foreign currency risk. Our foreign currency exposure includes currencies of the countries in which our operations are located as well as certain currencies in which the platform services ours customers and may be subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro, British Pound, Japanese Yen, Canadian Dollar, Australian Dollar, Swiss Franc, Vietnamese Dong, Danish Krone, Chinese Yuan, New Israeli Shekel, Philippine Peso and Hong Kong Dollar. Fluctuations in foreign currency exchange rates may cause us to recognize gains and losses in our statement of operations. A hypothetical 10% increase or decrease in current exchange rates would not have a material impact on our financial results.
JOBS Act
We are an emerging growth company under the JOBS Act. The JOBS Act provides that an emerging growth company can delay the adoption of new or revised accounting standards until such time as those standards apply to private companies. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. We are an emerging growth company and will continue not to opt out of the extended transition period.
Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply until we are no longer an “emerging growth company.”

FTOC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the financial statements and related notes of FTOC, included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus.
The Reorganization closed on June 25, 2021. Therefore, the following discussion and analysis is being provided supplementally to give an understanding of FTOC’s results of operations and financial position prior to the Reorganization.
Overview
FTOC was incorporated as a blank check company on June 2, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses. FTOC has completed its Reorganization using cash from the proceeds of its initial public offering and the sale of the placement units that occurred simultaneously with the completion of FTOC’s initial public offering, FTOC’s capital shares, debt or a combination of cash, equity and debt.
Results of Operations
FTOC has not engaged in any operations nor generated any revenues to date. FTOC’s only activities from inception to the date of the Reorganization were organizational activities, those necessary to prepare for the its initial public offering (as described below, the “Initial Public Offering”), and identifying a target company for a business combination and the acquisition. Prior to the Reorganization, FTOC generated non-operating income in the form of interest income on marketable securities held in is trust account (the “Trust Account”). Prior to the Reorganization, FTOC incurred expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination, including the Reorganization.
As a result of the restatement described in Note 2 of the notes to the financial statements included herein, FTOC classifies the warrants issued in connection with its Initial Public Offering as liabilities at their fair value and adjust the warrant instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.
For the three months ended March 31, 2021, FTOC had a net loss of $9,048,908, which consisted of operating expenses of $3,114,786 and a change in fair value of the warrant liability of $5,952,734, offset by interest earned on investments held in the Trust Account of $18,612.
For the period from June 2, 2020 (inception) through December 31, 2020, FTOC had a net loss of $9,153,540, which consisted of operating expenses of $684,843, a change in the fair value of the warrant liability of $5,952,736 and transaction costs of $2,541,368, offset by interest earned on investments held in the Trust Account of $25,407.
Liquidity and Capital Resources
Until the consummation of its Initial Public Offering, FTOC’s only source of liquidity was an initial purchase of Class B ordinary shares.
On August 28, 2020, FTOC consummated the Initial Public Offering of 75,000,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $750,000,000. Simultaneously with the closing of the Initial Public Offering, FTOC consummated the sale of an aggregate of 2,170,000 placement units to FTOC’s sponsor at a price of $10.00 per unit, generating gross proceeds of $21,170,000.

On September 23, 2020, the underwriters exercised their over-allotment option in part, resulting in an additional 474,376 Units issued for total gross proceeds of $4,743,760. A total of $4,743,760 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $754,743,760.
Following the Initial Public Offering, the exercise of the over-allotment option and the sale of the Placement Units, a total of $754,743,760 was placed in the Trust Account. FTOC incurred $45,956,853 in transaction costs, including $15,000,000 of underwriting fees, $30,284,626 of deferred underwriting fees and $672,227 of other offering costs in connection with the Initial Public Offering and the sale of the Placement Units.
For the period from June 2, 2020 (inception) through December 31, 2020, net cash used in operating activities was $945,405. Net loss of $9,153,540 was impacted by interest earned on investments of $25,407, a non-cash charge for the change in the fair value of warrant liabilities of $5,952,736, transaction costs of $2,541,368 and formation expenses paid by the Sponsor of $5,000. Changes in operating assets and liabilities used $265,562 of cash from operating activities.
For the three months ended March 31, 2021, net cash used in operating activities was $1,099,214. Net loss of $9,048,908 was impacted by interest earned on investments of $18,612 and a change in fair value of the warrant liability of $5,952,734. Changes in operating assets and liabilities used $2,015,572 of cash from operating activities.
At March 31, 2021 and December 31, 2020, FTOC had investments held in the Trust Account of $754,787,779 and $754,769,167, respectively. FTOC has used substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable (if applicable) and deferred underwriting commissions) to complete the Reorganization.
At March 31, 2021 and December 31, 2020, FTOC had cash of $4,003,154 and $5,102,368 respectively, held outside of the Trust Account. FTOC used the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination, including the Reorganization.
Off-balance sheet financing arrangements
FTOC had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. FTOC did not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. FTOC had not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual obligations
FTOC did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the sponsor or an affiliate of the sponsor a monthly fee of $25,000 for office space, administrative and shared personnel support services. FTOC began incurring these fees on August 26, 2020 and will continue to incur these fees monthly until the earlier of the completion of the business combination or FTOC liquidation.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. FTOC had identified the following critical accounting policies.

Warrant Liability
Prior to the Reorganization, FTOC accounted for the warrants issued in connection with its Initial Public Offering in accordance with the guidance contained in ASC 815 under which the warrants did not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, FTOC classified the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants was estimated using a binomial / lattice model or public trading price when available, whereas the Placement Warrants were measured using the Black-Scholes Option Pricing Model.
Ordinary Shares Subject to Possible Redemption
Prior to the Reorganization, FTOC accounted for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption were classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) were classified as temporary equity. At all other times, ordinary shares were classified as shareholders’ equity. Prior to the Reorganization, FTOC’s ordinary shares featured certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. As of the closing of the Reorganization, no shares of FTOC’s ordinary shares remain outstanding.
Net Loss Per Ordinary Share
Prior to the Reorganization, FTOC applied the two-class method in calculating earnings per share. Net income per ordinary share, basic and diluted for Class A redeemable ordinary shares was calculated by dividing the interest income earned on the Trust Account by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per ordinary share, basic and diluted for Class B non-redeemable ordinary shares was calculated by dividing the net income (loss), less income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the periods presented.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. FTOC adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the FTOC’s financial position, results of operations or cash flows.
FTOC management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

BUSINESS
Our Customer Stories
The story of Payoneer is best told through the stories of our customers and partners, who are changing the way we buy, sell, consume, engage, work, earn and learn in our increasingly digital and interconnected global world. What they all have in common is that they see a world of opportunity that is growing because of digitalization and creating unbounded potential to build and grow a successful business and leave a legacy. Here are some of the customers and partners that inspire us and embody the Payoneer story.
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We are proud to serve Gabriel and Maxime, from France, co-founders of an online business that teaches web marketing. They had challenges paying suppliers and are now using Payoneer to pay approximately 20 global partners more than 2 million euros per month.

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We are proud to serve Xiao, from Hong Kong. His company sells multiple products on marketplaces including Amazon, eBay, Wish, Lazada and Shopee. His annual volume exceeds $100 million. He has used Payoneer Capital Advance to inject capital into his business, has been onboarded by new marketplaces, including Real in Germany and Allegro in Poland, through our Green Channel program, and uses Payoneer’s VAT Service to make European VAT payments.

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We are proud to serve Maksim, founder of a Ukraine based brand, who found a niche gap in the musical instruments industry, offering custom parts and accessories. He previously faced challenges with marketplace and global B2B payments. He now uses Payoneer to get paid for sales on Amazon and eBay in multiple markets and uses our B2B AP/AR platform to get paid by customers worldwide.

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We are proud to partner with Catch, a leading online marketplace in Australia. We helped them consolidate payments to merchants worldwide into a single solution. Within 6 months of launching with Payoneer, Catch expanded its global payment volume by more than 100%.

These are just a few of the people, marketplaces, small businesses and digital entrepreneurs accessing new opportunities created by the transformation of commerce happening globally. These compelling stories — these customers — are what motivate the Payoneer team around the world each and every day to help entrepreneurs succeed. Payoneer is a company built by entrepreneurs for entrepreneurs. When our customers grow, we grow. When they succeed, we succeed. We are here to help them achieve their potential in our digital world.
Our Business
Payoneer is a global payment and commerce-enabling platform powering the growth of millions of digital businesses. We started Payoneer more than fifteen years ago with the idea that modern technology and the internet would transform commerce and make it possible for anyone, anywhere to build and grow a digital business. We believed that if we could democratize access to global payments for small and large businesses, then we could increase the velocity of commerce around the world and enable more businesses to participate and succeed in the digital economy.
To deliver on this mission, we have built a global financial platform that connects the world and makes global commerce local for businesses of all sizes. In 2020, Payoneer supported transactions in over 7,000 unique trade corridors as global digital commerce continues to expand to all corners of the world. Over the past fifteen years we have developed a robust global platform that delivers bank-grade security, stability and redundancy combined with modern digital capabilities that interconnect the world on a single platform. We enable local settlement and redundancy in more than 100 countries and process more than 300,000 new customer applications a month. All of this runs through our platform which is built on a modern technology infrastructure offering a broad product suite, supported by a global operations team, and leveraging data and machine learning capabilities to manage risk and support our customers.
We found early success providing cross-border payment solutions that supported an ecosystem of marketplaces and marketplace sellers around the world. Our payment solutions made it possible for a US marketplace to pay their sellers in over 190 countries and territories by simply connecting to Payoneer APIs and making a local payment in the US. For our sellers, our payment solutions allowed them to get paid quickly, reliably, and cost-effectively. To support our solutions, we have a secure, regulated payment infrastructure platform that offers a global, multi-currency account to businesses of any size from almost every country. When a marketplace connects to Payoneer, they are done and Payoneer connects them to the world.
While other providers of global payment services were focused on offering a limited set of services to large enterprises, Payoneer recognized the importance of offering services to both sides of two-sided commerce networks. We knew that marketplace sellers were small and midsize businesses (SMBs) that would need much more than just payment solutions in order to grow — they had all the same needs as other more traditional businesses, including managing their operations and employees, sourcing from suppliers, accessing capital, and acquiring customers. They needed to do all this in a geographically broad and increasingly complex digital environment.
We have built a broad ecosystem of marketplaces, sellers, gig workers, merchants, manufacturers, banks, suppliers, buyers and more. We have served over 5 million SMBs and thousands of digital enterprises. This ecosystem expands in many different ways. For example, Payoneer receives inbound requests from new marketplaces because Payoneer customers are requesting these marketplaces add Payoneer as a method of payment. Our partners are often keen to collaborate with us across a variety of categories, including ERP systems, logistics providers, sourcing platforms, tax providers and more. These partners provide value-added services relevant for network participants and often accept payments directly from our customers’ Payoneer accounts, simplifying cross-border trade. In addition, in 2020 we introduced Payoneer for Banks, a way for banks, mobile wallets and payment companies around the world to integrate to Payoneer APIs and embed Payoneer in their local online banking and mobile platforms for their customers.
We have built a meaningful brand in the global digital commerce ecosystem. As of December 2020, Payoneer was ranked as one of the top 1,000 most-trafficked websites in the world, according to Alexa Internet, Inc. (a provider of internet traffic rankings). This awareness gives us greater leverage with our marketing efforts. We receive more than 300,000 applications a month from SMBs, the majority of which come organically, via our partners, marketplaces, and platforms, or through referrals from other customers. This reduces our cost of customer acquisition, improving the efficiency of our sales and marketing efforts.
We have sales teams that build enterprise relationships and acquire larger SMB customers from key markets around the world, host dozens of events annually that attract tens of thousands of businesses to help them connect and learn about new growth opportunities, and market online in targeted channels. We measure the effectiveness of our spending by evaluating the “payback period” — the amount of time it takes for the revenues less the transaction expenses for a cohort of small business customers to exceed the sales and marketing expense to acquire those customers. On average, our payback period has been less than 12 months.
We have grown rapidly since our founding and continue to find new vectors for future growth. In the first quarter of 2021, our volume increased by 61% compared to the first quarter of 2020 to $13.3 billion, and accordingly our revenue grew by 23% over this period. For the year ended December 31, 2020, our total volume grew to $44 billion, up 53% from the year ending December 31, 2019 and our revenues grew to $346 million, up 9% from the year ending December 31, 2019. In 2019, our total revenues grew to $318 million, up 22% from the prior year. Nonetheless, (i) the COVID-19 pandemic has also adversely affected the business of our customers’ travel marketplaces as the volume associated with the travel customer base has decreased during the first quarter of 2021 compared to the first quarter of 2020 and (ii) our interest income on customer underlying funds decreased by 85% over this period due to lower interest rates gained on our deposited funds. When excluding the revenues attributable to our major travel marketplace customers and interest income from each period, our revenue increased by 31% during the year ended December 31, 2020 and by 46% during the three months ended March 31, 2021.
Global Trends: A Changing World Drives Unmet Needs and Opportunity
Since our founding, we have focused on and benefitted from several powerful secular trends that are creating massive new opportunities and driving the business need for new types of services and service providers.

Digitalization is Accelerating
Digitalization is accelerating, with more people and more businesses engaging a greater amount of their activities online than ever before, driving the rapid growth of digital commerce for businesses and consumers all over the world. According to the UN Conference on Trade and Development, global digital commerce has grown 10% annually, from ~$16tn in 2013 to ~$26tn in 2018. In 2020, digital commerce accelerated further as COVID-19 drove more consumers and businesses to transact online. B2B digital commerce is even bigger than retail e-commerce and has grown even more quickly than consumer e-commerce, with B2B digital commerce expected to be $35 trillion by 2022.
Cross-border Commerce is a Substantial and Growing Portion of Digital Commerce
The growth of digitalization has also increased the ability for people and businesses in different places around the world to communicate, interact and transact. As a result, we have seen dramatic growth of cross-border activity of many types, including content consumption, communication, and commerce. This growth in cross-border commerce is changing the way buyers buy and sellers sell and increasing the opportunity and need for new payment and commerce-enabling solutions to support cross-border trading businesses. In addition, we believe there are continued growth opportunities for our platform, with cross-border e-commerce expected to grow at a compound annual growth rate of 14.7% between 2020 to 2027.
Marketplaces and Platforms are Growing Rapidly
A key driver and beneficiary of these trends is the emergence of marketplaces and platforms as aggregators of digital commerce. They bring together large numbers of buyers and sellers from a wide range of geographies and across a variety of categories, including e-commerce, B2B, digital services, remote work, travel customer base, content, gaming, e-learning, accounting and more. Marketplaces and platforms represent over 57% of consumer digital commerce in 2019, according to Digital Commerce 360, growing faster than digital commerce in general. The marketplace business model has become very global and Payoneer now works with marketplaces and platforms in Asia, Europe, the Middle East, Africa, South America, North America, Australia, and more. We support these marketplaces in their relationships with sellers of goods, services, content, vacation rentals and more from over 190 countries and territories around the world.
Challenges Facing Global Merchants and Their Need for Better Solutions
Payoneer has built an interoperable global platform that connects the world together and democratizes access to the sophisticated financial services needed to build a successful business in the global digital economy. As technology and digital commerce evolve, businesses of all sizes around the world face a continuous need for innovative solutions. Historically, global payments, financial services, access to working capital and even access to growth opportunities have been limited or not available to many businesses for some of the following reasons:
Lack of Access and Limited Global Coverage
Global payment technology has historically been readily available for large enterprises and not small businesses. In addition, emerging markets are further constrained given the limitations of local financial institutions to provide global coverage of banking and payment services. As a result, marketplaces and platforms similarly offered limited global coverage and small businesses were forced to seek alternative methods of payment.
Disconnected Offerings Require Businesses to Piece Together Global Solutions
Global businesses routinely have to deal with local requirements in each of the markets with which they trade, requiring them to manage multiple relationships globally and resulting in increased cost and delay. Establishing a banking relationship in each market, for example, is often hard to achieve, very time consuming and difficult to complete remotely, requiring meaningful investment. For digital businesses that operate online, it is difficult to find one partner that can help them cover the globe. To optimize their global business, digital merchants have needed to work with and manage multiple partners that are optimized for each region in which they sell.

Working Capital is Hard for Small Businesses to Access
The small business lending market is vast and underserved. According to the World Bank, small businesses in emerging markets have unmet working capital needs of more than $5.7 trillion, limiting their ability to expand. Financial institutions often have limited ability to effectively underwrite small businesses, making it difficult for small businesses to get working capital and making it more expensive for them when they do. These challenges exist in part because it is inherently difficult to assess the creditworthiness of small businesses. In addition, small businesses often seek small, short-term loans to fund short-term projects and investments, but traditional lenders may only offer loan products that feature large loan sizes, longer durations and rigid collateral requirements that are not well suited to their needs.
Limited Global Compliance and Risk Management Solutions, Especially for Emerging Markets
The constituents that support global digital activity must be able to meet complex compliance and risk requirements in addition to all the usual challenges of communicating in different languages and managing payments. To manage a global base of sellers requires a marketplace to implement a compliance program, address challenges of money laundering and terrorist financing and deal with complex risk management challenges. As a result, many marketplaces have historically limited the number of cross-border sellers and the number of countries from which sellers can join. There are few solutions available to deal with these challenges on a multi-national basis, and the solutions that have begun to emerge are neither comprehensive nor uniform in their geographic coverage or quality. This creates challenges for financial institutions and other companies that look to serve these global companies. Most traditional financial institutions and even modern fintech companies lack experience in emerging markets and the ability to manage scaled customer onboarding and risk management to cover the world.
The Payoneer Platform and Commerce-Enabling Ecosystem
Payments are at the heart of commerce and are the foundation of our ecosystem. Many of our customers interact in networks where both parties are Payoneer customers and by operating together on the Payoneer platform they are able to transact seamlessly, in real-time. Every payment an SMB accepts or an enterprise makes also creates an opportunity to develop a deeper understanding of their business. We use these insights to build additional services, which in turn accelerate commercial activity, increase volume, bring more customers into our network, and further strengthen our ecosystem. The power of the Payoneer Platform emanates from the following components:
Connect and Monetize Two-Sided Networks
Our robust suite of solutions attracts more marketplaces, which in turn attract more SMBs, creating a self-reinforcing cycle that continues to drive our growth. Network effects also drive unique value for customers and create greater stickiness with existing customers. For example, in some cases we enable SMBs to refer other SMBs to sign up for Payoneer and receive compensation for successful referrals, enabling us to tap into networks of SMBs in the natural way they organize, either in the various markets, by country or by other common interest. We have also developed services that enable SMBs to transact more efficiently through Payoneer when both parties are Payoneer customers.
Robust and Scalable Compliance, Risk & Regulatory Infrastructure
We implement a comprehensive Anti-Money Laundering/Combatting Terrorist Financing (AML/CTF) and Sanctions Program in compliance with the laws of the jurisdictions where Payoneer is regulated. Through our AML/CTF program we manage the compliant onboarding and ongoing monitoring of our customers, who come from more than 190 countries and territories worldwide. Our Know Your Customer (KYC) and Customer Due Diligence (CDD) processes are managed through a proprietary infrastructure and dedicated team, combining automated tools and operational processes with regular audits and reviews to test and monitor for compliance. Our compliance systems and processes are highly scalable and adaptable. We have also built a sophisticated risk management infrastructure to address the risks of digital commerce and a global risk management platform to manage the risks of supporting billions of dollars of volume in over 7,000 trade corridors globally for millions of platform participants. We remain in good standing in all of the jurisdictions in which we operate around the world.

We are regulated as a non-bank financial institution in key markets around the world, namely the United States, Europe, Hong Kong, Japan and Australia. In the United States, we are registered as a Money Service Business and are licensed as a Money Transmitter in all U.S. states in which such licenses are necessary states and Washington, D.C. and Puerto Rico. We also have regulatory authorizations in India, where we are registered as an Online Payment Gateway Service Provider. Payoneer Europe Limited is a regulated e-money institution in Ireland and holds a license with Mastercard to issue cards. Payoneer terms and conditions are provided to our customers from one or more of our regulated entities, each of which is obligated to implement compliance programs, protect customer funds and meet the other regulatory obligations under the supervision and oversight of the local regulators.
Drive Growth Through Modern Technology and Global Service Delivery
Payoneer delivers technology-based services to our customers through a proprietary modern technology infrastructure that includes robust and secure application programming interfaces (“APIs”) as well as web and mobile applications and machine learning infrastructure. Our platform supports millions of transactions and hundreds of thousands of new applicants monthly and tens of billions of dollars of volume annually. We build and maintain most of the systems we use to deliver service to our customers, including our customer-facing systems, back office systems, risks management and compliance systems. We rely on a wide range of third-party systems for specialized capabilities, which are integrated into our proprietary platform. We make significant investments in cybersecurity infrastructure and processes to protect our systems and data from breaches.
Trusted Brand Supported by Local Teams
Payoneer hosts physical and virtual events all over the world with tens of thousands of participants annually. These events are geared towards growing businesses that are looking to learn new ways to expand and get connected to our ecosystem of partners. We create unique content, combining our data, customer surveys and expert analysis to emphasize trust, empowerment, partnership and connection to the world. We reinforce this commitment with our global and local teams that provide support and produce resources that focus on addressing key questions, opportunities and challenges for our customers.
Data Creates Competitive Advantages and Delivers Value to Customers
We have built machine-learning models leveraging the data that we collect in the ordinary course of our operations and services, in each case, in a manner compliant with applicable privacy and data protection rules and regulations, enabling us to make informed predictions to better serve our customers’ needs. For instance, we apply our machine-learning models in key areas, such as lifetime value assessment, risk management and working capital underwriting. These models enable us to offer new valuable solutions, drive growth and improve our profitability. We believe this data has a virtuous cycle and can create a sustainable advantage as these data insights enable us to do more business in a better way, which then provides even more data that we can use to further refine and enhance our capabilities and performance.
Global Coverage & Localized Operations
Payoneer’s customers come from over 190 countries and territories. To effectively serve this global customer base, we have teams in more than 24 developed and emerging markets, including primary teams in the US, Israel, Hong Kong, Philippines and China that provide operational support. These teams provide 24x7 customer care in dozens of languages across multiple channels (mobile, online, chat, email, phone and social media). Our broad range of support includes customer care, account management, customer approvals, payment review and approvals, risk management, card operations, customer implementations and configuration management. In addition, we have extensive infrastructure to support our enterprise accounts in each of the jurisdictions in which we operate. As a result, we are able to truly cover the world for our customers, ensuring no matter where they come from or where they do business, we can help make global business local for them.
Sophisticated Global Banking and Treasury Infrastructure
With customers coming from and doing business all over the world, Payoneer has invested significantly in building a proprietary global banking infrastructure. We work with more than 80 banks and payment providers and are connected into well over 100 local clearing systems through which we can deliver payments locally to customers, in exact amounts, in their local currency. We have invested heavily in innovative and reliable systems, including Smart Routing Platform and a Global Treasury Team, which automates global payment routing while ensuring that we maintain an appropriate amount of money in the right jurisdictions to support anticipated transaction activity. In addition, we focus on redundancy in our global infrastructure, providing us with multiple ways to settle to customers in over 100 countries.
Product, Solutions and Technology
As digital commerce becomes more pervasive and more global, we find our customers expressing a need for an increasingly broad range of services to enable them to grow, address their challenges and capitalize on their opportunities. Many of them look at Payoneer as their primary financial partner supporting payments for all of their global sales. We aim to have all Payoneer services feature the following key characteristics:
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Democratized Access.   We design products and services that are accessible to any business of any size, anywhere in the world.

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Global.   We design our products to cover the whole world, enabling customers to come from virtually any country in the world and to know they can substantially support all their business needs everywhere in the world, regardless of where their business grows.

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Trusted and Secure.   We recognize that we are in the trust business and therefore invest significantly to have a secure, robust, redundant infrastructure that meets the highest of standards for financial institutions in critical areas like cybersecurity, protection of customer funds, redundancy of banking and technology infrastructure and regulatory licensing.

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Compliant.   We deliver services that are compliant with financial regulations. Many of our services are regulated and require us to build complex processes. With a large number of customers from a large number of countries, this is a challenge in which we invest considerably to deliver for our customers.

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Fair.   We aim to deliver services that bring real value and are priced fairly. We aim to match our fees to the value the services create and pass savings on to our customers when possible. We seek to maintain a long-term perspective in our decision-making and believe that, typically, what is good for the long-term success of our customers will be good for us.

Since our founding, we have been building and extending our platform, working collaboratively with enterprises and SMBs that have been at the forefront of digital commerce. The result is a unique global platform built for modern digital business, able to support a wide range of customers and meet their vast and growing needs.
Global Payments
Payoneer provides marketplaces and other enterprises with Mass Payout services via APIs and online application. These Mass Payout services enable enterprises to pay sellers across the world with a broad set of localized payment methods including local bank payments, international wires, mobile wallets, physical and virtual cards and paper checks, and enable them to pay in local currencies and directly into bank accounts.
B2B Accounts Payable / Accounts Receivable (AP/AR) Services
Payoneer offers B2B AP/AR services to enable SMBs the ability to pay and get paid by their trading partners around the world quickly, locally and cost-effectively. These include enabling SMBs to pay their suppliers one by one or in bulk, create and manage invoices, bill customers and multiple global and local payment methods that enable buyers to pay with convenient local payment methods, regardless of where the seller comes from.
Global Multi-Currency Account
The core Global Multi-Currency Payoneer Account enables SMBs to receive payments in multiple currencies. Our SMB customers can receive funds from marketplaces, buyers, trading partners and more,

often in the country in which their buyer is located and denominated in the buyer’s home currency. Once the funds are in the Global Multi-Currency Account, they are available to the customer in the currency they were originally received and free to use as the customer decides, including repatriating to their home market, withdrawing into a local bank account or paying their suppliers.
Physical & Virtual Network-Branded Cards
Payoneer SMB customers can use physical or virtual cards to access the balances in their Payoneer account. Some of our customers use physical cards to access their funds through local ATM networks, make purchases online and in-store at local businesses or pay business expenses. Our Digital Purchasing Card, launched in late 2020 in partnership with Mastercard is a virtual commercial card product designed for our customers to make purchases for their key expenses.
Working Capital
Payoneer has introduced services to provide SMBs with access to working capital with amounts advanced ranging from $50 to more than $1 million. We leverage machine learning models and underwriting processes that enable us to effectively manage risk while providing a valuable service to our customers. We fund these obligations through a mix of balance sheet cash and bank credit facilities.
Merchant Services
We provide enterprises with cloud-based payment technology that optimizes global payments by integrating all payment providers, payment methods and payment management globally into a unified technology infrastructure. This enables customers to have simpler management and reconciliation, more flexibility, increased redundancy and improved payment experiences for customers. In February 2020, we acquired optile, a German-based open payment orchestration platform, to help further streamline our existing merchant services.
Tax Services
We offer multiple Tax Services to empower our customers to better automate the management of their tax obligations, including the ability to collect US tax forms, manage withholding for employees and pay VAT obligations in several foreign markets
Compliance & Risk Services
We offer services that enable digital enterprises to offer payment services to their customers without having the need to be regulated themselves. We offload the compliance and regulatory burden from the customer, which reduces operating costs and allows businesses to focus on their core business.
Growth Solutions — Green Channel
Green Channel is a matching and onboarding program designed to connect marketplaces with top merchants that have been pre-screened by the company’s robust fraud prevention and compliance capabilities. The service empowers marketplaces to grow their inventory rapidly by bringing on high-quality cross-border sellers, while also helping those sellers to expand into new markets quickly and seamlessly — combining to create a trusted ecosystem for cross-border business.
ERP and Partner Integrations
As a technology-driven platform, Payoneer integrates with a wide range of partners to extend the Payoneer ecosystem and deliver more value to our customers. We use APIs to integrate with a wide variety of partners across categories that include accounting software providers, ERP systems, logistics companies, sourcing platforms, mobile wallets, advertising platforms, marketplaces and more. These APIs integrations and partnerships enable us to provide a range of important functionality including:
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integrating Payoneer into the systems our customers use to operate their businesses, allowing them to see their transaction data and order management data in one place;

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enabling partners to provide us with supplemental data to use for underwriting working capital;

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to facilitate our partners to debit the balances of Payoneer customers to make purchases or to settle into their bank accounts; and

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to initiate invoicing or payments through Payoneer from accounting software systems.

Payoneer for Banks
In 2020, Payoneer also introduced Payoneer for Banks, enabling banks, mobile wallets, neobanks and other providers of services to SMBs to partner with Payoneer. Through Payoneer for Banks, partners on four continents now offer their customers the ability to sign up for Payoneer and access their Payoneer Global Multi-currency Account through their online account or mobile app and to settle funds in near-real time 24x7x365 from Payoneer directly into their local bank account. Payoneer for Banks partners integrate Payoneer APIs to embed Payoneer services into their technology. Payoneer does not provide financial services to Payoneer for Banks partners.
Our Customers
We serve digital businesses of all sizes from all around the world. As commerce becomes increasingly digital and global, we continue to expand our portfolio of services to an ever-expanding target universe. We address our customers differently based on their size, location and needs. Our main target customers include digital enterprises and SMBs.
Digital Enterprises
Payoneer serves multiple types of digital enterprises including marketplaces, platforms and online merchants. Payoneer is a trusted provider of financial services with a strong track record of working with the largest, most sophisticated companies in the world. Payoneer currently works with 9 of the top 20 most valuable companies in the world by market capitalization.
Small and Medium Sized Businesses (SMBs)
Payoneer serves SMBs worldwide, ranging in size from freelancers and sole traders all the way through small manufacturers with more than one thousand employees and $100 million in annual revenues.
These SMBs have similar financial needs to larger companies — to find customers, manage their business, quickly and reliably get paid and make cost-effective payments everywhere they do business, to manage their supply chain, identify new growth opportunities, access capital and manage risk. Payoneer provides a broad range of services to enable SMBs to more easily build, manage and grow their business globally.
Our Growth Strategy
Leverage Market Momentum and Scale
We see exciting opportunities to continue to grow in marketplace ecosystems — with both marketplaces and marketplace sellers, as well as with B2B AP/AR. These represent large market opportunities with strong growth trends and in which we believe Payoneer has competitive advantages that position us to continue to grow for years to come. These are also businesses of a larger enough scale for Payoneer that we expect these will be the primary drivers of volume and revenue growth for Payoneer in the near term.
Marketplace Ecosystems — We see huge opportunities to continue to grow as a key partner for marketplaces and SMB marketplace sellers around the world. Our growth strategy for marketplace ecosystems leverages our unique global footprint, network of marketplaces and SMBs, compliance and risk capabilities. These are growth-enabling tools that enable us to (i) grow volume with our existing marketplace ecosystems as those marketplaces and ecosystems continue to grow; (ii) secure relationships with additional marketplaces — including social and other consumer internet platforms that have announced their intention to become marketplaces — to grow volume and provide additional channels for Payoneer’s SMBs to grow; (iii) expand to new categories (iv) help consumer platforms scale up their e-commerce capabilities by introducing SMB relationships through our Green Channel program; and (v) expand the range of services we provide to marketplaces.
Scale B2B AP/AR Services — We believe we are in the very early stages of building our B2B AP/AR business and there are many growth opportunities ahead. To enable these opportunities, we have integrated B2B AP/AR into our global SMB sales efforts and are securing relationships with larger sellers. We have also created an APIs that enables partners to integrate the B2B AP/AR services into their SaaS offerings for their customers; we continue to add more ways for buyers to pay and sellers to get paid like global wires and open banking in Europe; and we continue to improve customer experience and risk management. There are important network effects on the B2B AP/AR services. These network effects contribute to Payoneer’s low cost of customer acquisition and positive volume retention, as network effects create stickiness that keep customers on our platform.
Expand Partnership Ecosystems
As a global platform that has attracted millions of customers around the world, we have been building momentum with many different types of partners that (i) deliver more value and improved customer experience for Payoneer customers; and (ii) accelerate cost-effective acquisition of new customers. We have partnered with SaaS platforms, mobile wallets, banks, marketplaces, advertising platforms, accounting firms, logistics companies and sourcing platforms, among others. These partnerships cover a broad range of activities including collaborating with marketplaces and SaaS platforms to offer Working Capital to SMBs; working with a leading sourcing platform to enable customers to source goods directly through their Payoneer Account; partnering with a global bank to leverage our merchant services platform to secure important new customer relationships; and collaborating with a leading SMB accounting software platform to offer integrated services.
Product Extension to Deliver More Value to Existing Customers and Target New Customers
We are making meaningful investments in additional growth opportunities that we believe will deliver significant value to our existing customers and also enable Payoneer to target large pools of new customers around the world. Three growth opportunities we are actively investing in are Merchant Services, Working Capital and Commercial Cards. Each of these represents a very large market opportunity and we believe we are well-positioned to leverage our global platform, brand, sales teams, compliance and risk capabilities and more to scale these and deliver unique value to customers. While we expect these to collectively consume meaningful investment dollars over the next few years, they are an important part of how we will continue to scale our global platform and revenues over the next several years. These new services are expected to help us to further accelerate our payback period for new customers and drive more value per customer.
Pursue Strategic M&A
Following our acquisition of optile in 2020, we believe there are many opportunities to leverage our global platform, regulatory and compliance infrastructure, technology, brand and team to deliver more value to more customers more quickly if we supplement our organic product development with targeted acquisitions that add new capabilities or drive greater efficiency to our platform. In addition, we have a large SMB customer base that maintain long-term relationships with Payoneer, which offers us the opportunity to acquire companies with synergistic product offerings for our customers. We recently hired a Chief Strategy Officer to lead our efforts to identify strategic growth opportunities that we believe are best suited to pursue through acquisition.
Our Global Team, Culture and Values
We believe the employees and culture of Payoneer are critical to our success and our ability to grow our business, support our customers and deliver shareholder value effectively and sustainably. We celebrate diversity and the cultures of the world represented by our customers and employees. Our goal is to create an environment in which each employee feels comfortable to be exactly who they are, where they are connected to something bigger than themselves and are given the support and opportunity to be the best they can be. We foster an environment that is defined by tolerance and caring for our fellow employees and our customers.

We aim to maintain a long-term, balanced approach to decision-making, and believe that what is good for our employees will be good for our customers and for our shareholders.
We believe our commitment to a core set of values cultivates a unique culture and a sustainable competitive advantage. The following six core values permeate every part of Payoneer — which includes our people, our platform and our business:
Inclusion:   We go beyond borders. We believe that everyone, regardless of location and culture, deserves an equal opportunity to succeed and that the world is richer thanks to diversity.
Action:   We go beyond limits. We are creative problem solvers, biased to action talking. We don’t let anything get in the way of going the extra mile to bring value to our customers.
Passion:   We go beyond care. We aim to make a positive impact in the lives of our customers by partnering with them to identify and meet their business needs and continually exceed expectations.
Excellence:   We go beyond the expected. We boldly strive to maintain consistency in delivering a superior experience and service and remind ourselves that we can always do more for our customers.
Transparency:   We go beyond trust. We value integrity and honesty and are working constantly to encourage open communication both within our teams and with our customers.
Humility:   We go beyond assumptions. We acknowledge that we are only here thanks to our customers and are inspired by their entrepreneurial spirit. We are a global team that care for and respect one another and share a strong sense of responsibility to serve our customers.
These values are central to Payoneer and form the basis of not only how we recruit and evaluate performance, but also demonstrate how we are able to harness the collective talent of our employees and empower our partners around the world.
Competition
Payoneer operates in very large markets with a very broad set of competition. The most common competition for Payoneer are checks and wires, which are still the most used methods of B2B payments. The universe of competition includes payment methods like checks, wires, mobile wallets, network-branded physical and virtual cards, local clearing providers, open banking services and alternative payment methods.
There are also myriad types of payment providers that offer global payment services including global treasury banks that serve large corporate accounts; small local banks that focus on serving local SMBs; FX companies that focus on serving SMB importers and exporters; global digital payment platforms like PayPal or Ant Group; global card networks; Neobanks; SMB-focused B2B payment providers like Bill.com; Mass Payout service providers that specialize at providing services to enterprises and marketplaces, SMB AP/AR SaaS providers; merchant service providers that sell services to marketplaces like Adyen, Braintree and Stripe; and local companies that focus on enabling SMBs in one or more local markets to sell on digital marketplaces globally. For example, in China we face competition from a number of local payment providers. In some cases, marketplaces will provide their own payment capabilities to support payments to sellers.
While competitive factors and their relative importance can vary based on the size, the industry and the geographic reach of our partners and merchants, we believe we compete primarily on the basis of the quality and functionality of our platform, customer service, data security, pricing and innovation. We believe we compete favorably with respect to all of these factors.
Regulation
Payments Regulation.   Various laws and regulations govern the payments industry in the U.S. and globally. Payoneer is licensed in multiple jurisdictions and serves customers in over 190 countries and territories worldwide, from such licensed locations. Payoneer Inc. is a Money Service Business registered with the U.S. Treasury’s Financial Crimes Enforcement Network (FinCEN). Payoneer Inc. is a licensed money transmitter under the laws of all U.S. states where such license is necessary, the District of Columbia and Puerto Rico. The Money Transmitter license for Nevada is held by Payoneer US LLC, a subsidiary of

Payoneer Inc. due to Nevada’s requirements. These licenses support the full range of Payoneer Account and Mass Payout/Enterprise payment services and among other things, subject us to reporting requirements, bonding requirements, limitations on the investment of customer funds and inspection by state regulatory agencies.
Outside the U.S., we provide localized versions of our services to customers through various foreign subsidiaries. The activities of those non-U.S. entities are, or may be, supervised by a financial regulatory authority in the jurisdictions in which they operate and under which they are licensed to provide services. For example, in Europe we are licensed in Ireland by the Central Bank of Ireland (authorized pursuant to EU passporting rules to provide payment services under its license in all countries in the European Economic Area). These regulatory authorities include, the Australian Securities and Investment Commission in Australia, the Customs and Excise Department in Hong Kong, and the Kanto Finance Bureau in Japan. Payoneer Inc. also acts as an Online Payment Gateway Service Provider (OPGSP) approved by the Reserve Bank of India, for the purpose of facilitating import and export payments for Indian residents. This list is not exhaustive, as there are numerous other regulatory agencies that have or may assert jurisdiction. The laws and regulations applicable to the payments industry in any given jurisdiction are subject to interpretation and change.
Numerous laws and regulations govern the payments industry in the U.S. and internationally. Various aspects of our business are, may become, or may be viewed by regulators from time to time as subject, directly or indirectly, to U.S. federal, state and foreign laws and regulations. As a cross-border digital payment platform, our business includes the facilitation, through our global bank and partner network, of the acceptance and/or payout of funds. As such, we are subject to laws, rules, regulations, policies and legal interpretations in the markets in which we operate, including (but not limited to) those governing payment services (including payment processing and settlement services), stored value, cross-border and domestic money transmission, factoring, foreign exchange, banking secrecy, anti-money laundering, and counter-terrorist financing. The legal and regulatory requirements applicable to us are extensive, complex, frequently changing, and increasing in number, and may impose overlapping and/or conflicting requirements or obligations.
Where we do not have an operational licensed subsidiary, Payoneer typically relies on locally-licensed or regulated banks and payment partners to facilitate transactions in certain jurisdictions where Payoneer is not locally regulated. In certain of these jurisdictions, Payoneer maintains its own bank accounts or a pool of funds with a local partner.
For customers that come from China, Payoneer operates by providing the offshore/non-resident part of the service being provided under the regulatory framework of Payoneer Inc. and the settlement leg in China being supported by entities regulated by the PBOC that are Payoneer partners, such as banks and payment service providers). Payoneer Research & Development Ltd., Payoneer’s Israeli subsidiary, established a joint venture company with Chinese partners and that joint venture company applied to the PBOC for a domestic Payment Service Provider license and has been engaging with the PBOC on the application process, which is still in process. As of now, there is no specific date or deadline to require foreign and/or Chinese payment service providers partnering with foreign payment service providers to change their service framework, or for the approval of the license application of the joint venture.
We are also subject to laws and regulations that apply to businesses in general, such as those relating to employment, consumer protection, worker confidentiality obligations and taxation. As an online business, we are also subject to laws and regulations governing the internet, such as those relating to intellectual property ownership and infringement, trade secrets, the distribution of electronic communications, search engines and internet tracking technologies, and could be affected by potential changes to laws and regulations that affect the growth, popularity or use of the internet, including with respect to net neutrality and taxation on the use of the internet or e-commerce transactions.
Compliance with KYC Requirements.   Payoneer Inc. and its licensed subsidiaries are committed to compliance with all applicable customer identification regulatory requirements. The company is committed to preventing the use of its financial products by persons who seek to launder the proceeds of criminal activity, finance terrorism, or conduct other criminal acts. The risk of abuse is presented in large part through customers. Payoneer makes reasonable efforts appropriate to the circumstances to know its customers.

Therefore, Payoneer has adopted a “Know Your Customer” (“KYC”) program to assist in managing its Anti-Money Laundering/Counter-Terrorism Financing (“AML/CTF”) risk.
The KYC program is a critical component of the AML/CTF Program. KYC embodies the concept that, in order to identify what is unusual activity for a customer, one must have established a sufficient understanding of what is usual and expected activity, consistent with the purpose and intended usage of the account relationship. Activity that is outside the norm or inconsistent with an institution’s understanding may be suspicious and require reporting to authorities.
Payoneer’s KYC program includes: (i) policies and procedures for collecting and verifying information on the identity of customers; (ii) policies and procedures for gathering further information about customers to gain a better understanding of the relationship and anticipated transaction activity; and (iii) policies and procedures for monitoring customer activity throughout the lifecycle of the relationship.
Our Customer Approval Policy is informed by the company’s AML/CTF Risk Assessment, which determines the level of AML/CTF risk posed to Payoneer by its product offerings, customer base, business geographies, distribution channels, and technologies, as well as the effectiveness of Payoneer’s compliance-related controls, policies, and procedures in mitigating these risks. Such risks stem from applicable legal/regulatory requirements, the nature of Payoneer products/services (including features, customers and geographic reach) and the record of actual performance of the Payoneer AML/CTF compliance program. These risks are mitigated, among other controls, by the KYC controls and requirements outlined in this document.
This Customer Approval Policy constitutes an integral part of Payoneer’s AML/CTF program and outlines the company’s responsibilities with respect to applicable KYC requirements as detailed in pertinent US laws, regulations, and statutes, including the Bank Secrecy Act (“BSA”), the USA PATRIOT Act, and in the relevant laws, regulations, and statutes of jurisdictions where Payoneer holds a local license.
Data Protection & Privacy Regulations:   As a company operating a global cross-border digital payment platform, we collect, process, store, share, disclose, transfer, retain and/or use personal information and other data in connection with conducting our business, including for purposes of marketing our services and products via the phone, email and text messages and verifying the identity of individuals within the framework of our know your customer (KYC) processes, which processes are required as part of our robust, risk-based compliance program that addresses the regulatory requirements of each country involved in a cross-border payment on our platform. Consequently, our business is subject globally to a number of complex laws and regulations governing data privacy and security, including with respect to such collection, processing, storage, sharing, disclosure, transfer, retention and use of personal information and other data.
The data privacy and security laws and regulations to which our business is subject may apply to personal information and data concerning our customers, employees or other third parties who interact with us, and include the California Consumer Privacy Act of 2018, the Personal Information Protection and Electronic Documents Act, the CAN-SPAM Act, Canada Anti-Spam Law, the Telephone Consumer Protection Act, Section 5(c) of the Federal Trade Commission Act, the European Union’s Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), or the GDPR, and other laws, enactments, regulations or orders transposing, implementing, adopting, supplementing or derogating from, the GDPR in each European Economic Area Member State, including the Irish Data Protection Act 2018, the European e-Privacy Directive currently implemented through national European laws in connection with the respect for private life and the protection of personal data in electronic communications (which is expected to be replaced by the European e-Privacy Regulation, which is still under development), GDPR as it forms part of retained European law (as defined in the European Union (Withdrawal) Act 2018), Brazil’s Lei Geral de Proteção de Dados Pessoais (LGPD), the Australian Privacy Act of 1988 and Japan’s Act on the Protection of Personal Information. These laws and their implementing regulations generally restrict certain collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices, and provide individuals with certain rights to prevent use and disclosure of protected information. These laws also impose requirements for the safeguarding and proper destruction of personal information and may impose obligations to provide notification of security breaches affecting personal information.

The burdens imposed by these and other laws and regulations that may be enacted, or by new interpretations of existing laws and regulations, may require us to modify our data processing practices, agreements and policies and to incur substantial costs in order to comply with this ever evolving regulatory landscape. We implement a variety of technical and organizational security measures and other measures to protect the data we process, including data pertaining to our customers, employees and business partners, but despite the measures we put in place, we may be unable to anticipate or prevent unauthorized access to such data.
Additionally, such laws and regulations may be inconsistent across jurisdictions or conflict with other rules. The applicability of these laws and regulations to us, and their scope and interpretation, are often uncertain, particularly with respect to laws and regulations outside the United States. Because the laws and regulations governing payment services and data privacy and security are constantly evolving and striving to keep pace with innovations in technology and media, it is possible that we may need to materially alter the way we conduct some parts of our business activities or we may be prohibited from conducting such activities altogether at some point in the future. For additional information regarding some of the risks relating to data privacy and security, see “Risk factors — Regulatory Risks Related to Payoneer — Our business is subject to complex and evolving regulations and oversight, in relation to privacy and data protection. Failure to comply with applicable data protection laws and regulations could subject us to fines and reputational harm.”
Employees
We are a company for entrepreneurs built by entrepreneurs. The people who work at Payoneer define Payoneer and enable our customers to participate in the global economy. As of March 31, 2021, our workforce consisted of 1,688 people in 30 locations across 26 countries. Our team draws from 61 nationalities, with a broad spectrum of backgrounds and experiences, across technology, financial services and other areas. We foster an entrepreneurial culture so that we may remain focused and innovative over time to ensure success as a trusted partner to our customers.
Facilities
Our principal executive office is located in New York City. In addition to our New York office, we also have offices in the greater metropolitan areas of Tel Aviv, San Francisco, and Hong Kong as well as 16 offices in 13 other countries. We lease each of our office spaces. We believe that our current facilities are adequate to meet our immediate needs.
Intellectual Property
The protection of our intellectual property rights is an important aspect of our business, and substantially all of our material intellectual property rights are developed in-house. We rely on a combination of trade secrets and know-how, trademark and copyright laws, confidentiality agreements, and technical measures to establish, maintain and protect our intellectual property rights and technology, including our brand and platform. We have registered our brand name as a trademark and domain names, in each case, in the United States and a number of other jurisdictions. We do not have any issued patents.
We consider our digital payment platform, which provides payment, financial, merchant, working capital and other services to companies, marketplaces, e-commerce sellers and others, to be our proprietary technology. The development and management of our platform require sophisticated coordination among many specialized employees. We believe that duplication of this coordination by competitors or individuals seeking to copy our platform would be difficult. To protect our technology and our platform, we implement multiple layers of security and provide our service offerings from duplicate data centers in two jurisdictions.
We also enter into confidentiality and invention assignment agreements with our employees and enter into confidentiality agreements with third parties to control access to, and the use and disclosure of, our confidential information. However, our contractual provisions may not always be effective at preventing unauthorized parties from obtaining our intellectual property rights and proprietary technologies or disclosing our confidential information. Likewise, intellectual property laws, procedures, and restrictions provide only limited protection and any of our intellectual property or proprietary rights may be challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated. For additional information regarding some of the risks relating to our intellectual property rights, see “Risk factors — Risks Related to Our Business and Industry.”
Legal Proceedings
From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings that may have significant effects on our financial position or profitability.
For information on risks related to litigation, see Note 11 — Commitments and Contingencies, to our audited financial statements as of December 31, 2020 and unaudited financial statements as of March 31, 2021. See also “Risk Factors — General Risks Related to Payoneer — From time to time we are subject to various legal proceedings which could adversely affect our business, financial condition or results of operations.”

MANAGEMENT
Executive Officers
The following table sets forth information regarding the executive officers and directors of Payoneer Global Inc. as of the date of this prospectus:
Name	Age	Position
Executive Officers
Scott Galit	50	Chief Executive Officer and Director
Michael Levine	53	Chief Financial Officer
Keren Levy	47	Chief Operating Officer
Noam Oren	53	Chief Technology Officer
Tsafi Goldman	56	Chief Legal & Regulatory Officer
Charles Rosenblatt	46	Chief Strategy Officer
Aviva Arnon	61	Chief People Officer
Scott Galit is the CEO and a Director of Payoneer, since 2010. Prior to joining Payoneer, Mr. Galit was the EVP at Meta Payments Systems. During 2005 – 2007 he was the Global Head of Prepaid for MasterCard. Mr. Galit developed MasterCard’s global prepaid strategy and oversaw its global prepaid business. Mr. Galit was the founder and CEO of Solspark from 1999 to 2002; SVP/General Manager of First Data Prepaid from 2002 to 2004, and EVP at Meta Payment Systems from 2007 to 2010. Earlier in his career he was an investment banker at Donaldson, Lufkin & Jenrette. Mr. Galit was also a founding board member of the Network Branded Prepaid Card Association (NPBCA). Mr. Galit holds a B.A. with distinction from the honors program at the University of Virginia. We believe that Mr. Galit’s extensive experience in executive leadership positions in the payment processing industry makes him a valuable member of our Board of Directors.
Michael Levine has served as our Chief Financial Officer since October 2011. Prior to joining Payoneer, Mr. Levine was most recently the President of Xact Technology LLC from October 2010 to October 2011. Before that, Mr. Levine was the Chief Financial Officer of Maler Technologies Inc. (formerly Health Systems Solutions Inc.) from September 2007 to October 2010. Mr. Levine was Executive Vice President at IDT Telecom from August 2000 to July 2007 and First Vice President at HSBC USA from June 1995 to August 2000. Earlier in his career Mr. Levine was an investment banker at PaineWebber and Securities Analyst at TIAA-CREF. Mr. Levine holds a B.S. in Business Administration from the University at Buffalo and an M.B.A. from the Wharton School of the University of Pennsylvania.
Keren Levy is the COO of Payoneer, since 2009, responsible for Payoneer’s day-to-day operations (including customer onboarding, risk management, and payment operations). In addition, Ms. Levy serves as the GM of Merchant Services, a new business line and the GM of the Israeli site of Payoneer. Previously, Ms. Levy established Leumi Card’s international acquiring and issuing department, managing all aspects of operations, business development and regulation from 2008 to 2009. Prior to joining Leumi Card, Ms. Levy established the Online Threats Managed Services (OTMS) department at Cyota from 2004 to 2008, which was acquired by RSA Security in 2005. While at Cyota, she also managed projects for Barclays, Citibank, Chase, HSBC and several other global banks. Ms. Levy holds an M.B.A. in Finance from Heriot Watt University.
Noam Oren is the Chief Technology Officer of Payoneer, since 2009, responsible for all technology planning, development and operations. Mr. Oren was previously the CEO and R&D leader of Vollee, a service which streams PC applications to mobile devices via the internet from 2006 to 2009. Prior to Vollee, Mr. Oren held the positions of VP R&D/R&D director positions at Zoran, Emblaze, and Zapex in the fields of web-applications and multimedia processing from 1996 to 2006. Mr. Oren holds an M.A. degree in Economics (TA University, Israel) and a B.S. in Computer-science (Technion, Haifa, Israel).
Tsafi Goldman is the Chief Legal & Regulatory Officer of Payoneer and is responsible for the legal and regulatory aspects of Payoneer’s business activities and operations and management of the Company’s in-house team of lawyers. Ms. Goldman joined Payoneer in 2015. Ms. Goldman’s experience as a lawyer includes a large range of commercial, corporate and private equity legal work, representing early-stage and growth companies. Prior to joining Payoneer, Ms. Goldman was a partner at CBLS Law Offices from 2004 to 2014, a boutique Tel-Aviv law firm, where Payoneer was one of her clients. Ms. Goldman held various positions in leading law firms, focusing on the high-tech and bio-med sectors, as well as in-house roles at Israel Chemicals group (ICL) and ECI Telecom from 1996 to 1998. Ms. Goldman holds an LLB from Tel Aviv University.
Charles Rosenblatt joined us in 2020 as Payoneer’s Chief Strategy Officer. Prior to joining Payoneer, Mr. Rosenblatt was the Chief Revenue Officer at Velo Payments from 2017 to 2020, and also the Chief Customer Officer at Hyperwallet Systems from 2015 to 2016. In his role at Payoneer, Mr. Rosenblatt leads efforts in a number of key areas, including cross-organizational strategy — connecting the vision to company’s day-to-day execution across all business and product lines, corporate strategic partnerships and acquisitions to accelerate the growth of the Payoneer platform and cross-organizational resource prioritization — ensuring that allocation of resources is aligned with Payoneer’s corporate strategy, priorities and goals. Mr. Rosenblatt holds an M.B.A. from the University of Virginia Daren School of Business and a B.A. in Economics and Politics from Pomona College.
Aviva Arnon is the Chief People Officer of Payoneer, since 2015, responsible for Payoneer’s people strategy, global talent acquisition, retention, engagement of human resources, as well as organizational development and change management processes. Before joining Payoneer, Ms. Arnon served as Chief Human Resources Officer at AGT International, a privately-held multibillion dollar global network of companies providing technology-based integrated solutions in the Homeland Security and Public Safety industry from 2009 to 2015. Prior to AGT International, Ms. Arnon was the Director of Human Resources at NICE Systems Inc., a publicly traded company from 2006 to 2009. Prior to NICE, Ms. Arnon served as the Chief Human Resource Officer at E&C Medical Intelligence, as well as General Manager of Drake, Beam & Morin (DBM), a multinational consultancy firm in Israel from 2000 to 2005. For the 22 years prior to joining DBM, Ms. Arnon held a variety of managerial positions at the Israel Defense Force (IDF). Aviva holds a B.A. in Psychology, an M.A. in Experimental Psychology and a PhD ABD in Business Management.
Board of Directors
The following table sets forth information regarding the non-executive directors of Payoneer Global Inc. as of the date of this prospectus:
Name	Age	Position
Non-Executive Directors
Amir Goldman	49	Director
John C. (Hans) Morris	62	Director
Avi Zeevi	70	Director
Christopher (Woody) Marshall	53	Director
Rich Williams	46	Director
Heather Tookes	47	Director
Amir Goldman has been a member of Payoneer’s board of directors since 2014. Since 2006, Mr. Goldman has served as the founder and Managing Director of Susquehanna Growth Equity LLC, a private equity firm focused on investing in growing companies in the software and payments sectors. From 2002-2006, he was a Principal at TL Ventures, a venture capital firm and he previously served Principal at BRM Capital, a venture capital firm focused on internet infrastructure and software companies between 1999 and 2002. Mr. Goldman has served on the boards of multiple private companies, including iCIMS, HighRadius, HMP Global, CashEdge (acquired by Fiserv), and Macropoint (acquired by Descartes). Mr. Goldman earned an MBA from Harvard Business School in 1999 and a Bachelor of Science in Economics from the Wharton School at University of Pennsylvania in 1994. We believe Mr. Goldman’s experience in analyzing companies, investing in technology, and overseeing the growth of companies through board participation make him well qualified to serve as a director.

John C. (Hans) Morris has been a member of Payoneer’s board of directors since 2014. Mr. Morris is the managing partner of Nyca Partners, a venture capital firm exclusively focused on applying innovation into the global financial system, a role he has served in since founding Nyca Partners in 2014. Mr. Morris also serves as a director of Lending Club, AvidXchange, Fidel, Propel, SigFig, and Pay Range. He has previously served as Managing Director of General Atlantic, a global growth equity firm, from 2010 until founding Nyca in 2014. From 2007-2009, he served as President of Visa during the time in which it completed its reorganization and initial public offering. From 1980 to 2007 he served in various roles at Citigroup and its predecessors, including Chief Financial Officer of the institutional businesses, Chief Operating Officer of the investment bank, and head of the financial services group. Mr. Morris serves as a trustee of the Public Theater in New York, and chairman of the board of The Berkshire Eagle. He was previously chairman of the board of MASS MoCA and the Hopkins Center for the Arts at Dartmouth College. Mr. Morris has a B.A. from Dartmouth College. We believe Mr. Morris is well qualified to serve on our board because of his long-standing experience in the financial sector, including holding senior executive roles and director positions in public companies.
Avi Zeevi has been Chairman of the Board of Directors of Payoneer since 2008. Mr. Zeevi is a FinTech entrepreneur and investor. He is Co-founder of the Viola group — a private equity investment group with over $3B of assets under management, and co-founder and General Partner of Viola Ventures, a venture capital firm. Mr. Zeevi is also a co-founder and the Chairman of the investment committee of Viola FinTech. Mr. Zeevi has more than 40 years of experience as an entrepreneur, executive and investor. Mr. Zeevi has experience in the global financial industry through his involvement in several FinTech companies including: MINT Systems, Decalog and Actimize, where he served as an active Chairman from 2001 and until it was sold to NICE Systems (NASDAQ: NICE). Mr. Zeevi is also a board member of a number of private companies. Mr. Zeevi is a Board Member at The Center for Educational Technology (CET) which is dedicated to the advancement of the education system in Israel, in the Jewish world and around the globe. He is also a Member of the Board of Governors of the Technion — the Israel Institute of Technology. Mr. Zeevi has a BSc in Industrial Engineering from the Technion, Israel Institute of Technology. We believe Mr. Zeevi’s vast experience with FinTech companies, his experience as a CFO of a publicly traded company and extensive experience as a board member of fast-growing technology companies through his diverse career make him well qualified to serve as a director.
Christopher (Woody) Marshall has been a member of Payoneer’s board of directors since 2017. In addition to his role on Payoneer’s board of directors, Mr. Marshall currently serves the lead independent director on the board of directors of Spotify, and as a director in a number of private companies. Since 2008, Mr. Marshall has served as a general partner of TCV, a private equity firm. Mr. Marshall has been active in the venture capital industry since 1995, having spent 12 years at Trident Capital, a venture capital and private equity firm with a primary investment focus on the payments, internet and mobile industries. Mr. Marshall holds a Bachelor of Arts in Economics from Hamilton College and a Master of Business Administration from the Kellogg School of Management at Northwestern University. We believe Mr. Marshall’s experience in the payments industry, serving on public company boards and advising fast-growing platforms as they scale make him well qualified to serve on our board of directors.
Rich Williams has served as a director since the completion of the Reorganization. Mr. Williams has served, since 2020, as CEO and board member of Alkuri Global Acquisition Corp. (Alkuri; NASDAQ: KURI), a special purpose acquisition corporation favoring next-generation technology businesses led by visionary founders and teams leveraging data and artificial intelligence in the areas of Consumer Internet and Marketplaces, Healthtech, Fintech and Mobility. Mr. Williams also serves as Principal and CEO of The Value Studio, LLC, which he founded in 2020 to provide strategic consulting and advisory services for leading private equity and venture capital firms and their portfolio companies. Prior to his roles at Alkuri and The Value Studio, from 2011 to 2020, Mr. Williams served in a variety of executive roles at Groupon, a small business services and products online marketplace, including serving as CEO from 2015 to 2020. From 2008 to 2011, Mr. Williams ran a variety of global Marketing and Advertising teams and technologies at Amazon. Prior to joining Amazon, Mr. Williams spent over 7 years developing marketing programs and technologies in a variety of leadership roles at Experian, a leading global data, analytics and financial services company. Mr. Williams also served on the board of Groupon (2015–2020) and Kontoor Brands (2019–2020). Mr. Williams studied Aerospace Engineering and Political Science at the University of Southern

California from 1992–1996. We believe Mr. Williams’ experience in e-commerce, technology, marketing, financial services and corporate governance make him well qualified to serve as a director.
Heather Tookes has served as a director since the completion of the Reorganization. Ms. Tookes currently serves as a finance professor at the Yale School of Management and has been on the faculty of the Yale School of Management since 2004, a leader in business education. Ms. Tookes also currently serves on the board of Ariel Investments (2017-present) and has served on the board of KCG Holdings (2017). Ms. Tookes holds a B.A. in Economics from Brown University (1996) and a Ph.D. in Finance from Cornell University (2004). We believe Ms. Tookes brings to the board considerable expertise in corporate credit and capital markets based on her extensive research and teaching at the Yale School of Management, along with prior audit committee service, that makes her well qualified to serve as a director.
Staggered Board
Our Board of Directors is divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2022, 2023 and 2024, respectively.
Our Class I directors are Avi Zeevi and Scott H. Galit.
Our Class II directors are Rich Williams, Hans (John) Morris and Amir Goldman.
Our Class III directors are Heather Tookes and Christopher (Woody) Marshall.
At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Board Composition
Committees of the Payoneer Board of Directors
The Payoneer Board of Directors has the following board committees:
•
audit committee;

•
compensation committee; and

•
nominating and corporate governance committee.

Audit Committee
Payoneer’s audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:
•
appoints our independent registered public accounting firm;

•
evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•
determines the engagement of the independent registered public accounting firm;

•
reviews and approves the scope of the annual audit and the audit fee;

•
discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•
approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•
monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•
is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•
reviews our critical accounting policies and estimates; and

•
reviews the audit committee charter and the committee’s performance at least annually.

The members of our audit committee consist of Avi Zeevi, John C. (Hans) Morris, Heather Tookes and Rich Williams. Mr. Zeevi is the chairman of the audit committee. The composition of the audit committee meets the requirements for independence under current listing standards of Nasdaq and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, we have determined that Mr. Zeevi is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on them any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our Board of Directors. Our Board of Directors has adopted a written charter for the audit committee, which is available on our corporate website at payoneer.com/investors.
Compensation Committee
Our compensation committee reviews and approves policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee:
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reviews and recommends corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

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determines or recommends to our Board of Directors for determination the issuance of stock options and other awards under our stock plans; and

•
reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The members of our compensation committee consists of Amir Goldman, Christopher (Woody) Marshall and Heather Tookes. Mr. Goldman is the chairman of the compensation committee. Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code, and meets the requirements for independence under current listing standards of Nasdaq and SEC rules and regulations. Our Board of Directors has adopted a written charter for the compensation committee, which is available on our corporate website at payoneer.com/investors.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board of Directors concerning governance matters.
The members of our nominating and governance committee are Christopher (Woody) Marshall and Amir Goldman. Mr. Marshall is the chairman of our nominating and governance committee. Mr. Marshall and Mr. Goldman meet the requirements for independence under current listing standards of Nasdaq. Our Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website at payoneer.com/investors.
Compensation Committee Interlocks and Insider Participation
Our compensation committee consists of Amir Goldman, Christopher (Woody) Marshall and Heather Tookes. None of the members of our compensation committee has at any time been an officer or employee of FTOC or Payoneer Inc. Other than as disclosed in this prospectus, none of our executive officers currently serve, or in the past fiscal year has served, as a member of the Board of Directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of any entity that has one or more executive officers on FTOC’s or Payoneer’s compensation committee or Board of Directors.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at payoneer.com/investor. To the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on its website.

EXECUTIVE AND DIRECTOR COMPENSATION
Introduction
The following sets forth information about the compensation paid to or accrued by our principal executive officer and our two other most highly compensated persons serving as executive officers for the fiscal year ended December 31, 2020. These executives are referred to as our “named executive officers.” References herein to “Payoneer” shall mean Payoneer Inc. for the period prior to the completion of the Reorganization and to Payoneer Global Inc. for the period following the Reorganization or as the context otherwise requires.
This discussion may contain forward-looking statements that are based on Payoneer’s current plans, considerations, expectations, and determinations regarding future compensation programs. Payoneer is an emerging growth company and therefore is subject to reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Summary Compensation Table
The following table presents all of the compensation awarded to, earned by or paid to the named executive officers for the year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Scott Galit	2020	375,000	370,000	1,478,880	432,229		11,400	2,667,509
Chief Executive Officer and Director
Charles Rosenblatt	2020	163,068	75,000	770,250	331,074		32,200	1,371,592
Chief Strategy Officer
Michael Levine Chief Financial Officer	2020	310,000	223,106	616,200	180,096		11,400	1,340,802

(1)
Amount reflects the base salary in effect and actually paid to each named executive officer during 2020. Mr. Rosenblatt’s base salary reflects the prorated amount he was paid based on his June 22, 2021 hire date. For additional information, see “Base Salaries” and “2020 Bonuses” below.

(2)
Amount reflects the inclusion of restricted stock units granted pursuant to the 2017 Plan.

(3)
Amount reflects the full grant-date fair value of options granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in Note 12 to our consolidated financial statements included elsewhere in this prospectus. The stock option awards granted to each of our named executive officers consisted of at-the-money options.

(4)
Amounts reflect (i) for each of Messrs. Galit and Levine, a company contribution of $11,400 to their respective accounts under Payoneer’s 401(k) plan and (ii) for Mr. Rosenblatt, a company contribution of $7,200 to Mr. Rosenblatt’s account under Payoneer’s 401(k) plan and $25,000 in relocation benefits for Mr. Rosenblatt’s relocation to Virginia in 2020, as further described in “Executive Compensation Arrangements — Rosenblatt Offer Letter” below.

Elements of Payoneer’s Executive Compensation Program
For the year ended December 31, 2020, the compensation for each named executive officer generally consisted of a base salary, performance-based bonus, standard employee benefits, and stock option and restricted stock unit awards under Payoneer’s equity plan. These elements (and the amounts of compensation and benefits under each element) were selected because we believed they were necessary to help attract and retain executive talent which is fundamental to its success. Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.
Base Salary
The named executive officers receive a base salary to compensate them for services rendered. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Each named executive officer’s initial base salary was provided in his employment agreement or offer letter, as applicable, and the base salaries of our executives are reviewed and, if appropriate, adjusted on an annual basis. Following the Closing Date, Mr. Galit’s base salary was increased to $450,000 and Mr. Levine’s base salary is expected to increase to $380,000.
The actual base salary paid to each named executive officer for 2020 is set forth above in the Summary Compensation Table in the column entitled “Salary.”
2020 Bonuses
We maintain a cash-based incentive compensation program in which certain of our employees, including our named executive officers, are eligible to receive bonuses based on business and personal performance goals. Such awards are designed to incentivize the named executive officers with a variable level of compensation that is based on performance measures established by our compensation committee that are tied to pre-defined business and personal goals and objectives.
In 2020, Messrs. Galit, Rosenblatt and Levine were eligible to earn annual cash bonuses targeted at 100%, 50% and 75%, respectively, of their base salaries. Each named executive officer was eligible to earn his bonus based on the attainment of business and personal goals and objectives, set and approved by the board of directors of Payoneer. Following the Closing Date, Mr. Levine’s annual cash bonus decreased to 65% of his base salary (as a result of the increase to his base salary that became effective following the Closing Date).
The actual bonus earned by each named executive officer for 2020 is set forth above in the Summary Compensation Table in the column entitled “Bonus.”
Equity Compensation
Equity Incentive Plans and Outstanding Awards
Payoneer maintains the 2007 Share Incentive Plan, referred to as the 2007 Plan, and the 2017 Stock Incentive Plan, referred to as the 2017 Plan, in order to facilitate the past grant of equity incentives to directors, employees (including the named executive officers), consultants and other service providers of Payoneer and its affiliates to obtain and retain services of these individuals, which is essential to its long-term success.
Pursuant to the 2007 Plan, (1) Mr. Galit was granted awards of: (i) 946,168 options, granted on February 4, 2015 with an exercise price of $1.15/share, all of which were fully vested as of February 4, 2019, (ii) 1,306,464 options, granted on February 17, 2016 with an exercise price of $2.64/share, all of which were fully vested as of January 18, 2020, and (iii) 147,746 options, granted on February 13, 2017 with an exercise price of $5.67/share, all of which were fully vested as of January 18, 2021; and (2) Mr. Levine was granted awards of: (i) 60,000 options, granted on January 28, 2015 with an exercise price of $1.15/share, all of which were fully vested as of January 28, 2019, (ii) 399,924 options, granted on February 17, 2016 with an exercise price of $2.64/share, all of which were fully vested as of January 18, 2020 and (iii) 125,000 options, granted on February 13, 2017 with an exercise price of $5.67/share, all of which were fully vested as of January 18, 2021.
Pursuant to the 2017 Plan, (1) Mr. Galit was granted awards of: (i) 500,000 options, granted on February 6, 2018 with an exercise price of $5.26/share, (ii) 687,270 options, granted on February 13, 2019 with an exercise price of $5.45/share, (iii) 192,000 options, granted on March 19, 2020 with an exercise price of $5.14/share and (iv) 288,000 restricted stock units, granted on March 19, 2020; (2) Mr. Rosenblatt was granted awards of: (i) 150,000 options, granted on June 30, 2020 with an exercise price of $5.14/share and (ii) 150,000 restricted stock units, granted on June 30, 2020; and (3) Mr. Levine was granted awards of: (i) 250,000 options, granted on February 6, 2018 with an exercise price of $5.26/share, (ii) 322,256 options, granted on February 13, 2019 with an exercise price of $5.45/share, (iii) 80,000 options, granted on March 19, 2020 with an exercise price of $5.14/share and (iv) 120,000 restricted stock units, granted on March 19, 2020.
Upon the occurrence of a Change in Control, 50% of any then unvested options held by Messrs. Galit and Levine (whether under the 2007 Plan or the 2017 Plan) will accelerate and vest in full, and if Mr. Galit or Mr. Levine is terminated without Cause or resigns for Good Reason, in either case, within 12 months of a Change in Control, then all of their respective remaining unvested options will accelerate and vest in full. For purposes of Messrs. Galit’s and Levine’s options, “Change in Control” means the occurrence of any of the following: (i) an acquisition of 50% or more of the outstanding stock of Payoneer by another individual, entity or group, (ii) the consummation of a merger or consolidation of Payoneer with another corporation resulting in the voting securities of Payoneer outstanding immediately prior to such merger or consolidation representing less than 50% of the combined voting power of the voting securities of the surviving entity immediately following such merger or consolidation or (iii) a sale of all or substantially all of the assets of Payoneer, subject to the executive’s continued employment through such Change in Control. For clarification, the consummation of the Reorganization did not constitute a Change in Control. For purposes of Messrs. Galit’s and Levine’s options, “Cause” and “Good Reason” have the respective meanings in their employment agreements, as described in “— Executive Compensation Arrangements — Executive Employment Agreements and Offer Letters” below.
Payoneer has made grants of restricted stock units under the 2017 Plan to certain employees, including the named executive officers, and recently entered into amended restricted stock unit agreements (each, an “Amended RSU Agreement”) with certain restricted stock unit holders (including the named executive officers). The Amended RSU Agreements provide that, subject to the occurrence of a “Merger/Sale” (as defined in the 2017 Plan and which will include the consummation of the Reorganization), outstanding restricted stock units will become vested in an amount equal to the product of (x) the percentage of such award of restricted stock units that has vested prior to the consummation of the Merger/Sale based on a service-vesting schedule whereby 25% of the restricted stock units vest on the first anniversary of the grant date, with the remaining 75% vesting in ratable quarterly installments over the following three-year period, subject to the participant’s continued employment with Payoneer through each such vesting date (the “RSU Service-Vesting Schedule”) multiplied by (y) the total number of restricted stock units subject to such award, with such vesting to occur on the earlier of (i) the six-month anniversary of the closing date of a Merger/Sale and (ii) March 15th of the calendar year following the year in which such closing date occurs (with respect to the Reorganization, such date will be March 15, 2022), after which time, any restricted stock units that remain outstanding and are unvested will continue to vest in accordance with the remainder of the RSU Service-Vesting Schedule, subject to the participant’s continued service with Payoneer. Restricted stock units held by any participants who did not execute a copy of the Amended RSU Agreement will become partially vested upon the occurrence of a Merger/Sale (including the Reorganization), in accordance with the vesting schedule described above. If the participant remains employed by Payoneer following the occurrence of a Merger/Sale, any restricted stock units that remain outstanding and are unvested will continue to vest in accordance with the remainder of the RSU Service-Vesting Schedule.
2021 Omnibus Incentive Plan
We have adopted and obtained shareholder approval of the 2021 Omnibus Incentive Plan (the “Incentive Plan”). We have reserved 38,016,011 shares of our common stock of for issuance pursuant to awards under the Incentive Plan. Any employee, director or consultant of Payoneer is generally eligible to receive an award under the Incentive Plan, to the extent that an offer of such award is permitted by applicable law, stock market or exchange rules, and regulations or accounting or tax rules and regulations.
The Incentive Plan provides for the grant of stock options (including incentive stock options and non-qualified stock options), restricted stock, restricted stock units, performance-based awards, other stock-based awards, or any combination thereof. No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the Incentive Plan. Each award will be set forth in a separate grant notice or agreement and will indicate the type and terms and conditions of the award.

Other Elements of Compensation
•
Retirement Plans

We maintain a 401(k) retirement savings plan for our employees in the United States, including the named executive officers, who satisfy certain eligibility requirements. The named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees, including matching contributions equal to 4% of the first 4% of the employees’ contribution.
•
Employee Benefits and Perquisites

All of our full-time employees in the United States, including the named executive officers, are eligible to participate in health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance and life insurance.
We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to its employees, including the named executive officers.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Scott Galit	•
	•2/14/2015•(1)	946,168	0		1.15	2/1/2025
	•2/17/2016• (1)	1,306,464	0		2.64	2/14/2026
	•2/13/2017• (1)	138,512	9,234		5.67	2/11/2027
	•2/6/2018•(1)	343,750	156,250		5.26	2/4/2028
	•2/13/2019• (1)	300,680	386,590		5.45	2/10/2029
	•3/19/2020•(1)	0	192,000		5.14	3/17/2030
	•3/19/2020• (2)						288,000	0
	•
Charles Rosenblatt	•
	•6/30/2020•(1)	0	150,000		5.14	6/29/2027
	•6/30/2020•(2)						150,000	0
Michael Levine
	•1/28/2015• (1)	60,000	0		1.15	1/25/2025
	•2/17/2016• (1)	399,924	0		2.64	2/14/2026
	•2/13/2017• (1)	117,188	7,813		5.67	2/11/2027
	•2/6/2018• (1)	171,875	78,125		5.26	2/4/2028
	•2/13/2019• (1)	140,987	181,269		5.45	2/10/2029
	•3/19/2020•(1)	0	80,000		5.14	3/17/2030
	•3/19/2020•(2)						120,000	0

(1)
These options vest as to 25% of the options upon the first anniversary of the grant date or the vesting commencement date, as applicable, with the remaining 75% vesting in ratable quarterly installments over the following three year period such that the award is fully vested four years after the grant date or vesting commencement date, as applicable, in each case subject to the executive’s continued service with Payoneer through the applicable vesting dates. The 2015, 2016 and 2017 options are fully vested.

(2)
Represents restricted stock units as described in the narrative disclosure above.

Executive Compensation Arrangements
Executive Employment Agreements and Offer Letters
Galit Employment Agreement
On December 16, 2010, Payoneer Inc. entered into an employment agreement with Mr. Galit (the “Galit Employment Agreement”), providing for his employment as Chief Executive Officer of Payoneer. The Galit Employment Agreement provides that Mr. Galit is entitled to an annual base salary, which for 2020 was $375,000 and eligibility for an annual performance bonus based on our achievement of targets and milestones as determined by our board of directors.
Pursuant to the Galit Employment Agreement, upon the termination of Mr. Galit’s employment by Payoneer without Cause or by Mr. Galit for Good Reason, Mr. Galit will be entitled, in addition to any accrued amounts, for six months following the effective date of notice of the termination of Mr. Galit’s employment with Payoneer, to (i) continuation of his annual base salary, (ii) payment by Payoneer of the cost of Mr. Galit’s and his dependents’ participation in Payoneer’s health plan, and (iii) continued vesting of any then unvested options in accordance with such options’ respective regular vesting schedules.
“Cause” is defined in the Galit Employment Agreement generally as Mr. Galit’s (i) repeated refusal, failure or neglect to perform the material duties of his employment or to follow the directions of Payoneer’s board of directors (other than due to Mr. Galit’s physical or mental illness or impairment), (ii) commission of any act of fraud or embezzlement (provided that Payoneer must provide Mr. Galit with 15 days’ notice of the conduct constituting “Cause” and Mr. Galit must have the opportunity to be heard at a meeting of Payoneer’s board of directors within 15 days of the date of such notice), (iii) breach of any employee non-disclosure, non-competition or assignment of inventions agreement entered into during Mr. Galit’s employment with Payoneer that results in a material detriment to Payoneer, (iv) conviction of a felony (including a plea of guilty) or commission or other acts causing or likely to cause a material detriment to the reputation of Payoneer, or (v) habitual use of alcohol or drugs. “Good Reason” is defined in the Galit Employment Agreement generally as (i) any material diminution in Mr. Galit’s title as Chief Executive Officer of Payoneer, without Mr. Galit’s prior written consent (other than a change effected in connection with the integration of Payoneer’s operations into the operations of any acquirer of Payoneer which does not result in an adverse change in Mr. Galit’s authorities, duties and responsibilities), (ii) any material diminution in Mr. Galit’s responsibilities or authorities with Payoneer, without Mr. Galit’s prior written consent, or (iii) any material breach by Payoneer of the Galit Employment Agreement that is not remedied by Payoneer within 15 days after receipt of notice of such material breach.
Effective as of the Closing Date, the Galit Employment Agreement was amended to provide that the six-month duration of the non-compete to which Mr. Galit will be subject in the event of the termination of his employment without “Cause” or by Mr. Galit for “Good Reason” (as each such term is defined in the Galit Employment Agreement, as amended) may be extended, by mutual agreement between Mr. Galit and Payoneer Global Inc., to up to 12 months, provided that the period during which Mr. Galit will be paid severance in the event of either termination scenario is also proportionately extended. In order to receive any severance payments or benefits under the Galit Amended Employment Agreement, Mr. Galit will be required to execute and not revoke a general release of claims against Payoneer Global Inc. The other terms of the Galit Employment Agreement remain in full force and effect.
Rosenblatt Offer Letter
On June 14, 2020, Payoneer Inc. entered into an offer letter with Mr. Rosenblatt, which was amended on January 20, 2021 (as amended, the “Rosenblatt Offer Letter), providing for his employment as Chief Strategy Officer of Payoneer Inc. The Rosenblatt Offer Letter provides that Mr. Rosenblatt is entitled to an annual base salary of $310,000 and eligibility for an annual performance bonus at a target amount equal to 50% of Mr. Rosenblatt’s base salary, based on Payoneer’s achievement of targets and milestones as determined by Payoneer’s board of directors, which such performance bonus for 2020 was pro-rated and guaranteed to pay out in an amount of not less than $50,000.

The Rosenblatt Offer Letter also provides for (i) the reimbursement by Payoneer of up to $25,000 in reasonable expenses incurred in connection with Mr. Rosenblatt’s relocation from California to Virginia, with such amounts subject to repayment by Mr. Rosenblatt if he voluntarily terminates his employment with Payoneer within 12 months of his start date and (ii) an interest-free $75,000 relocation loan, subject to immediate acceleration if Mr. Rosenblatt’s employment with Payoneer is terminated for cause within 12 months of his start date or if Mr. Rosenblatt decides to end his relocation, which will be forgiven in full if Mr. Rosenblatt remains employed with Payoneer on the 12-month anniversary of his start date. In May 2021, Payoneer Inc. accelerated the forgiveness of Mr. Rosenblatt’s relocation loan, and no amounts currently remain outstanding thereunder.
Levine Employment Agreement
On October 11, 2011, Payoneer Inc. entered into an employment agreement with Mr. Levine (the “Levine Employment Agreement”), providing for his employment as Chief Financial Officer of Payoneer Inc. The Levine Employment Agreement provides that Mr. Levine is entitled to an annual base salary, which for 2020 was $310,000 and eligibility for an annual performance bonus based on Payoneer’s achievement of targets and milestones as determined by Payoneer’s board of directors.
Pursuant to the Levine Employment Agreement, upon the termination of Mr. Levine’s employment by Payoneer without Cause or by Mr. Levine for Good Reason, Mr. Levine will be entitled, in addition to any accrued amounts, to (i) continuation of Mr. Levine’s annual base salary for six months following the effective date of notice of the termination of his employment with Payoneer, (ii) payment by Payoneer of the cost of Mr. Levine’s and his dependents’ participation in Payoneer’s health plan for six months following the effective date of notice of the termination of his employment with Payoneer and (iii) a portion of Mr. Levine’s then current annual performance bonus opportunity, based on actual performance and pro-rated for the number of days elapsed during the applicable performance period prior to the effective date of notice of the termination of his employment with Payoneer, to be paid at the same time such annual performance bonus would otherwise be paid. In the event that Mr. Levine is terminated without Cause or resigns for Good Reason within the three-month period prior to or 12-month period following the occurrence of a Change in Control, Mr. Levine is entitled to continuation of his annual base salary and continued payment by Payoneer of the cost of his and his dependents’ participation in Payoneer’s health plan, in each case, for 12 months.
For purposes of the Levine Employment Agreement, “Change in Control” is defined as described in “— Equity Compensation — Equity Incentive Plans and Outstanding Awards” above, and “Cause” and “Good Reason” are each defined in a manner that is substantially similar to the respective definitions of such terms in the Galit Employment Agreement.
In addition, pursuant to the Levine Employment Agreement, Mr. Levine is subject to a non-competition restriction for a period of (i) 12 months following Mr. Levine’s resignation from employment with Payoneer without Good Reason or termination of his employment with Payoneer for Cause or (ii) for the duration of any period during which Mr. Levine is paid severance by Payoneer in the event of the termination of his employment with Payoneer without Cause or by Mr. Levine for Good Reason. Mr. Levine is also subject to a non-solicitation restriction for a period of 12 months following his termination of employment with Payoneer for any reason.
DIRECTOR COMPENSATION
No directors received compensation for their service on Payoneer Inc.’s board of directors for year ended December 31, 2020.
We intend to adopt the initial terms of a non-employee director compensation policy, which are currently being reviewed by our board of directors. The initial terms of the policy are set forth in the letter agreements that we entered into with two non-employee directors that provide, subject to the receipt of all applicable approvals and any other applicable conditions relating to their appointment on our board of directors, such non-employee directors a grant of restricted stock units following the effectiveness of an S-8 registration statement, which is anticipated to be 60 days after we have filed the current Form 10 information with the SEC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were a party or will be a party, in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Management — Board Composition” and “Compensation Committee Interlocks and Insider Participation.”
Registration Rights Agreement
In connection with the Reorganization, certain equityholders entered into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, we are filing this resale registration statement on behalf of the equityholder parties. The Registration Rights Agreement also provides the parties thereto with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. In addition, subject to certain exceptions, each party to the Registration Rights Agreement agreed for a period of time not to transfer or dispose of our common stock.
Management Loans
On May 12, 2015 and April 28, 2016, Payoneer issued loans to Scott Galit, the Company’s Chief Executive Officer, in aggregate principal amounts of $353,438 and $809,514, respectively. Each loan had a ten-year term and annual interest rates ranging between 1.45% and 1.53%, in each case, subject to escalation. The loans were extended to Mr. Galit to cover the exercise price of stock options to purchase shares of Payoneer common stock and the potential tax expense arising as a result of his exercise of such stock options. Mr. Galit repaid these loans in February 2021.
Indemnification Agreements
On the Closing Date, Payoneer approved a form indemnification agreement to be signed with each of its directors, executive officers, officers and other employees. The indemnification agreements provide that we will indemnify each of its directors, executive officers, officers and other employees against any and all expenses incurred by that director, executive officer, officer and other employee because of his or her status as one of our directors, executive officers, officers and other employees to the fullest extent permitted by Delaware law, the charter or the bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, we will advance all expenses actually and reasonably incurred by our directors, executive officers, officers and other employees in connection with a legal proceeding involving his or her status as a director, executive officer, officer and other employee.
Rosenblatt Offer Letter
On June 14, 2020, Payoneer the Rosenblatt Offer Letter, providing for Mr. Rosenblatt’s employment as Chief Strategy Officer of Payoneer. The Rosenblatt Offer Letter provides that Mr. Rosenblatt is entitled to an annual base salary of $310,000 and eligibility for an annual performance bonus at a target amount equal to 50% of Mr. Rosenblatt’s base salary, based on Payoneer’s achievement of targets and milestones as determined by Payoneer’s board of directors, which such performance bonus for 2020 was pro-rated and guaranteed to pay out in an amount of not less than $50,000.
The Rosenblatt Offer Letter also provides for (i) the reimbursement by Payoneer of up to $25,000 in reasonable expenses incurred in connection with Mr. Rosenblatt’s relocation from California to Virginia, with such amounts subject to repayment by Mr. Rosenblatt if he voluntarily terminates his employment with Payoneer within 12 months of his start date and (ii) an interest-free $75,000 relocation loan, subject to immediate acceleration if Mr. Rosenblatt’s employment with Payoneer is terminated for cause within

12 months of his start date or if Mr. Rosenblatt decides to end his relocation, which will be forgiven in full if Mr. Rosenblatt remains employed with Payoneer on the 12-month anniversary of his start date. In May 2021, Payoneer accelerated the forgiveness of Mr. Rosenblatt’s relocation loan, and no amounts currently remain outstanding thereunder.
Related Person Transaction Policy
Our Board of Directors has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which Payoneer or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, one of our executive officers or a member of our Board of Directors;

•
any person who is known by us to be the beneficial owner of more than five percent (5%) of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, son-in-law, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

We have also adopted policies and procedures for our directors designed to minimize potential conflicts of interest arising from any dealings they may have with their affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our audit committee charter, the audit committee will have the responsibility to review related person transactions.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our common stock as of the Closing Date by:
•
each person who is the beneficial owner of more than 5% of our outstanding common stock;

•
each of the Company’s executive officers and directors; and

•
the selling stockholders.

This prospectus relates to the resale by the selling stockholders from time to time of up to 234,252,145 shares of common stock (including 1,792,994 shares of common stock that may be issued upon exercise of the New Payoneer Private Warrants). The selling stockholders may from time to time offer and sell any or all of the common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement, subject to certain restrictions, applicable to certain stockholders, as set forth in the lock-up agreements prohibiting the transfer or disposition of shares for a period of 180 days from the Closing Date, as the case may be.. When we refer to the “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling stockholders’ interest in the common stock other than through a public sale.
The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of common stock. The fourth column lists the number of shares of common stock offered by this prospectus by each selling stockholder. The fifth column lists the number of shares of common stock beneficially owned by each selling stockholder after the offering contemplated by this prospectus, assuming the sale of all common stock being offered by this prospectus by each selling stockholder.
Except as otherwise stated in the footnotes below, beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, and includes shares underlying options that are currently exercisable or exercisable within 60 days.
The selling stockholders may sell all, some or none of their common stock included in this prospectus. See “Plan of Distribution.”
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned Prior to Offering	Percentage	Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After the Offered Shares are Sold	Percentage
Principal and Selling Stockholders
ACM-Olymp, LLC(1)	50,000	**	50,000	—	—
Alyeska Master Fund, L.P.(2)	700,000	**	700,000	—	—
Altimeter Partners Fund, L.P.(3)	1,000,000	**	1,000,000	—	—
Adage Capital Partners LP(4)	2,713,858	**	1,100,000	1,613,858	**
Amazon.com NV Investment Holdings LLC(5)*	1,792,994	**	1,792,994	—	—
AST Prudential Growth Allocation Portfolio(6)	4,421	**	4,421	—	—
BlackRock, Inc.(7)	2,000,000	**	2,000,000	—	—
Blackwell Partners LLC – Series A(8)	251,770	**	123,780	127,990	**
Cadian Master Fund LP(9)	500,000	**	500,000	—	—
Coatue FinTech Fund I LLP(10)	1,200,000	**	1,200,000	—	—

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned Prior to Offering	Percentage	Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After the Offered Shares are Sold	Percentage
Certain funds and accounts of Corbin Capital Partners, LP(11)	750,000	**	750,000	—	—
Dragoneer Global Fund II, L.P.(12)	2,000,000	**	2,000,000	—	—
Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds(13)	1,000,000	**	1,000,000	—	—
Certain funds and accounts of Fidelity(14)	2,000,000	**	2,000,000	—	—
Fifth Street Station LLC(15)	800,000	**	800,000	—	—
Certain funds and accounts of Franklin Advisers, Inc.(16)	1,500,000	**	1,500,000	—	—
Affiliates of FTAC(17)	19,639,985	5.8%	19,639,985	—	—
Ghisallo Master Fund LP(18)	200,000	**	200,000	—	—
LH Capital Markets, LLC(19)	400,000	**	400,000	—	—
Certain funds and accounts of Mainstay Winslow(20)	1,500,000	**	1,500,000
Millais Limited(21)	300,000	**	300,000	—	—
Nantahala Capital Partners II Limited Partnership(8)	270,925	**	139,672	131,253	**
Nantahala Capital Partners Limited Partnership(8)	97,469	**	49,488	47,981	**
Nantahala Capital Partners SI, LP(8)	1,026,756	**	347,984	678,772	**
NCP QR LP(8)	118,273	**	58,019	60,254	**
NCP RFM LP(8)	134,763	**	53,467	81,296	**
Certain funds and accounts of Neuberger Berman Investment Advisers LLC(22)	1,300,868	**	1,000,000	300,868	—
Certain funds and accounts managed by UBS O’Connor LLC(23)	200,000	**	200,000	—	—
Certain funds and accounts of NYCA(24)*	5,035,439	1.5%	5,035,439	—	—
PGIM Jennison Small Company Fund(25)	495,579	**	495,579	—	—
Certain funds and accounts of Riverview Group LLC(26)	1,500,000	**	1,500,000	—	—
Senator Global Opportunity Master Fund L.P.(27)	1,000,000	**	1,000,000	—	—
Soroban Opportunities Master Fund LP(28)	1,000,000	**	1,000,000	—	—
Schonfeld Strategic 460 Fund LLC(29)	200,000	**	200,000	—	—

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned Prior to Offering	Percentage	Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After the Offered Shares are Sold	Percentage
Certain funds and accounts of Shotfut Menayo Chool(30)	700,000	**	700,000	—	—
Silver Creek CS SAV, L.L.C.(8)	57,960	**	27,590	30,370	**
Certain funds and accounts of Susquehanna Growth Equity(31)*	34,089,218	10.0%	34,089,218	—	—
Certain funds and accounts of TCV(32)*	46,585,944	13.6%	46,585,944	—	—
Certain funds and accounts of Temasek(33)*	22,615,415	6.6%	22,615,415	—	—
Certain funds and accounts advised or subadvised by T. Rowe Price Associated, Inc.(34)	2,853,560	**	2,000,000	853,560	**
Vetamer Capital Master Fund, L.P.(35)	100,000	**	100,000	—	—
Viola Ventures III, L.P.(36)*	25,223,122	7.4%	25,223,122	—	—
Certain funds and accounts of Wellington(37)*	27,399,511	8.0%	27,399,511	—	—
XN Exponent Master Fund LP(38)	1,000,000	**	1,000,000	—	—
140 Summer Partners Master Fund LP(39)	300,000	**	300,000	—	—
FTAC Olympus PIPE Sponsor, LLC(40)	700,000	**	700,000	—	—
Directors and Officers
Scott Galit*†	11,168,131	3.2%	11,168,131	—	—
Michael Levine*†	3,665,700	**	3,665,700	—	—
Charles Rosenblatt*†	634,500	**	634,500	—	—
Aviva Arnon*†	1,552,001	**	1,552,001	—	—
Tsafi Goldman*†	926,869	**	926,869	—	—
Keren Levy*†	3,365,957	**	3,365,957	—	—
Oded Edri†	387,111	**	387,111	—	—
Noam Oren*†	2,170,198	**	2,170,198	—	—
Amir Goldman(31)*	—	—	—	—	—
Christopher (Woody) Marshall(32)*	—	—	—	—	—
John C. (Hans) Morris(24)*†	5,035,439	1.5%	5,035,439	—	—
Heather Tookes*†	—	—	—	—	—
Rich Williams*	—	—	—	—	—
Avi Zeevi(36)*	—	—	—	—	—
Directors and executive officers as a group (14 persons)	28,905,906	8.0%	28,905,906	—	—

*
Party to the A&R Registration Rights Agreement.

**
Less than 1%.

†
Shares of common stock beneficially owned include shares issuable upon the exercise of existing equity awards and Earn-Out Shares. The address of each person is 150 W 30th St, New York, New York, 10001.

(1)
The address of ACM-Olymp, LLC is One Rockefeller Plaza, NY, NY 10020.

(2)
Alyeska Investment Group, L.P. (“Alyeska Investment Group”), the investment manager of the selling securityholder, has voting and investment control of the shares held by the selling securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group and may be deemed to be the beneficial owner of such shares. Mr. Parekh disclaims any beneficial ownership of the shares held by Alyeska Master Fund. The address of Alyeska Master Fund, L.P. is 77 W. Wacker Suite 700, Chicago, IL 60601.

(3)
The address of Altimeter Partners Fund, L.P. is One International Place, Suite 4610, Boston, MA, 02110.

(4)
The securities to which this filing relates are held directly by Adage Capital Partners, L.P., a Delaware limited partnership (the “Fund”). Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), serves as the general partner of the Fund and as such has discretion over the portfolio securities beneficially owned by the Fund. Adage Capital Advisors, L.L.C., a Delaware limited liability company (“ACA”), is the managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund. Each of the reporting persons disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The address of Adage Capital Partners LP is 200 Clarendon St, 52nd FL, Boston, MA 02116.

(5)
Consists of shares issuable upon the exercise of the New Payoneer Private Warrants. The selling equityholder is a wholly owned subsidiary of Amazon.com, Inc., whose address is 410 Terry Avenue North, Seattle, WA 98109.

(6)
The address of AST Prudential Growth Allocation Portfolio is 466 Lexington Avenue, New York, New York 10017.

(7)
The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Funds — FinTech Fund and World Financials Funds, a sub-fund of BlackRock Global Funds. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is Drapers Gardens, 12 Throgmorton Avenue, London EC2N 2DL UK. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.

(8)
Includes shares of common stock issuable upon the exercise of New Payoneer Public Warrants and/or shares of common stock in addition to shares of common stock acquired in the PIPE Placement registered hereunder. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder.

(9)
Eric Bannasch is the managing member of Cadian Management GP, LLC, which is the general partner of Cadian Capital Management, LP the investment advisor to the stockholder. The address of Cadian Master Fund LP is 535 Madison Avenue, 36th Floor, New York, New York.

(10)
The address of Coatue FinTech Fund I LLP is 9 West 57th St., 25th Fl., New York, NY 10019.

(11)
Consists of 150,000 shares of common stock held by Corbin ERISA Opportunity Fund, Ltd. and 600,000 shares of common stock held by Corbin Opportunity Fund, L.P. The address of Corbin Capital Partners, LP is 590 Madison Ave, 31st Floor, New York, NY 10022.

(12)
The address of Dragoneer Global Fund II, L.P. is 1 Letterman Drive, Building D, Suite M-500, San Francisco, CA 94129.

(13)
Beneficial ownership consists of 1,000,000 shares of common stock held by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds (the “Federated Fund”). The address of the Federated Fund is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. The Federated Fund is managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc. (the “Federated Parent”). All of the Federated Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Federated Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as Federated Trustees, act as trustees. The Federated Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Federated Fund. Each of the Federated Parent, its subsidiaries, the Federated Trust, and each of the Federated Trustees expressly disclaim beneficial ownership of such securities.

(14)
Consists of 5,550 shares of common stock held by Thisbe & Co. FBO Fidelity U.S. Growth Opportunities Investment Trust, 55,600 shares of common stock held by Thisbe & Co. FBO Fidelity Northstar Fund, 2,900 shares of common stock held by Thisbe & Co.: FBO Fidelity Blue Chip Growth Institutional Trust, 15,500 shares of common stock held by Warmwind+Co FBO Fidelity Advisor Series I- Fidelity Advisors Series Growth Opportunities Fund, 122,700 shares of common stock held by Wavechart+Co FBO Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, 115,600 shares of common stock held by Booth & Co FBO Fidelity Securities Fund Fidelity Blue Chip Growth K6 Fund, 65,400 shares of common stock held by Booth & Co., LLC FBO Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio, 1,052,700 shares of common stock held by Mag & Co FBO Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, 2,200 Booth & Co. FBO Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund , 442,000 shares of common stock held by Mag & Co FBO Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, 83,700 shares in FLAPPER CO fbo FIAM Target Date Blue Chip Growth Commingled Pool and 36,200 shares of common stock held by Mag & Co. FBO Fidelity Blue Chip Growth Commingled Pool. The address of these entities is 245 Summer Street, Boston, MA 02110.

(15)
The address of Fifth Street Station LLC is 505 Fifth Ave. S., Ste.900, Seattle, WA 98104.

(16)
Consists of 750,000 shares of common stock held by Franklin Strategic Series — Franklin Small Cap Growth Fund, 74,800 shares of common stock held by Franklin Templeton Variable Insurance Products Trust — Franklin Small-Mid Cap Growth VIP Fund and 675,200 shares of common stock held by Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund. The address for these entities is One Franklin Parkway, San Mateo, CA, 94403.

(17)
Represents 9,624,365 shares of common stock beneficially owned by FTAC Olympus Sponsor, LLC (“FTAC Sponsor”); Represents 10,015,620 shares of common stock beneficially owned by FTAC Olympus Advisors, LLC (“FTAC Advisors”). FTAC Sponsor and FTAC Advisors are limited liability companies which are co-managed by Betsy Cohen and Ryan Gilbert. Each of Ms. Cohen and Mr. Gilbert disclaims beneficial ownership of these securities, except to the extent of his or her pecuniary interest therein. The business address of FTAC Sponsor and FTAC Advisors is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.

(18)
The address of Ghisallo Master Fund LP is 27 Hospital Road, Grand Cayman, CI KY1-9008.

(19)
The address of LH Capital Markets, LLC is 437 Madison Avenue, 21st Floor, New York, New York 10022.

(20)
Consists of 1,352,000 shares of common stock held by Mainstay Winslow Large Cap Growth Fund and 148,000 shares of common stock held by Mainstay VP Winslow Large Cap Growth Portfolio. The address for these entities is 4400 IDS Center, 80 S Eighth Street, Minneapolis, MN 55402.

(21)
The address of Millais Limited is 767 5th Ave., 9th Fl., New York, NY 10153.

(22)
Consists of 200,000 shares of common stock held by Neuberger Berman Principal Strategies Master Fund, L.P., 7,300 shares of common stock held by NB All Cap Alpha Master Ltd., 71,800 shares of common stock held by Neuberger Berman US Long Short Equity Fund and 720,900 shares held by Neuberger Berman Alternative Funds. The address of Neuberger Berman Principal Strategies Master Fund, L.P. is 190 S. LaSalle St, Suite 2300, Chicago, IL 60603. The address of Neuberger Berman US Long Short Equity Fund is 70 Sir John Rogerson’s Quay, Dublin 2, Ireland and the address of the remaining entities is 1290 Avenue of the Americas, New York, NY 10104.

(23)
Consists of 92,300 shares of common stock held by Nineteen77 Global Merger Arbitrage Master Limited, 15,400 shares of common stock held by Nineteen77 Global Merger Arbitrage Opportunity Fund and 92,300 shares of common stock held by Nineteen77 Global Multi-Strategy Alpha Master Limited. The address of these entities is c/o UBS O’Connor LLC, 1 North Wacker Drive, Chicago, IL 60606.

(24)
Consists of 1,312,128 shares of common stock and shares issuable upon the exercise of options held by Nyca Investment Partnership, LP and 3,723,311 shares of common stock (including Earn-Out Shares) held by Nyca PYNR SPV-II LP. Mr. Morris, a director, is the general partner of Nyca Investment Partnership, LP. Mr. Morris holds voting and dispositive power over the shares held by Nyca Investment Parntership, LP and Nyca PYNR SPV-II LP and may be deemed to be the beneficial owner of such shares. The address for these entities is 485 Madison Avenue, 12th Fl., New York, NY 10022.

(25)
The address of PGIM Jennison Small Company Fund is 466 Lexington Avenue, New York, New York 10017.

(26)
Consists of 1,275,000 shares of common stock held by Integrated Core Strategies (US) LLC and 225,000 shares of common stock held by Riverview Group LLC. The address of these entities is 666 Fifth Avenue, 8th Floor, New York, NY 10103.

(27)
Senator Investment Group LP (“Senator”) is investment manager of the selling securityholder, Senator Global Opportunity Master Fund LP, and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (“Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Silverman disclaims beneficial ownership of the shares held by the selling securityholder. The business address of the selling securityholder is c/o Senator Investment Group LP, 510 Madison Ave, 28th Floor, New York, NY 10022.

(28)
The address of Soroban Opportunities Master Fund LP is 55 West 46th Street, 32nd Floor, New York, NY 10036.

(29)
The address of Schonfeld Strategic 460 Fund LLC is 460 Park. Ave, Fl. 19 New York, NY 10022.

(30)
Consists of 700,000 shares of common stock held by The Phoenix Insurance Company Ltd. The address of these entities is Derech Hashalom 53, Givatayim, Israel 5345433.

(31)
Consists of 24,931,402 shares of common stock (including Earn-Out Shares) held by Susquehanna Growth Equity Fund III, LLLP (“SGE III”) and 9,157,816 shares of common stock (including Earn-Out Shares) held by Susquehanna Growth Equity Fund V, LLLP (“SGE V”, and, together with SGE III, the “SGE Funds”). The address for each of these entities is 401 City Avenue, suite 220 Bala Cynwyd PA 19004. Amir Goldman, a director, is affiliated with Susquehanna Growth Equity, LLC (“SGE Management”), the investment manager for the funds. SGE Management may be deemed to beneficially own the common stock held by the SGE Funds, but disclaims beneficial ownership of such shares. Mr. Goldman disclaims beneficial ownership of the shares of common stock that are beneficially owned by the SGE Funds, except to the extent of his pecuniary interest therein.

(32)
Consists of 33,143,268 shares of common stock (including Earn-Out Shares) held by TCV VIII, L.P., 8,937,693 shares of common stock (including Earn-Out Shares) held by TCV VIII (A), L.P., 2,058,473 shares of common stock (including Earn-Out Shares) held by TCV VIII (B), L.P. and 2,446,560 shares of common stock (including Earn-Out Shares) held by TCV Member Fund, L.P. (the “Member Fund”). Technology Crossover Management VIII, Ltd. (“Management VIII”) is a general partner of the Member Fund and the general partner of Technology Crossover Management VIII, L.P. (“TCM VIII”). TCM VIII is the general partner of each of TCV VIII, L.P., TCV VIII (A), L.P., and TCV VIII (B), L.P. (together with the Member Fund, the “TCV VIII Funds”). Management VIII and TCM VIII may be deemed to beneficially own the securities held by the TCV VIII Funds directly or indirectly controlled by them, but each disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. Christopher (Woody) Marshall, a director, is a Class A Director of Management VIII and a limited partner of TCM VIII and Member Fund. Mr. Marshall disclaims beneficial ownership of the securities held by the TCV VIII Funds except to the extent of his pecuniary interest therein.
(33)
Consists of 22,615,415 shares of common stock (including Earn-Out Shares) held by Birchtree Fund Investments Private Limited. The address for Birchtree Fund Investments Private Limited is 60B Orchard Road, #06-18, Tower 2, The Atrium @ Orchard, Singapore 238891.

(34)
Consists of (i) 468,090 shares of common stock held by T.Rowe Price U.S. Small-Cap Value Equity Trust, of which 242,390 shares are being offered hereunder, (ii) 2,505 shares of common stock held by T. Rowe Price Multi-Strategy Total Return Fund, Inc., (iii) 725,973 shares of common stock held by T. Rowe Price Global Technology Fund, Inc., (iv) 89,731 shares of common stock held by T. Rowe Price Financial Services Fund, Inc., (v) 25,237 shares of common stock held by T. Rowe Price U.S. Equities Trust, of which 14,135 shares are being offered hereunder, (vi) 1,321,691 shares of common stock held by T. Rowe Price Small-Cap Value Fund Inc., of which 712,791 shares are being offered hereunder, (vii) 16,777 shares of common stock held by MassMutual Select Funds — MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund, of which 8,919 are being offered hereunder, (viii) 149,865 shares of common stock held by TD Mutual Funds — TD Science & Technology Fund, and (ix) 53,691 shares of common stock held by UniSuper (collectively, the “T. Rowe Price Accounts”). T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser or subadviser with power to direct investments and/or sole power to vote the securities owned by the T. Rowe Price Accounts. For purposes of the reporting requirements of the Exchange Act, TRPA may be deemed to be the beneficial owner of the shares owned by the T. Rowe Price Accounts; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address of each of these entities is c/o T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202.

(35)
VetaCap GP, LLC is the general partner of the Vetamer Capital Master Fund, L.P. Paul Eisenstein is the Manager of VetaCap GP, LLC. The address of Vetamer Capital Master Fund, L.P. is 455 Market Street; Suite 1150, San Francisco, CA 94105.

(36)
Includes Earn-Out Shares. Avi Zeevi, one of our directors, Shlomo Dovrat and Harel Beit-On are controlling persons of the stockholder. The address for Viola Ventures III L.P. is Ackerstein Towers Bldg. D, 12 Abba Eban Ave. Herzelia 46120, Israel.

(37)
Consists of 25,097,597 shares of common stock held by certain stockholders for whom Wellington Management Company LLP (“WMC”) serves as investment advisor, and WMC has the power to vote and dispose such shares pursuant to WMC’s investment management agreement with the stockholder, including 18,216,220 shares of common stock (including Earn-Out Shares) held by Hadley Harbor Master Investors (Cayman) L.P; 7,183,291 shares of common stock (including Earn-Out Shares) held by Ithan Creek Master Investors (Cayman) L.P.; 24,600 shares of common stock held by John Hancock Long/Short Fund; 64,300 shares of common stock held by Hartford Small Company HLS Fund; 97,900 shares of common stock held by The Hartford Small Company Fund; 685,800 shares of common stock held by The Hartford Growth Opportunities Fund; 29,900 shares of common stock held by Desjardins American Equity Growth Fund; 282,000 shares of common stock held by Bay Pond Partners, L.P.; 39,100 shares of common stock held by Bay Pond Investors (Bermuda) L.P.; 36,800 shares of common stock held by Wolf Creek Partners, L.P.; 29,400 shares of common stock held by Wolf Creek Investors (Bermuda) L.P.; 63,200 shares of common stock held by Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Global Select Capital Appreciation Portfolio; 25,500 shares of common stock held by MassMutual Select Small Cap Growth Equity Fund; 31,100 shares of common stock held by Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Select Small Cap Growth Portfolio; 31,300 shares of common stock held by Treasurer of State of North Carolina; 7,200 shares of common stock held by Schroder Investment Management (Luxembourg) S.A.; 174,700 shares of common stock held by SA Wellington Capital Appreciation Portfolio; 8,900 shares of common stock held by SA Multi-Managed Mid Cap Growth Portfolio; 10,900 shares of common stock held by MML Small Cap Growth Equity Fund; 186,400 shares of common stock held by Mid Cap Stock Fund; 4,500 shares of common stock held by MassMutual

Small Cap Growth Equity CIT; 47,400 shares of common stock held by John Hancock Variable Insurance Trust Small Cap Stock Trust; 93,200 shares of common stock held by John Hancock Variable Insurance Trust-Mid Cap Stock Trust; and 5,900 shares of common stock held by John Hancock Pension Plan. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 172 partners (as of July 1, 2020). There are no external entities with any ownership interest in the firm. Individual percentages of ownership are confidential. However, no single partner owns or has the right to vote more than 5% of the Partnership’s capital. The address for each of these entities is Wellington Management Company LLP 280 Congress Street, Boston, MA 02210.
(38)
XN Exponent Advisors LLC serves as investment manager to XN Exponent Master Fund LP (the “Fund”) and has discretionary authority to make investment decisions and determine how to vote any securities held by the Fund. XN Exponent Advisors LLC is wholly owned by XN LP, a registered investment advisor. The general partner of XN LP is XN Management GP LLC, which is indirectly controlled by Gaurav Kapadia.The address of XN Exponent Master Fund LP is 412 West 15th Street, 13th Floor, New York, New York 10011.

(39)
The address of 140 Summer Partners Master Fund LP is 89 Nexus Way, Cayman Bay, Grand Cayman, KY1-9009, Cayman Islands.

(40)
Lester Brafman is the Chief Executive Officer of Cohen & Company, LLC, which manages FTAC Olympus PIPE Sponsor, LLC, and accordingly may be deemed to have voting and dispositive power with respect to the shares held by FTAC Olympus PIPE Sponsor, LLC. The address for FTAC Olympus PIPE Sponsor, LLC is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.

DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our certificate of incorporation and bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.
Authorized and Outstanding Stock
Our charter authorizes the issuance of an aggregate of 4,180,000,000 shares of capital stock, consisting of 3,800,000,000 shares of common stock, $0.01 par value per share and 380,000,000 shares of Preferred Stock, $0.01 par value per share. The shares of common stock issued in the Reorganization are duly authorized, validly issued, fully paid and non-assessable. As of June 30, 2021, the Company had an aggregate of 338,351,980 shares of common stock issued and outstanding.
Payoneer’s purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Unless our Board of Directors determines otherwise, we will issue all shares of capital stock in uncertificated form.
Common Stock
Our charter provides for one class of common stock. Pursuant to the Reorganization, each share of common stock outstanding immediately prior to the Closing of the Reorganization has, subject to certain exceptions, converted into the right to receive shares of common stock pursuant to the Reorganization. Pursuant to the Reorganization, we have issued to the Payoneer shareholders a specified number of shares of common stock.
Except as otherwise required by applicable law or as provided in our charter, the holders of common stock are entitled to one vote per share on matters to be voted on by stockholders generally or by holders of common stock as a separate class.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of stock, holders of common stock will be entitled to receive such dividends and distributions, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor.
Preferred Stock
Our charter authorizes our Board of Directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of our charter, the authorized shares of preferred stock will be available for issuance without further action by holders of common stock. Our Board of Directors is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.
We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of common stock might believe to be in their best interests or in which the holders of common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of common stock.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights. There will be no sinking fund provisions applicable to the common stock.

Election of Directors
All elections of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. Our charter does not authorize cumulative voting.
Annual Meeting
Our Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as selected by the Board of Directors, or the Chairman of the Board of Directors in the absence of a designation by the Board of Directors.
Staggered Board
Our Board of Directors is divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2022, 2023 and 2024, respectively.
Our Class I directors are Avi Zeevi and Scott H. Galit.
Our Class II directors are Rich Williams, Hans (John) Morris and Amir Goldman.
Our Class III directors are Heather Tookes and Christopher (Woody) Marshall.
At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Redeemable Warrants
Payoneer Warrants
In connection with the Reorganization, each outstanding and unexercised warrant to purchase Payoneer Inc. shares from Payoneer Inc., subject to certain exceptions, was converted into a warrant to acquire shares of common stock of Payoneer (“New Payoneer Private Warrants”) and each holder of a warrant to acquire shares of Payoneer shall cease to have any rights with respect to warrants to acquire shares of Payoneer. As of the Closing Date, we had outstanding warrants to purchase an aggregate of up to 1,792,994 shares of Payoneer’s common stock, at an exercise price of $1.794 per share. The New Payoneer Private Warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the applicable warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. The New Payoneer Private Warrants also contain net exercise provisions pursuant to which the holder may, in lieu of paying the exercise price in cash, surrender the applicable warrant and receive a net amount of shares based on the fair market value of New Payoneer’s stock at the time of exercise after deducting the aggregate exercise price.
On the Closing Date, FTOC, the Company and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) entered into that certain Assignment, Assumption and Amendment Agreement (“New Warrant Agreement”). The New Warrant Agreement amends that certain Warrant Agreement, dated as of August 25, 2020, by and between FTOC and Continental (the “Existing Warrant Agreement”), to provide for the assignment by FTOC of all its rights, title and interest in the warrants of FTOC to the Company. Pursuant to the New Warrant Agreement, all FTOC warrants under the Existing Warrant Agreement will no longer be exercisable for shares of FTOC’s Class A ordinary shares, but instead will be exercisable for shares of the Company’s common stock. As of the Closing Date, the FTOC warrants, pursuant to the terms of the New Warrant Agreement, were exercisable for 25,158,125 shares of the Company’s common stock.
Transfer Agent and Warrant Agent
The transfer agent for our warrants is Continental Stock Transfer and Trust Company. We have agreed to indemnify Continental Stock Transfer and Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Anti-Takeover Effects of the Charter, Bylaws and Certain Provisions of Delaware Law
Our Charter, Bylaws and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.
Transfer Restrictions
Our charter provides that, subject to certain exceptions, we may request that holders or proposed transferees of its capital stock provide such information (including, without limitation, information with respect to citizenship, other holdings of our capital stock and affiliations) as it may reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, our capital stock by such stockholder could result in such stockholder beneficially owning more than 9.9% of our issued and outstanding capital stock on a fully diluted basis (a “Violation”). This provision is designed to ensure we comply with the various licensing regimes of the several jurisdictions in which it operates, as the acquisition of more than 10% of our issued and outstanding capital stock in such jurisdictions could require regulatory notifications and/or consents.
In the event a holder or proposed transferee fails to respond to our request for information or if, upon review of information provided by such holder or proposed transferee, the our Board of Directors determines that such person’s holdings or acquisition of our capital stock would result in a Violation, we may refuse to permit any such transfer of capital stock, refuse to honor any transfer of capital stock purported to have been effected (in which case, such transfer shall be deemed to have been void ab initio), suspend rights of stock ownership the exercise of which could result in a Violation, or redeem such shares of capital stock. Pursuant to our charter, any shares of capital stock subject to redemption shall be redeemed at a price equal to $0.01 per share, on such other terms and conditions as our Board of Directors may determine. Our charter provides that our Board of Directors may, in its sole discretion, exempt (proactively or retroactively) any person from the foregoing restrictions.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the Nasdaq Global Market, which would apply so long as the shares of common stock remain listed on the Nasdaq Global Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. Additionally, the number of authorized shares of any series of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority in voting power, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Our Board of Directors may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of authorized and unissued and unreserved shares of common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Removal of Directors; Vacancies and Newly Created Directorships
Our charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding, no director may be removed from office by the stockholders other than for cause with the affirmative of vote of at least a majority of the total voting power then outstanding. The charter further provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancies on our Board of Directors will be filled solely only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders.
Certain Anti-Takeover Provisions of our Charter
Our charter provides that our Board of Directors be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual general meetings. Our authorized but unissued preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Special Stockholder Meetings
Our charter provides that special meetings of our stockholders may be called at any time only by Board of Directors acting pursuant to a resolution adopted by the Board of Directors, subject to the rights of holders of any series of preferred stock then outstanding The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
Director Nominations and Stockholder Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders, subject to specified exceptions. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock, the charter does not permit holders of our common stock to act by consent in writing.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.
Exclusive Forum
Our charter and bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the our charter or our bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any compliant asserting a clause of action arising under the federal securities laws. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the charter and the bylaws.
To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our charter and bylaws. However, investors will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of the forum selection provisions in the charter and bylaws.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our charter will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our charter provides that, to the fullest extent permitted by law, none of the Selling Stockholders or any of their respective affiliates or any of our directors who are not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. Our charter will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of Payoneer To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our charter, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.
The limitation of liability provision in our charter and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we have been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of common shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of our common shares then outstanding; or

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the average weekly reported trading volume of our common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While FTOC was formed as a shell company, since the completion of the Reorganization they are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.
Registration Rights Agreement
In connection with the Reorganization, certain equityholders entered in the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, we are filing this resale registration statement on behalf of the equityholder parties. The Registration Rights Agreement also provides the parties thereto with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. In addition, subject to certain exceptions, each party to the Registration Rights Agreement agreed for a period of time not to transfer or dispose of our common stock.
Lock-Up Agreements
In connection with, and as a condition to the consummation of, the Reorganization, our directors, officers and all legacy shareholders of Payoneer Inc. became subject to lock-up agreements prohibiting the transfer or disposition of our common shares for a period of 180 days from the Closing Date, subject to certain exceptions.
Listing
Our common stock is listed on the Nasdaq Global Market under the symbol “PAYO.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF COMMON STOCK
The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a “non-U.S. holder.” A “non-U.S. holder” is a beneficial owner of a share of our common stock that is, for U.S. federal income tax purposes:
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a non-resident alien individual, other than a former citizen or resident of the U.S. subject to U.S. tax as an expatriate,

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a foreign corporation, or

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a foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”) and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any U.S. federal gift, alternative minimum tax or Medicare contribution tax considerations or any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.
Dividends
To the extent that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital that reduces the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “Gain on Disposition of our Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty, subject to the discussion of FATCA (as defined below) withholding taxes below. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty.
Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person as defined under the Code. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of our Common Stock
Subject to the discussions of backup withholding and FATCA withholding tax below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock unless:
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the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;

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the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate); or

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we are or have been a “U.S. real property holding corporation” (as described below) at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our common stock is not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our common stock.

We believe that we are not, and do not anticipate becoming in the foreseeable future, a U.S. real property holding corporation.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well.
Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
FATCA Withholding Tax
Under Sections 1471 through 1474 of the Code (commonly referred to as FATCA), payments of dividends on and the gross proceeds of dispositions of our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed U.S. Treasury regulations, which may be relied upon until final Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our common stock.
Federal Estate Tax
Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that our common stock will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

PLAN OF DISTRIBUTION
The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, shares of our common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.
The shares of common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods, including the following:
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on the Nasdaq (including through at-the-market offerings);

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in the over-the-counter market;

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in privately negotiated transactions;

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through broker/dealers, who may act as agents or principals;

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through one or more underwriters on a firm commitment or best-efforts basis;

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in a block trade in which a broker/dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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through put or call option transactions relating to the shares of common stock;

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directly to one or more purchasers;

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through agents; or

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in any combination of the above or any other method permitted by applicable law.

In effecting sales, brokers or dealers engaged by us and/or the selling stockholders may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:
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purchases of the shares of common stock by a broker/dealer as principal and resales of the shares of common stock by the broker/dealer for its account pursuant to this prospectus;

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ordinary brokerage transactions; or

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transactions in which the broker/dealer solicits purchasers on a best efforts basis.

At any time a particular offer of the shares of common stock covered by this prospectus is made, if required, a prospectus supplement will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering and the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.
The selling stockholders may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from them at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that the selling stockholders must pay for solicitation of these contracts will be described in a prospectus supplement.
In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.
Any underwriters, broker/dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. We and/or the selling stockholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.
Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.
Some of the shares of common stock covered by this prospectus may be sold by selling stockholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS
The validity of the issuance of the shares of common stock offered hereby will be passed upon for Payoneer Global Inc. and the selling stockholders by Davis Polk & Wardwell LLP.
EXPERTS
The financial statements of Payoneer Inc. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 included in this Prospectus have been so included in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of FTAC Olympus Acquisition Corp. as of December 31, 2020 and for the period from June 2, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by WithumSmith+Brown, PC independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is a part of the registration statement on Form S-1 we filed with the SEC under the Securities Act and does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements we have filed electronically with the SEC.
We also maintain an Internet website at www.payoneer.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS
PAYONEER INC.
ANNUAL FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED
MARCH 31, 2021
Page
Condensed consolidated financial statements (unaudited) in U.S. dollars:
Condensed consolidated balance sheets (Unaudited)	F-44
Condensed consolidated statements of income (loss) (Unaudited)	F-45
Condensed consolidated statements of comprehensive loss (Unaudited)	F-46
Condensed consolidated statements of changes in redeemable preferred stock, redeemable convertible preferred stock and shareholders’ equity (deficit) (Unaudited)	F-47
Condensed consolidated statements of cash flows (Unaudited)	F-48
Notes to condensed consolidated financial statements (Unaudited)	F-50
FTAC OLYMPUS ACQUISITION CORP.
ANNUAL FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2020
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE QUARTER ENDED
MARCH 31, 2021

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Payoneer Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Payoneer Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income (loss), of comprehensive income (loss), of changes in redeemable preferred stock, redeemable convertible preferred stock and shareholders’ equity (deficit) and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2(q) to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in 2019.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Kesselman & Kesselman Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited
Tel Aviv, Israel
March 26, 2021
We have served as the Company’s auditor since 2005.

PAYONEER INC.
CONSOLIDATED BALANCE SHEETS
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
	December 31,
	2020	2019
Assets:
Current assets:
Cash and cash equivalents	$102,988	$114,896
Restricted cash	26,394	18,909
Customer funds	3,346,722	1,686,778
Accounts receivable, net	17,843	13,387
CA receivables, net	66,095	59,736
Other current assets	10,417	9,834
Total current assets	3,570,459	1,903,540
Non-current assets:
Property, equipment and software, net	12,694	14,272
Goodwill	22,541	—
Intangible assets, net	34,415	16,193
Restricted cash	5,199	6,235
Deferred taxes	3,684	2,963
Investment in associated company	6,858	6,563
Severance pay fund	1,624	2,002
Other assets	12,210	8,942
Total assets	$3,669,684	$1,960,710
Liabilities, redeemable preferred stock, redeemable convertible preferred stock and shareholders’ equity:
Current liabilities:
Trade payables	$17,245	$13,947
Outstanding operating balances	3,346,722	1,686,778
Current portion of long-term debt	13,500	—
Other payables	63,455	42,541
Total current liabilities	3,440,922	1,743,266
Non-current liabilities:
Long-term debt	26,525	60,000
Other long-term liabilities	12,403	8,007
Total liabilities	3,479,850	1,811,273
Commitments and contingencies (Note 11)
Redeemable convertible preferred stock, $0.01 par value, 111,452,020 shares authorized; 111,452,020 shares issued and outstanding; aggregate liquidation preference of $213,484 and $201,368 at December 31, 2020 and 2019, respectively	154,800	154,800
Redeemable preferred stock, $0.01 par value, 3,500 shares authorized; 3,500 shares issued and outstanding; aggregate liquidation preference of $36,520 at December 31, 2020.	10,735	—
Shareholders’ equity (deficit) (Note 12):
Share capital, $0.01 par value, 170,274,443 and 159,391,312 shares authorized; 25,855,413 and 19,983,799 shares issued and outstanding at December 31, 2020 and 2019 respectively	259	200
Additional paid-in capital	79,933	30,615
Accumulated other comprehensive income (loss)	4,174	143
Accumulated deficit	(60,067)	(36,321)
Total shareholders’ equity (deficit)	24,299	(5,363)
Total liabilities redeemable preferred stock, redeemable convertible preferred stock and shareholders’ equity	$3,669,684	$1,960,710
The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
	Year ended December 31
	2020	2019	2018
Revenues	$345,592	$317,750	$260,135
Transaction costs	97,040	94,665	81,368
Other operating expenses	81,976	82,295	68,883
Research and development expenses	52,301	34,772	29,383
Sales and marketing expenses	76,846	61,020	50,165
General and administrative expenses	37,629	31,016	24,389
Depreciation and amortization	17,095	10,341	7,874
Total operating expenses	362,887	314,109	262,062
Operating income (loss)	(17,295)	3,641	(1,927)
Financial income (loss), net:	2,012	524	(2,173)
Income (loss) before taxes on income	(15,283)	4,165	(4,100)
Income tax	8,320	4,709	3,089
Share in losses of associated company	143	81	—
Net loss	$(23,746)	$(625)	$(7,189)
Per Share Data
Net loss per share attributable to common stockholders – basic and diluted	$(1.50)	$(0.63)	$(1.05)
Weighted average common shares outstanding – basic and diluted	25,004,093	19,210,017	17,046,120
The accompanying notes are an integral part of the consolidated financial statements.

PAYONEER INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
U.S. DOLLARS IN THOUSANDS
	Year ended December 31
	2020	2019	2018
Net loss	$(23,746)	$(625)	$(7,189)
Other comprehensive income (loss):
Foreign currency translation adjustments	4,031	143	—
Unrealized gain (loss) on derivatives designated as cash flow hedges, net of taxes	—	719	(920)
Comprehensive income (loss), net of tax	$(19,715)	$237	$(8,109)
The accompanying notes are an integral part of the consolidated financial statements.

PAYONEER INC.
CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED STOCK, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA
	Redeemable convertible preferred stock		Redeemable preferred stock		Share capital		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance At January 1, 2018	111,452,020	$154,800	—	—	15,960,468	$160	$12,339	$201	$(28,792)	$(16,092)
Exercise of options	—	—	—	—	2,090,397	20	798	—	—	818
Share-based compensation	—	—	—	—	—	—	6,919	—	—	6,919
Other comprehensive income, net of tax	—	—	—	—	—	—	—	(920)	—	(920)
Net loss	—	—	—	—	—	—	—	—	(7,189)	(7,189)
Balance At December 31, 2018	111,452,020	$154,800	—	—	18,050,865	$180	$20,056	$(719)	$(35,981)	$(16,464)
Balance At January 1, 2019	111,452,020	$154,800	—	—	18,050,865	$180	$20,056	$(719)	$(35,981)	$(16,464)
Adoption of new accounting standard (see note 2q)	—	—	—	—	—	—	—	—	285	285
Exercise of options	—	—	—	—	1,932,934	20	1,024	—	—	1,044
Share-based compensation	—	—	—	—	—	—	9,535	—	—	9,535
Other comprehensive income, net of tax	—	—	—	—	—	—	—	862	—	862
Net income	—	—	—	—	—	—	—	—	(625)	(625)
Balance At December 31, 2019	111,452,020	$154,800	—	—	19,983,799	$200	$30,615	$143	$(36,321)	$(5,363)
Balance at January 1, 2020	111,452,020	$154,800	—	—	19,983,799	$200	$30,615	$143	$(36,321)	$(5,363)
Issuance of redeemable preferred stock and warrants	—	—	3,500	$10,735	—	—	21,911	—	—	21,911
Acquisition related issuance of common Stock	—	—	—	—	2,807,902	28	15,515	—	—	15,543
Exercise of options	—	—	—	—	3,063,712	31	818	—	—	849
Share-based compensation	—	—	—	—	—	—	11,074	—	—	11,074
Other comprehensive income, net of tax	—	—	—	—	—	—	—	4,031	—	4,031
Net loss	—	—	—	—	—	—	—	—	(23,746)	(23,746)
Balance At December 31, 2020	111,452,020	$154,800	3,500	$10,735	25,855,413	$259	$79,933	$4,174	$(60,067)	$24,299
The accompanying notes are an integral part of the consolidated financial statements.

PAYONEER INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. DOLLARS IN THOUSANDS
	Year ended December 31
	2020	2019	2018
Cash Flows from Operating Activities
Net loss	$(23,746)	$(625)	$(7,189)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	17,095	10,341	7,874
Deferred taxes	(721)	(694)	(414)
Share-based compensation expenses	11,074	9,535	6,919
Share in losses of associated company	143	81	—
Foreign currency re-measurement (gain) loss	(576)	(521)	2,538
Changes in operating assets and liabilities, net of the effects of business combinations:
Other current assets	3,627	(1,278)	(3,216)
Trade payables	2,865	6,817	1,529
Deferred revenue	417	(1,873)	(678)
Accounts receivables	(3,869)	1,197	(2,203)
CA extended to customers	(266,149)	(171,105)	(22,639)
CA collected from customers	259,790	128,125	5,883
Other payables	15,416	12,030	4,315
Other long-term liabilities	(2,572)	1,750	1,256
Other assets	(3,268)	(8,092)	37
Net cash provided by (used in) operating activities	9,526	(14,312)	(5,988)
Cash Flows from Investing Activities
Purchase of property, equipment and software	(4,992)	(9,149)	(4,538)
Capitalization of internal use software	(9,045)	(8,140)	(6,325)
Change in severance pay fund	378	(40)	(197)
Customer funds in transit	(37,713)	3,249	(369)
Investments in associated company	—	(6,501)	—
Acquisition, net of cash acquired	(15,482)	—	—
Net cash used in investing activities	(66,854)	(20,581)	(11,429)
Cash Flows from Financing Activities
Exercise of options	849	1,044	818
Issuance of redeemable preferred stock and warrants, net	32,646	—	—
Outstanding operating balances	1,659,944	292,699	552,806
Repayment or proceeds of long-term debt	(19,975)	60,000	—
Net cash provided by financing activities	1,673,464	353,743	553,624
Effect of exchange rate changes on cash and cash equivalents	636	521	(2,538)
Net change in cash, cash equivalents, restricted cash and customer funds	1,616,772	319,371	533,669
Cash, cash equivalents, restricted cash and customer funds at beginning of the period	1,796,517	1,477,146	943,477
Cash, cash equivalents, restricted cash and customer funds at end of the period	$3,413,289	$1,796,517	$1,477,146
Supplemental disclosure of cash flow information:
Cash paid for taxes, net of refunds	$5,713	$1,937	$3,332
Cash interest received	$5,455	$15,867	$7,061
Cash interest paid	$1,887	$311	$—
Supplemental schedule of noncash investing activities:
Property, equipment, and software acquired but not paid	$534	$444	$17
Internal use software capitalized but not paid	$988	$1,149	$877
The accompanying notes are an integral part of the consolidated financial statements.

PAYONEER INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
U.S. DOLLARS IN THOUSANDS
The below table reconciles cash, cash equivalents, restricted cash and customer funds as reported in the consolidated balance sheets to the total of the same amounts shown in the consolidated statements of cash flows:
	As of December 31,
	2020	2019	2018
Cash and cash equivalents	$102,988	$114,896	$104,011
Restricted cash	31,593	25,144	12,606
Customer funds	3,278,708	1,656,477	1,360,529
Total cash, cash equivalents, restricted cash and customer funds shown in the consolidated statements of cash flows	$3,413,289	$1,796,517	$1,477,146
Supplemental schedule about acquisition
Estimated net fair value of assets acquired and liabilities assumed at the date of acquisition was as follows:
Working capital deficit, net (excluding cash and cash equivalents in the amount of $196)	$(29)
Property, plant and equipment	162
Goodwill	20,449
Identifiable intangible assets	17,805
Non-cash consideration	(22,905)
Total cash paid, net of cash acquired	$15,482
The accompanying notes are an integral part of the consolidated financial statements.

PAYONEER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)
NOTE 1 — GENERAL OVERVIEW
Payoneer Inc. (together with its subsidiaries, “Payoneer” or the “Company”), incorporated in Delaware, empowers global commerce by connecting businesses, professionals, countries and currencies with its innovative cross-border payments platform. Payoneer enables businesses and professionals around the globe to reach new audiences while reducing the complexity involved in enabling overseas and cross-border trade, by facilitating seamless, cross-border payments. Payoneer offers its customers the flexibility to pay and get paid globally as easily as they do locally. The Company offers a suite of services that includes cross-border payments, physical and virtual Mastercard cards, working capital, risk management and other services. The fully-hosted service includes various payment options with minimal integration required, full back-office functions and customer support offered.
Payoneer is registered as a Money Service Business with the U.S. Treasury’s Financial Crimes Enforcement Network (FinCEN) and licensed as a Money Transmitter under the laws of all U.S. states where such license is necessary as well as in the District of Columbia and Puerto Rico. During 2012, the Company, through Payoneer (EU) Ltd., was granted an e-money license by the Gibraltar Financing Services Commission which enables Payoneer (EU) Ltd. to issue prepaid cards and Payoneer accounts. Payoneer (EU) Ltd. issued prepaid cards and accounts balances and provided collection and global bank transfers services and is in the process of winding down its business. During 2015, the Company, through Payoneer Hong Kong Ltd., was granted a Money Service Operator License in Hong Kong which enables the Company to offer payment solutions from Hong Kong. During 2016, the Company, through Payoneer Japan K.K, was registered as a Funds Transfer Service Provider in Japan. During 2018, the Company, through Payoneer Australia PTY Ltd, was registered as a Financial Services Provider in Australia. During 2019, the Company, through Payoneer Europe Limited, was granted authorization to operate as an Electronic Money Institution from the Central Bank of Ireland and was authorized pursuant to EU passporting rules to provide payment services under its license in all countries in the European Economic Area. Payoneer Europe Ltd. also holds a license with Mastercard to issue cards and as of the end December 31, 2020 was the issuer for the substantial majority of cards issued to Payoneer customers. In January 2021, Payoneer entered into an agreement with one existing card issuing partner in the United States that will enable Payoneer to provide its customers with access to commercial Mastercard credit cards to make online purchases of commercial goods and services. This new commercial credit card provides advantages such as higher acceptance rates. There was no impact to the consolidated financial statements as of and for the year ended December 31, 2020 as a result of this agreement.
The Company supports customers that come from more than 190 countries and territories and operates in a rapidly evolving regulatory environment characterized by a heightened regulatory focus on all aspects of the payments industry. Government regulation impacts key aspects of the Company’s business. The Company is subject to regulations that affect the payments industry in the markets in which the Company operates.
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic, which continues to spread throughout the locations where the Company operates and generates its revenue. The COVID-19 pandemic has resulted in government authorities throughout the world implementing significant measures the limit the spread of COVID-19, including shelter-in-place and lockdown orders, travel restrictions, quarantines and business limitations. While the length of disruptions varies by country, and there is uncertainty around the duration and the effect on the Company in the long-term.
The COVID-19 pandemic has resulted in evolving market and economic conditions on a global scale that have impacted and are expected to continue to impact the Company as described here. The current macroeconomic environment as a result of the COVID-19 outbreak has adversely impacted general consumer and merchant spending and this adverse impact has been more pronounced in the travel and in-person entertainment events industries. Furthermore, the Federal Reserve cut interest rates to zero in mid-March, adversely impacting interest income revenues. The global travel slowdown and interest rate cuts, coupled with general uncertainty and wavering business and consumer confidence, began to impact financial results more significantly in March with a recovery in financial performance in May with stronger results in business-to-business spending. The spread of COVID-19 has also accelerated the shift from in-store shopping and payment methods (e.g., credit cards, debit cards, cash) towards e-commerce and digital payments. The Company has experienced benefits from the behavioral shifts towards e-commerce and digital payments, including an increase in payments volume in sectors not directly impacted by COVID-19. The Company notes that this benefit may reduce to the extent that consumer preferences revert to pre-COVID-19 behaviors as mitigation measures to limit the spread of COVID-19 are lifted or relaxed, which could result in adverse impacts for the Company’s business, financial condition, and results of operations. Additionally, in response to COVID-19, the Company also took measures to monitor the financial position of the Company such as a temporary company-wide hiring freeze that was subsequently lifted in June 2020, renegotiated contracts and pricing with certain vendors, temporarily reduced sales and marketing activities and prioritized profitability enhancement projects, specifically working capital.
On March 19, 2020, the Company’s Board of Directors authorized a 2-for-1 stock split of the Company’s Common and Preferred Stock that went into effect as of the date of authorization. The stock split was effected such that: (i) each 1 share of then-outstanding stock was increased to two shares of stock; (ii) the number of shares of stock into which each then-outstanding warrants or options to purchase common stock is exercisable was proportionately increased; and (iii) the exercise price of each then-outstanding warrant or option to purchase common stock was proportionately decreased. Note that the consolidated financial statements give retroactive effect as though the 2-for-1 stock split of the Company’s stock occurred for all periods presented, without any change in the par value per share.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
a. Accounting principles:
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
b. Principles of consolidation:
The accompanying consolidated financial statements include the accounts of Payoneer Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Investments in entities where we have the ability to exercise significant influence, but not control, over the investee and investment in joint ventures, are accounted for using the equity method of accounting. For such an investment the Company’s share of the investee’s results of operations is included as share in losses of associated company on the consolidated statements of income and the investment balance as an investment in associated company on the consolidated balance sheets.
c. Use of estimates in the preparation of financial statements:
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include, but are not limited to, share-based compensation, revenue recognition, valuation allowance on deferred taxes, contingencies, transaction loss provision and allowance for doubtful accounts on capital advances.
d. Functional currency and translation:
The functional currency of the Company is the U.S. dollar (“dollar” or “$”). Where the Company’s foreign subsidiaries derive their revenue primarily from services provided to the parent company as well as obtains its financing from the parent company in dollars, the Company has determined the functional currencies to be the dollar as well.

Accordingly, monetary accounts maintained in currencies other than the dollar are re-measured into dollars in accordance with the principles set forth in ASC 830 of the Financial Accounting Standards Board (“FASB”) “Foreign Currency Translation”, in the following manner:
Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions reflected in the statement of income (loss), the transaction date exchange rates are used. Depreciation, amortization and other changes deriving from non-monetary items are based on historical exchange rates. The resulting transaction gains or losses are recorded as net financial income or expenses.
The Company is also affected by fluctuations in exchange rates on its investments in an associated company. The assets and liabilities of the associated company whose functional currency is a foreign currency are translated at the period-end rate of exchange. The resulting translation adjustment is recorded as a component of other comprehensive income and is included in shareholders’ equity.
The Company also has a foreign subsidiary that uses the local currency of the respective country as its functional currency. Assets and liabilities of the non-U.S. dollar functional currency subsidiary is translated into U.S. dollars at exchange rates prevailing at the balance sheet dates. Revenues, costs, and expenses of the non U.S. dollar functional currency subsidiary is translated into U.S. dollars using daily exchange rates. Gains and losses resulting from these translations are recorded as a component of accumulated other comprehensive income (loss) (“AOCI”). Gains and losses from the remeasurement of foreign currency transactions into the functional currency are recognized as other income (expense), net in our consolidated statements of income.
e. Fair value measurement:
The Company applies the provisions of ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), regarding fair value measurements for assets and liabilities. ASC 820 defines fair value, establishes a framework for measuring fair value and requires certain disclosures about fair value measurements. The provisions apply whenever other accounting pronouncements require or permit fair value measurements.
Fair value measurements used in the consolidated financial statements are based upon the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.
Level 3 — Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the inputs that market participants would use in pricing.
As of December 31, 2020 and 2019, the fair values of the Company’s cash, cash equivalents, customer funds, short-term and long-term deposits, accounts receivable, CA receivables, accounts payable and outstanding operating balances approximated the carrying values of these instruments presented in the Company’s consolidated balance sheets because of their nature. The fair values of the derivative assets and liabilities are determined using quantitative models that use as their basis readily observable market parameters that are actively quoted and can be validated through external sources, including third-party pricing services, brokers and market transactions (Level 2). The fair value of long-term debt, the Company’s common stock and contingent consideration related to the acquisition (as described within note 3) are determined using Level 3 unobservable inputs and assumptions by the Company.
f. Cash and cash equivalents:
The Company considers cash invested in short-term bank deposits (up to three months from date of deposit) that are not restricted to withdrawal or use and money market instruments, to be cash equivalents. The Company maintains cash and cash equivalent balances with various financial institutions. The Company regularly reviews investment concentrations of these institutions and has relationships with a globally diversified group of banks and financial institutions.
g. Restricted cash:
The Company maintains restricted cash held as collateral for the purposes of its hedging activities as well as maintain compliance with certain agreements. The restricted cash are presented as a current asset as all the open hedges are held for less than a year.
The restricted cash under the non-current assets include deposits held with payment processors and issuing banks that assist the Company in executing payment transactions, deposits in connection with regulatory requirements and deposits for property rental in different locations around the globe. Depending on the length of the lease, the restricted lease deposit is presented as either a current or non-current asset.
h. Customer funds:
The Company holds customer funds as the Company’s liability. These funds are reflected on the consolidated balance sheets as an outstanding operating balances liability. To meet regulatory requirements in the jurisdictions in which the Company operates, the Company is obligated to hold the underlying funds and separately classify the assets as customer funds in the consolidated balance sheet. The Company classifies the assets underlying the customer funds as current based on their purpose and availability to fulfill the direct obligation of the Company under amounts due to customers. The Company does not commingle these customer funds with its corporate funds and maintains these assets separately in interest and non-interest bearing bank accounts. The Company has restricted access to some bank accounts depending on the license and regulatory body governing the services and nature of the services underlying each obligation.
Customer funds include funds in transit that have not yet settled with the designated payee bank account or have yet to be loaded to a payee card. These funds are classified differently on the consolidated statements of cash flows as investing activities.
i. Accounts receivable, net:
Accounts receivable includes mainly amounts due from the Company’s issuing banks for transaction, service and maintenance fees collected by the issuing banks from the cardholders on the Company’s behalf. The balance also includes receivables from program management services and other payment service programs whereby the Company periodically assesses and evaluates the collectability of outstanding receivables. The Company maintains a reserve for doubtful accounts.
	Year Ended December 31,
	2020	2019
Bank income receivable	$13,097	$9,225
Other accounts receivable	4,868	4,301
Reserve for doubtful accounts	(122)	(139)
Total accounts receivable	$17,843	$13,387
j. Capital Advance (CA) receivable, net:
The Company enters into transactions with pre-qualified sellers in which the Company purchases a designated amount of future receivables for an upfront cash purchase price. The delivery of the future receivables purchased in exchange for the advance cash purchase price is facilitated through the seller’s payment processing activities with the Company. There is no economic recourse to the seller in the event that the future receivables are not generated. There is also no fixed period of time in which the seller must deliver the purchased future receivables to the Company, as delivery of the purchased future receivables is contingent on the sellers’ generation of such receivables. The Company does have limited contractual remedies in the event that a seller breaches its agreement with the Company.
Although there is no economic recourse to the seller in the event that the future receivables are not generated, the degree of uncertainty related to this economic benefit is mitigated by the due diligence performed by the Company prior to purchasing the seller’s future receivables and is further mitigated by limited contractual remedies.
The Company’s due diligence includes but is not limited to detailed analyses of the seller’s historical processing volumes, transaction count, chargeback history, growth of the seller, and account longevity with the Company.
The Company recognizes revenues associated with these fees over the CA period, adjusting the amount to reflect an effective interest rate. The fees earned on these receivables are included in total revenue on the consolidated statements of income (loss) and comprehensive income (loss) and the total fees were immaterial the Company’s operations for the years ended December 31, 2020 and 2019.
During the years ended December 31, 2020 and 2019, the Company has purchased and collected the following principal amounts associated with CAs:
CA receivable, gross, January 1, 2020	$60,636
CA extended to customers	265,592
Revenue earned but not collected	782
Revenue collected but not earned	(656)
CA collected from customers	(259,134)
Exchange rate adjustments	970
Charge-offs, net of recoveries	(508)
CA receivable, gross, December 31, 2020	$67,682
Allowance for CA losses, December 31, 2020	(1,587)
CA receivable, net, December 31, 2020	$66,095
CA receivable, gross, January 1, 2019	$16,909
CA extended to customers	171,126
Revenue earned but not collected	656
Revenue collected but not earned	(122)
CA collected from customers	(128,003)
Exchange rate adjustments	170
Charge-offs, net of recoveries	(100)
CA receivable, gross, December 31, 2019	$60,636
Allowance for CA losses, December 31, 2019	(900)
CA receivable, net, December 31, 2019	$59,736
The outstanding gross balance at December 31, 2020 consists of the following current and overdue amounts:
Total	Current	1 – 30 days overdue	30 – 60 overdue	60 – 90 overdue	Above 90 overdue
67,682	66,018	263	129	218	1,054
The outstanding gross balance at December 31, 2019 consists of the following current and overdue amounts:

Total	Current	1 – 30 days overdue	30 – 60 overdue	60 – 90 overdue	Above 90 overdue
60,636	58,468	1,373	619	96	80
The following are current and overdue balances from above that are segregated into the timing of expected collections at December 31, 2020:
Total	Overdue	Due in less than 30 days	Due in 30 – 60 days	Due in 60 – 90 days	Due in more than 90 days
67,682	1,664	10,143	19,726	34,979	1,170
The following are current and overdue balances from above that are segregated into the timing of expected collections at December 31, 2019:
Total	Overdue	Due in less than 30 days	Due in 30 – 60 days	Due in 60 – 90 days	Due in more than 90 days
60,636	2,168	10,857	16,016	31,595	—
CA advance receivable, net represents the aggregate amount of CA-related receivables owed by sellers as of the consolidated balance sheet date, net of an allowance for potential uncollectible amounts in the event of merchant fraud, diversion or default. For the purchased receivables, the Company is generally exposed to advance losses related to uncollectibility, and similar to the allowance for transaction losses, the Company establishes allowance for CA losses (ALCAL). The Company estimates the ALCAL based on an assessment of various factors, including historical experience, sellers’ current processing volume, and other factors that may affect the sellers’ ability to make future payments on the receivables. Changes to the ALCAL are reflected as transaction costs on the statement of income (loss). Charge-offs from the ALCAL occur when the receivable is greater than 240 days old or there have not been any collections for 90 consecutive days from the third party. Recoveries are reflected as a reduction in the ALCAL when the recovery occurs.
The Company has developed a risk-based methodology that is used to estimate future losses based on historical loss experience as well as the qualitative judgment when historical loss data is not available. For product offerings with sufficient historical loss experience, the Company develops loss estimates based on receivable balance attributes such as account payment status, percentage of collections per day, and length of time from advance to collection. Based on these attributes, a historical loss rate is applied to calculate the allowance for CA losses. For product offerings that do not have significant historical loss data to develop a historical loss percentage, the Company estimates losses by evaluating portfolio factors such as average balance outstanding by customer as well as creating specific identification provisions for known collection risks.
As of December 31, 2020, the Company has applied a range of loss rates to the portfolio of 0.75% to 5.1% for the allowance for CA losses with the weighted average loss rate applied being 2.15%. The Company applied a loss rate to the portfolio of 1.5% as of December 31, 2019.
Below is a rollforward for the ALCAL for the years ending December 31, 2020 and 2019:
ALCAL balance, January 1, 2019	$153
Provision for ALCAL	2,701
Recoveries for ALCAL	(1,854)
CA receivables charged off	(100)
ALCAL balance, December 31, 2019	$900
ALCAL balance, January 1, 2020	$900
Provision for ALCAL	5,723
Recoveries for ALCAL	(4,247)
CA receivables charged off	(789)
ALCAL balance, December 31, 2020	$1,587
k. Property, equipment and software, net:
1)
The assets are stated at cost.

2)
The assets are depreciated and amortized by the straight-line method, on basis of their estimated useful lives.

3)
Additions, renewals, and betterments are capitalized. Maintenance and repairs that do not extend the useful life of the asset are expensed as incurred.

The estimated useful lives are as follows:
Years
Computers, software and peripheral equipment	3 – 5
Furniture and office equipment	6 – 16
Leasehold improvements	Lesser of economic life or lease term
l. Internal use software:
The Company accounts for costs incurred to develop software and other applications for internal use to enhance its capabilities as a payment solution provider, in accordance with ASC 350-40 “Internal-Use Software” and are included within Intangible assets, net on the Company’s balance sheet. The Company capitalizes the costs incurred during the application development stage, which include costs to design the software, application configuration, interfaces, coding, installation, and testing. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software are expensed as incurred. Capitalized development costs are amortized over the period of estimated benefit, using the straight-line method and estimated useful lives of three years, and presented under depreciation and amortization. Costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development cost requires considerable judgement by management.
m. Business combinations
The Company accounts for business combinations using the acquisition method when control is transferred to the Company. The consideration transferred in the acquisition is measured at fair value, as are the identifiable net tangible and intangible assets acquired. The fair value of the assests are considered to be significant estimates made by the Company. The methodologies used by the company are discussed further within Note 3. Any residual purchase price is allocated as goodwill. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities. Any contingent consideration connected to the business combination is measured at fair value at the date of acquisition and each reporting period thereafter. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed in the business combination, with the corresponding offset recorded to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of income (loss).
n. Goodwill and intangible assets
Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination and is allocated to the reporting unit expected to benefit from the business combination. Goodwill is tested for impairment at a minimum on an annual basis at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value.
The fair value of the reporting unit is estimated using a discounted cash flow method. The discounted cash flow method, a form of the income approach, uses expected future operating results and a market participant discount rate. Failure to achieve these expected results, changes in the discount rate or market pricing metrics, may cause a future impairment of goodwill at the reporting unit level. The Company conducted the annual impairment test of goodwill as of September 30, 2020. The Company elected to directly perform a quantitative analysis of fair value of the reporting unit compared to the carrying value of the reporting unit. Based on the results of this analysis, the Company determined that the goodwill was not impaired.
Intangible assets consist of acquired developed technology, internal use software (refer to note 2k) and other intangible assets. Intangible assets are amortized over the period of estimated useful life using the straight-line method and have estimated useful lives ranging from three to six years. No significant residual value is estimated for intangible assets.
The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate.
o. Impairment of long-lived assets:
The Company reviews long-lived assets for their impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of the asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.
p. Outstanding operating balances:
The balances include customers’ balances held with the Company as well as customers’ funds in transit that have not yet settled with the designated payee bank account or have yet to be loaded to a payee card. The Company recognizes the outstanding operating balances as a liability on the accompanying consolidated balance sheets and releases the liability once the funds reached the payee or loaded to the card.
q. Revenue recognition:
On January 1, 2019, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with the Company’s historic revenue recognition methodology under ASC 605, Revenue Recognition.
The Company recorded a net increase to retained earnings of $285 as of January 1, 2019, due to the cumulative impact of adopting ASC 606, primarily related to the effect of incremental contract acquisition costs on contracts that were not completed by the transition date. A corresponding increase of $285 was recorded in other assets on the consolidated balance sheet.
Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.
The majority of the Company’s revenue is recognized and collected upon the completion of the underlying transaction. In some cases, collection is through intermediaries such as issuing banks which settle on a monthly basis.
Card and Customer Account revenue:
1)
Transaction fee revenues — the Company’s transaction fee revenue principally consists of usage fees. Revenue may vary based on the size of the transaction, the funding method used, the currency to be ultimately disbursed and the countries to which the funds are transferred. Transaction fee revenues are recognized at a point in time which is the period when the underlying transactions occur, and at this time the amounts are known.

2)
Collection and loading fees — fees are charged to customers upon withdrawal of funds into a customer’s bank account or utilization of funds loaded or allocated to cards. Fees are recognized at a point in time which is the period that the underlying withdrawal or load to a customer occurs.
3)
Service and maintenance fees — maintenance and service fees are charged either monthly or annually to customers. Fees charged in advance to customers covering a single reporting period or multiple reporting periods are recognized when the fee is charged as there is no binding contract term and the fee does not represent a material right to the customer.

4)
Cancellations and refunds of fees — the Company records revenue net of transaction cancellation and refunds of fees. Cancellations and refunds of fees are estimated at the time that the underlying transaction occurs and are provided for in advance of the cancellation or refund.

5)
Capital Advance fees — the Company offers customers a cash advance in exchange for a fixed amount of their future receivables. Such customers use Payoneer’s payment services to receive payments from third party online marketplaces for goods and services sold on the marketplaces. For the cash advances in which the Company retains the right to future receivables, the fee is recognized over the advance period.

Global Bank Transfer Revenue:
Revenues generated from bank transfers are recorded at the time the related funds transfer is executed and delivered to the beneficiary. Revenue is deferred until it reaches the beneficiary even if it has been collected by the Company at any point during the bank transfer process. The timing of recognition is dependent on geographic region, and overall reliance on third party processors and financial institutions.
The Company uses third-party processors and financial institutions in executing foreign exchange transactions with third-parties. The Company acts as the principal in these transactions and recognizes revenue as it relates to these transactions on a gross basis as the Company controls the service to the end customer and directs third party processors and other financial institutions to perform the specified services on the Company’s behalf. To the extent revenues are recorded on a gross basis, any commissions or other payments to third-parties are recorded as transaction costs so that the net amount (gross revenue less transaction costs) is reflected in operating income.
The types of fees that are recognized by the Company are the following:
1)
Transfer fees — the Company charges transfer fees on its global bank transfer services.

2)
Foreign exchange conversion fees — the Company generates revenues from funds that were transferred to the Company in one currency and are transferred to a beneficiary in another currency through international transactions. The revenue is calculated as the difference between the rate the Company charges its customers and the foreign exchange market rate at the time of the transaction.

Interest income on underlying customer balances:
The assets underlying the customer balances being held on the Company’s consolidated balance sheets as customer funds are maintained in interest and non-interest bearing accounts. The interest earned on these assets is included in total revenue on the consolidated statements of loss and comprehensive loss because the collecting, holding, and remitting of these funds are critical components of the Company’s operations.
Disaggregation of Revenue
We determine operating segments based on how our Chief Operating Decision Maker (“CODM”) manages the business, makes operating decisions around the allocation of resources, and evaluates operating performance. Our CODM is our Chief Executive Officer, who reviews our operating results on a consolidated basis. We operate in one segment and have one reportable segment. Based on the information provided to and reviewed by our CODM, we believe that the nature, amount, timing, and uncertainty of our revenue and cash flows and how they are affected by economic factors are most appropriately depicted through our primary geographical markets. The following table presents our revenue disaggregated by primary geographical market where revenues are attributable to the country in which the billing address of the customer is located.
	Year Ended December 31,
	2020	2019	2018
Primary geographical markets
Greater China(1)	$127,307	$103,531	$98,146
United States	38,729	69,016	49,997
All other countries(2)	179,556	145,203	111,992
Total revenues	$345,592	$317,750	$260,135

(1)
Greater China is inclusive of mainland China, Hong Kong and Taiwan

(2)
No single country included in the other countries category generated more than 10% of total revenue

The Company had one customer that contributed 5%, 15% and 13% of total revenue for the years ended December 31, 2020, 2019 and 2018, respectively.
The following table presents revenue recognized from contracts with customers as well as revenue from other sources, consisting primarily of interest income:
	Year Ended December 31,
	2020	2019	2018
Revenue recognized at a point in time	$332,939	$297,077	$252,268
Revenue recognized over time	6,652	3,456	—
Revenue from contracts with customers	339,591	300,533	252,268
Revenue from other sources	6,001	17,217	7,867
Total revenues	$345,592	$317,750	$260,135
Customer acquisition costs
The Company capitalizes certain costs associated with customer acquisition rewards and sales commissions that are incremental to the acquisition of customer contracts. These costs are recorded as other assets on the consolidated balance sheets. The Company determines whether costs should be deferred based on based on the incremental nature of the underlying cost and if the cost would not have occurred absent the customer acquisition.
Customer acquisition rewards primarily refers to incentive payments made to existing customers, third parties and new customers when a new customer is referred and utilizes the Company’s platform, subject to certain conditions. Certain capitalized sales commissions include payments made to employees that are directly related to new customers’ acquisitions or increased revenue or volume for existing customers.
Amortization of customer acquisition rewards and sales commissions are consistent with the pattern of revenue recognition of each performance obligation. Incentives earned by customers and third parties for referring new customers are paid in exchange of a distinct service and accounted for sales and marketing expenses on the consolidated statements. Any amounts paid in excess of the fair value of the referral service received are recorded as a reduction of revenue. Fair value of the service is established using amounts paid to vendors for similar services. The Company has applied the practical expedient in ASC 606 to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less.
The Company recognizes an asset for incremental costs to obtain a contract such as sales commissions and other customer incentives. The asset is amortized on a systematic basis over the expected customer relationship period, which is estimated as of December 31, 2020 to be 2.35 years and is consistent with the pattern of recognition of the associated revenue.

The Company periodically reviews these deferred customer acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit. There were no impairment losses recorded during the periods presented. The following table represents a rollforward of deferred customer acquisition costs:
Opening balance (modified retrospective adoption of ASC 606 on January 1, 2019)	$285
Additions to deferred customer acquisition costs	6,981
Amortization of deferred customer acquisition costs	(2,209)
Ending balance as of December 31, 2019	$5,057
Opening balance as of January 1, 2020	$5,057
Additions to deferred customer acquisition costs	10,119
Amortization of deferred customer acquisition costs	(6,200)
Ending balance as of December 31, 2020	$8,976
r. Transaction costs:
Transaction costs consist of fees paid to the banks, processors and networks, costs to acquire currencies, card supply costs and other losses related to the Company’s services. These costs are net of any rebate programs with banks and processors, such as currency conversion assessment rebates and volume rebates. These costs are primarily driven by transaction volumes and the number of active cards.
The Company is exposed to potential transaction losses due to credit cards collections, ACH returns, prepaid card negative balances and chargebacks, including charge-offs related to CA. These costs are included in transaction costs. The Company established an allowance for estimated losses arising from processing customer transactions described above. This allowance represents an accumulation of the estimated amounts necessary to provide for transaction losses incurred as of the reporting date, including those for which the Company has not yet identified. The allowance is monitored quarterly and is updated based on actual claims data. The allowance is based on known facts and circumstances as well as internal factors. As of December 31, 2020, 2019 and 2018, the allowance for transaction losses, including the allowance for CA totaled $2,334, $1,532 and $410, respectively, and was included in other payables, with the exception of the allowance for CA which is within CA receivables, net on the balance sheet.
s. Other operating expenses:
Other operating expenses include compensation for the Company’s employees who support customer service calls, card and account approval, banking infrastructure implementations, transactions monitoring and liquidity management as well as indirect costs incurred for fraud detection, compliance operations, provision for transaction loss and maintenance costs related to the Company’s customer call center infrastructure.
t. Sales and marketing expenses:
Sales and marketing include business development and product launch costs, marketing and advertising costs, retention costs and certain customer acquisition costs. This also includes employee compensation and related costs to support the sales and marketing process. Advertising and certain marketing costs are expensed as incurred and amounted to $7,740, $5,760 and $8,571 for the years ended December 31, 2020, 2019 and 2018, respectively.
The Company offers various programs to acquire customers. In certain customer acquisition arrangements with existing customers, the payments to the customer, driven by such an arrangement, are recorded as a reduction of revenue.
u. Research and development expenses:
Research and development expenses charged to the statement of income (loss) as incurred and consist primarily of employee compensation and related costs, professional services and consulting expenses, and non-capitalized costs associated with the development of new technologies.

v. Concentration of risk:
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, customer funds, restricted cash, CA and account receivables. The Company’s assets are placed with financial institutions throughout the world. The Company regularly reviews its funds concentrations and has relationships with a globally diversified group of banks and financial institutions. A significant portion of the Company’s cash is deposited at large depository institutions. The majority of those cash funds exceed FDIC coverage insurance limit of $250. Additionally, a portion of the Company’s cash is deposited in non-US accounts. Significant balances are held in ring-fenced accounts; however there are funds held with financial institutions that do not offer deposit insurance and bear specific country and regional risks. The Company is also exposed to transaction losses due to funds blocked with its Global Bank Transfers processors, See also Note 11. 47% and 42% of the Company’s cash and cash equivalents, customer funds are concentrated with domestic financial institutions as of December 31, 2020 and 2019, respectively.
Cash and cash equivalents and customer funds balances denominated in U.S. dollars represent 70% and 65% of the balance of the cash, cash equivalents and customer funds at December 31, 2020 and 2019, respectively.
The Company is conducting transactions worldwide and settles accounts with its financial intermediaries in various currencies. There is a currency exchange rate risk related to the time difference between the money transfer transaction and the payment execution. The strengthening or weakening of the U.S. dollar versus the foreign currencies in which the Company operates, impacts the translation of the Company’s net revenues and expenses generated in these foreign currencies into the U.S. dollar and the Company’s financial expense derive from the revaluation of these balances. To mitigate that risk, the Company actively manages this exposure and limits the time of open positions.
The Company utilizes a third-party issuing bank for its physical and virtual card management business as well as issues cards directly under its Mastercard license. If the issuing bank ceases to transact with current cardholders, incurs a significant disruption that affects current cardholder transactions, or terminates as an issuing bank due to circumstances out of the Company’s control or if Mastercard revokes the Company’s license to issue cards, the result would have a significant negative impact on the Company.
Information security risks for financial and technology companies have significantly increased in recent years. There can be no assurance that the Company will not suffer related losses in the future.
The Company operates globally and in a rapidly evolving regulatory environment. The Company’s business is subject to laws, rules, regulations, policies and legal interpretations in the markets in which the Company operates, including but not limited to those governing banking, cross-border and domestic money transmission, foreign exchange, privacy, data protection, payment processing and settlement services, consumer protection, anti-money laundering, and counter-terrorist financing. The legal and regulatory requirements applicable to the Company are extensive, complex, frequently changing, and increasing in number, and may impose overlapping and/or conflicting requirements or obligations.
Non-compliance with laws and regulations may result in penalties and enforcement actions related to non-compliance, changes in laws and regulations or their interpretation, and the enactment of new laws and regulations applicable to the Company could have a material adverse impact on its business, results of operations and financial condition. Therefore, the Company monitors these areas closely to ensure that its solutions are compliant with such laws and regulations.
In 2020, 2019 and 2018, revenues generated from customers who were paid out of a single marketplace constituted 29%, 27% and 30%, respectively.
In 2020, 2019 and 2018, revenues generated from customers who reside in Greater China constituted 37%, 33% and 38%, respectively, of total revenues. This geographic concentration, creates exposure to local economies and politics, and regional downturns. Any unforeseen events or changes in regulation or legal requirements in Greater China that restrict the services we can provide to customers who reside in Greater China could have a significant impact on the Company’s financial statements.

The United Kingdom (“U.K.”) held a referendum in June 2016 in which a majority of voters approved an exit from the European Union (“EU”) (“Brexit”). In March 2017, the U.K. government gave formal notice of its intention to leave the EU and in January 2020, the U.K. exited the EU, and a withdrawal agreement entered into force; the U.K. and the EU entered into a Trade and Cooperation Agreement effective January 2021. Uncertainty remains about certain aspects of the future relationship between the U.K. and EU could adversely affect U.K., regional (including European) and worldwide economic and market conditions and could contribute to instability in global financial and foreign exchange markets, including volatility in the value of the British Pound and Euro, which in turn could adversely affect the Company’s customers and companies with which it does business. In addition, Brexit could lead to legal uncertainty and see national laws and regulations in the U.K. diverge from EU laws and regulations, as the U.K. determines which EU laws to replace or replicate.
w. Income taxes:
Income taxes are accounted for using an asset and liability approach as required under U.S. GAAP. The asset and liability approach require the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the relevant tax law; the effects of future changes in tax laws or rates are not anticipated. Deferred taxes have not been provided on the amount of unremitted earnings from foreign subsidiaries retained for reinvestment in the Company. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. Valuation allowances are established for deferred tax assets when the likelihood of the deferred tax assets not being realized exceeds the more likely than not criterion. Deferred tax assets and liabilities, along with any related valuation allowance, are classified as non-current assets or non-current liabilities on the balance sheets.
The Company follows the guidance on accounting for uncertainty in income taxes in accordance with U.S. GAAP. The guidance provides a comprehensive model for the recognition, measurement and disclosure in financial statements of uncertain income tax positions that a company has taken or expects to take on a tax return. Under this guidance, a company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position; otherwise no benefit can be recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Additionally, the Company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. Interest and penalties are classified as taxes on income in the consolidated financial statements.
Income tax expense includes U.S. (federal and state) and foreign income taxes. Tax legislation commonly known as the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) includes a mandatory one-time tax on accumulated earnings of foreign subsidiaries, and as a result, all previously unremitted earnings for which no U.S. deferred tax liability had been accrued were subject to U.S. tax. Notwithstanding the U.S. taxation of these amounts, the Company intends to continue to invest most or all of these earnings, as well as its capital in these subsidiaries, indefinitely outside of the U.S. and do not expect to incur any significant, additional taxes related to such amounts.
x. Derivative instruments and hedging activities:
The Company is exposed to market risk due to significant operating expenses denominated in New Israeli Shekels. To reduce that risk, the Company enters into foreign currency forward contracts to hedge currency risk related to its foreign operations. The duration of these derivative contracts at inception is generally less than one year. The Company recognizes all derivative instruments as either assets or liabilities on the consolidated balance sheet at fair value (Level 2 valuation within the fair value measurements hierarchy).
The accounting for changes in the fair value (i.e. gains and losses) of a derivative instrument depends on whether it has been designated and qualifies as a hedging relationship, and on the type of hedging relationship. Derivatives that are not designated hedges must be adjusted to fair value into earnings through financial income or expense. Changes in the fair value of the derivatives are recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of the derivative’s change in fair value is immediately recognized as financial income or expense. The cash flow from derivative instruments and hedging activities was reflected in cash flow from operations.
y. Share-based compensation:
1)
The Company applies Statement of ASC 718, “Share-based Payment”. ASC 718 requires awards classified as equity awards to be accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as expense over the requisite service period. Forfeitures are accounted as they occur.

2)
The Company measures the compensation cost related to the options awarded on the grant date and recognizes the cost on a straight-line method over the requisite service period of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions.

3)
The Company measures the additional compensation cost of modified awards on the date of modification and recognizes the cost (1) on the modification date for past service periods and (2) on a straight-line method over the future related service period.

4)
The Company early adopted ASU 2018-07 for share-based payments with service providers. Fair value of the equity instrument issued to a non-employee should be measured as of the grant date. The fair value of the awards is recognized over the vesting period, which coincides with the period that the counter-party is providing services to the Company.

5)
The Company recognizes a benefit of share-based compensation in the consolidated statements of loss if an excess tax benefit is realized. If the Company is in a taxable loss position and the excess tax benefit added to a net operating loss carryforward, the excess tax benefit would not be recorded until that net operating loss is utilized.

z. Contingencies:
Loss contingencies are recognized in the consolidated financial statements as incurred when the loss is probable and can be reasonably estimated. Gain contingencies are recognized when realized.
aa. Recently issued accounting pronouncements:
As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates referenced below reflects this election.
Financial Accounting Standards Board (“FASB”) standards adopted during 2020
In 2017, the FASB issued guidance that amended the requirements related to the subsequent measurement of goodwill. These amendments include requiring recognition of an impairment loss when the estimated fair value of a reporting unit falls below its carrying value and eliminating the requirement that an impairment loss be recognized only if the estimated implied fair value of the goodwill is below its carrying value. The Company adopted the guidance effective January 1, 2020 with no impact on its historical financial statements. Refer to note 2n for a description of the Company’s application of the guidance in 2020. Note that there was no material impact on the Company’s financial statements.
In 2018, the FASB issued amended guidance to remove, modify and add disclosure requirements for fair value measurements. This amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosure requirements. Transition is on a prospective basis for the new and modified disclosures, and on a retrospective basis for disclosures that have been eliminated. The adoption of this guidance did not have a material impact on the Company’s financial statements.

FASB Standards issued, but not adopted as of December 31, 2020
In 2016, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance related to accounting for leases, which will require lessees to recognize lease assets and lease liabilities on the balance sheet for the rights and obligations created by all leases with terms greater than 12 months. As we are not a lessor, other changes in the guidance applicable to lessors do not apply. Additionally, in 2018, the FASB issued codification and targeted improvements to this guidance effective for fiscal years and interim periods within those years beginning after December 15, 2021, with early adoption permitted. We will early adopt the new guidance on January 1, 2021, using a modified retrospective basis and will apply the optional practical expedients related to the transition. We estimate an increase of approximately $19,280 for the right of use lease assets and $19,566 for lease liabilities associated with our operating leases upon adoption. In addition, the Company will elect to apply the practical expedients related to reassessment of existing leases, utilization of hindsight in the determination of lease term and impairment of right-of-use assets, and will elect not to recognize right-of-use assets and lease liabilities arising from short-term leases. We do not believe the adoption of this guidance will have an further significant impact to the Company’s financial statements.
In 2016, the FASB issued new guidance on the measurement of credit losses on financial instruments. Credit losses on loans, trade and other receivables, held-to-maturity debt securities and other instruments will reflect the Company’s current estimate of the expected credit losses (“CECL”). CECL requires loss estimates for the remaining estimated life of the financial instrument using historical experience, current conditions, and reasonable and supportable forecasts. Generally the Company expects that CECL will result in the earlier recognition of allowances for losses compared to the current approach of estimating probable incurred losses. The guidance is effective for the Company at the beginning of 2023. The Company is currently evaluating the impact this guidance will have on the Company’s financial statements.
In 2017, the FASB issued new guidance intended to better align the results of hedge accounting with an entity’s risk management activities. This guidance updates the designation and measurement guidance for qualifying hedging relationships by expanding hedge accounting for both nonfinancial and financial risk components and by refining the measurement of hedge results to better reflect an entity’s hedging strategies. The amendments will also align the recognition and presentation of the effects of the hedge results in the financial statements to increase the understandability of the results of an entity’s intended hedging strategies. Additionally, the guidance includes certain targeted improvements to ease the operational burden of applying hedge accounting. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company has concluded that the adoption of the new guidance will not have a material impact on its consolidated financial statements.
In 2018, the FASB issued new accounting guidance intended to align the requirements for capitalization of implementation costs incurred in a cloud computing arrangement that is a service contract with the existing guidance for internal-use software. Capitalized implementation costs should be amortized over the term of the hosting arrangement and recorded in the same financial statement line items as amounts for the hosting arrangement. The new guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. The guidance provides flexibility in adoption, allowing for either retrospective adjustment or prospective adjustment for all implementation costs incurred after the date of adoption. The Company has concluded that the adoption of the new guidance will not have a material impact on its consolidated financial statements.
In 2020, the FASB issued amended guidance that provides transition relief for the accounting impact of reference rate reform. For a limited duration, this guidance provides optional expedients and exceptions for applying GAAP to certain contract modifications, hedging relationships, and other transactions that will be impacted by a reference rate expected to be discontinued due to reference rate reform. The amended guidance is effective through December 31, 2022. The Company does not expect reference rate reform to have a material impact on the Company’s financial statements.
In 2020, the FASB issued guidance simplifying the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. In addition to other changes, this standard amends ASC 470-20, “Debt with Conversion and Other Options,” by removing the accounting models for instruments with beneficial conversion features and cash conversion features. The standard also amends ASC 260, “Earnings Per Share” addressing the impacts of these instruments. The guidance is effective for the fiscal year beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact this guidance will have on the Company’s financial statements.
bb. Subsequent events:
The Company has evaluated subsequent events through March 26, 2021, the date on which the consolidated financial statements were available to be issued.
NOTE 3 — BUSINESS COMBINATION
On February 4, 2020, the Company entered into a Share Purchase Agreement with Optile GmbH (“Optile”), a payment orchestration platform, to purchase 100 percent of the outstanding common shares of Optile, for a total purchase consideration of $38,583 of cash, Common Stock, deferred consideration and contingent consideration. The contingent consideration is $8,500, out of which $3,750 payable in cash and $4,750 in the Company’s common stock. The Common Stock consisted of 3,104,866 shares of which 296,964 was considered to be deferred consideration with 148,482 of this deferred balance contingent on certain performance obligations. The acquisition of Optile enables the Company to provide an end to end payment solution for its customers, which integrates into a single payment experience with different products offered by itself and third parties.
The fair value of the 3,104,866 Common stock is $15,543 and was determined based on the fair market value of the Company’s common stock utilizing a combination of discounted cash flow and option pricing method methodologies. Key inputs and assumptions used (which are Level 3 inputs and assumptions) were forecasted future financial performance, discount rate, cost of equity and terminal growth rate. The implied common stock price was estimated based on the difference in the rights and preference between the preferred and common stock.
The following table summarizes the consideration paid for Optile and the amounts of the assets acquired and liabilities assumed recognized at the closing date:
At February 4, 2020
Consideration
Cash consideration	$15,678
Fair value of Earn-Out amount	4,044
Deferred consideration	2,925
Acquirer stock consideration	15,543
Other noncash consideration	393
Fair value of total consideration transferred:	$38,583
Recognized amounts of identifiable assets acquired, and liabilities assumed:
Working capital (including cash and cash equivalents in the amount of $196)	167
Property, plant, and equipment	162
Identifiable intangible assets	17,805
Total identifiable net assets	18,134
Goodwill	20,449
Total identifiable net assets and goodwill	$38,583
Intangible assets are predominantly related to developed technology and are amortized over 6 years. Goodwill is attributable to the acquired workforce as well as expected synergies to arise from the acquisition. The Company does not expect the goodwill to be deductible for tax purposes.

The fair value of the contingent consideration arrangement of $4,044 was estimated by using the Black-Scholes model for each earn out period. Key inputs and assumptions used in this were revenue milestones, expected term, volatility, the risk free rate, and dividend yield. These inputs are Level 3 assumptions that are updated each reporting period as the earn-out is recorded at fair value on a recurring basis.
NOTE 4 — OTHER CURRENT ASSETS
	December 31,
	2020	2019
Prepaid income taxes	$2,094	$2,313
Prepaid expenses	5,980	5,655
Other	2,343	1,866
	$10,417	$9,834
NOTE 5 — PROPERTY, EQUIPMENT AND SOFTWARE, NET
Composition of assets, grouped by major classifications, is as follows:
	December 31,
	2020	2019
Leasehold improvements	$8,157	$7,818
Furniture and office equipment	3,579	3,324
Computers, software and peripheral equipment	27,322	22,179
Accumulated depreciation	(26,364)	(19,049)
	$12,694	$14,272
Depreciation expense for the years ended December 31, 2020, 2019 and 2018 were $6,847, $6,091 and $4,312, respectively.
Refer to Note 2q for a description of the Company’s conclusion of one operating segment. The following table presents the Company’s property and equipment, net of depreciation and amortization, by geographic region:
	December 31,
	2020	2019
Israel	$8,224	$9,342
United States	2,450	2,870
All other countries	2,020	2,060
	$12,694	$14,272
NOTE 6 — GOODWILL AND INTANGIBLE ASSETS, NET
Goodwill
The Company conducted its annual impairment assessment at the end of the third quarter of 2020, which has been described in Note 2n, and concluded that the goodwill was not impaired. No triggering events have occurred since the annual impairment assessment that would change the Company’s assessment.
The following table presents goodwill balances and adjustments to those balances during the year ended December 31, 2020:
	December 31, 2019	Goodwill Acquired	Foreign Currency Translation Adjustments	December 31, 2020
Total goodwill	—	20,449	2,092	22,541

Intangible assets, net
	December 31,
	2020	2019
Internal use software, cost	$40,663	$26,319
Current technology, cost	16,178	—
Accumulated amortization	(22,426)	(10,126)
	$34,415	$16,193
Amortization expense for the years ended December 31, 2020, 2019 and 2018 were $9,633, $4,250 and $3,053, respectively. At December 31, 2020, 2019 and 2018, the Company evaluated the internal use software for impairment. The test involved comparing the internal use software’s carrying value to its future net undiscounted cash flows that the Company expected would be generated by the internal use software. The Company also recognized an impairment of internal use software in the amount of $615 in 2020, related to the abandonment of one project, and $509 in 2018. The impairment is presented under Depreciation and amortization expenses.
NOTE 7 — INVESTMENT IN ASSOCIATED COMPANY
In July 2019, the Company through Payoneer Research and Development Ltd. entered into an agreement for the establishment of a joint venture company in the Peoples Republic of China (“PRC”). The objective of the joint venture is to apply for a local payment service provider license in accordance with PRC laws. The Company’s share in the Joint Venture is 46%. Initial funds in the amount of $6,501 were contributed. The investment in the joint venture is presented as investment in associated company in the Company’s consolidated balance sheet as the Company does not have control over the joint venture.
NOTE 8 — DEBT
During 2019, the Company entered into a Loan and Security Agreement (the “Agreement”) with a bank, pursuant to which the Company can request advances under a revolving line of credit in an aggregate principal amount equal to $60,000, which was outstanding as of December 31, 2019. Each Advance under the Agreement shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at either LIBOR plus 1.80% or Prime minus 1.25%. The Agreement is subject to certain reporting and financial covenants of which the Company was in compliance of as of December 31, 2019.
On November 9, 2020, the Company entered into a revised Loan and Security Agreement (the “Revised Agreement”), which modified the original Agreement that was entered into on November 1, 2019. The Revised Agreement increased the amount that the Company can request as advances under a revolving line of credit to an aggregate principal amount to $85,000 from $60,000 with a maturity date of May 1, 2023. Each advance is subject to interest on the principal amount at a floating rate equal to the greater of 0.3% below the Prime Rate and 3.7%. The Revised Agreement also included that a $15,000 term loan advance would be granted to the Company upon execution of the Revised Agreement, which, after repayment, may not be reborrowed.
The balance outstanding related to the Revised agreement as of December 31, 2020 was $40,025 with $13,500 of the $40,025 maturing in the next 12 months. As of December 31, 2020 and 2019, the fair value of the debt approximates the book value due to the short time span between initiation and balance sheet date with the outstanding balance classified as Level 3 in the fair value leveling hierarchy as the inputs into the valuation are not observable.
The Revised Agreement is subject to certain reporting and financial covenants of which the Company was in compliance of as of December 31, 2020.

NOTE 9 — OTHER PAYABLES
	December 31,
	2020	2019
Accrued expenses	$19,464	$9,214
Commissions payable	8,326	4,855
Employee related compensation	33,249	26,264
Other	2,416	2,208
	$63,455	$42,541
NOTE 10 — SEVERANCE PAY FUND AND ACCRUED SEVERANCE PAY
Payoneer Research and Development Ltd. (“The Israeli Subsidiary”):
1)
Labor laws in Israel and employment agreements require paying severance pay to employees that are dismissed or retire from their employment in certain circumstances, according to a defined benefit plan. The Israeli Subsidiary’s severance pay liability for the Israeli employees is covered mainly by the purchase of insurance policies. The value of these polices is recorded as an asset in the consolidated balance sheets. Under labor agreements these insurance policies are, subject to specified limitation, the property of the employees. The balance of the severance pay fund was $1,624 and $2,002 as of December 31, 2020 and 2019, respectively.

2)
Employees (for whom the Company makes regular deposits in pension and severance pay funds according to a defined benefit plan) dismissed before attaining retirement age are entitled to severance pay computed on the basis of their latest pay rate. In respect of these employees, the Company is committed to supplement the difference between severance pay computed as above and the amounts accumulated in the abovementioned funds. Accrued severance pay liability was $2,775 and $3,597 as of December 31, 2020 and 2019, respectively. Commencing 2011, the Israeli Subsidiary added Section 14 of the Severance Pay Law — 1963 to new employees’ agreements that eliminates the need to accrue provisions for retirement expenses for these employees, other than periodic payments made on behalf of the employees that are expensed periodically.

NOTE 11 — COMMITMENTS AND CONTINGENCIES
Certain employment agreements require the Company to pay termination payments upon dismissal of certain executives without cause. The liability for employee rights upon termination would be recorded as a provision once the payment is considered probable.
The Company leases its facilities under various operating lease agreements, which expire on various dates. The minimum lease commitments under non-cancelable operating leases are as follows:
Year ended December 31,
2021	10,160
2022	8,208
2023	2,678
2024	858
2025 – thereafter	108
$22,012
Total facilities lease expenses for the years ended December 31, 2020, 2019 and 2018 were approximately $9,331, $7,490 and $5,843, respectively.
The Israeli Subsidiary has entered into an operating lease agreement for vehicles it uses. All vehicles lease agreements are for 36 months and include an early termination penalty. The monthly payment for the leased vehicles is approximately $55 and $84 for the years ended December 31, 2020 and 2019, respectively. The leased vehicles payments for the years ended December 31, 2020 and 2019 were approximately $660 and $1,009, respectively.
In January 2019, the Company signed an amendment to its vendor agreement with an electronic transaction processor, extending the term of the agreement for a period of five years with an automatic renewal for successive three-year periods, unless either party gives the other written notice of non-renewal at least 180 days before the end of the then current term. In addition, the Company agreed to pay a minimum monthly payment in the amount of $250.
The Company’s business is subject to various laws and regulations in the United States and other countries from where the Company operates. Any regulatory action, tax or legal challenge against the Company for noncompliance with any regulatory or legal requirement could result in significant fines, penalties, or other enforcement actions, increased costs of doing business through adverse judgment or settlement, reputational harm, the diversion of significant amounts of management time and operational resources, and could require changes in compliance requirements or limits on the Company’s ability to expand its product offerings, or otherwise harm or have a material adverse effect on the Company’s business.
In February 2016, the Company submitted a disclosure to the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) about certain payments to the Crimea region of Ukraine and other OFAC target countries, which has since been under OFAC’s review. OFAC has recently provided the Company with an informal settlement offer and we will submit additional information to OFAC for the purpose of settlement discussions, which will likely result in a monetary settlement in an immaterial amount.
In April 2018, the Company was notified that one of the Company’s issuing banks would no longer support the Company’s prepaid card programs. On June 29, 2018, the issuing bank decided to liquidate assets to pay liabilities associated with its card programs. As of June 30, 2018, the Company had a net cash asset in the amount of $3,600 with the issuing bank, in addition to $1,500 of receivables for revenues net of expenses associated with the card programs. As a result, in 2018 the Company determined to take a provision for doubtful accounts for the full amount of the cash asset and the receivables. The expense resulted from the provision for the cash asset is presented under other operating expenses and the expense resulted from the provision for the receivables is presented under general and administrative expenses for the year ended December 31, 2018.
On September 30, 2020, the Company received a liquidation settlement of $5,654, resulting in the full recovery of the net cash asset reserves of $3,600 and the receivable reserves of $1,500. The Company recognized the provision reversal for the cash asset as a decrease to other operation expenses and the provision reversal for the receivables as a decrease to general and administrative expenses for the year ended December 31, 2020. In addition, the Company recognized revenue of $1,523 and transaction costs of $969 associated with previous unrecognized matters related to the liquidation settlement.
On December 5, 2019, a claim in arbitration was filed by seven inter-related companies against the Company, Payoneer Payment Solutions, and Payoneer (UK) Limited, requesting $2,500 in relief for funds frozen at the issuing bank, including fees and expenses related to the filing of claims with the liquidator of the bank, less any amounts recovered from the liquidation. Six of the seven claimants were former clients of the Company that were assigned to the bank in February 2017. The claimants’ claimed breach of contract, negligent misrepresentation, bailment and constructive trust associated with their relationship with the Company prior to and despite the assignment of their payment services agreements to the bank. In October 2020, the claimants withdrew their claim in arbitration following their receipt of a liquidation payment from the bank’s liquidator.
The Company has received inquiries from former clients seeking assistance or redress regarding their claims against said bank and it remains the case that such former clients have no privity of contract with the Company and cannot make any reasonable claim under law or equity that the Company owes such clients any funds in connection with the liquidation of the bank. As of December 31, 2020 and 2019, the Company has reserved $800 for these pending unasserted claims.
On June 25, 2020, the German holding company of one of the Company’s card issuers in the United Kingdom (“UK Issuer”) and processing bank in Germany (“German Bank”) filed for insolvency protection after accusations of a significant fraud event. The Company has a relationship with the German Bank for several services, as well as with the UK Issuer an e-money institution regulated by the Financial Conduct Authority (FCA) in the United Kingdom which serves as issuer of most of the prepaid Mastercard cards utilized by Company’s customers.
On July 3, 2020, the Company signed a security agreement with Mastercard, transferred and designated $50,000 as collateral to be utilized by Mastercard if the UK Issuer is in default on its payment obligations to settle with Mastercard. On July 15, 2020, by agreement with Mastercard, the Company reduced the collateral to $35,000. The likelihood of a Company payment associated with the collateral is assessed as remote. However, the maximum amount of exposure is $35,000. On August 20, 2020, the Company amended the security agreement with MasterCard and signed a portfolio transfer agreement with the UK Issuer. The amendment reduced the collateral to $24,000 and the portfolio transfer agreement set the terms for the termination of the card sponsorship agreement with the UK Issuer when the card portfolio is transferred to the Company’s licensed subsidiary in Ireland. On September 2, 2020, the card portfolio was migrated and the $24,000 was allocated as collateral for the migrated activity with the Company’s subsidiary.
On September 9, 2020, the Company entered into an agreement with the UK Issuer, along with all other program managers of the UK Issuer, to participate in a solvent winddown of the UK Issuer in order to collect all remaining amounts owed from the UK Issuer. The Company is currently evaluating its position and relationship with the German Bank and has reduced its financial exposure for much of its services by utilizing similar services of another bank.
The Company received communications noting the termination of its remaining business with the German Bank. Following discussions between Payoneer Europe and the German Bank it was agreed that certain account activities would be terminated in December 2020 and January 2021 and the rest would be closed at the end of April 2021. In a further communication, the German Bank noted potential breaches of contractual obligations that could give rise to earlier termination of these accounts and/or contractual monetary penalties. The Company believes it has meritorious defenses against these allegations, however it cannot reasonably estimate the results or duration of this matter, and the parties have since been engaging in a negotiated process.
From time to time, the Company is involved in other disputes or regulatory inquiries that arise in the ordinary course of business. These may include suits by our customers (individually or as class actions) alleging, among other things, acting unfairly and/or not in conformity regarding pricing, rules or agreements, improper disclosure of our prices, rules, or policies or that our practices, prices, rules, policies, or customer agreements violate applicable law.
In addition to these types of disputes and regulatory inquiries, the operations of the Company are also subject to regulatory and/or legal review and/or challenges that tend to reflect the increasing global regulatory focus to which the industry in which the Company operates is subject and, when taken as a whole with other regulatory and legislative action, such actions could result in the imposition of costly new compliance burdens on the Company and may lead to increased costs and decreased transaction volume and revenue.
Any claims or regulatory actions against the Company, whether meritorious or not, could be time consuming, result in costly litigation, settlement payments, damage awards (including statutory damages for certain causes of action in certain jurisdictions), fines, penalties, injunctive relief, or increased costs of doing business through adverse judgment or settlement, require the Company to change our business practices, require significant amounts of management time, result in the diversion of operational resources, or otherwise harm the business.
NOTE 12 — PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
The Company is authorized to issue the following classes of stock: Common Stock, Redeemable Convertible Preferred Stock and Redeemable Preferred Stock. The deemed liquidation preference provisions of the Redeemable Convertible Preferred Stock and the Redeemable Preferred Stock are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, these balances have been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets. The following tables present the Company’s authorized and outstanding Redeemable Convertible Preferred Stock and Redeemable Preferred Stock as of December 31, 2020 and 2019:
Redeemable Convertible Preferred Stock:
	December 31, 2020
	Shares Authorized	Shares Issued and Paid	Carrying Value, Net of issuance costs	Liquidation Preference
Series A Preferred Stock of $0.01 par value	16,078,344	16,078,344	$385	$4,633
Series A-1 Preferred Stock of $0.01 par value	4,297,440	4,297,440	638	1,476
Series B Preferred Stock of $0.01 par value	15,253,512	15,253,512	4,497	9,930
Series B-1 Preferred Stock of $0.01 par value	2,087,880	2,087,880	492	1,115
Series C Preferred Stock of $0.01 par value	29,537,800	29,537,800	25,147	23,117
Series C-1 Preferred Stock of $0.01 par value	3,000,000	3,000,000	—	1,936
Series C-2 Preferred Stock of $0.01 par value	8,695,368	8,695,368	5,054	11,713
Series D Preferred Stock of $0.01 par value	18,605,940	18,605,940	30,739	46,245
Series E Preferred Stock of $0.01 par value	11,066,882	11,066,882	67,858	88,995
Series E-1 Preferred Stock of $0.01 par value	2,828,854	2,828,854	19,990	24,324
Total	111,452,020	111,452,020	$154,800	$213,484
	December 31, 2019
	Shares Authorized	Shares Issued and Paid	Carrying Value, Net of issuance costs	Liquidation Preference
Series A Preferred Stock of $0.01 par value	16,078,344	16,078,344	$385	$4,370
Series A-1 Preferred Stock of $0.01 par value	4,297,440	4,297,440	638	1,392
Series B Preferred Stock of $0.01 par value	15,253,512	15,253,512	4,497	9,367
Series B-1 Preferred Stock of $0.01 par value	2,087,880	2,087,880	492	1,052
Series C Preferred Stock of $0.01 par value	29,537,800	29,537,800	25,147	21,805
Series C-1 Preferred Stock of $0.01 par value	3,000,000	3,000,000	—	1,826
Series C-2 Preferred Stock of $0.01 par value	8,695,368	8,695,368	5,054	11,048
Series D Preferred Stock of $0.01 par value	18,605,940	18,605,940	30,739	43,621
Series E Preferred Stock of $0.01 par value	11,066,882	11,066,882	67,858	83,944
Series E-1 Preferred Stock of $0.01 par value	2,828,854	2,828,854	19,990	22,943
Total	111,452,020	111,452,020	$154,800	$201,368
Redeemable Preferred Stock:
	December 31, 2020
	Shares Authorized	Shares Issued and Paid	Carrying Value	Liquidation Preference
Series 1 Preferred Stock of $0.01 par value	3,500	3,500	$10,735	$36,520

Note: Series 1 preferred stock was not issued or outstanding as of December 31, 2019.

a.   Main terms of Redeemable Convertible Preferred Stock
1)
Dividend provision:

The holders of Redeemable Convertible Preferred Stock shall be entitled to receive, pro rata among themselves and on an as converted basis, dividends, if and when declared by the Company’s Board of Directors, out of any funds legally available therefor, prior and in preferences to any declaration or payment of any dividend according to the following preferences and rates: (i) first, the stock holders shall be entitled to receive, ratably among themselves in proportion to the preferential amounts, a dividend up to an amount with respect to all dividends distributed, equal in the aggregate, to the Preferred Preference, which is defined as the original issued price of each series plus 6% interest rate per annum, compounded annually and (ii) second, following payment in full of the Preferred Preference, all Stockholders of the Company (other than holders of shares of the Series E and E-1 Preferred in respect of such shares) will participate on a pro rata basis in the receipt of any additional dividends on an as converted basis.
2)
Liquidation preference:

Holders of Redeemable Convertible Preferred Stock are entitled to receive, pro rata among themselves, prior and in preference to any distribution of any of the assets of the Company to the holders of any other stock, by reason of their ownership thereof, an amount per share equal to the sum of:
a.
The original issue price of each Preferred Stock series (A: $0.1208325; A-1: $0.148375; B: $0.2982925; B-1: $0.238625; C: $0.4166675; C-1: $0.3125; C-2: $0.8200475; D: $1.6748; E: $6.28; E-1: $7.07), plus 6% interest rate per annum, compounded annually less the aggregate amount of dividends actually paid on such Preferred Stock from the actual date of issuance of such share to the date of Liquidation Event (as defined below).

b.
An amount equal to the declared but unpaid dividends on such share as specified above. If upon occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount, the holder is entitled to receive.

A “Liquidation Event” would be one or more of the following:
a.
Consolidation, merger or reorganization or similar transaction or series of related transactions of the Company with or into another entity.

b.
A sale of all or substantially all of the Company’s assets, or the transfer or grant by the Company of an exclusive license to all or substantially all of the Company’s intellectual property.

c.
An acquisition, through one transaction or a series of related transactions, of all or substantially all of the Company’s issued and outstanding capital stock, by, any other corporation, or any other entity or person, other than a wholly-owned subsidiary of the Company.

With respect to a. and c. above, the stockholders of the Company immediately prior to the transaction do not own a majority of the voting power of the surviving or acquiring entity following such transaction.
Shares of redeemable convertible preferred stock are not mandatorily or currently redeemable. However, certain liquidation events described above would constitute a redemption event that is outside of the Company’s control. As such, all shares of redeemable convertible preferred stock have been presented outside of permanent equity. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur. The liquidation preference amount for holders of preferred shares is $148,665 and an additional $64,819 and $52,703 of accrued interest as of December 31, 2020 and 2019, respectively.
3)
Right to Convert

The shares of Preferred Stock issued are convertible at the option of the holders, into Common Stock of the Company. Each share of redeemable convertible preferred stock shall be convertible, without payment of additional consideration by the holder and according to its will, into such number of fully paid and non-assessable Common Stock as is determined by dividing the original issue price by the conversion price applicable to such share. The initial conversion price per share for each Preferred Stock shall initially be its applicable original issue price (subject to adjustments).
Each share of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series C-1 Preferred, and Series C-2 Preferred will automatically be converted into common stock at the applicable conversion price at the time in effect for such Preferred Stock immediately upon the earlier of occurrence of an Initial Public Offering (“IPO”) at a price per share equal to at least 250% of the original C-2 Issue Price with net proceeds to the Company of at least $25,000, or the date specified by written consent or written agreement of the holders of a majority of the issued and outstanding Series B and B-1 Preferred Stock (voting as a single class) and the holders of a majority of the issued and outstanding Series C, C-1 and C-2 Preferred Stock (voting as a single class).
Each share of Series D Preferred will automatically be converted into common stock at the applicable conversion price at the time in effect for such Preferred Stock immediately upon the earlier of occurrence of an IPO at a price per share equal to at least 200% of the Original D Issue Price with net proceeds to the Corporation of at least $50,000, or the date specified by written consent or written agreement of the holders of a majority of the issued and outstanding Series D Preferred Stock.
Each share of Series E Preferred and Series E-1 Preferred will automatically be converted into common stock at the applicable conversion price at the time in effect for such Preferred Stock immediately upon the earlier of occurrence of an IPO at a price per share equal to at least 75% of the Original E Issue Price with net proceeds to the Corporation of at least $50,000 and in which shares sold are listed on the NASDAQ Stock Market or the New York Stock Exchange and, or the date specified by written consent or written agreement of the holders of a majority of the issued and outstanding Series E Preferred Stock and Series E-1 Preferred (voting as a single class). If the offering price per share in the IPO is higher than 75% of the Original E Issue Price and lower than 75% of the Original E-1 Issue Price, the Conversion Price at the time in effect for the Series E-1 Preferred shall be adjusted, as defined in the Amended and Restated Certificate of Incorporation.
4)
Voting rights are subject to certain conditions defined in the Company’s Amended and Restated Certificate of Incorporation, By-Laws and other agreements between the stockholders of the Company. The shares of redeemable convertible preferred stock are classified as mezzanine equity in the Company’s financial statements.

5)
The holders of the outstanding shares do not have redemption rights; however, as noted above, upon any voluntary or involuntary liquidation event such shares will be entitled to receive the applicable Liquidation Preference.

6)
The Company classifies its Redeemable Convertible Preferred Stock as convertible equity because the shares contain liquidation features that are not solely within the Company’s control. The Preferred Stock recognized at fair value of $143,694 (the proceeds on the date of issuance) less issuance costs of $2,253, resulting in an initial value of $141,441.

b.   Issuance and main terms of Redeemable Preferred Stock:
In July 2020, the Company issued 3,500 shares of Series 1 Senior Preferred Stock (“Redeemable Preferred Stock”) pursuant to a Series 1 Senior Preferred Stock Purchase Agreement to an existing shareholder at a price of $10,000 per share. The Redeemable Preferred Stock is non-voting, non-convertible, redeemable preferred stock senior to existing series of preferred stock.
Cumulative quarterly dividends accrue at varying rates starting at 10.75% and increase up to 15% per annum over time. A portion of the quarterly dividends are required to be paid in cash after the fifth anniversary of the issuance. If the Company elects to pay quarterly dividends in cash prior to the fifth anniversary of the issuance, payment is made at varying rates starting at 8.75% and increase up to 12.75% per annum. The Redeemable Preferred Stock has a liquidation preference of $10,000 per share.
The shares are redeemable at any time by the Company at a minimum redemption price and in certain circumstances at the option of the shareholder not including a qualified Initial Public Offering. As the redemption provisions are not solely within the Company’s control, the redeemable preferred stock is presented outside of permanent equity in the mezzanine section of the consolidated balance sheets.
The Redeemable Preferred Stock contains certain protective provisions that limit the Company’s ability to incur indebtedness, engage in certain affiliate transactions, make certain investments and incur debt, among other restrictions. As of December 31, 2020, the Company was in compliance with all protective provisions.
The fair value of the Redeemable Preferred Stock at issuance was $11,509. Total costs of financing related to the redeemable preferred stock issuance was $774 and applicable costs were capitalized in accordance with the Company’s policy resulting in a net carrying value of $10,735.
In connection with the Series 1 Senior Preferred Stock, the Company issued to the existing shareholder two warrants to purchase Common stock of the Company. The first warrant to purchase up to 1,477,094 shares of common stock was issued at an exercise price of $10.21 per share. The second warrant to purchase up to 2,954,188 shares of common stock was issued at an exercise price of $0.01 per share. Total costs of financing related to the warrants issuance was $1,580. The fair value of the warrants at issuance was $23,491 with associated issuance costs of $1,580 resulting in a net carrying value of $21,911. The fair value was determined with the assistance of a third party valuation firm and included and involved the use of a Black-Scholes Merton model with key inputs and assumptions including current price of the Common stock, exercise price of the Common stock, expected term length, volatility rate, dividend rate and the risk free interest rate. The following table presents the assumptions used to estimate the fair value of the warrants issued:
Expected term length	7.5
Dividend rate	0.0%
Volatility rate	50%
Risk free interest rate	0.47%
The total gross proceeds excluding financing costs of the Series 1 Senior Preferred Stock and warrants issued to the shareholder was $35,000.
c.   Stock Options:
In February 2007, the Company’s Board of Directors approved the Payoneer Inc. 2007 Share Incentive Plan and the Payoneer Inc. 2007 U.S. Share Incentive Plan (hereafter together — the “2007 Plan”), where up to 3,360,000 options were reserved for grants to employees of the Company. There have been several periodic increases in options available to be granted through approval by the Company’s board of directors and stockholders. In May 2017, the Company’s Board of Directors approved the Payoneer Inc. 2017 Stock Incentive Plan (hereafter — the “2017 Plan”), where up to 21,756,714 options may be granted to employees of the Company.
As of December 31, 2020, 26,814,848 options are authorized under the Plans. Each option can be exercised to purchase one share of Common Stock par value USD 0.01 each of the Company. The Company’s Board of Directors approved the grant of the following stock options:

December 31, 2020
	Outstanding Options		Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual life	Number Outstanding	Weighted Average Remaining Contractual life
$0.010	1,503,158	9.21	—	—
$0.038	273,312	0.32	273,312	0.32
$0.134	245,054	4.78	198,006	4.22
$0.248	206,934	1.97	206,934	1.97
$0.652	78,750	2.86	78,750	2.86
$1.008	1,512,764	3.34	1,512,764	3.34
$1.148	2,020,918	4.05	2,020,918	4.05
$2.593	521,000	4.95	521,000	4.95
$2.640	3,128,166	4.95	3,128,166	4.95
$3.395	376,000	5.46	376,000	5.46
$5.135	3,346,550	9.23	103,125	9.21
$5.255	3,219,545	6.85	2,259,154	6.74
$5.340	927,274	7.67	516,518	7.61
$5.450	4,319,410	8.03	1,916,115	7.92
$5.669	2,228,286	5.82	2,065,514	5.78
$5.755	582,775	8.53	194,656	8.47
$7.330	752,000	9.95	—	—
	25,241,896	6.70	15,370,932	5.45
December 31, 2019
	Outstanding Options		Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual life	Number Outstanding	Weighted Average Remaining Contractual life
$0.005	80,000	8.56	30,000	8.56
$0.038	2,077,350	0.93	2,077,350	0.93
$0.094	521,948	0.43	521,948	0.43
$0.134	251,054	5.65	166,368	4.41
$0.248	457,358	2.48	457,358	2.48
$0.500	55,044	9.33	—	—
$0.652	153,950	3.23	153,950	3.23
$1.008	2,100,610	3.36	2,100,610	2.78
$1.148	2,198,118	5.03	2,198,118	5.03
$2.593	589,364	5.54	589,364	5.54
$2.640	3,289,110	5.91	3,092,630	5.89
$3.395	421,000	6.58	369,312	6.58
$5.255	3,558,918	7.81	1,651,578	7.47
$5.340	1,204,974	8.69	381,530	8.65
$5.450	4,585,692	9.10	24,312	4.73
$5.669	2,485,600	6.65	1,736,170	6.42
$5.755	664,900	9.56	—	—
	24,694,990	6.19	15,550,598	4.66

The vesting period of the outstanding options is generally 4 years from the date of grant. The following table presents the weighted-average assumptions used to estimate the fair value of the stock options granted by the Company:
	Year Ended December 31,
	2020	2019
Expected term (in years)	5.86 – 6.5	5.61 – 6.11
Risk-free interest rate	0.45% – 0.93%	1.87% – 2.57%
Dividend yield	None	None
Volatility rate	45%	45%
Weighted average fair value of options at grant date	$3.158	$2.577
The Company selected the Black-Scholes Merton option pricing model as the most appropriate fair value method for its stock-options awards based on the market value of the underlying shares at the date of grant. Historical information for a selection of similar publicly traded companies was the basis for the expected volatility. Historical information and management expectations were the basis for the expected dividend yield. The expected lives of the options are based upon the simplified method per ASC 718. The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued. Option vesting generally occurs in tranches up to four years.
As of December 31, 2020, there was approximately $29,369 of unrecognized compensation costs related to unamortized stock option compensation which is expected to be recognized over a weighted-average period of 1.73 years. Total unrecognized compensation cost will be recognized as incurred. In addition, as future grants are made, additional compensation costs will be incurred.
The following table presents a summary of stock option activity for the year ended December 31, 2020:
	Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding January 1, 2020	24,694,990	$3.43	$6.19	$55,590
Granted	5,888,532	$4.06
Exercised	(3,313,666)	$0.67
Expired	(247,176)	$0.09
Forfeited	(1,780,784)	$4.17
Outstanding December 31, 2020	25,241,896	$3.92	$6.70	$83,639
Exercisable December 31, 2020	15,370,932	$3.47	$5.45	$59,370
The aggregate intrinsic value of options exercised was $15,068, $9,671 and $10,306 for the years ended December 31, 2020, 2019 and 2018, respectively. In 2020, 2019 and 2018, the Company has received a tax benefit of $13, $2,652 and $23, respectively, in excess of the tax benefit based on the intrinsic value on date of issuance of the share-based compensation, respectively.
d. Restricted Stock Units:
Under the 2017 Plan restricted stock units (“RSUs”) may be granted to eligible grantees. RSUs generally vest over a period of four years and are subject to continued service and liquidity-based conditions. The liquidity-based conditions include an initial public offering, merger, sale or partial liquidation event as defined in the Company’s incentive plan and RSU agreement. The cost of RSUs granted is determined using the fair market value of the Company’s common stock on the date of grant. The fair market value of the Company’s common stock utilizing a combination of discounted cash flow and option pricing method methodologies. Key inputs and assumptions used (which are Level 3 inputs and assumptions) were forecasted future financial performance, discount rate, cost of equity and terminal growth rate. The implied common stock price was estimated based on the difference in the rights and preference between the preferred and common stock.
The following table summarizes the RSUs activity under the 2017 Plan as of December 31, 2020:
	Units	Weighted Average Grant Date Fair Value
Outstanding December 31, 2019	—	$—
Awarded	915,730	$5.17
Vested	—	$—
Forfeited	—	$—
Outstanding December 31, 2020	915,730	$5.17
e. Warrants issued to non-employees:
In September 2015, the Company issued warrants to purchase shares of Common Stock to a non-employee in association with a commercial services agreement. The exercise price of the warrants is $3.3725 per share. The warrants expire after 10 years from issuance. At December 31, 2020 and 2019, 953,720 warrants were outstanding, out of which 574,844 warrants were vested. The remaining 378,876 warrants will only vest upon the occurrence of an M&A Transaction (as defined in the warrant agreement). The Company did not recognize additional expenses related to the warrants in 2020, 2019 or 2018.
NOTE 13 — TRANSACTION COSTS
	Year Ended December 31,
	2020	2019	2018
Network fees	$16,744	$18,981	$16,223
Bank and processor fees	68,544	68,029	58,963
Card costs	2,563	3,129	2,995
CA costs	1,984	902	153
Chargeback losses	5,637	2,638	2,024
Other	1,568	986	1,010
	$97,040	$94,665	$81,368
NOTE 14 — INCOME TAXES
On December 22, 2017, the U.S. government enacted the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act includes significant changes to the U.S. corporate income tax system including: a federal corporate rate reduction from 35% to 21%; limitations on the deductibility of interest expense and executive compensation; creation of the base erosion anti-abuse tax (“BEAT”) and Global Intangible Low Taxed Income (“GILTI”) tax, a new minimum tax; and the transition of U.S. international taxation from a worldwide tax system to a modified territorial tax system. The change to a modified territorial tax system resulted in a one-time U.S. tax liability on those earnings which have not previously been repatriated to the U.S. (the “Transition Tax”), with future distributions not subject to U.S. federal income tax when repatriated. A majority of the provisions in the Tax Act are effective January 1, 2018.
The Company elected to account for Global Intangible Low-Taxed Income (“GILTI”) as a current-period expense when incurred. The Company’s GILTI for the year ended December 31, 2019 was $3,982. The Company did not record any expenses in relation to GILTI due to its net operating losses carry forwards and to the fact that its deferred taxes as of December 31, 2020, 2019 and 2018 were reduced by a valuation allowance.

The components of net loss before income taxes for each of the years ended December 31, 2020, 2019 and 2018 were as follows:
	Year Ended December 31,
	2020	2019	2018
Net gain (loss) before income taxes:
U.S. Domestic	$(37,758)	$(8,013)	$(13,075)
Foreign	22,475	12,178	8,975
	$(15,283)	$4,165	$(4,100)
The components of provision for income taxes for each of the years ended December 31, 2020, 2019 and 2018 were as follows:
	Year Ended December 31,
	2020	2019	2018
Current tax provision:
Federal	$—	$—	$—
State	367	147	200
Foreign	8,660	5,065	3,305
Deferred tax provision:
Federal	—	—	—
State	—	—	—
Foreign	(707)	(503)	(416)
	$8,320	$4,709	$3,089
The Company had an effective tax rate of (54%) for the year ended December 31, 2020 compared to effective tax rate of 113% for the year ended December 31, 2019 and (75%) for the year ended December 31, 2018.
A reconciliation of the statutory U.S. federal income tax rate of 21% in 2020, 2019 and 2018, respectively, to the actual tax rate is as follows:
	Year Ended December 31,
	2020	2019	2018
Tax computed at the statutory U.S. federal income tax rate	$(3,209)	$874	$(903)
State and local taxes	1,073	487	433
Valuation allowances	8,564	(324)	1,296
Share-based compensation	2,287	2,002	1,453
Differences in foreign tax rate	(822)	(45)	(12)
Uncertain tax positions	684	1,494	771
Other	(257)	221	51
	$8,320	$4,709	$3,089
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of long-term assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s long-term deferred tax assets were as follows:

	Year Ended December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$24,543	$4,922
Transaction loss provision	272	1,360
Property, equipment & software	31	32
Employee benefits	3,653	2,931
Gross deferred tax assets	28,499	9,245
Valuation allowance	(14,442)	(2,766)
Total deferred tax assets	14,057	6,479
Deferred tax liabilities:
Internal use software	10,373	3,516
Total deferred tax liabilities	10,373	3,516
Net deferred tax assets	$3,684	$2,963
The Company has classified the net deferred tax assets as long-term as a result of the expected reversal of the net asset. Deferred taxes as of December 31, 2020 were reduced by a valuation allowance relating to net operating losses and share-based compensation. In assessing the likelihood of realizing deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the taxable loss in the United States, management believes it was more likely than not that the deferred tax assets will not be realized in the United States for the next few years. Management believes it was more likely than not that deferred tax assets will be realized for the Israel subsidiary.
Deferred taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the determination of the appropriate valuation allowances, the Company has considered the most recent projections of future business results and taxable income by jurisdiction. Actual results may vary in compare to current projections.
As of December 31, 2020, 2019 and 2018, the Company had net operating loss carry forwards for federal and state income tax purposes of approximately $59,000, $24,500 and $22,900, respectively. These net operating losses can be utilized to reduce future taxable income, if any. The excess tax benefits from share-based compensation is $10,537. Utilization of the net operating loss carryforwards may be subject to substantial annual limitations due to ownership change provisions of the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization. The expiration date of the federal and state loss carryovers is from 2030 through 2039.
Provisions of ASC 740-10 clarify whether to recognize assets or liabilities for tax positions taken that may be challenged by a tax authority. A reconciliation of the beginning and ending amount of unrecognized tax benefits, which is included in other long-term obligations on the Company’s consolidated balance sheets, is as follows:
Balance at January 1, 2019	$2,898
Decreases for tax positions in prior years	294
Increases for tax positions related to current year	1,787
Balance at December 31, 2019	$4,391

Balance at January 1, 2020	$4,391
Decreases for tax positions in prior years	(1,000)
Increases for tax positions related to current year	1,685
Balance at December 31, 2020	$5,076
The following table presents the change in the Company’s valuation allowance during the periods presented:
Balance at January 1, 2018	$1,564
Additions to valuation allowance	820
Deductions to valuation allowance	—
Balance at December 31, 2018	$2,384
Balance at January 1, 2019	$2,384
Additions to valuation allowance	382
Deductions to valuation allowance	—
Balance at December 31, 2019	$2,766
Balance at January 1, 2020	$2,766
Additions to valuation allowance	11,676
Deductions to valuation allowance	—
Balance at December 31, 2020	$14,442
All of the Company’s unrecognized tax benefits, if recognized in future periods, would impact the Company’s effective tax rate in such future periods. The Company recognizes both interest and penalties as part of the income tax provision. During the years ended December 31, 2020, 2019 and 2018, the Company did not incur any interest and penalties related to income taxes.
Tax years from 2017 and forward remain open to examinations by US federal and state authorities due to net operating loss carry forwards. The Company is currently not under examinations by the Internal Revenue Service. The Israeli subsidiary is under tax examination. The Company will comply with the requests to the extent required by law.
The Israeli subsidiary has a tax rate of 23% in 2020, 2019 and 2018, respectively.
NOTE 15 — NET LOSS PER SHARE
The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its redeemable convertible preferred shares and redeemable preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.
The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:
	Year Ended December 31,
	2020	2019	2018
	(In thousands, except share and per share data)
Numerator:
Net loss	$(23,746)	$(625)	$(7,189)
Less dividends attributable to redeemable preferred stock and redeemable convertible preferred stock	13,636	11,398	10,753
Net loss attributable to common stockholders	$(37,382)	$(12,023)	$(17,942)
Denominator:
Weighted average common shares outstanding – basic and diluted	25,004,093	19,210,017	17,046,120
Net loss per share attributable to common stockholders – basic and diluted	$(1.50)	$(0.63)	$(1.05)
The Company’s potentially dilutive securities, which include stock options, redeemable preferred stock, redeemable convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:
	Year Ended December 31,
	2020	2019	2018
Options to purchase common stock	8,232,203	9,773,702	11,282,417
Redeemable preferred stock and redeemable convertible preferred stock (as converted to common stock)	111,452,020	111,452,020	111,452,020
Warrants	222,414	237,978	219,125
	119,906,637	121,463,700	122,953,562
NOTE 16 — DERIVATIVE INSTRUMENTS
Derivative financial instruments are utilized by the Company to hedge its foreign currency exposure. The Company has significant operations denominated in a subsidiary’s local currency, New Israeli Shekels. The Company entered into foreign-exchange forward contracts and purchased foreign-exchange put and call options as hedges of anticipated operating expenses denominated in New Israeli Shekels, generally with maturities of 12 months or less. The Company does not hold or issue derivative financial instruments for trading purposes.
The notional balance for hedged items, when transactions are designated as hedge accounting, was $0 at December 31, 2020 and December 31, 2019. The fair value of derivative instruments was $0 at December 31, 2020 and December 31, 2019.
Many of these contracts were treated as cash flow hedges while some remained not designated. The realized gain (loss) on contracts treated as cash flow hedges that were reclassified from other comprehensive income was $0, $524 and ($2,252) during the years ended December 31, 2020, 2019 and 2018, respectively. These amounts were accounted for in payroll expenses amongst the various operating expense line items on the consolidated statements of income. The total realized gain (loss) on undesignated derivative financial instruments was $0, $180 and ($398) and was recognized in financial income (loss) for the years ended December 31, 2020, 2019 and 2018, respectively. The total unrealized gain (loss) on contracts treated as cash flow hedges that were outstanding as of December 31, 2020, 2019 and 2018 was $0, $0 and ($910) and

recognized in other comprehensive income. The total ineffective portion of designated cash flow hedges was $0, $11 and $185 and recognized in financial income during the years ended December 31, 2020, 2019 and 2018, respectively.
NOTE 17 — RELATED PARTY TRANSACTIONS
The Company has an account with a financial institution that is also a shareholder. The amount held in this account is $109 at December 31, 2020 and 2019 and is included in cash and cash equivalents.
In 2015 and 2016, the Company issued loans and executed lines of credit to two Company executives in connection with shareholders’ equity issuances and related tax consequences.
(a)
Only one executive has an outstanding loan as of December 31, 2020. The balance of the loan at December 31, 2020 was $353. The loan is due in 2024. The principal amounts accrue interest at 1.53%, compounded annually. The balance is netted with the respective equity issuances in shareholders’ equity.

(b)
The executives can draw on the lines of credit up to $940. Interest is due upon loan termination and is accrued based on the federal midterm rate during the month the Company provides advances on the line of credit. The amount outstanding at December 31, 2020 and 2019 is $809.

The Company notes that the outstanding loan and line of credit balances were repaid in February 2021.
NOTE 18 — SUBSEQUENT EVENTS
In 2021, as of the date on which these financial statements were available to be issued, the Company granted 2,877,446 options and 794,448 restricted stock units in accordance with the Payoneer Inc. 2017 Stock Incentive Plan where each option issued can be exercised to purchase one share of Common Stock of USD 0.01 par value of the Company.
On February 3, 2021, the Company entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) by and among the Company, FTAC Olympus Acquisition Corporation, a publicly listed special purpose acquisition company (“FTOC”), New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”, and together with the Company, FTOC, New Starship and the Merger Subs, the “Parties”). Defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Reorganization Agreement.
Pursuant to the Reorganization Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing, (i) First Merger Sub will merge with and into FTOC (the “FTOC Merger”), with FTOC surviving as a direct wholly owned subsidiary of New Starship and (ii) immediately thereafter, Second Merger Sub will merge with and into the Company (the “Payoneer Merger” and, together with the FTOC Merger, the “Mergers”) with the Company surviving as a direct wholly owned subsidiary of New Starship (the transactions contemplated by the Reorganization Agreement, the “Reorganization”).
Pursuant to the FTOC Merger, (i) each SPAC Share, other than SPAC Shares that are owned by FTOC, Second Merger Sub or any wholly owned subsidiary of FTOC, will be exchanged for one share of New Starship Common Stock, and (ii) each Public Warrant will become a warrant to purchase New Starship Common Stock on the same terms and conditions.
Pursuant to the Payoneer Merger, (i) each outstanding share of preferred stock of the Company (other than the shares of Series 1 Preferred Stock) (the “Company Preferred Stock”) as of immediately prior to the effective time of the Payoneer Merger (the “Effective Time”) will be converted into Company Common Shares in accordance with the Company’s governing documents and the Reorganization Agreement, (ii) thereafter each Company Common Share will be cancelled in exchange for the right to receive the Per Share Merger Consideration Value (as defined below), (iii) each Company Warrant will become a New

Starship Replacement Warrant to acquire a number of shares of New Starship Common Stock as determined by the Exchange Ratio on substantially the same terms and conditions and (iv) each issued and outstanding share of Series 1 Preferred Stock shall remain as an issued and outstanding share of Series 1 Preferred Stock of Starship Surviving Sub, and shall be unaffected by the Mergers. In addition, the treatment of Cashout Vested Company Options, Company Options that are not Cashout Vested Company Options and Company RSUs, in each case, is as further set forth in the Reorganization Agreement. The Per Share Merger Consideration Value may be paid or delivered in cash or newly issued shares of New Starship Common Stock based on a $10.00 per share price, as determined by the Company, subject to (i) the Company’s maintaining a minimum amount of cash immediately following the Closing (determined as set forth in the Reorganization Agreement) and (ii) the cash portion of the Per Share Merger Consideration Value not exceeding 15% of the total Per Share Merger Consideration Value.
In addition, the Company’s stockholders will, upon the terms and conditions of the Reorganization Agreement, be issued up to an additional 30,000,000 shares of New Starship Common Stock (the “Earn-Out Shares”), (a) 50% of which will be issued if at any time during the first 30 months following the Closing Date, the Closing trading price of the shares of New Starship Common Stock is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period and (b) the remaining 50% of which will be issued if at any time during the first 60 months following the Closing Date, the Closing trading price of the shares of New Starship Common Stock is greater than or equal to $17.00 over any 20 trading days within any 30 trading day period.
“Per Share Merger Consideration Value” means an amount equal to (a) the sum of (i) $3,118,072 plus (ii) the aggregate per share exercise price with respect to all Company Options (whether or not vested or currently exercisable), plus (iii) the aggregate per share exercise price with respect to all Company Warrants, divided by (b) the sum of (i) the number of outstanding Company Common Shares (assuming the conversion of the shares of Company Preferred Stock into Company Common Shares immediately prior to the Effective Time) and (ii) the number of Company Common Shares that, immediately prior to the Effective Time, are issuable upon exercise in full of all Company Options (whether or not vested or currently exercisable) and Company Warrants and the settlement in full of all Company RSUs (whether or not vested).
The cash component to be paid to the Company’s shareholders is expected to be funded by FTOC’s cash in trust (minus any redemptions by the existing public stockholders of FTOC), as well as by a $300,000 private placement raised at $10.00 per share.
NOTE 19 — EVENTS SUBESEQUENT TO ORIGINAL ISSUANCE OF CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
After the issuance of the audited financial statements on March 26, 2021, but prior to the date on which these financial statements were subsequently reissued, the Company granted 37,000 options in accordance with the Payoneer Inc. 2017 Stock Incentive Plan where each option issued can be exercised to purchase one share of Common Stock of USD 0.01 par value of the Company.
As previously disclosed, on February 3, 2021, FTOC, New Starship, First Merger Sub and the Parties, entered into an Agreement and Plan of Reorganization (the “Original Reorganization Agreement”) providing for a business combination involving FTOC and Payoneer. On February 16, 2021, the Parties entered into Amendment No. 1 to the Reorganization Agreement (the “First Amendment” and, the Original Reorganization Agreement, as amended by the First Amendment, the “Reorganization Agreement”). Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement.
On May 10, 2021, the Parties entered into that certain Amendment No. 2 to the Reorganization Agreement (the “Second Amendment”). The Second Amendment amended the Reorganization Agreement to provide, among other things, that the incremental amount of cash paid by the Company Optionholders and holders of Company Warrants to the Company in respect of the exercise price of Company Options and Company Warrants exercised during the period beginning February 3, 2021 until immediately prior to the Closing will be added to the definition of Equity Value such that the Equity Value will be increased by such cash amount. In addition, the Second Amendment amended the Reorganization Agreement to provide that, solely for purposes of calculating the Exchange Ratio, a Company Optionholder’s Cashout Vested Company Options and the Per Share Merger Consideration Value, (x) subsections (b), (c) and (d) of the definition of Equity Value and (y) the number of Outstanding Company Equity Securities shall, in each case, be determined as of a date (the “Determining Date”), which shall be determined by the Company and which shall be no less than 10 Business Days prior to the Closing Date.
In addition, the Second Amendment provides that, for U.S. employees of Payoneer Inc. holding Company Common Shares issued pursuant to the exercise of Company Options prior to the date that is 12-months preceding the Determining Date (each, an “Exercise Holder”), instead of each Company Common Share held by such Exercise Holder being entitled to Per Share Cash Consideration and Per Share Stock Consideration on a pro rata basis, and instead of the Cashout Vested Company Options of such Exercise Holder being entitled to be exchanged for the Cashout Vested Company Option Amount allocable to such Exercise Holder, (i) the aggregate amount of the Per Share Cash Consideration and Cashout Vested Company Option Amount allocable to such Exercise Holder will be deemed exchanged for certain of such Exercise Holder’s Company Common Shares and Vested Company Options in full, (ii) the aggregate amount of the Per Share Stock Consideration (other than the Earn-Out Shares) allocable to such Exercise Holder will be deemed exchanged for certain of such Exercise Holder’s Company Common Shares in full and (iii) the aggregate Converted Options that would otherwise continue to be held by such Exercise Holder as a result of converting the Remaining Vested Company Options will be deemed exchanged for certain of such Exercise Holder’s Vested Company Options in full, in each case pursuant to a methodology described further in the Second Amendment; provided that the percentage to be obtained by dividing the cash portion of the consideration to be paid to such Exercise Holder by the aggregate amount of consideration allocated to such Exercise Holder under the Reorganization Agreement (excluding the Earn-Out Shares) in respect thereof will be equal to the percentage obtained by dividing the Per Share Cash Consideration that would be payable to such holder in respect of one Company Common Share by the Per Share Merger Consideration Value (excluding the Earn-Out Shares) without giving effect to the foregoing allocation provisions (subject to de minimis differences due to rounding and such other adjustments as the Company may, in its discretion, make in order to give effect to the same).
Note that all other material terms of the Reorganization Agreement remain unchanged.

PAYONEER INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
	March 31, 2021	December 31, 2020
Assets:
Current assets:
Cash and cash equivalents	$104,676	$102,988
Restricted cash	26,449	26,394
Customer funds	3,324,684	3,346,722
Accounts receivable, net	4,722	17,843
CA receivables, net	72,032	66,095
Other current assets	18,273	10,417
Total current assets	3,550,836	3,570,459
Non-current assets:
Property, equipment and software, net	11,903	12,694
Goodwill	21,796	22,541
Intangible assets, net	34,506	34,415
Restricted cash	6,196	5,199
Deferred taxes	2,630	3,684
Investment in associated company	6,836	6,858
Severance pay fund	1,837	1,624
ROU assets	17,042	—
Other assets	18,350	12,210
Total assets	$3,671,932	$3,669,684
Liabilities, Redeemable and Redeemable Convertible Preferred Stock and Shareholders’ Equity:
Current liabilities:
Trade payables	$13,215	$17,245
Outstanding operating balances	3,324,684	3,346,722
Current portion of long-term debt	15,000	13,500
Other payables	58,093	63,455
Total current liabilities	3,410,992	3,440,922
Non-current liabilities:
Long-term debt	49,026	26,525
Other long-term liabilities	21,940	12,403
Total liabilities	3,481,958	3,479,850
Commitments and contingencies (Note 10)
Redeemable convertible preferred stock, $0.01 par value, 111,452,020 shares authorized; 111,452,020 shares issued and outstanding; aggregate liquidation preference of $216,574 and $213,484 at March 31, 2021 and December 31, 2020, respectively.	154,800	154,800
Redeemable preferred stock, $0.01 par value, 3,500 shares authorized; 3,500 shares issued and outstanding; aggregate liquidation preference of $37,451 and $36,520 at March 31, 2021 and December 31, 2020.	10,735	10,735
Shareholders’ equity:
Share capital, $0.01 par value, 173,274,443 and 170,274,443 shares authorized; 26,435,097 and 25,855,413 shares issued and outstanding at March 31, 2020 and December 31, 2020 respectively.	264	259
Additional paid-in capital	84,765	79,933
Accumulated other comprehensive income (loss)	2,985	4,174
Accumulated deficit	(63,575)	(60,067)
Total shareholders’ equity	24,439	24,299
Total liabilities redeemable preferred stock, redeemable convertible preferred stock and shareholders’ equity	$3,671,932	$3,669,684
The accompanying notes are an integral part of the condensed consolidated financial statements (Unaudited).

PAYONEER INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
	Three months ended March 31,
	2021	2020
Revenues	$100,606	$81,959
Transaction costs	20,155	24,793
Other operating expenses	26,614	19,852
Research and development expenses	16,653	10,574
Sales and marketing expenses	23,139	17,829
General and administrative expenses	10,517	7,826
Depreciation and amortization	4,677	4,166
Total operating expenses	101,755	85,040
Operating loss	(1,149)	(3,081)
Financial expense, net	622	1,803
Loss before taxes on income	(1,771)	(4,884)
Income tax expense	1,731	2,573
Share in losses of associated company	6	22
Net loss	$(3,508)	$(7,479)
Per share data
Net loss per share attributable to common stockholders – basic and diluted	$(0.31)	$(0.47)
Weighted average common shares outstanding – basic and diluted	29,185,545	22,045,779
The accompanying notes are an integral part of the condensed consolidated financial statements (Unaudited).

PAYONEER INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS
	Three months ended March 31,
	2021	2020
Net loss	$(3,508)	$(7,479)
Other comprehensive loss:
Foreign currency translation adjustments, net of taxes	(1,189)	(58)
Comprehensive loss	$(4,697)	$(7,537)
The accompanying notes are an integral part of the condensed consolidated financial statements (Unaudited).

PAYONEER INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED STOCK, REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA
	Redeemable convertible preferred stock		Redeemable preferred stock		Share capital		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total
	Shares	Amount	Share	Amount	Shares	Amount
Balance At January 1, 2020	111,452,020	$154,800	—	—	19,983,799	$200	$30,615	$143	$(36,321)	$(5,363)
Exercise of options	—	—	—	—	420,416	7	221	—	—	228
Share-based compensation	—	—	—	—	—	—	2,218	—	—	2,218
Acquisition related issuance of common stock	—	—	—	—	2,807,902	28	15,515	—	—	15,543
Other comprehensive income, net of tax	—	—	—	—	—	—	—	(58)	—	(58)
Net income	—	—	—	—	—	—	—	—	(7,479)	(7,479)
Balance At March 31, 2020	111,452,020	$154,800	—	—	23,212,117	$235	$48,569	$85	$(43,800)	$5,089
Balance at January 1, 2021	111,452,020	$154,800	3,500	10,735	25,855,413	$259	79,933	4,174	(60,067)	24,299
Exercise of options	—	—	—	—	579,684	5	464	—	—	469
Share-based compensation	—	—	—	—	—	—	4,368	—	—	4,368
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	(1,189)	—	(1,189)
Net loss	—	—	—	—	—	—	—	—	(3,508)	(3,508)
Balance At March 31, 2021	111,452,020	$154,800	3,500	10,735	26,435,097	$264	84,765	2,985	(63,575)	24,439
The accompanying notes are an integral part of the consolidated financial statements (Unaudited).

PAYONEER INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS
	Three months ended March 31,
	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$(3,508)	$(7,479)
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,677	4,166
Deferred taxes	1,054	1,713
Share-based compensation expenses	4,368	2,218
Share in losses of associated company	6	22
Foreign currency re-measurement	856	(1,440)
Changes in operating assets and liabilities, net of effects of businesses acquired:
Other current assets	(8,215)	1,133
Trade payables	(4,099)	(3,259)
Deferred revenue	(165)	120
Accounts receivables	13,110	2,438
CA extended to customers	(104,357)	(48,227)
CA collected from customers	98,420	75,553
Other payables	(13,320)	(17,735)
Other long-term liabilities	(1,507)	346
ROU assets	2,352	—
Other assets	(6,140)	(654)
Net cash provided by (used in) operating activities	(16,468)	8,915
Cash Flows from Investing Activities
Purchase of property, equipment and software	(797)	(1,574)
Capitalization of internal use software	(3,351)	(2,014)
Change in severance pay fund	(213)	52
Customer funds in transit	(3,673)	3,074
Acquisition, net of cash acquired	—	(15,482)
Net cash used in investing activities	(8,034)	(15,944)
Cash Flows from Financing Activities
Exercise of options	469	228
Outstanding operating balances	(22,040)	32,469
Repayment or proceeds from long-term debt, net	24,001	—
Net cash provided by financing activities	2,430	32,697
Effect of exchange rate changes on cash and cash equivalents	(899)	1,442
Net change in cash, cash equivalents, restricted cash and customer funds	(22,971)	27,110
Cash, cash equivalents, restricted cash and customer funds at beginning of the period	3,413,289	1,796,517
Cash, cash equivalents, restricted cash and customer funds at end of the period	$3,390,318	$1,823,627
The accompanying notes are an integral part of the condensed consolidated financial statements (Unaudited).

PAYONEER INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) — (CONTINUED)
U.S. DOLLARS IN THOUSANDS
The below table reconciles cash, cash equivalents, restricted cash and customer funds as reported in the consolidated balance sheets to the total of the same amounts shown in the consolidated statements of cash flows:
	As of March 31,
	2021	2020
Cash and cash equivalents	$104,676	$120,595
Restricted cash	32,645	11,012
Customer funds	3,252,997	1,692,020
Total cash, cash equivalents, restricted cash and customer funds shown in the consolidated statements of cash flows	$3,390,318	$1,823,627
Supplemental schedule about acquisition
Net fair value of assets acquired and liabilities assumed at the date of acquisition was as follows:
Working capital deficit, net (excluding cash and cash equivalents in the amount of $196)	$(29)
Property, plant and equipment	162
Goodwill	20,449
Identifiable intangible assets	17,805
Non-cash consideration	(22,905)
Total cash paid, net of cash acquired	$15,482
The accompanying notes are an integral part of the consolidated financial statements (Unaudited).

PAYONEER INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS
NOTE 1 — GENERAL OVERVIEW
Payoneer Inc. (together with its subsidiaries, “Payoneer” or the “Company”), incorporated in Delaware, empowers global commerce by connecting businesses, professionals, countries and currencies with its innovative cross-border payments platform. Payoneer enables businesses and professionals around the globe to reach new audiences while reducing the complexity involved in enabling overseas and cross-border trade, by facilitating seamless, cross-border payments. Payoneer offers its customers the flexibility to pay and get paid globally as easily as they do locally. The Company offers a suite of services that includes cross-border payments, physical and virtual Mastercard cards, working capital, risk management and other services. The fully-hosted service includes various payment options with minimal integration required, full back-office functions and customer support offered.
Payoneer is registered as a Money Service Business with the U.S. Treasury’s Financial Crimes Enforcement Network (FinCEN) and licensed as a Money Transmitter under the laws of all U.S. states where such license is necessary as well as in the District of Columbia and Puerto Rico. During 2012, the Company, through Payoneer (EU) Ltd., was granted an e-money license by the Gibraltar Financing Services Commission which enables Payoneer (EU) Ltd. to issue prepaid cards and Payoneer accounts. Payoneer (EU) Ltd. issued prepaid cards and accounts balances and provided collection and global bank transfers services and is in the process of winding down its business. During 2015, the Company, through Payoneer Hong Kong Ltd., was granted a Money Service Operator License in Hong Kong which enables the Company to offer payment solutions from Hong Kong. During 2016, the Company, through Payoneer Japan K.K, was registered as a Funds Transfer Service Provider in Japan. During 2018, the Company, through Payoneer Australia PTY Ltd, was registered as a Financial Services Provider in Australia. During 2019, the Company, through Payoneer Europe Limited, was granted authorization to operate as an Electronic Money Institution from the Central Bank of Ireland and was authorized pursuant to EU passporting rules to provide payment services under its license in all countries in the European Economic Area. Payoneer Europe Ltd. also holds a license with Mastercard to issue cards and as of the end December 31, 2020 was the issuer for the substantial majority of cards issued to Payoneer customers. In January 2021, Payoneer entered into an agreement with one existing card issuing partner in the United States that will enable Payoneer to provide its customers with access to commercial Mastercard credit cards to make online purchases of commercial goods and services. This new commercial credit card provides advantages such as higher acceptance rates.
The Company supports customers that come from more than 190 countries and territories and operates in a rapidly evolving regulatory environment characterized by a heightened regulatory focus on all aspects of the payments industry. Government regulation impacts key aspects of the Company’s business. The Company is subject to regulations that affect the payments industry in the markets in which the Company operates.
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic, which continues to spread throughout the locations where the Company operates and generates its revenue. The COVID-19 pandemic has resulted in government authorities throughout the world implementing significant measures the limit the spread of COVID-19, including shelter-in-place and lockdown orders, travel restrictions, quarantines and business limitations. While the length of disruptions varies by country, and there is uncertainty around the duration and the effect on the Company in the long-term.
The COVID-19 pandemic has resulted in evolving market and economic conditions on a global scale that have impacted and are expected to continue to impact the Company as described here. The current macroeconomic environment as a result of the COVID-19 outbreak has adversely impacted general consumer and merchant spending and this adverse impact has been more pronounced in the travel and in-person entertainment events industries. Furthermore, the Federal Reserve cut interest rates to zero in mid-March 2020, adversely impacting interest income revenues. The global travel slowdown and interest rate cuts, coupled with general uncertainty and wavering business and consumer confidence, began to impact financial results more significantly in March 2020 with a recovery in financial performance in May 2020 with stronger results in business-to-business spending. The spread of COVID-19 has also accelerated the shift from in-store shopping and payment methods (e.g., credit cards, debit cards, cash) towards e-commerce and digital payments. The Company has experienced benefits from the behavioral shifts towards e-commerce and digital payments, including an increase in payments volume in sectors not directly impacted by COVID-19. The Company notes that this benefit may reduce to the extent that consumer preferences revert to pre-COVID-19 behaviors as mitigation measures to limit the spread of COVID-19 are lifted or relaxed, which could result in adverse impacts for the Company’s business, financial condition, and results of operations. Additionally, in response to COVID-19, the Company also took measures to monitor the financial position of the Company such as a temporary company-wide hiring freeze that was subsequently lifted in June 2020, renegotiated contracts and pricing with certain vendors, temporarily reduced sales and marketing activities and prioritized profitability enhancement projects, specifically working capital.
On February 3, 2021, the Company entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) by and among the Company, FTAC Olympus Acquisition Corporation, a publicly listed special purpose acquisition company (“FTOC”), New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”, and together with the Company, FTOC, New Starship and the Merger Subs, the “Parties”). Defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Reorganization Agreement.
Pursuant to the Reorganization Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing, (i) First Merger Sub will merge with and into FTOC (the “FTOC Merger”), with FTOC surviving as a direct wholly owned subsidiary of New Starship and (ii) immediately thereafter, Second Merger Sub will merge with and into the Company (the “Payoneer Merger” and, together with the FTOC Merger, the “Mergers”) with the Company surviving as a direct wholly owned subsidiary of New Starship (the transactions contemplated by the Reorganization Agreement, the “Reorganization”).
On February 16, 2021, the Parties entered into Amendment No. 1 to the Reorganization Agreement (the “First Amendment” and, the Original Reorganization Agreement, as amended by the First Amendment, the “Reorganization Agreement”).
On May 10, 2021, the Parties entered into that certain Amendment No. 2 to the Reorganization Agreement (the “Second Amendment”). The Second Amendment amended the Reorganization Agreement to provide, among other things, that the incremental amount of cash paid by the Company Optionholders and holders of Company Warrants to the Company in respect of the exercise price of Company Options and Company Warrants exercised during the period beginning February 3, 2021 until immediately prior to the Closing will be added to the definition of Equity Value such that the Equity Value will be increased by such cash amount. In addition, the Second Amendment amended the Reorganization Agreement to provide that, solely for purposes of calculating the Exchange Ratio, a Company Optionholder’s Cashout Vested Company Options and the Per Share Merger Consideration Value, (x) subsections (b), (c) and (d) of the definition of Equity Value and (y) the number of Outstanding Company Equity Securities shall, in each case, be determined as of a date (the “Determining Date”), which shall be determined by the Company and which shall be no less than 10 Business Days prior to the Closing Date.
In addition, the Second Amendment provides that, for U.S. employees of Payoneer Inc. holding Company Common Shares issued pursuant to the exercise of Company Options prior to the date that is 12-months preceding the Determining Date (each, an “Exercise Holder”), instead of each Company Common Share held by such Exercise Holder being entitled to Per Share Cash Consideration and Per Share Stock Consideration on a pro rata basis, and instead of the Cashout Vested Company Options of such Exercise Holder being entitled to be exchanged for the Cashout Vested Company Option Amount allocable to such Exercise Holder, (i) the aggregate amount of the Per Share Cash Consideration and Cashout Vested Company Option Amount allocable to such Exercise Holder will be deemed exchanged for certain of such Exercise Holder’s Company Common Shares and Vested Company Options in full, (ii) the aggregate amount of the Per Share Stock Consideration (other than the Earn-Out Shares) allocable to such Exercise Holder will be deemed exchanged for certain of such Exercise Holder’s Company Common Shares in full and (iii) the aggregate Converted Options that would otherwise continue to be held by such Exercise Holder as a result of converting the Remaining Vested Company Options will be deemed exchanged for certain of such Exercise Holder’s Vested Company Options in full, in each case pursuant to a methodology described further in the Second Amendment; provided that the percentage to be obtained by dividing the cash portion of the consideration to be paid to such Exercise Holder by the aggregate amount of consideration allocated to such Exercise Holder under the Reorganization Agreement (excluding the Earn-Out Shares) in respect thereof will be equal to the percentage obtained by dividing the Per Share Cash Consideration that would be payable to such holder in respect of one Company Common Share by the Per Share Merger Consideration Value (excluding the Earn-Out Shares) without giving effect to the foregoing allocation provisions (subject to de minimis differences due to rounding and such other adjustments as the Company may, in its discretion, make in order to give effect to the same).
Note that all other material terms of the Reorganization Agreement remain unchanged.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
a.
Accounting principles:

The consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America (hereafter — U.S. GAAP).
b.
Principles of consolidation and basis of presentation:

The accompanying consolidated financial statements include the accounts of Payoneer Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Investments in entities where we have the ability to exercise significant influence, but not control, over the investee are accounted for using the equity method of accounting. For such investments, our share of the investee’s results of operations is shown within Share in losses of associated companies on our condensed consolidated statements of income and our investment balance as an investment in associated companies on our condensed consolidated balance sheets.
The consolidated interim financial information herein is unaudited; however, such information reflects all adjustments (consisting of normal, recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim period. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year. The year-end condensed balance sheet data was derived from audited financial statements for the year ended December 31, 2020 but does not include all disclosures required by accounting principles generally accepted in the United States of America. These unaudited financial statements should be read in conjunction with the audited financial statements, and related notes thereto.
c.
Use of estimates in the preparation of financial statements:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include, but are not limited to, share-based compensation, revenue recognition, valuation allowance on deferred taxes, contingencies, transaction loss provision and allowance for doubtful accounts on capital advances.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)
d.
Capital Advance (CA) receivable, net:

The Company enters into transactions with pre-qualified sellers in which the Company purchases a designated amount of future receivables for an upfront cash purchase price. For further details around CA and associated accounting policies, refer to the Company’s 2020 annual financial statements.

During the three months ended March 31, 2021 and 2020, the Company has purchased and collected the following principal amounts associated with CAs:
CA receivable, gross, December 31, 2020	$67,682
CA extended to customers	104,381
Revenue earned in the period but not collected	901
Revenue collected in the period but not earned	(782)
CA collected from customers	(97,638)
Exchange rate adjustments	(627)
Charge-offs, net of recoveries	(292)
CA receivable, gross, March 31, 2021	$73,625
Allowance for CA losses, March 31, 2021	(1,593)
CA receivable, net, March 31, 2021	$72,032
CA receivable, gross, December 31, 2019	$60,636
CA extended to customers	48,513
Revenue earned in the period but not collected	587
Revenue collected in the period but not earned	(656)
CA collected from customers	(74,897)
Exchange rate adjustments	(445)
Charge-offs, net of recoveries	(248)
CA receivable, gross, March 31, 2020	$33,490
Allowance for CA losses, March 31, 2020	(1,080)
CA receivable, net, March 31, 2020	$32,410
The outstanding gross balance at March 31, 2021 consists of the following current and overdue amounts:
Total	Current	1−30 days overdue	30−60 overdue	60−90 overdue	Above 90 overdue
73,625	72,024	404	113	204	880
The outstanding gross balance at December 31, 2020 consists of the following current and overdue amounts:
Total	Current	1−30 days overdue	30−60 overdue	60−90 overdue	Above 90 overdue
67,682	66,018	263	129	218	1,054
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)
The following are current and overdue balances from above that are segregated into the timing of expected collections at March 31, 2021:
Total	Overdue	Due in less than 30 days	Due in 30−60 days	Due in 60−90 days	Due in more than 90 days
73,625	1,601	15,202	23,963	28,957	3,902
The following are current and overdue balances from above that are segregated into the timing of expected collections at December 31, 2020:
Total	Overdue	Due in less than 30 days	Due in 30−60 days	Due in 60−90 days	Due in more than 90 days
67,682	1,664	10,143	19,726	34,979	1,170

The Company has developed a risk-based methodology that is used to estimate future losses based on historcal loss experience as well as the qualitative judgment when historical loss data is not available. For product offerings with sufficient historical loss experience, the Company develops loss estimates based on receivable balance attributes such as account payment status and percentage of collections per day, and length of time from advance to collection. Based on these attributes, a historical loss rate is applied to calculate the allowance for CA losses. For product offerings that do not have significant historical loss data to develop a historical loss percentage, the Company estimates losses by evaluating portfolio factors such as average balance outstanding by customer as well as creating specific identification provisions for known collection risks.
As of March 31, 2021, the Company has applied a range of loss rates to the portfolio of 0.75% to 3.81% for the allowance for CA losses. The Company applied a range of loss rates between 1.5% and 4.19% as of March 31, 2020.
Below is a rollforward for the allowance for CA losses (“ALCAL”) for the three months ended March 31, 2021 and 2020:
ALCAL balance, December 31, 2020	$1,587
Provision for ALCAL	1,595
Recoveries for ALCAL	(1,268)
CA receivables charged off	(321)
ALCAL balance, March 31, 2021	$1,593
ALCAL balance, December 31, 2019	$900
Provision for ALCAL	2,566
Recoveries for ALCAL	(2,100)
CA receivables charged off	(286)
ALCAL balance, March 31, 2020	$1,080

e.
Revenue recognition:

Disaggregation of Revenue
We determine operating segments based on how our Chief Operating Decision Maker (“CODM”) manages the business, makes operating decisions around the allocation of resources, and evaluates operating performance. Our CODM is our Chief Executive Officer, who reviews our operating results on a consolidated basis. We operate in one segment and have one reportable segment. Based on the information provided to and reviewed by our CODM, we believe that the nature, amount, timing, and uncertainty of our revenue and cash flows and how they are affected by economic factors are most appropriately depicted through our primary geographical markets.
The following table presents our revenue disaggregated by primary geographical market where revenues are attributable to the country in which the billing address of the customer is located.
	Three months ended March 31,
	2021	2020
Primary geographical markets
Greater China(1)	$39,614	$25,952
United States	8,053	15,934
All other countries(2)	52,939	40,073
Total revenues	$100,606	$81,959

(1)
Greater China is inclusive of mainland China, Hong Kong and Taiwan

(2)
No single country included in the other countries category generated more than 10% of total revenue

The Company had one customer that contributed 2% and 12% of total revenue for the three months ended 2021 and 2020, respectively.
The following table presents revenue recognized from contracts with customers as well as revenue from other sources, consisting primarily of interest income:
	Three months ended March 31,
	2021	2020
Revenue recognized at a point in time	$97,343	$76,648
Revenue recognized over time	2,734	1,856
Revenue from contracts with customers	100,077	78,504
Revenue from other sources	529	3,455
Total revenues	$100,606	$81,959
Customer acquisition costs
The Company recognizes an asset for incremental costs to obtain a contract such as sales commissions and other customer incentives. The asset is amortized on a systematic basis over the expected customer relationship period, which is estimated to be 1.75 years and is consistent with the pattern of recognition of the associated revenue.
The Company periodically reviews these deferred customer acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit. There were no impairment losses recorded during the periods presented. The following table represents a rollforward of deferred customer acquisition costs:
Opening balance as of January 1, 2021	$8,976
Additions to deferred customer acquisition costs	2,628
Amortization of deferred customer acquisition costs	(2,089)
Ending balance as of March 31, 2021	$9,515

f.
Leases:

The Company determines whether an arrangement is a lease for accounting purposes at contract inception. Operating leases are recorded as right-of-use (“ROU”) assets, which are included in right-of-use assets, and lease liabilities, which are included in other payable and other long-term liabilities on the consolidated balance sheets, respectively. As of March 31, 2021, the Company did not have any finance leases.
ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Our leases do not provide an implicit rate; we use an incremental borrowing rate for specific terms on a collateralized basis based on the information available on either the ASC 842 transition date or commencement date in determining the present value of lease payments.
The ROU asset calculation includes lease payments to be made and excludes lease incentives. The ROU asset and lease liability may include amounts attributed to options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for operating leases is recognized on a straight-line basis over the lease term. In certain instances the Company may have lease agreements with lease and non-lease components. In these instances the Company has elected to apply the practical expedient and account for the lease and non-lease components as a single lease component for all leases. In addition, the Company has elected the practical expedients related to lease classification, hindsight, and land easement. The Company applies a single portfolio approach to account for the ROU assets and lease liabilities.
g.
Recently issued accounting pronouncements:

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates referenced below reflects this election.
Financial Accounting Standards Board (“FASB”) standards adopted during 2021
In 2016, the FASB issued new accounting guidance related to accounting for leases, which will require lessees to recognize lease assets and lease liabilities on the balance sheet for the rights and obligations created by all leases with terms greater than 12 months. As we are not a lessor, other changes in the guidance applicable to lessors do not apply. Additionally, in 2018, the FASB issued codification and targeted improvements to this guidance effective for fiscal years and interim periods within those years beginning after December 15, 2021, with early adoption permitted. The Company has early adopted the new guidance on January 1, 2021, using a modified retrospective basis and applied the optional practical expedients related to the transition. The adoption resulted in an increase of approximately $19,280 for the right of use lease assets and $19,566 for lease liabilities associated with our operating leases upon adoption of which $8,636 was classified as short-term within Other payables and $10,930 was classified as long-term within Other long-term liabilities. In addition, the Company elected to apply the practical expedients related to reassessment of existing leases, utilization of hindsight in the determination of lease term and impairment of right-of-use assets, and did not to recognize right-of-use assets and lease liabilities arising from short-term leases.
In 2017, the FASB issued new guidance intended to better align the results of hedge accounting with an entity’s risk management activities. This guidance updates the designation and measurement guidance for qualifying hedging relationships by expanding hedge accounting for both nonfinancial and financial risk components and by refining the measurement of hedge results to better reflect an entity’s hedging strategies. The amendments will also align the recognition and presentation of the effects of the hedge results in the financial statements to increase the understandability of the results of an entity’s intended hedging strategies. Additionally, the guidance includes certain targeted improvements to ease the operational burden of applying hedge accounting. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted the new guidance on January 1, 2021 and determined that the adoption of the new guidance did not have a material impact on its consolidated financial statements.
In 2018, the FASB issued new accounting guidance intended to align the requirements for capitalization of implementation costs incurred in a cloud computing arrangement that is a service contract with the existing guidance for internal-use software. Capitalized implementation costs should be amortized over the term of the hosting arrangement and recorded in the same financial statement line items as amounts for the hosting arrangement. The new guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. The guidance provides flexibility in adoption, allowing for either retrospective adjustment or prospective adjustment for all implementation costs incurred after the date of adoption. The Company adopted the new guidance on January 1, 2021 under the prospective adjustment for implementation costs and determined that the adoption of the new guidance did not have a material impact on its consolidated financial statements.
FASB Standards issued, but not adopted as of March 31, 2021
In 2016, the FASB issued new guidance on the measurement of credit losses on financial instruments. Credit losses on loans, trade and other receivables, held-to-maturity debt securities and other instruments will reflect the Company’s current estimate of the expected credit losses (“CECL”). CECL requires loss estimates for the remaining estimated life of the financial instrument using historical experience, current conditions, and reasonable and supportable forecasts. Generally the Company expects that CECL will result in the earlier recognition of allowances for losses compared to the current approach of estimating probable incurred losses. The guidance is effective for the Company at the beginning of 2023. The Company is currently evaluating the impact this guidance will have on the Company’s financial statements.
In 2020, the FASB issued amended guidance that provides transition relief for the accounting impact of reference rate reform. For a limited duration, this guidance provides optional expedients and exceptions for applying GAAP to certain contract modifications, hedging relationships, and other transactions that will be impacted by a reference rate expected to be discontinued due to reference rate reform. The amended guidance is effective through December 31, 2022. The Company does not expect reference rate reform to have a material impact on the Company’s financial statements.
In 2020, the FASB issued guidance simplifying the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. In addition to other changes, this standard amends ASC 470-20, “Debt with Conversion and Other Options,” by removing the accounting models for instruments with beneficial conversion features and cash conversion features. The standard also amends ASC 260, “Earnings Per Share” addressing the impacts of these instruments. The guidance is effective for the fiscal year beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact this guidance will have on the Company’s financial statements.
h.
Subsequent events:

The Company has evaluated subsequent events through May 12, 2021, the date on which the unaudited consolidated financial statements were available to be issued.
NOTE 3 — BUSINESS COMBINATION
On February 4, 2020, the Company entered into a Share Purchase Agreement with Optile GmbH (“Optile”), a payment orchestration platform, to purchase 100 percent of the outstanding common shares of Optile, for a total purchase consideration of $38,583 of cash, Common Stock, deferred consideration and contingent consideration. The contingent consideration is $8,500, out of which $3,750 payable in cash and $4,750 in the Company’s common stock. The Common Stock consisted of 3,104,866 shares of which 296,964 was considered to be deferred consideration with 148,482 of this deferred balance contingent on certain performance obligations. The acquisition of Optile enables the Company to provide an end to end payment solution for its customers, which integrates into a single payment experience with different products offered by itself and third parties.
The fair value of the 3,104,866 Common Stock is $15,543 and was determined based on the fair market value of the Company’s Common Stock utilizing a combination of discounted cash flow and option pricing method methodologies. Key inputs and assumptions used (which are Level 3 inputs and assumptions) were forecasted future financial performance, discount rate, cost of equity and terminal growth rate. The implied common stock price was estimated based on the difference in the rights and preference between the preferred and common stock.
The following table summarizes the consideration paid for Optile and the amounts of the assets acquired and liabilities assumed recognized at the closing date:
At February 4, 2020
Consideration
Cash consideration	$15,678
Fair value of Earn-Out amount	4,044
Deferred consideration	2,925
Acquirer stock consideration	15,543
Other noncash consideration	393
Fair value of total consideration transferred:	$38,583

At February 4, 2020
Recognized amounts of identifiable assets acquired, and liabilities assumed:
Working capital (including cash and cash equivalents in the amount of $196)	167
Property, plant, and equipment	162
Identifiable intangible assets	17,805
Total identifiable net assets	18,134
Goodwill	20,449
Total identifiable net assets and goodwill	$38,583

Intangible assets are predominantly related to developed technology and are amortized over 6 years. Goodwill is attributable to the acquired workforce as well as expected synergies to arise from the acquisition. The Company does not expect the goodwill to be deductible for tax purposes.
The fair value of the contingent consideration arrangement of $4,044 was estimated by using the Black-Scholes model for each earn out period. Key inputs and assumptions used in this were revenue milestones, expected term, volatility, the risk free rate, and dividend yield. These inputs are Level 3 assumptions that are updated each reporting period as the earn-out is recorded at fair value on a recurring basis.
NOTE 4 — OTHER CURRENT ASSETS
Composition of other current assets, grouped by major classifications, is as follows:
	March 31, 2021	December 31, 2020
Prepaid income taxes	$1,023	$2,094
Prepaid expenses	8,494	5,980
Third party incentive receivables	7,239	—
Other	1,517	2,343
	$18,273	$10,417
NOTE 5 — PROPERTY, EQUIPMENT AND SOFTWARE, NET
Composition of property, equipment and software, grouped by major classifications, is as follows:
	March 31, 2021	December 31, 2020
Leasehold improvements	$7,965	$8,157
Furniture and office equipment	3,584	3,579
Computers, software and peripheral equipment	28,451	27,322
Property, equipment and software	40,000	39,058
Accumulated depreciation	(28,097)	(26,364)
Property, equipment and software, net	$11,903	$12,694
Depreciation expense for the three months ended March 31, 2021 and 2020 were $1,759 and $1,598, respectively.
NOTE 6 — GOODWILL AND INTANGIBLE ASSETS, NET
Goodwill
The following table presents goodwill balances and adjustments to those balances during the three months ended March 31, 2021:

	December 31, 2020	Goodwill Acquired	Translation Adjustments	March 31, 2021
Total goodwill	22,541	—	(745)	21,796
Intangible assets, net
Composition of intangible assets, grouped by major classifications, is as follows:
	March 31, 2021	December 31, 2020
Internal use software	$43,917	$40,663
Developed technology	15,741	16,178
Intangible assets	59,658	56,841
Accumulated amortization	(25,152)	(22,426)
	$34,506	$34,415
Amortization expense for the three months ended March 31, 2021 and 2020 were $2,804 and $1,953 respectively. In March 2021 and 2020 the Company recognized impairment of internal use software in the amount of $114 and $615 respectively due to the abandonment of specific projects.
NOTE 7 — INVESTMENT IN ASSOCIATED COMPANY
In July 2019, the Company through Payoneer Research and Development Ltd. entered into an agreement for the establishment of a Joint Venture company in the People’s Republic of China (“PRC”). The objective of the Joint Venture is to apply for a local payment service provider license in accordance with PRC laws. The Company’s share in the Joint Venture is 46%. Initial funds in the amount of $6,501 were contributed. The investment in the Joint Venture is presented as investment in associated companies in the Company’s consolidated balance sheet as the Company does not have control over the Joint Venture. The Company’s share in losses of the associated company for the three months ended March 31, 2021 and 2020 were $6 and $22, respectively.
NOTE 8 — LEASES
The Company enters into office facility and employee vehicle lease agreement. Many leases include one or more renewal or termination options. These options are not included in our determination of the lease term at commencement unless it is reasonably certain the Company will exercise the option. When we reach a decision to exercise a lease renewal or termination option, we recognize the associated impact to the ROU asset and lease liability.
The Company’s lease expense for the three months ended March 31, 2021 and 2020 was $2,418 and $2,316, respectively. The operating cash flows associated with operating leases for the three months ended March 31, 2021 was $2,352. The ROU assets obtained in exchange for new operating lease liabilities during the three months ended March 31, 2021 was $114.
Additional balance sheet information related to leases was as follows:
March 31, 2021
Operating lease right-of-use asset	$17,042
Operating leases within other payables	8,637
Operating leases within other long-term liabilities	8,440
Total operating leases	$17,077
Weighted average lease term – operating leases	2.23 years
Weighted average discount rate – operating leases	1.12%

Operating lease amounts include minimum lease payments under our non-cancelable operating leases primarily for office facilities and employee vehicles. The amounts presented are consistent with contractual terms and are not expected to differ significantly from actual results under our existing leases.
The Company leases its facilities under various operating lease agreements, which expire on various dates. The minimum lease commitments due as of the year ended under non-cancelable operating leases are as follows:
As of March 31, 2021
Remaining in 2021	$6,597
2022	7,540
2023	2,339
2024	707
2025 – thereafter	87
Total	$17,270
Less present value discount	193
17,077
As of December 31, 2020
2021	10,160
2022	8,208
2023	2,678
2024	858
2025 – thereafter	108
$22,012
NOTE 9 — DEBT
On November 9, 2020, the Company entered into a revised Loan and Security Agreement (the “Revised Agreement”), which modified the original Agreement that was entered into on November 1, 2019. The Revised Agreement increased the amount that the Company can request as advances under a revolving line of credit to an aggregate principal amount to $85,000 from $60,000 with a maturity date of May 1, 2023. Each advance is subject to interest on the principal amount at a floating rate equal to the greater of 0.3% below the Prime Rate and 3.7%. The Revised Agreement also included that a $15,000 term loan advance would be granted to the Company upon execution of the Revised Agreement, which, after repayment, may not be reborrowed.
The balance outstanding related to the Revised agreement as of March 31, 2021 was $64,026 with $15,000 of the $64,026 maturing within the next 12 months and as of December 31, 2020 the outstanding balance was $40,025 with $13,500 of the $40,025 maturing in the next 12 months. As of March 31, 2021, and December 31, 2020, the fair value of the debt approximates the book value due to the short time span between initiation and balance sheet date with the outstanding balance classified as Level 3 in the fair value leveling hierarchy as the inputs into the valuation are not observable.
The Revised Agreement is subject to certain reporting and financial covenants of which the Company was in compliance of as of March 31, 2021 and December 31, 2020.
NOTE 10 — OTHER PAYABLES
Composition of other payables, grouped by major classifications, is as follows:
	March 31, 2021	December 31, 2020
Accrued expenses	$11,244	$19,464

	March 31, 2021	December 31, 2020
Commissions payable	8,416	8,326
Employee related compensation	28,693	33,249
Lease liability	8,636	—
Other	1,104	2,416
	$58,093	$63,455

NOTE 11 — COMMITMENTS AND CONTINGENCIES
The Company’s business is subject to various laws and regulations in the United States and other countries from where the Company operates. Any regulatory action, tax or legal challenge against the Company for noncompliance with any regulatory or legal requirement could result in significant fines, penalties, or other enforcement actions, increased costs of doing business through adverse judgment or settlement, reputational harm, the diversion of significant amounts of management time and operational resources, and could require changes in compliance requirements or limits on the Company’s ability to expand its product offerings, or otherwise harm or have a material adverse effect on the Company’s business.
In February 2016, the Company submitted a disclosure to the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) about certain payments to the Crimea region of Ukraine and other OFAC target countries, which has since been under OFAC’s review. OFAC has recently provided the Company with an informal settlement offer and we submitted additional information to OFAC for the purpose of settlement discussions, which will likely result in a monetary settlement in an immaterial amount.
On June 25, 2020, the German holding company of one of the Company’s card issuers in the United Kingdom (“UK Issuer”) and processing bank in Germany (“German Bank”) filed for insolvency protection after accusations of a significant fraud event. The Company has a relationship with the German Bank for several services, as well as with the UK Issuer an e-money institution regulated by the Financial Conduct Authority (FCA) in the United Kingdom which serves as issuer of most of the prepaid Mastercard cards utilized by Company’s customers.
On July 3, 2020, the Company signed a security agreement with Mastercard, transferred and designated $50,000 as collateral to be utilized by Mastercard if the UK Issuer is in default on its payment obligations to settle with Mastercard. On July 15, 2020, by agreement with Mastercard, the Company reduced the collateral to $35,000. The likelihood of a Company payment associated with the collateral is assessed as remote. However, the maximum amount of exposure is $35,000. On August 20, 2020, the Company amended the security agreement with Mastercard and signed a portfolio transfer agreement with the UK Issuer. The amendment reduced the collateral to $24,000 and the portfolio transfer agreement set the terms for the termination of the card sponsorship agreement with the UK Issuer when the card portfolio is transferred to the Company’s licensed subsidiary in Ireland. On September 2, 2020, the card portfolio was migrated and the $24,000 was allocated as collateral for the migrated activity with the Company’s subsidiary.
On September 9, 2020, the Company entered into an agreement with the UK Issuer, along with all other program managers of the UK Issuer, to participate in a solvent winddown of the UK Issuer in order to collect all remaining amounts owed from the UK Issuer. The Company is currently evaluating its position and relationship with the German Bank and has reduced its financial exposure for much of its services by utilizing similar services of another bank.
The Company received communications noting the termination of its remaining business with the German Bank. Following discussions between Payoneer Europe and the German Bank it was agreed that certain account activities would be terminated in December 2020 and January 2021 and the remainder of the virtual collection accounts under Payoneer Europe’s accounts with the German Bank would cease to be active at the end of May 2021. In a further communication, the German Bank noted potential breaches of contractual obligations that could give rise to earlier termination of these accounts and/or contractual monetary penalties. The Company has since signed a termination agreement that included a waiver of these alleged breaches.

From time to time, the Company is involved in other disputes or regulatory inquiries that arise in the ordinary course of business. These may include suits by our customers (individually or as class actions) alleging, among other things, acting unfairly and/or not in conformity regarding pricing, rules or agreements, improper disclosure of our prices, rules, or policies or that our practices, prices, rules, policies, or customer agreements violate applicable law.
In addition to these types of disputes and regulatory inquiries, the operations of the Company are also subject to regulatory and/or legal review and/or challenges that tend to reflect the increasing global regulatory focus to which the industry in which the Company operates is subject and, when taken as a whole with other regulatory and legislative action, such actions could result in the imposition of costly new compliance burdens on the Company and may lead to increased costs and decreased transaction volume and revenue.
Any claims or regulatory actions against the Company, whether meritorious or not, could be time consuming, result in costly litigation, settlement payments, damage awards (including statutory damages for certain causes of action in certain jurisdictions), fines, penalties, injunctive relief, or increased costs of doing business through adverse judgment or settlement, require the Company to change our business practices, require significant amounts of management time, result in the diversion of operational resources, or otherwise harm the business.
NOTE 12 — PREFERRED STOCK AND STOCK-BASED COMPENSATION
The Company is authorized to issue the following classes of stock: Common Stock, Redeemable Convertible Preferred Stock and Redeemable Preferred Stock. The deemed liquidation preference provisions of the Redeemable Convertible Preferred Stock and the Redeemable Preferred Stock are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, these balances have been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets. The following tables present the Company’s authorized and outstanding Redeemable Convertible Preferred Stock and Redeemable Preferred Stock as of March 31, 2021 and December 31, 2020:
Redeemable Convertible Preferred Stock:
	March 31, 2021
	Shares Authorized	Shares Issued and Paid	Carrying Value, Net of issuance costs	Liquidation Preference
Series A Preferred Stock of $0.01 par value	16,078,344	16,078,344	$385	$4,700
Series A-1 Preferred Stock of $0.01 par value	4,297,440	4,297,440	638	1,497
Series B Preferred Stock of $0.01 par value	15,253,512	15,253,512	4,497	10,074
Series B-1 Preferred Stock of $0.01 par value	2,087,880	2,087,880	492	1,132
Series C Preferred Stock of $0.01 par value	29,537,800	29,537,800	25,147	23,452
Series C-1 Preferred Stock of $0.01 par value	3,000,000	3,000,000	—	1,964
Series C-2 Preferred Stock of $0.01 par value	8,695,368	8,695,368	5,054	11,883
Series D Preferred Stock of $0.01 par value	18,605,940	18,605,940	30,739	46,914
Series E Preferred Stock of $0.01 par value	11,066,882	11,066,882	67,858	90,282
Series E-1 Preferred Stock of $0.01 par value	2,828,854	2,828,854	19,990	24,676
Total	111,452,020	111,452,020	$154,800	$216,574
	December 31, 2020
	Shares Authorized	Shares Issued and Paid	Carrying Value, Net of issuance costs	Liquidation Preference
Series A Preferred Stock of $0.01 par value	16,078,344	16,078,344	$385	$4,633
Series A-1 Preferred Stock of $0.01 par value	4,297,440	4,297,440	638	1,476
Series B Preferred Stock of $0.01 par value	15,253,512	15,253,512	4,497	9,930

	December 31, 2020
	Shares Authorized	Shares Issued and Paid	Carrying Value, Net of issuance costs	Liquidation Preference
Series B-1 Preferred Stock of $0.01 par value	2,087,880	2,087,880	492	1,115
Series C Preferred Stock of $0.01 par value	29,537,800	29,537,800	25,147	23,117
Series C-1 Preferred Stock of $0.01 par value	3,000,000	3,000,000	—	1,936
Series C-2 Preferred Stock of $0.01 par value	8,695,368	8,695,368	5,054	11,713
Series D Preferred Stock of $0.01 par value	18,605,940	18,605,940	30,739	46,245
Series E Preferred Stock of $0.01 par value	11,066,882	11,066,882	67,858	88,995
Series E-1 Preferred Stock of $0.01 par value	2,828,854	2,828,854	19,990	24,324
Total	111,452,020	111,452,020	$154,800	$213,484

Redeemable Preferred Stock:
	March 31, 2021
	Shares Authorized	Shares Issued and Paid	Carrying Value	Liquidation Preference
Series 1 Preferred Stock of $0.01 par value	3,500	3,500	$10,735	$37,451
	December 31, 2020
	Shares Authorized	Shares Issued and Paid	Carrying Value	Liquidation Preference
Series 1 Preferred Stock of $0.01 par value	3,500	3,500	$10,735	$36,520
Stock Options and RSUs
As of March 31, 2021, 27,316,071 options to purchase shares of common stock and 1,709,578 restricted stock units (“RSUs”) were outstanding. 2,877,446 options and 794,448 RSUs were granted in the three months ended March 31, 2021.
The following table summarizes the options to purchase shares of common stock activity under our equity incentive plans for the three months ended March 31, 2021:
Options
Outstanding at December 31, 2020	25,241,896
Granted	2,877,446
Exercised	(672,562)
Expired	—
Forfeited	(130,709)
Outstanding at March 31, 2021	27,316,071
The weighted average exercise price of the options granted during the three months ended March 31, 2021 was $2.70 per share.
The following table summarizes the RSUs activity under the 2017 Plan as of March 31, 2021:
Units
Outstanding December 31, 2020	915,730
Awarded	794,448
Vested	—
Forfeited	(600)
Outstanding March 31, 2021	1,709,578

In the three months ended March 31, 2021, the Company granted options and RSUs that vest over a three and half or four-year period from the grant date. In addition, 699,448 of the RSUs granted in the three months ended March 31, 2021 are subject to continued service and liquidity-based conditions. The liquidity-based conditions include an initial public offering, merger, sale or partial liquidation event as defined in the Company’s incentive plan and RSU agreement.
Stock-based compensation expense
The Company records stock-based compensation expense for our equity incentive plans in accordance with the provisions of the authoritative accounting guidance, which requires the measurement and recognition of compensation expense based on estimated fair values.
The impact on our results of operations of recording stock-based compensation expense under the Company’s equity incentive plans were as follows:
	Three months ended March 31
	2021	2020
Other operating expenses	$1,199	$646
Research and development expenses	899	338
Sales and marketing expenses	1,040	422
General and administrative expenses	1,159	772
Total stock-based compensation	$4,297	$2,178
NOTE 13 — TRANSACTION COSTS
Composition of transaction costs, grouped by major classifications, is as follows:
	Three Months Ended March 31,
	2021	2020
Network fees	$(718)	$4,126
Bank and processor fees	17,554	18,207
Card costs	394	793
Capital advance costs	587	655
Chargebacks and operational losses	1,164	645
Other	1,174	367
	$20,155	$24,793
NOTE 14 — INCOME TAXES
The Company had an effective tax rate of 98% for the three months ended March 31, 2021 compared to effective tax rate of 50% for the three months ended March 31, 2020. The difference between the Company’s effective tax rate and the U.S. federal statutory rate was primarily the result of foreign income taxed at different rates.
NOTE 15 — NET LOSS PER SHARE
The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its convertible preferred shares to be participating securities as the holders of the convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.
The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.
Basic and diluted net loss per share attributable to common stockholders was calculated as follows:
	Three months ended March 31
	2021	2020
	(In thousands, except share and per share data)
Numerator:
Net income (loss)	$(3,508)	$(7,479)
Less dividends attributable to redeemable and redeemable convertible preferred stock	5,541	2,947
Net loss attributable to common stockholders	$(9,049)	$(10,426)
Denominator:
Weighted average common shares outstanding – basic and diluted	29,185,545	22,045,779
Net loss per share attributable to common stockholders – basic and diluted	$(0.31)	$(0.47)
The Company’s potentially dilutive securities, which include stock options, preferred stock, warrants and deferred consideration have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on weighted average amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:
	Three months ended March 31,
	2021	2020
Options to purchase common stock	16,543,679	8,545,131
Redeemable convertible preferred stock (as converted to common stock)	111,452,020	111,452,020
Warrants	722,212	197,305
	128,717,911	120,194,456
NOTE 16 — RELATED PARTY TRANSACTIONS
In 2015 and 2016, the Company issued loans and executed lines of credit to two Company executives in connection with shareholders’ equity issuances and related tax consequences.
(a)
The Company notes that the outstanding loan was repaid in February 2021 and therefore the balance as of March 31, 2021 was $0. The balance of the loan at December 31, 2020 was $353.

(b)
The Company notes that the line of credit balances was repaid in February 2021 and therefore the balance as of March 31, 2021 was $0. The amount outstanding at December 31, 2020 was $809.

NOTE 17 — SUBSEQUENT EVENTS
After the period end of March 31, 2021, but prior to the date on which these financial statements were available to be issued, the Company granted 37,000 options in accordance with the Payoneer Inc. 2017 Stock Incentive Plan where each option issued can be exercised to purchase one share of Common Stock of USD 0.01 par value of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
FTAC Olympus Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of FTAC Olympus Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from June 2, 2020 (inception) through December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 2, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
May 7, 2021

FTAC OLYMPUS ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020
(As Restated)
ASSETS
Current assets
Cash	$5,102,368
Prepaid expenses	385,584
Total Current Assets	5,487,952
Marketable securities held in Trust Account	754,769,167
TOTAL ASSETS	$760,257,119
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$120,022
Total Current Liabilities	120,022
Warrant liabilities	49,174,771
Deferred underwriting fee payable	30,284,626
Total Liabilities	79,579,419
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 67,567,770 shares at $10.00 per share	675,677,699
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 10,076,606 shares issued and outstanding (excluding 67,567,770 shares subject to possible redemption)	1,008
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 19,411,094 shares issued and outstanding	1,941
Additional paid-in capital	14,150,592
Accumulated deficit	(9,153,540)
Total Shareholders’ Equity	5,000,001
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$760,257,119

FTAC OLYMPUS ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
Formation and operating costs	$684,843
Loss from operations	(684,843)
Other income (expense):
Interest earned on marketable securities held in Trust Account	25,407
Change in fair value of warrant liabilities	(5,952,736)
Offering costs associated with warrants recorded as liabilities	(2,541,368)
Net Loss	$(9,153,540)
Weighted average shares outstanding of Class A redeemable ordinary shares	75,376,489
Basic and diluted net income per share, Class A redeemable	$(0.00)
Weighted average shares outstanding of Class A and Class B non-redeemable ordinary shares	20,766,410
Basic and diluted net loss per share, Class A and Class B non-redeemable	$(0.44)

FTAC OLYMPUS ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM JUNE 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – June 2, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	22,105,000	2,211	22,789	—	25,000
Sale of 75,474,376 Units, net of underwriting discounts, offering costs and warrant liabilities	75,474,376	7,547	—	—	669,306,659	—	669,314,206
Sale of 2,170,000 Placement Units, net of warrant liabilities	2,170,000	217	—	—	20,491,817	—	20,492,034
Forfeiture of Founder Shares	—	—	(2,693,906)	(270)	270	—	—
Class A shares subject to possible redemption	(67,567,770)	(6,756)	—	—	(675,670,943)	—	(675,677,699)
Net income	—	—	—	—	—	(9,153,540)	(9,153,540)
Balance – December 31, 2020	10,076,606	$1,008	19,411,094	$1,941	$14,150,592	$(9,153,540)	$5,000,001
The accompanying notes are an integral part of these financial statements.

FTAC OLYMPUS ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JUNE 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
Cash Flows from Operating Activities:
Net loss	$(9,153,540)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(25,407)
Change in fair value of warrant liabilities	5,952,736
Transaction costs allocable to warrant liabilities	2,541,368
Formation costs paid by Sponsor through promissory note	5,000
Changes in operating assets and liabilities:
Prepaid expenses	(385,584)
Accrued expenses	120,022
Net cash used in operating activities	(945,405)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(754,743,760)
Net cash used in investing activities	(754,743,760)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to the Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	739,743,760
Proceeds from sale of Placement Units	21,700,000
Proceeds from promissory note – related party	300,000
Repayment of promissory note – related party	(305,000)
Payments of offering costs	(672,227)
Net cash provided by financing activities	760,791,533
Net Change in Cash	5,102,368
Cash – Beginning	—
Cash – Ending	$5,102,368
Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$682,284,855
Change in value of Class A ordinary shares subject to possible redemption	$(6,607,156)
Deferred underwriting fee payable	$30,284,626
Initial classification of warrant liabilities	$49,174,771
The accompanying notes are an integral part of these financial statements.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
FTAC Olympus Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 2, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from June 2, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination, and activities in connection with the proposed reorganization agreement with Payoneer Inc., a Delaware corporation (“Payoneer”) (see Note 11) . The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on August 25, 2020. On August 28, 2020, the Company consummated the Initial Public Offering of 75,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $750,000,000 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 2,170,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to FTAC Olympus Sponsor, LLC, generating gross proceeds of $21,700,000, which is described in Note 5. The managers of FTAC Olympus Sponsor, LLC are Betsy Z. Cohen and Ryan M. Gilbert.
On September 23, 2020, the underwriters partially exercised their over-allotment option, resulting in the sale of an additional 474,376 Units for total gross proceeds of $4,743,760.
Transaction costs amounted to $45,956,853, consisting of $15,000,000 of underwriting fees, $30,284,626 of deferred underwriting fees and $672,227 of other offering costs.
Following the Initial Public Offering, the exercise of the over-allotment option and the sale of the Placement Units, a total of $754,743,760 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete a Business Combination by August 28, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity and (iii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations, if the Company is unable to complete an initial Business Combination within the Combination Period or upon any earlier liquidation of the Company.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the representatives on behalf of the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, FTAC Olympus Sponsor, LLC and FTAC Olympus Advisors, LLC (collectively, the “Sponsor”) and the Company’s officers and directors (the “Insiders”) have agreed to vote their Founder Shares (as defined in Note 6), the Class A ordinary shares included in the Placement Units (the “Placement Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Insiders have agreed (a) to waive their redemption rights with respect to their Founder Shares, Placement Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100%

of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to the other provisions relating to shareholders’ rights or pre-business combination activity, unless the Company provides its public shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment.
The Company will have until August 28, 2022 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s shareholders and board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Insiders have agreed to waive their liquidation rights with respect to their Founder Shares and Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Insiders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The representatives of the underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, FTAC Olympus Sponsor, LLC has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, FTAC Olympus Sponsor, LLC will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that FTAC Olympus Sponsor, LLC will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of ordinary shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).
In connection with the audit of the Company’s financial statements as of and for the period ended December 31, 2020, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.
As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.
The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash. The table below summarizes the changes to the previously issued financial information.
	As Previously Reported	Adjustments	As Restated
Balance sheet as of August 28, 2020 (audited)
Warrant Liabilities	$—	$42,957,966	$42,957,966
Total Liabilities	30,038,556	42,957,966	72,996,522
Class A Ordinary Shares Subject to Possible Redemption	721,047,750	(42,957,966)	678,089,784
Class A Ordinary Shares	507	429	936
Additional Paid-in Capital	5,002,305	2,540,939	7,543,244
Accumulated Deficit	(5,015)	(2,541,368)	(2,546,383)
Shareholders’ Equity	5,000,008	—	5,000,008
Number of shares subject to redemption	72,104,775	(4,295,797)	67,808,978
	As Previously Reported	Adjustments	As Restated
Balance sheet as of September 30, 2020 (unaudited)
Warrant Liabilities	$—	$43,739,664	$43,739,664
Total Liabilities	30,306,708	43,739,664	74,046,372
Class A Ordinary Shares Subject to Possible Redemption	725,421,970	(43,739,664)	681,682,306
Class A Ordinary Shares	510	437	947
Additional Paid-in Capital	5,087,486	3,058,560	8,146,046
Accumulated Deficit	(89,928)	(3,058,997)	(3,148,925)

	As Previously Reported	Adjustments	As Restated
Shareholders’ Equity	5,000,009	—	5,000,009
Number of shares subject to redemption	72,542,197	(4,373,966)	68,168,231
Balance sheet as of December 31, 2020 (audited)
Warrant Liabilities	$—	$49,174,771	$49,174,771
Total Liabilities	30,404,648	49,174,771	79,579,419
Class A Ordinary Shares Subject to Possible Redemption	724,852,470	(49,174,771)	675,677,699
Class A Ordinary Shares	516	492	1,008
Additional Paid-in Capital	5,656,980	8,493,612	14,150,592
Accumulated Deficit	(659,436)	(8,494,104)	(9,153,540)
Shareholders’ Equity	5,000,001	—	5,000,001
Number of shares subject to redemption	72,485,247	(4,917,477)	67,567,770
Three Months Ended September 30, 2020 (unaudited)
Change in fair value of warrant liabilities	—	(517,629)	(517,629)
Offering costs associated with warrants recorded as liabilities	—	(2,541,368)	(2,541,368)
Net loss	(84,913)	(3,058,997)	(3,143,910)
Weighted average shares outstanding of Class A redeemable ordinary shares	75,115,000	—	75,115,000
Basic and diluted net loss per share, Class A redeemable ordinary shares	0.00	0.00	0.00
Weighted average shares outstanding of Class A and B non-redeemable ordinary shares	20,089,849	—	20,089,849
Basic and diluted net loss per share, Class A and Class B non-redeemable ordinary shares	(0.00)	(0.16)	(0.16)
Period from June 2, 2020 (inception) to September 30, 2020 (unaudited)
Change in fair value of warrant liabilities	—	(517,629)	(517,629)
Offering costs associated with warrants recorded as liabilities	—	(2,541,368)	(2,541,368)
Net loss	(89,928)	(3,058,997)	(3,148,925)
Weighted average shares outstanding of Class A redeemable ordinary shares	75,115,000	—	75,115,000
Basic and diluted net loss per share, Class A redeemable ordinary shares	0.00	0.00	0.00
Weighted average shares outstanding of Class A and B non-redeemable ordinary shares	19,897,156	—	19,897,156
Basic and diluted net loss per share, Class A and Class B non-redeemable ordinary shares	(0.00)	(0.16)	(0.16)

	As Previously Reported	Adjustments	As Restated
Period from June 2, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liabilities	—	(5,952,736)	(5,952,736)
Offering costs associated with warrants recorded as liabilities	—	(2,541,368)	(2,541,368)
Net loss	(659,436)	(8,494,104)	(9,153,540)
Weighted average shares outstanding of Class A redeemable ordinary shares	75,376,489	—	75,376,489
Basic and diluted net loss per share, Class A redeemable ordinary shares	0.00	0.00	0.00
Weighted average shares outstanding of Class A and B non-redeemable ordinary shares	20,766,410	—	20,766,410
Basic and diluted net loss per share, Class A and Class B non-redeemable ordinary shares	(0.03)	(0.41)	(0.44)
Cash Flow Statement for the period ended September 30, 2020 (unaudited)
Net loss	(89,928)	(3,058,997)	(3,148,925)
Change in fair value of warrant liabilities	—	517,629	517,629
Transaction costs allocable to warrant liabilities	—	2,541,368	2,541,368
Initial value of Class A ordinary shares subject to possible redemption	725,506,890	(43,222,035)	682,284,855
Change in value of Class A ordinary shares subject to possible redemption	(84,920)	—	(84,920)
Cash Flow Statement for the period ended December 31, 2020 (audited)
Net loss	(659,436)	(8,494,104)	(9,153,540)
Change in fair value of warrant liabilities	—	5,952,736	5,952,736
Transaction costs allocable to warrant liabilities	—	2,541,368	2,541,368
Initial value of Class A ordinary shares subject to possible redemption	725,506,890	(43,222,035)	682,284,855
Change in value of Class A ordinary shares subject to possible redemption	(654,420)	(5,952,736)	(6,607,156)
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Marketable Securities Held in Trust Account
At December 31, 2020, the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury Securities.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees, and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expenses as incurred, presented as non-operating expenses in the as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $2.5 million is included in the offering costs associated with warrants recorded as liabilities in the statement of operations and $43.4 million is included in the shareholders’ equity.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities

from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a derivative liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Public Warrants was initially measured using a binomial / lattice model with subsequent periods measured at the trading price, whereas the Private Placement Warrants were initially and subsequently measured using the Black-Scholes Option Pricing Model. (see Note 11). In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the statement of operations as incurred.
Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 67,567,770 ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Loss Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the partial exercise of the over-allotment option and (iii) the Placement Units since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 25,881,458 shares of Class A ordinary shares in the aggregate.
The Company’s statement of operations includes a presentation of loss per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net income per ordinary share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per ordinary share, basic and diluted, for Class A and Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class A and Class B non-redeemable ordinary shares outstanding for the period. Class A and Class B non-redeemable ordinary shares includes the Founder Shares and the Private Placement Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.
The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):
For the Period from June 2, 2020 (inception) Through December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$25,407
Net Earnings	$25,407
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	75,376,489
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$—
Non-Redeemable Class A and B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(9,153,540)
Redeemable Net Earnings	$(25,407)
Non-Redeemable Net Loss	$(9,178,947)
Denominator: Weighted Average Non-Redeemable Class A and B Ordinary Shares
Non-Redeemable Class A and B Ordinary Shares, Basic and Diluted	20,766,410
Loss/Basic and Diluted Non-Redeemable Class A and B Ordinary Shares	$(0.44)

Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s ordinary shareholders.
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The weighted average non-redeemable ordinary shares for the period ended December 31, 2020 includes the effect of 2,170,000 Private Units, which were issued in conjunction with the initial public offering on August 28, 2020.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature. As of December 31, 2020, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of marketable securities held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less. The fair value for trading securities is determined using quoted market prices in active markets.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s financial statements.
NOTE 4 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 75,474,376 Units, which includes the partial exercise by the underwriters of their over-allotment option on September 23, 2020 in the amount of 474,376 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 5 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, FTAC Olympus Sponsor, LLC purchased an aggregate of 2,170,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $21,700,000. Each Placement Unit consists of one Placement Share and one-third of one redeemable warrant (“Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will be worthless.

NOTE 6 — RELATED PARTY TRANSACTIONS
Founder Shares
In June 2020, the Sponsor purchased 8,845,000 Class B ordinary shares (the “Founder Shares”) for an aggregate price of $25,000. In August 2020, the Company effected a share capitalization pursuant to which the Company issued an additional 13,260,000 ordinary shares, resulting in a total of 22,105,000 Founder Shares issued and outstanding. The Founder Shares included up to 2,812,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares will represent 20% of the aggregate Founder Shares, Private Shares and issued and outstanding Public Shares after the Initial Public Offering. On September 23, 2020, in connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 2,693,906 Founder Shares were forfeited and 118,594 Founder Shares are no longer subject to forfeiture. As a result, at December 31, 2020, there are 19,411,094 Founder Shares outstanding.
The Insiders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares (i) with respect to 25% of such shares, until consummation of a Business Combination, (ii) with respect to 25% of such shares, when the closing price of the Class A ordinary shares exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 25% of such shares, when the closing price of the Class A ordinary shares exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, and (iv) with respect to 25% of such shares, when the closing price of the Class A ordinary shares exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Promissory Note — Related Party
On June 17, 2020, FTAC Olympus Sponsor, LLC agreed to loan the Company an aggregate of up to $500,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. Outstanding balances of $300,000 under the Promissory Note were repaid upon the closing of the Initial Public Offering on August 28, 2020. On September 1, 2020, the Company repaid the $5,000 outstanding balance under the Promissory Note.
Administrative Support Agreement
The Company entered into an agreement, commencing on August 25, 2020 through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate of the Sponsor a total of $25,000 per month for office space, administrative and shared personnel support services. For the period from June 2, 2020 (inception) through December 31, 2020, the Company incurred and paid $100,000 in fees for these services.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working

Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Placement Units. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 7 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on August 25, 2020, the holders of the Founder Shares, Placement Units (including securities contained therein) and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights to require the Company to register a sale of any securities held by them (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $15,000,000 in the aggregate. In addition, the representatives of the underwriters are entitled to a deferred fee of $30,284,626. The deferred fee will become payable to the representatives from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 8 — SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 10,076,606 Class A ordinary shares issued and outstanding, excluding 67,567,770 Class A ordinary shares subject to possible redemption.
Class B Ordinary shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 19,411,094 Class B ordinary shares issued and outstanding.
Holders of Class B ordinary shares will vote on the appointment of directors prior to the consummation of a Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares outstanding upon the completion of the Initial Public Offering and the private placement plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent shares and warrants underlying units issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
NOTE 9 — WARRANT LIABILITIES
Warrants — At December 31, 2020, there were 25,158,125 Public Warrants and 723,333 Private Warrants issued and outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a warrant unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is given to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants for Class A Ordinary Shares when the price per Class A ordinary share equals or exceeds $10.00.   Commencing ninety days after the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted for share sub-divisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders;

•
if, and only if, the Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•
if , and only if, there is an effective registration statement covering the issuance of Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company and in the case of any such issuance to the Insiders or their affiliates, without taking into account any Founder Shares held by the Insiders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 10 — FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2020, assets held in the Trust Account were comprised of $754,769,167 in money market funds which are invested primarily in U.S. Treasury Securities. Through December 31, 2020, the Company did not withdraw any interest earned on the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2020
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$754,769,167
Liabilities:
Warrant Liabilities – Public Warrants	1	$47,800,438
Warrant Liabilities – Private Placement Warrants	3	$1,374,333
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.
The Private Warrants were initially valued using a binomial /lattice model. The Private Warrants are considered to be a Level 3 fair value measurements due to the use of unobservable inputs. The binomial / lattice model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the ordinary shares. The expected volatility as of the IPO date was derived from the historical volatilities of comparable companies for a potential merger target as represented by firms in the Russell 3000 Index. A binomial / lattice model was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, including December 31, 2020, the closing price of the public warrants was used as the fair value as of each relevant date.

The key inputs into the binomial/lattice model for the Private Warrants and the Public Warrants were as follows at initial measurement and September 30, 2020 and for the Private Warrants at December 31, 2020:
Input	August 28, 2020 (Initial Measurement)	September 30, 2020	December 31, 2020
Risk-free interest rate	0.3%	0.3%	0.4%
Expected term (years)	5.3	5.3	5.3
Expected volatility	35.0%	35.0%	31.4%
Dividend yield	0.0%	0.0%	0.0%
Exercise price	$11.50	$11.50	$11.50
Asset Price	$9.39	$9.44	$10.30
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Initial measurement on August 28, 2020	$1,207,966	$41,750,000	$42,957,966
Initial measurement on September 23, 2020 Over-Allotment	—	264,069	264,069
Change in valuation inputs or other assumptions	166,367	5,786,369	5,952,736
Fair value as of December 31, 2020	$1,374,333	$47,800,438	$49,174,771
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from June 2, 2020 (inception) through December 31, 2020 other than the transfer of the Public Warrants from Level 3 to Level 1.
NOTE 11 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than described below and in Note 2 (Restatement), that would have required adjustment or disclosure in the financial statements.
On February 3, 2021, the Company entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) by and among FTOC, New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”) and Payoneer Inc., a Delaware corporation (“Payoneer”, and together with us, New Starship and the Merger Subs, the “Parties”).
Pursuant to the Reorganization Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing (as defined in the Reorganization Agreement), (i) First Merger Sub will merge with and into the Company (the “FTOC Merger”), with the Company surviving as a direct wholly owned subsidiary of New Starship and (ii) immediately thereafter, Second Merger Sub will merge with and into Payoneer (the “Payoneer Merger” and, together with the FTOC Merger, the “Mergers”) with Payoneer surviving as a direct wholly owned subsidiary of New Starship (the transactions contemplated by the Reorganization Agreement, the “Reorganization”).
The Reorganization Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Reorganization Agreement.

FTAC OLYMPUS ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets
Cash	$4,003,154	$5,102,368
Prepaid expense and other current assets	382,966	385,584
Total Current Assets	4,386,120	5,487,952
Marketable securities held in Trust Account	754,787,779	754,769,167
TOTAL ASSETS	$759,173,899	$760,257,119
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued expenses	$2,132,976	$120,022
Warrant liabilities	55,127,505	49,174,771
Deferred underwriting fee payable	30,284,626	30,284,626
Total Liabilities	87,545,107	79,579,419
Commitments and Contingencies (Note 7)
Ordinary shares subject to possible redemption, 66,662,879 and 67,567,770 shares at $10.00 per share redemption value at March 31, 2021 and December 31, 2020, respectively	666,628,790	675,677,699
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 10,981,497 and 10,076,606 shares issued and outstanding (excluding 66,662,879 and 67,567,770 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	1,099	1,008
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 19,411,094 shares issued and outstanding at March 31, 2021 and December 31, 2020	1,941	1,941
Additional paid-in capital	23,199,410	14,150,592
Accumulated deficit	(18,202,448)	(9,153,540)
Total Shareholders’ Equity	5,000,002	5,000,001
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$759,173,899	$760,257,119
The accompanying notes are an integral part of these unaudited condensed financial statements.

FTAC OLYMPUS ACQUISITION CORP.
CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)
Operating costs	$3,039,786
General and administrative expenses – related party	75,000
Loss from operations	(3,114,786)
Other income (expense):
Change in fair value of warrant liabilities	(5,952,734)
Interest earned on marketable securities held in Trust Account	18,612
Other income (expense), net	(5,934,122)
Net loss	$(9,048,908)
Weighted average shares outstanding of Class A redeemable ordinary shares	75,474,376
Basic and diluted net income per share, Class A redeemable ordinary shares	$0.00
Weighted average shares outstanding of Class A and Class B non-redeemable ordinary shares	21,581,094
Basic and diluted net loss per share, Class A and Class B non-redeemable ordinary shares	$(0.42)
The accompanying notes are an integral part of these unaudited condensed financial statements.

FTAC OLYMPUS ACQUISITION CORP.
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	10,076,606	$1,008	19,411,094	$1,941	$14,150,592	$(9,153,540)	$5,000,001
Change in value of Class A ordinary shares subject to redemption	904,891	91	—	—	9,048,818	—	9,048,909
Net loss	—	—	—	—	—	(9,048,908)	(9,048,908)
Balance – March 31, 2021	10,981,497	$1,099	19,411,094	$1,941	$23,199,410	$(18,202,448)	$5,000,002
The accompanying notes are an integral part of these unaudited condensed financial statements.

FTAC OLYMPUS ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(9,048,908)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(18,612)
Change in fair value of warrant liabilities	5,952,734
Changes in operating assets and liabilities:
Prepaid expenses	2,618
Accrued expenses	2,012,954
Net cash used in operating activities	(1,099,214)
Cash Flows from Investing Activities:
Net cash used in investing activities	—
Cash Flows from Financing Activities:
Net cash provided by financing activities	—
Net Change in Cash	(1,099,214)
Cash – Beginning	5,102,368
Cash – End	$4,003,154
Non-Cash Investing and Financing Activities:
Change in value of Class A ordinary shares subject to possible redemption	$(9,048,909)
The accompanying notes are an integral part of these unaudited condensed financial statements.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 1 — Description of Organization and Business Operations
FTAC Olympus Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 2, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2021, the Company had not commenced any operations. All activity through March 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, since its Initial Public Offering, identifying a target company for a Business Combination and the potential acquisition, as more fully described in Note 6. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on August 25, 2020. On August 28, 2020, the Company consummated the Initial Public Offering of 75,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $750,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 2,170,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to FTAC Olympus Sponsor, LLC, generating gross proceeds of $21,700,000, which is described in Note 4. The managers of FTAC Olympus Sponsor, LLC are Betsy Z. Cohen and Ryan M. Gilbert.
On September 23, 2020, the underwriters partially exercised their over-allotment option, resulting in the sale of an additional 474,379 Units for total gross proceeds of $4,743,760. A total of $4,743,760 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $754,743,760.
Transaction costs charged to equity amounted to $45,956,853, consisting of $15,000,000 of underwriting fees, $30,284,626 of deferred underwriting fees and $672,227 of other offering costs.
Following the Initial Public Offering, the exercise of the over-allotment option and the sale of the Placement Units, a total of $754,743,760 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete a Business Combination by August 28, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity and (iii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations, if the Company is unable to complete an initial Business Combination within the Combination Period or upon any earlier liquidation of the Company.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 1 — Description of Organization and Business Operations (continued)
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the representatives on behalf of the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, FTAC Olympus Sponsor, LLC and FTAC Olympus Advisors, LLC (collectively, the “Sponsor”) and the Company’s officers and directors (the “Insiders”) have agreed to vote their Founder Shares (as defined in Note 5), the Class A ordinary shares included in the Placement Units (the “Placement Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 1 — Description of Organization and Business Operations (continued)
be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Insiders have agreed (a) to waive their redemption rights with respect to their Founder Shares, Placement Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to the other provisions relating to shareholders’ rights or pre-business combination activity, unless the Company provides its public shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment.
The Company will have until August 28, 2022 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s shareholders and board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Insiders have agreed to waive their liquidation rights with respect to their Founder Shares and Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Insiders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The representatives of the underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, FTAC Olympus Sponsor, LLC has agreed to be liable to the Company if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 1 — Description of Organization and Business Operations (continued)
a third party, FTAC Olympus Sponsor, LLC will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that FTAC Olympus Sponsor, LLC will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 7, 2021, which contains the audited financial statements and notes thereto. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 2 — Summary of Significant Accounting Policies (continued)
growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
One of the more significant accounting estimates included in these unaudited condensed financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.
Marketable Securities Held in Trust Account
At March 31, 2021 and December 31, 2020, the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury Securities.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a derivative liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 2 — Summary of Significant Accounting Policies (continued)
on the statements of operations. The fair value of the Public Warrants was initially measured using a binomial / lattice model with subsequent periods measured at the trading price, whereas the Private Placement Warrants were initially and subsequently measured using the Black-Scholes Option Pricing Model. (see Note 8). In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the statement of operations as incurred.
Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the partial exercise of the over-allotment option and (iii) the Placement Units since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 25,881,458 shares of Class A ordinary shares in the aggregate.
The Company’s statement of operations includes a presentation of loss per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net income per ordinary share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 2 — Summary of Significant Accounting Policies (continued)
interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per ordinary share, basic and diluted, for Class A and Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class A and Class B non-redeemable ordinary shares outstanding for the period. Class A and Class B non-redeemable ordinary shares include the Founder Shares and the Placement Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.
The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):
For the Three Months Ended March 31, 2021
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$18,612
Net Earnings	$18,612
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	75,474,376
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$—
Non-Redeemable Class A and B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(9,048,908)
Redeemable Net Earnings	$(18,612)
Non-Redeemable Net Loss	$(9,067,520)
Denominator: Weighted Average Non-Redeemable Class A and B Ordinary Shares
Non-Redeemable Class A and B Ordinary Shares, Basic and Diluted	21,581,094
Loss/Basic and Diluted Non-Redeemable Class A and B Ordinary Shares	$(0.42)

Note: As of March 31, 2021, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s ordinary shareholders.
The weighted average non-redeemable ordinary shares for the three months ended March 31, 2021 includes the effect of 2,170,000 Placement Units, which were issued in conjunction with the initial public offering on August 28, 2020.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 2 — Summary of Significant Accounting Policies (continued)
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s condensed balance sheet, primarily due to their short-term nature. As of March 31, 2021, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of marketable securities held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less. The fair value for trading securities is determined using quoted market prices in active markets.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s unaudited condensed financial statements.
Note 3 — Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 75,474,376 Units, which includes the partial exercise by the underwriters of their over-allotment option on September 23, 2020 in the amount of 474,376 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Private Placement
Simultaneously with the closing of the Initial Public Offering, FTAC Olympus Sponsor, LLC purchased an aggregate of 2,170,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $21,700,000. Each Placement Unit consists of one Placement Share and one-third of one redeemable warrant (“Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will be worthless.
Note 5 — Related Party Transactions
Founder Shares
In June 2020, the Sponsor purchased 8,845,000 Class B ordinary shares (the “Founder Shares”) for an aggregate price of $25,000. In August 2020, the Company effected a share capitalization pursuant to which the Company issued an additional 13,260,000 ordinary shares, resulting in a total of 22,105,000 Founder

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 5 — Related Party Transactions (continued)
Shares issued and outstanding. The Founder Shares included up to 2,812,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares will represent 20% of the aggregate Founder Shares, Placement Shares and issued and outstanding Public Shares after the Initial Public Offering. On September 23, 2020, in connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 2,693,906 Founder Shares were forfeited and 118,594 Founder Shares are no longer subject to forfeiture. As a result, at March 31, 2021, there were 19,411,094 Founder Shares outstanding.
The Insiders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares (i) with respect to 25% of such shares, until consummation of a Business Combination, (ii) with respect to 25% of such shares, when the closing price of the Class A ordinary shares exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 25% of such shares, when the closing price of the Class A ordinary shares exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, and (iv) with respect to 25% of such shares, when the closing price of the Class A ordinary shares exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Promissory Note — Related Party
On June 17, 2020, FTAC Olympus Sponsor, LLC agreed to loan the Company an aggregate of up to $500,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. Outstanding balances of $300,000 under the Promissory Note were repaid upon the closing of the Initial Public Offering on August 28, 2020. On September 1, 2020, the Company repaid the $5,000 outstanding balance under the Promissory Note.
Administrative Support Agreement
The Company entered into an agreement, commencing on August 25, 2020 through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate of the Sponsor a total of $25,000 per month for office space, administrative and shared personnel support services. For the three months ended March 31, 2021, the Company incurred and paid $75,000 in fees for these services.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 5 — Related Party Transactions (continued)
Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Placement Units. As of March 31, 2021 and December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.
Note 6 — Commitments and Contingencies
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or a business combination, the specific impact is not readily determinable as of the date of these financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on August 25, 2020, the holders of the Founder Shares, Placement Units (including securities contained therein) and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights to require the Company to register a sale of any securities held by them (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $15,000,000 in the aggregate. In addition, the representatives of the underwriters are entitled to a deferred fee of $30,284,626. The deferred fee will become payable to the representatives from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Reorganizing Agreement
On February 3, 2021, the Company entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) by and among the Company, New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”) and Payoneer Inc., a Delaware corporation (“Payoneer”, and together with us, New Starship and the Merger Subs, the “Parties”).
Pursuant to the Reorganization Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing (as defined in the Reorganization Agreement), (i) First Merger

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 6 — Commitments and Contingencies (continued)
Sub will merge with and into the Company (the “FTOC Merger”), with the Company surviving as a direct wholly owned subsidiary of New Starship and (ii) immediately thereafter, Second Merger Sub will merge with and into Payoneer (the “Payoneer Merger” and, together with the FTOC Merger, the “Mergers”) with Payoneer surviving as a direct wholly owned subsidiary of New Starship (the transactions contemplated by the Reorganization Agreement, the “Reorganization”).
The Reorganization Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Reorganization Agreement.
Note 7 — Shareholders’ Equity
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 10,981,497 and 10,076,606 Class A ordinary shares respectively issued and outstanding, excluding 66,662,879 and 67,567,770 Class A ordinary shares subject to possible redemption.
Class B Ordinary shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 19,411,094 Class B ordinary shares issued and outstanding.
Holders of Class B ordinary shares will vote on the appointment of directors prior to the consummation of a Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares outstanding upon the completion of the Initial Public Offering and the private placement plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent shares and warrants underlying units issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
Note 8 — Warrants
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 8 — Warrants (continued)
or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. At March 31, 2021 and December 31, 2020, there were 25,881,458 warrants outstanding (25,158,125 Public Warrants and 723,333 Placement Warrants).
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a warrant unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is given to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants for Class A Ordinary Shares when the price per Class A ordinary share equals or exceeds $10.00.   Commencing ninety days after the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares;

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 8 — Warrants (continued)
•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted for share sub-divisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders;

•
if, and only if, the Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the issuance of Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company and in the case of any such issuance to the Insiders or their affiliates, without taking into account any Founder Shares held by the Insiders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and, subject to limited exceptions, be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Note 9 — Fair Value Measurements
At March 31, 2021, assets held in the Trust Account were comprised of $754,787,779 in money market funds which are invested primarily in U.S. Treasury Securities.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 9 — Fair Value Measurements (continued)
or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$754,787,779	$754,769,167
Liabilities:
Warrant liabilities – Public Warrants	1	$53,586,806	$47,800,438
Warrant liabilities – Placement Warrants	3	$1,540,699	$1,374,333
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.
The Placement Warrants were initially valued using a binomial /lattice model. The Placement Warrants are considered to be a Level 3 fair value measurements due to the use of unobservable inputs. The binomial/lattice model’s primary unobservable input utilized in determining the fair value of the Placement Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from the historical volatilities of comparable companies for a potential merger target as represented by firms in the Russell 3000 Index. A binomial/lattice model was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Placement Warrants. For periods subsequent to the detachment of the warrants from the Units, including December 31, 2020 and March 31, 2021, the closing price of the Public Warrants was used as the fair value as of each relevant date.
The key inputs into the binomial/lattice model for the Placement Warrants and the Public Warrants were as follows at March 31, 2021 and December 31, 2020:
Input	March 31, 2021	December 31, 2020
Risk-free interest rate	1.0%	0.4%
Expected term (years)	5.2	5.3
Expected volatility	29.1%	31.4%
Dividend yield	0.0%	0.0%
Exercise price	$11.50	$11.50
Asset price	$10.57	$10.30

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Note 9 — Fair Value Measurements (continued)
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$1,374,333	$47,800,438	$49,174,771
Change in valuation inputs or other assumptions	166,366	5,786,368	5,952,734
Fair value as of March 31, 2021	$1,540,699	$53,586,806	$55,127,505
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from December 31, 2020 through March 31, 2021.
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

234,252,145 Shares
Common Stock
Payoneer Global Inc.
PROSPECTUS
           , 2021
Through and including         , 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
Amount to Be Paid
SEC registration fee	$247,136
Printing and engraving expenses	55,000
Legal fees and expenses	200,000
Accounting fees and expenses	60,000
Miscellaneous	25,000
Total	$587,136

*
To be completed by amendment.

Each of the amounts set forth above, other than the registration fee, is an estimate.
Item 14.   Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.02 of the registrant’s Bylaws provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. The registrant will enter into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s Certificate of Incorporation provides for such limitation of liability.
The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
The registrant expects that any underwriting agreement to be entered into in connection with a resale of the shares, to be filed as Exhibit 1.1 to this registration statement, shall provide for customary indemnification provisions for its directors and officers by the underwriters against certain liabilities.
Item 15.   Recent Sales of Unregistered Securities
Private Placement
In connection with the execution of the Reorganization Agreement, FTOC and the Company entered into Subscription Agreements with PIPE Investors. See the section titled “Summary — Recent

Developments — Business Combination with FTAC Olympus Acquisition Corp. — Private Placement,” above for a more detailed discussion of the private placement.
Item 16.   Exhibits and Financial Statement Schedules
(a)
The following exhibits are filed as part of this registration statement:

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement.
2.1	Agreement and Plan of Reorganization (included as Annex A to the Prospectus filed with the SEC on June 1, 2021).
2.2	Amendment to Agreement and Plan of Reorganization (included as Annex A-1 to the Prospectus filed with the SEC on June 1, 2021).
2.3	Amendment No. 2 to Agreement and Plan of Reorganization (included as Annex A-2 to the Prospectus filed with the SEC on June 1, 2021).
2.4	Amendment No. 3 to Agreement and Plan of Reorganization (included as Annex A-3 to the Prospectus filed with the SEC on June 22, 2021).
3.1	Amended and Restated Certificate of Incorporation of Company (incorporated by reference to Exhibit 3.2 to the Company’s Form S-4 filed with the SEC on February 16, 2021).
3.2	Bylaws for the Company (incorporated by reference to Exhibit 3.3 to the Company’s Form S-4 filed with the SEC on February 16, 2021).
4.1	Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Form S-4 filed with the SEC on May 25, 2021).
4.2	Specimen Warrant Certificate of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Form S-4 filed with the SEC on May 25, 2021).
4.3	Assignment, Assumption and Amendment Agreement, dated as of June 25, 2021, among FTAC Olympus Acquisition Corporation, Payoneer Global, Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.3 to the Company Form 8-K filed with the SEC on July 1, 2021).
4.4	Warrant Agreement, dated August 25, 2020, between Continental Stock Transfer & Trust Company and FTAC Olympus Acquisition Corp (incorporated by reference to Exhibit 4.1 to FTAC Olympus Acquisition Cop. Form 8-K filed on August 28, 2020).
5.1**	Opinion of Davis Polk & Wardwell LLP.
10.1	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.1 to FTAC Olympus Acquisition Corp. Form 8-K filed on February 3, 2021).
10.2	Form of Voting Agreement, by and among FTAC Olympus Acquisition Corporation, Payoneer Inc., and other persons thereto (incorporated by reference to Exhibit 10.2 to FTAC Olympus Acquisition Corp. Form 8-K filed on February 3, 2021).
10.3	Sponsor Share Surrender and Share Restriction Agreement (incorporated by reference to Exhibit 10.3 to FTAC Olympus Acquisition Corp. Form 8-K filed on February 3, 2021).
10.4	Support Agreement (incorporated by reference to Exhibit 10.4 to FTAC Olympus Acquisition Corp. Form 8-K filed on February 3, 2021).
10.5	Form of Lock-up Agreement (incorporated by reference to Exhibit 10.5 to FTAC Olympus Acquisition Corp. Form 8-K filed on February 3, 2021).
10.6	New Payoneer 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to the Company Form 8-K filed with the SEC on July 1, 2021).

Exhibit No.	Description of Exhibit
10.7	New Payoneer 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company Form 8-K filed with the SEC on July 1, 2021).
10.8	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.8 to the Company Form 8-K filed with the SEC on July 1, 2021).
10.9	A&R Registration Rights Agreement (incorporated by reference to Exhibit 10.9 to the Company Form 8-K filed with the SEC on July 1, 2021).
10.10	Employment Agreement with Scott Galit (incorporated by reference to Exhibit 10.10 to the Company Form 8-K filed with the SEC on July 1, 2021).
10.11	Employment Agreement with Michael Levine (incorporated by reference to Exhibit 10.11 to the Company Form 8-K filed with the SEC on July 1, 2021).
10.12	Employment Agreement with Charles Rosenblatt (incorporated by reference to Exhibit 10.12 to the Company Form 8-K filed with the SEC on July 1, 2021).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company Form 8-K filed with the SEC on July 1, 2021).
23.1**	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).
23.2**	Consent of WithumSmith+Brown, PC.
23.3***	Consent of Independent Registered Public Accounting Firm – Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited.
24.1**	Power of Attorney
101.INS **	XBRL Instance Document
101.SCH **	XBRL Taxonomy Extension Schema Document
101.CAL **	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF **	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB **	XBRL Taxonomy Extension Label Linkbase Document
101.PRE **	XBRL Taxonomy Extension Presentation Linkbase Document

*
If applicable, to be filed as an exhibit by post-effective amendment to this registration statement in connection with a specific offering of securities.

**
Previously filed.

***
Filed herewith.

(b)
The following financial statement schedule is filed as part of this registration statement:

Item 17.   Undertakings
The undersigned registrant hereby undertakes:
(a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)   The undersigned registrant hereby undertakes that:
(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of August, 2021.
Payoneer Global Inc.
By:
/s/ Scott Galit

Name:
Scott Galit

Title:
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Scott Galit Scott Galit	Chief Executive Officer and Director (principal executive officer)	August 4, 2021
/s/ Michael Levine Michael Levine	Michael Levine (principal financial officer)	August 4, 2021
/s/ Oded Edri Oded Edri	Oded Edri (principal accounting officer)	August 4, 2021
* Amir Goldman	Director	August 4, 2021
* John C. (Hans) Morris	Director	August 4, 2021
* Avi Zeevi	Director	August 4, 2021
* Christopher (Woody) Marshall	Director	August 4, 2021
Rich Williams	Director	August 4, 2021
Heather Tookes	Director	August 4, 2021
*By:	/s/ Scott Galit Scott Galit (Attorney-in-Fact)